As filed with the U.S. Securities and Exchange Commission on January 28, 2022.

Registration No. 333-261945

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________________________

AMENDMENT NO. 1 to
FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

__________________________________________

HONGLI GROUP INC.

(Exact Name of Registrant as Specified in its Charter)

__________________________________________

Cayman Islands	3569	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Beisanli Street, Economic Development Zone

Changle County, Weifang

Shandong, China 262400

Tel: +86 0536-2185222

(Address, including zip code, and telephone number, including area code, of principal executive offices)

__________________________________________

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

(Name, address including zip code, and telephone number, including area code, of agent for service)

__________________________________________

Copies to:

Arila Zhou, Esq. Anna Wang, Esq. Robinson & Cole LLP Chrysler East Building 666 Third Avenue, 20th Floor New York, NY 10017 Tel: 212-451-2908	Andrew M. Tucker, Esq. Erin Reeves McGinnis, Esq. Nelson Mullins Riley & Scarborough LLP 101 Constitution Ave, NW Washington, DC 20001 Tel: 202-689-2800

__________________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee
Ordinary Shares, par value $[•] per share, sold by the Registrant	[•]	[•]	28,750,000	2,665.13
Total	[•]	[•]	28,750,000	2,665.13	(4)

____________

(1)      Includes [•] Ordinary Shares, par value $0.0001 per share (each, a “Share”, collectively, “Shares”), subject to the underwriter’s option to purchase additional shares.

(2)      Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3)      Includes the offering price of any additional Shares that the underwriter has the option to purchase.

(4)      Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

On [•], we will effectuate a forward split at a ratio of [•] for 1 to increase our authorized capital shares from 500,000,000 Ordinary Shares, par value $0.0001 per share, to [•] Ordinary Shares with a par value of $0.00001 per share (the “2022 Forward Split”). As a result of the 2022 Forward Split, we will have [•] Ordinary Shares issued and outstanding as of [•].

All share numbers, option numbers, derivative security numbers and exercise prices appearing in this registration statement will be adjusted to give effect to the 2022 Forward Split, unless otherwise indicated or unless the context suggests otherwise.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 28, 2022

HONGLI GROUP INC.

[•] Ordinary Shares

This is an initial public offering of our ordinary shares. We are offering on a firm commitment basis our ordinary shares, par value $0.0001 per share (“Ordinary Shares”). Prior to this offering, there has been no public market for our Ordinary Shares. We expect the initial public offering price to be in the range of $[•] to $[•] per Ordinary Share. We will apply to have our Ordinary Shares listed on Nasdaq Capital Market under the symbol “HLP”. However, there can be no assurance that the offering will be closed and our Ordinary Shares will be trading on Nasdaq Capital Market.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. Please read the disclosures beginning on page 21 of this prospectus for more information.

Mr. Jie Liu, our Chief Executive Officer and chairman of the board of directors, currently beneficially owns approximately 97% of our Ordinary Shares. Following the completion of this offering, Mr. Jie Liu will beneficially own approximately [•]% of the aggregate voting power of our outstanding Ordinary Shares and continue to own a controlling interest in us. As such, we will be deemed a “controlled company” within the meaning of the Nasdaq listing standards. However, we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the Nasdaq listing standards. See “Risk Factors” and “Management — Controlled Company.”

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 28 to read about factors you should consider before buying our Ordinary Shares.

We are not a Chinese operating company, but an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct our operations in China through a series of agreements dated April 12, 2021 (the “Contractual Arrangements”), with a variable interest entity, or “VIE”, Shandong Hongli Special Section Tube Co., Ltd., and its subsidiaries, or collectively, “the PRC operating entities”, and this structure involves unique risks to investors. Neither we nor our subsidiaries own any equity interests in the PRC operating entities under the VIE structure.

This prospectus does not constitute, and there will not be, an offering of securities to the public in the Cayman Islands.

	Per share		Total
Initial public offering price(1)	$	[•]	$	[•]
Underwriting discounts and commissions(2)	$	[•]	$	[•]
Proceeds to us, before expenses(3)	$	[•]	$	[•]

____________

(1)      Initial public offering price per share is assumed as $[•] per share, which is the midpoint of the range set forth on the cover page of this prospectus. The table above assumes that the underwriter does not exercise its over-allotment option. For more information, see “Underwriting” in this prospectus.

(2)      We have agreed to pay the underwriters a discount equal to seven percent (7%) for any amount of Ordinary Shares from investors sourced by underwriters and four percent (4%) for any amount of Ordinary Shares from investors sourced by us. See “Underwriting” in this prospectus for more information regarding our arrangements with the underwriter.

(3)      We expect our total cash expenses for this offering (including cash expenses payable to our underwriter for its out-of-pocket expenses) not to exceed $[•], exclusive of the above discounts. For a detailed description of the compensation to be received by the underwriter, see “Underwriting.”

This offering is being conducted on a firm commitment basis. The underwriter is obligated to purchase and pay for all of the Ordinary Shares if any such Ordinary Shares are purchased. We have granted the underwriter an option for a period of 45 days after the effective date of this registration statement to purchase up to 15% of the total number of the Ordinary Shares to be offered by us pursuant to this offering (excluding Ordinary Shares subject to this option), solely for the purpose of covering over-allotments, at the public offering price less the underwriting discounts. If the underwriter exercises the option in full, and assuming an offering price of $[•] per Ordinary Share, which is the midpoint of the range set forth on the cover page of this prospectus, the total gross proceeds to us, before underwriting discounts and expenses, will be $28,750,000.

The underwriter expects to deliver the Ordinary Shares against payment as set forth under “Underwriting,” on or about [•], 2022.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

EF HUTTON

division of Benchmark Investments, LLC

The date of this prospectus is [•]

(Prospectus cover continued on the following page.)

(Prospectus cover continued from preceding page.)

This is an offering of the Ordinary Shares of the offshore holding company, Hongli Group Inc. (“Hongli Cayman”), instead of shares of the VIE or any of the PRC operating entities, therefore, our investors may never directly hold equity interests in the PRC operating entities. You are not investing in the PRC operating entities. Neither we nor our subsidiaries own any share or equity interest in the PRC operating entities. Instead, we consolidate financial results of the VIE as a primary beneficiary through the Contractual Arrangements between our wholly-owned subsidiary entity, Shandong Xiangfeng Heavy Industry Co., Ltd. (“Hongli WFOE”) and Hongli Shandong, the VIE. Though the business of the PRC operating entities is not within any sensitive sector that Chinese law prohibits direct foreign investment in, this VIE structure was selected to avoid the substantial costs and time for regulatory approval to convert the PRC operating entities into wholly foreign owned entities. As a result of Hongli Cayman’s direct ownership in Hongli WFOE and the Contractual Arrangements, we treat the VIE and the VIE’s subsidiaries as our consolidated entities under U.S. GAAP, but we do not own equity interests in the VIE or its subsidiaries. We have consolidated the financial results of the VIE and the VIE’s subsidiaries in our consolidated financial statements in accordance with U.S. GAAP.

As we chose such VIE structure, we are subject to certain unique risks and uncertainties that may not otherwise exist if we had direct equity ownership in the PRC operating entities. Because we do not directly hold equity interests in the VIE and its subsidiaries, our Contractual Arrangements may not be effective in providing control over Hongli Shandong. Further, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to limitations on foreign ownership and regulatory review of overseas listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the Contractual Arrangements. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in our operations and cause the value of our Ordinary Shares to decrease significantly or become worthless. However, as of the date of this prospectus, the agreements under the Contractual Arrangements have not been tested in any courts of law. For a description of the VIE contractual arrangements, see “Our Corporate Structure — Contractual Arrangements between Hongli WFOE and Hongli Shandong.”

See “Risk Factors — We rely on Contractual Arrangements with the VIE and the shareholders of the VIE for our business operations, which may not be as effective as direct ownership in providing operational control”; “Risk Factors — Any failure by the consolidated VIE or their shareholders to perform their obligations under our Contractual Arrangements with them would have a material adverse effect on our business”; “Risk Factors — We may lose the ability to use and enjoy assets held by the VIE that are material to the operation of our business if the entities go bankrupt or become subject to a dissolution or liquidation proceeding”; and “Risk Factors — The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S. exchanges nor for the execution of VIE agreements, however, if the VIE or the holding company were required to obtain approval and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange or continue to offer securities to investors, which could materially affect the interest of the investors and cause the value of our Ordinary Shares to significantly decline or be worthless.”

We are subject to certain legal and operational risks associated with the VIE operations in China through the Contractual Arrangements. Additionally, PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in our operations, significant depreciation of the value of our Ordinary Shares, or a complete hindrance of our ability to offer or continue to offer our securities to investors and cause the value of such securities to significantly decline or be worthless. The Chinese government may intervene or influence the operations of the PRC operating entities at any time and may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in the operations of the PRC operating entities and/or the value of our Ordinary Shares. Further, any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over the use of variable interest entities for overseas listing, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. On December 24, 2021, the CSRC, issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Draft Administrative Provisions”) and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Draft Filing Measures”), collectively, the Draft Rules Regarding Overseas Listings. Though we do not believe that we are directly subject to these regulatory actions or statements because our current business operations are not within the specified regulatory scope above, since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on a U.S. exchange. See “Prospectus Summary — Permission Required from the PRC Authorities for the VIE’s Operation and to Issue Our Ordinary Shares to Foreign Investors”; “Risk Factors — Risks Related to Our Corporate Structure,” “Risk Factors — Risks Related to Doing Business in China” and “Risk Factors — Risks Relating to Our Public Offering and Ownership of Our Ordinary Shares” for more information.

As of the date of this prospectus, no cash transfer or transfer of other assets have occurred between Hongli Cayman, its subsidiaries, the consolidated VIE and the subsidiaries of the VIE. As of the date of this prospectus, none of our subsidiaries, consolidated VIE or the subsidiaries of the VIE have made any dividends or distributions to Hongli Cayman. As of the date of this prospectus, we do not have any U.S. investors, so no dividends or distributions have been made to any U.S. investors. We intend to keep any future earnings to re-invest in and finance the expansion of the business of the PRC operating entities, and we do not anticipate that any cash dividends will be paid in the foreseeable future.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will rely on payments made from Hongli Shandong to Hongli WFOE, pursuant to the Contractual Arrangements between them, and the distribution of such payments to Hongli HK as dividends from Hongli WFOE, unless we receive proceeds from future offerings. Certain payments from Hongli Shandong to Hongli WFOE are subject to PRC taxes, including business taxes and value added tax, or VAT. The PRC government imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. For more details, see “Summary — Dividend Distributions or Transfers of Cash among the Holding Company, Its Subsidiaries, and the Consolidated VIE”, “Summary Consolidated Financial Data,” and “Risk Factors — Risks Related to Doing Business in China — There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

Our Ordinary Shares may be prohibited to trade on a national exchange or “over-the-counter” markets under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditors for three consecutive years beginning in 2021. Our auditor is currently subject to PCAOB inspections and the PCAOB is able to inspect our auditor. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”), which, if signed into law, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. Pursuant to the HFCA Act, the PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC, and (2) Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. Our auditor, RBSM LLP, is headquartered in New York, New York, and has been inspected by the PCAOB on a regular basis. Our auditor is not headquartered in mainland China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination. Notwithstanding the foregoing, in the future, if either there is any regulatory change or step taken by PRC regulators that does not permit RBSM LLP to provide audit decimations located in China or Hong Kong to the PCAOB for inspection or investigation or the PACOB expands the scope of the Determination so that we are subject to the HFCA Act, as the same may be amended, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including trading on the national exchange and trading on “over-the-counter” markets, may be prohibited under the HFCA Act. See “Risk Factors — Our Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors for three consecutive years beginning in 2021. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges or market if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment” for more information.

Please see “Risk Factors” beginning on page 28 of this prospectus from additional information.

Unless specifically described otherwise, as used in this prospectus and in the context of describing our consolidated financial information, the terms “we,” “us,” “our company,” “our”, and “Hongli” refer to Hongli Group Inc., a Cayman Islands holding company, and its subsidiaries, consolidated affiliated entities and the PRC operating entities, as the context requires.

You should rely only on the information contained in this prospectus or in any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free writing prospectus. This prospectus is an offer to sell only the Ordinary Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for Ordinary Shares is made to the public in the Cayman Islands. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Ordinary Shares.

Until [•], 2021 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

COMMONLY USED DEFINED TERMS

•        Unless specifically described otherwise, as used in this prospectus and in the context of describing our consolidated financial information, the terms “we,” “us,” “our company,” “our”, and “Hongli” refer to Hongli Group Inc., a Cayman Islands holding company, and its subsidiaries, consolidated affiliated entities and the PRC operating entities, as the context requires;

•        “Controlling Shareholder” refers to Jie Liu;

•        “CRF” refers to cold roll forming.

•        “CNC” refers to computer number control.

•        “Hongli Cayman” refers to Hongli Group Inc., a Cayman Islands holding company.

•        “Hongli Development” refers to Hongli Development Limited, a British Virgin Islands company.

•        “Hongli Technology” refers to Hongli Technology Limited, a British Virgin Islands company.

•        “Hongli HK” refers to Hongli Hong Kong Limited, a Hong Kong company.

•        “Hongli Shandong” and/or “VIE” refer to Shandong Hongli Special Section Tube Company Limited, a PRC company.

•        “Haozhen Beijing” refers to Beijing Haozhen Heavy Industry Technology Company Limited, a PRC company.

•        “Hongli WFOE” refers to Shandong Xiangfeng Heavy Industry Co., Ltd., a PRC company.

•        “Maituo Shandong” refers to Shandong Maituo Heavy Industry Company Limited, a PRC company.

•        “Haozhen Shandong” refers to Shandong Haozhen Heavy Industry Technology Company Limited, a PRC company.

•        “the PRC operating entities” refers to the VIE, Hongli Shandong, and its subsidiaries.

•        “ROP” refers to a rollover protective structure.

•        “China” and “PRC” refer to the People’s Republic of China, excluding, for the purposes of this prospectus only, Macau, Taiwan and Hong Kong.

•        “shares,” “Shares,” or “Ordinary Shares” are to the ordinary shares of Hongli Group, Inc., par value $0.0001 per share;

•        All references to “RMB,” “yuan” and “Renminbi” are to the legal currency of China, all references to “HKD” is to the legal currency of Hong Kong, and all references to “USD,” and “U.S. dollars” are to the legal currency of the United States.

ii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Ordinary Shares, discussed under “Risk Factors,” before deciding whether to buy our Ordinary Shares.

Overview

We, Hongli Group Inc. (“Hongli Cayman”), are an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct our operations in China through the contractual arrangements (the “Contractual Arrangements”), with Shandong Hongli Special Section Tube Co., Ltd., (“Hongli Shandong”) which is a variable interest entity (the “VIE”), and its subsidiaries, or collectively, “the PRC operating entities”. Neither we nor our subsidiaries own any equity interests in the PRC operating entities.

This is an offering of the Ordinary Shares of the offshore holding company, Hongli Cayman. You are not investing in the PRC operating entities. Instead, we consolidate financial results of Hongli Shandong as primary beneficiary through the Contractual Arrangements. Please see “Prospectus Summary — Corporate Information” for the summary of our corporate structure and the Contractual Arrangements.

Our Corporate Structure

The following chart summarizes our corporate legal structure and identifies our subsidiaries, the VIE and its subsidiaries as of the date of this prospectus.

We are an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct our operations in China through the Contractual Arrangements, with the VIE, Hongli Shandong, and its subsidiaries, or collectively, “the PRC operating entities”. Neither we nor our subsidiaries own any equity interests in the PRC operating entities.

This is an offering of the Ordinary Shares of the offshore holding company, instead of shares of the VIE or any of the PRC operating entities, therefore, our investors may never directly hold equity interests in the PRC operating entities. You are not investing in the PRC operating entities. Neither we nor our subsidiaries own any share or equity interest in the PRC operating entities. Instead, we consolidate financial results of Hongli Shandong as primary beneficiary through the Contractual Arrangements between our wholly-owned subsidiary entity, Shandong Xiangfeng Heavy Industry Co., Ltd. (“Hongli WFOE”) and Hongli Shandong.

Haining Wang
Ronglan Sun
Jie Liu
Yuanqing Liu
100%
30%
30%
40%
Hongli Technology Limited
(British Virgin Islands)
("Hongli Technology")
Hongli Development Limited
(British Virgin Islands)
("Hongli Development")
Public Shareholders
Pre-IPO%/
Post-IPO%
3%/[•]%
97%/[•]%
0/[•]%
Hongli Group Inc.
(Cayman Islands)
("Hongli Cayman")
100%
Hongli Hong Kong Limited
(Hong Kong)
("Hongli HK")
Ronglan Sun
Jie Liu
Yuanqing Liu
30%
30%
40%
Offshore
Onshore
100%
Shandong Xiangfeng Heavy Industry Co., Ltd.
(China)
("Hongli WFOE")
Shandong Hongli Special Section Tube Co., Ltd.
(China)
("Hongli Shandong")
97%
100%
70%
Beijing Haozhen Heavy Industry Technology Co., Ltd.
(China)
("Haozhen Beijing")
Shandong Maituo Heavy Industry Co., Ltd.
(China)
("Maituo Shandong")
Shandong Haozhen Heavy Industry Technology Co., Ltd.
(China)
("Haozhen Shandong")

____________

*        Mr. Yuangqing Liu is the initial founder of the Company and the father of Mr. Jie Liu and Ms. Ronglan Sun is the spouse of Mr. Yuangqing Liu and the mother of Mr. Jie Liu. Mr. Yuangqing Liu and Ms. Ronglan Sun have granted their proxy to Mr. Jie Liu to vote their shares in Hongli Development for all corporate transactions requiring shareholders’ approval and Mr. Jie Liu as such may be deemed to have sole voting and investment discretion with respect to the Ordinary Shares held by Hongli Development.

Contractual Arrangements between Hongli WFOE and Hongli Shandong

Hongli WFOE, a wholly subsidiary of Hongli Cayman, and Hongli Shandong entered into a series of Contractual Arrangements in April 2021. Such Contractual Arrangements consist of a series of three agreements, along with shareholders’ powers of attorney (“POAs”) and irrevocable spousal consent letters. This is a public offering of the ordinary shares of Hongli Cayman. Hongli Shandong, the VIE, and its PRC subsidiaries are the entities conducting the operation in the PRC. Neither Hongli Cayman nor its subsidiaries own any equity interests in the PRC operating entities.

The Contractual Arrangements are designed to allow Hongli Cayman to consolidate Hongli Shandong’s operations and financial results in Hongli Cayman’s financial statements in accordance with U.S. GAAP as the primary beneficiary.

Due to PRC legal restrictions on foreign ownership in certain sectors or other matters, such as telecommunications and the internet, many China-based operating companies had to list on a U.S. exchange through Contractual Arrangements, or a VIE structure, without a direct ownership in main operating entities. However, even though the business of some other China-based operating companies, including Hongli Shandong, is not within any sensitive sector that Chinese law prohibits direct foreign investment in, some China-based operating companies, as well as Hongli Shandong, at the discretion of the management, still selected to utilize such VIE structure to list overseas to avoid the substantial costs and time. If Hongli Shandong had selected to directly list on a U.S. exchange without such Contractual Arrangements, Hongli Shandong would be required to obtain certain regulatory approvals in connection with the conversion of the PRC operating entities into wholly foreign owned entities which would take the Company approximately 3-6 months to complete, without certainty when the conversion would be completed successfully. As a result, management elected to pursue the VIE structure, at which time that the PRC government did not initiate a series of regulatory actions and statements to regulate business operations in China including enhancing supervision over the use of variable interest entities for overseas listing.

Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over the use of variable interest entities for overseas listing, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As we chose such VIE structure, we understand that we are subject to certain risks and uncertainties that may not otherwise exist if we had direct equity ownership in the operating entities. The VIE structure has inherent risks that may affect your investment, including less effectiveness and certainties than direct ownership and potential substantial costs to enforce the terms of the Contractual Arrangements. See “Risk Factors — We rely on contractual arrangements with the VIE and the shareholders of the VIE for our business operations, which may not be as effective as direct ownership in providing operational control.” We, as a Cayman Islands holding company, may have difficulty in enforcing any rights we may have under the Contractual Arrangements with Hongli Shandong, its founders and owners, in PRC because all of our Contractual Arrangements are governed by the PRC laws and provide for the resolution of disputes through arbitration in the PRC, where the legal environment is not as developed as in the United States. See “Risk Factors — Any failure by the consolidated VIE or their shareholders to perform their obligations under our Contractual Arrangements with them would have a material adverse effect on our business.” Furthermore, these Contractual Arrangements may not be enforceable in China if PRC government authorities or courts take a view that such Contractual Arrangements contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. See “Risk Factors — The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S. exchanges nor for the execution of VIE agreements, however, if the VIE or the holding company were required to obtain approval and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange or continue to offer securities to investors, which could materially affect the interest of the investors and cause the value of our Ordinary Shares to significantly decline or be worthless.” In the event we are unable to enforce these Contractual Arrangements, we may not be able to exert effective control over Hongli Shandong, and our ability to conduct our business may be materially and adversely affected. For more information, see “Risk Factors — Risks Related to Our Corporate Structure” and “Risk Factors — Risks Related to Doing Business in China.”

The significant terms of the Contractual Arrangements are as follows:

Exclusive Business Cooperation and Management Agreement

Pursuant to the exclusive business cooperation and management agreement between Hongli WFOE and Hongli Shandong, Hongli WFOE has the exclusive right to provide Hongli Shandong with complete business support, operational management, and technical and consulting services, including all services within the business scope of Hongli Shandong as may be determined from time to time by Hongli WFOE, such as but not limited to technical services, business consultations, and marketing consultancy. Additionally, Hongli WFOE has the full and exclusive right to manage and direct all cash flow and assets of Hongli Shandong and to direct and administrate the financial affairs and daily operation of Hongli Shandong. In exchange, Hongli WFOE is entitled to an annual service fee that equals the audited total amount of the net income of such fiscal year of Hongli Shandong. If Hongli Shandong’s annual net income is zero, Hongli Shandong is not required to pay the service fee. If Hongli Shandong sustained losses in any fiscal year, all such losses will be carried over to the next year and deducted from the service fee of the next year.

The exclusive business cooperation agreement remains in effect, unless terminated pursuant to the agreement or upon the mutual consent of the parties thereto. Hongli Shandong may not unilaterally terminate this agreement unless Hongli WFOE commits gross negligence or a fraudulent act against Hongli Shandong. However, Hongli WFOE has the right to terminate this agreement upon giving 30 days’ prior written notice to Hongli Shandong at any time.

Exclusive Option Agreements

Pursuant to the exclusive option agreement among Hongli HK, Hongli Shandong and the shareholders who collectively own all of Hongli Shandong, such shareholders have jointly and severally granted Hongli HK an option to purchase their equity interests in Hongli Shandong. The purchase price shall be equal to the actual capital contributions paid in the registered capital of Hongli Shandong by the shareholders for the portion of equity interests to be purchased by Hongli HK or the lowest price allowed by the PRC laws and regulations. Hongli HK or its designated person may exercise such option at any time to purchase all or part of the equity interests in Hongli Shandong until it has acquired all equity interests of Hongli Shandong, which is irrevocable during the term of the agreements.

The exclusive call option agreement remains in effect for 10 years, and Hongli HK has the right to extend it for an additional 10 years.

Equity Interest Pledge Agreement

Pursuant to the equity interest pledge agreement among the shareholders who collectively own all of Hongli Shandong, such shareholders have pledged all of the equity interests in Hongli Shandong to Hongli WFOE as collateral to secure the obligations of Hongli Shandong under the exclusive business cooperation and management agreement and the exclusive option agreement. These shareholders are prohibited or may not transfer the pledged equity interests without prior written consent of Hongli WFOE unless transferring the equity interests in accordance with the performance of the exclusive option agreement.

The equity interest pledge agreement shall be terminated upon the full payment of the consulting and service fees under the business cooperation and management agreement and upon the fulfillment of Hongli Shandong’s obligation under the business cooperation and management agreement. Additionally, Hongli WFOE shall cancel or terminate this equity interest pledge agreement as soon as reasonably practicable.

Shareholders’ POAs

Pursuant to the shareholders’ POAs, the shareholders of Hongli Shandong have given Hongli HK or its subsidiary an irrevocable proxy to act on their behalf on all matters pertaining to Hongli Shandong and to exercise all of their rights as shareholders of Hongli Shandong, including the right to attend shareholders meetings, to exercise voting rights and all of the other rights, and to designate and appoint the legal representative, the executive directors and/or director, supervisor, the chief executive officer and other senior management members of Hongli Shandong, and to sign and execute transfer documents and any other documents pursuant to the exclusive option agreement and the equity interest pledge agreement. The POAs shall remain in effect while the shareholders of Hongli Shandong hold the equity interests in Hongli Shandong.

Irrevocable Spousal Consent Letters

Pursuant to the irrevocable spousal consent letters, the spouses of all the shareholders of Hongli Shandong consent to the execution of the exclusive business cooperation and management agreement, equity interest pledge agreement, exclusive option agreement, and the power of attorneys signed by their spouse. The spouses of the shareholders of Hongli Shandong further undertake not to make any assertions in connection with the equity interests of Hongli Shandong held by the shareholders and confirm no authorization or consent will be required from them for the shareholders’ performance of any transaction documents in connection with these agreements. However, if the spouse of any shareholder obtains any equity interest held by the shareholders for any reason, they commit to be bound by these agreements and comply with the obligation of the shareholders of Hongli Shandong thereunder.

Based on the foregoing contractual arrangements, Hongli Cayman is allowed to consolidate Hongli Shandong’s operations and financial results in Hongli Cayman’s financial statements for the periods presented herein as if the current corporate structure (“restructuring” or “reorganization”) had been in existence throughout the periods presented under common control in accordance with Regulation S-X-3A-02 promulgated by the SEC and Accounting Standards Codification (“ASC”) 810-10, Consolidation.

Because we do not directly hold equity interests in Hongli Shandong, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to regulatory review of overseas listing of PRC companies through a special purpose vehicle and the validity and enforcement of the Contractual Arrangements. As of the date hereof, the agreements under the Contractual Arrangements have not been tested in any courts of law. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in our operations and cause the value of Ordinary Shares to decrease significantly or become worthless.

Our Contractual Arrangements may not be effective in providing control over Hongli Shandong. See “Risk Factors — We rely on Contractual Arrangements with the VIE and the shareholders of the VIE for our business operations, which may not be as effective as direct ownership in providing operational control”; “Risk Factors — Any failure by the consolidated VIE or their shareholders to perform their obligations under our Contractual Arrangements with them would have a material adverse effect on our business”; “Risk Factors — We may lose the ability to use and enjoy assets held by the VIE that are material to the operation of our business if the entities go bankrupt or become subject to a dissolution or liquidation proceeding”; “Risk Factors — Because we are a Cayman Islands corporation and a substantial majority of our business is conducted in the PRC, you may be unable to bring an action against us or our officers and directors or to enforce any judgment you may obtain. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China”; and “Risk Factors — The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S. exchanges nor for the execution of VIE agreements, however, if the VIE or the holding company were required to obtain approval and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange or continue to offer securities to investors, which could materially affect the interest of the investors and cause the value of our Ordinary Shares to significantly decline or be worthless.” We may also be subject to sanctions imposed by PRC regulatory agencies including Chinese Securities Regulatory Commission, or CSRC, if we fail to comply with their rules and regulations. See “Risk Factors” on page 28 and “The Offering” on page 23 for more details.

We are subject to certain legal and operational risks associated with the majority of our operations in China through the Contractual Arrangements. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in our operations, significant depreciation of the value of our Ordinary Shares, or a complete hindrance of our ability to offer or continue to offer our securities to investors and cause the value of such securities to significantly decline or be worthless. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over the use of variable interest entities for overseas listing, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Though we do not believe that we are directly subject to these regulatory actions or statements because our current business operations are not within the specified regulatory scope above, since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on a U.S. exchange.

We cannot assure you that the PRC courts or regulatory authorities may not determine that our corporate structure and Contractual Arrangements violate PRC laws, rules or regulations. If the PRC courts or regulatory authorities determine that our Contractual Arrangements are in violation of applicable PRC laws, rules or regulations, our VIE agreements will become invalid or unenforceable, and Hongli Shandong will not be treated as a VIE and we will not be entitled to treat Hongli Shandong’s assets, liabilities and results of operations as our assets, liabilities and results of operations, which could effectively eliminate the assets, revenue and net income of Hongli Shandong from our balance sheet, which would most likely require us to cease conducting our business and would result in the delisting of our Ordinary Shares from Nasdaq Capital Market after this offering and a significant impairment in the market value of our Ordinary Shares. If the VIE structure is determined to be in violation of any existing or future PRC laws, rules or regulations, or if Hongli WFOE or the VIE fails to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities may deal with such violations according to existing or future PRC laws, rules or regulations, including: imposing fines on Hongli WFOE or the VIE, revoking the business and operating licenses of Hongli WFOE or the VIE, discontinuing or restricting the operations of Hongli WFOE or the VIE; imposing conditions or requirements with which we, Hongli WFOE, or Hongli Shandong may not be able to comply; requiring us, Hongli WFOE, or Hongli Shandong to restructure the relevant ownership structure or operations which may significantly impair the rights of the holders of our Ordinary Shares in the equity of the VIE; and restricting or prohibiting our use of the proceeds from our initial public offering to finance our business and operations in China.

Permission Required from the PRC Authorities for the VIE’s Operation and to Issue Our Ordinary Shares to Foreign Investors.

We are currently not required to obtain permission from any of the PRC authorities to operate and issue our Ordinary Shares to foreign investors. In addition, we, our subsidiaries, or the VIE are not required to obtain permission or approval from the PRC authorities for the VIE’s operation, nor have we, our subsidiaries, or the VIE received any denial for the VIE’s operation. Based on the understanding of the current PRC law, rules and regulations, given that

Hongli WFOE was not established by a merger with or an acquisition of any PRC domestic companies as defined under the Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors (“M&A Rules”), we believe that, as of the date of this prospectus, the CSRC’s approval is not required for the listing and trading of our Ordinary Shares on Nasdaq in the context of this offering.

Notwithstanding the foregoing, on December 24, 2021, the CSRC, issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Draft Administrative Provisions”) and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Draft Filing Measures”), collectively, the Draft Rules Regarding Overseas Listings. According to the Draft Rules Regarding Overseas Listings, among other things, after making initial applications with overseas stock markets for initial public offerings or listings, all China-based companies shall file with the CSRC within three working days. The required filing materials with the CSRC include (without limitation): (i) record-filing reports and related undertakings, (ii) compliance certificates, filing or approval documents from the primary regulator of the applicants’ businesses (if applicable), (iii) security assessment opinions issued by related departments (if applicable), (iv) PRC legal opinions, and (v) prospectus. In addition, overseas offerings and listings may be prohibited for such China-based companies when any of the following applies: (1) if the intended securities offerings and listings are specifically prohibited by the laws, regulations or provision of the PRC; (2) if the intended securities offerings and listings may constitute a threat to, or endanger national security as reviewed and determined by competent authorities under the State Council in accordance with laws; (3) if there are material ownership disputes over applicants’ equity interests, major assets, core technologies, or the others; (4) if, in the past three years, applicants’ domestic enterprises or controlling shareholders, de facto controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (5) if, in the past three years, any directors, supervisors, or senior executives of applicants have been subject to administrative punishments for severe violations, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (6) other circumstances as prescribed by the State Council. The Draft Administrative Provisions further stipulate that a fine between RMB 1 million and RMB 10 million may be imposed if an applicant fails to fulfill the filing requirements with the CSRC or conducts an overseas offering or listing in violation of the Draft Rules Regarding Overseas Listings, and in cases of severe violations, a parallel order to suspend relevant businesses or halt operations for rectification may be issued, and relevant business permits or operational license revoked. The Draft Rules Regarding Overseas Listings, if enacted, may subject us to additional compliance requirements in the future, and though we believe that none of the situations that would clearly prohibit overseas listing and offering applies to us, we cannot assure you that we will be able to receive clearance of such filing requirements in a timely manner, or at all.

If the CSRC requires that we obtain its approval prior to the completion of this offering, the offering will be delayed until we have obtained CSRC approval, which may take several months. There is also the possibility that we may not be able to obtain or maintain such approval or that we inadvertently concluded that such approval was not required. If prior CSRC approval was required while we inadvertently concluded that such approval was not required or if applicable laws and regulations or the interpretation of such were modified to require us to obtain the CSRC approval in the future, we may face regulatory actions or other sanctions from the CSRC or other Chinese regulatory authorities. These authorities may impose fines and penalties upon our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China, or take other actions that could have a material adverse effect upon our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our Ordinary Shares. The CSRC or other Chinese regulatory agencies may also take actions requiring us, or making it advisable for us, to terminate this offering prior to closing. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer the Ordinary Shares, causing significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations and cause the Ordinary Shares to significantly decline in value or become worthless. See “Risk Factor — Uncertainties with respect to the PRC legal system could have a material adverse effect on us”; “Risk Factor — Our failure to obtain prior approval of the China Securities Regulatory Commission for the listing and trading of our Ordinary Shares on a foreign stock exchange could delay this offering or could have a material adverse effect upon our business, operating results, reputation and trading price of our Ordinary Shares”; “Risk Factor — Draft rules for

China-based companies seeking for securities offerings in foreign stock markets was released by the CSRC for public consultation. While such rules have not yet come into effect as of the date of this prospectus, the Chinese government may exert more oversight and control over overseas public offerings conducted by China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares to investors and could cause the value of our Ordinary Shares to significantly decline or become worthless”; and “Regulation — Regulation Related to M&A Regulations and Overseas Listings.”

On December 28, 2021, the Cyberspace Administration of China (the “CAC”), together with twelve other government agencies in China, published the Measures for Cybersecurity Review which will become effective on February 15, 2022, which required that any “network platform operator” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. As the PRC operating entities’ business is engaged in cold roll formed steel profile manufacturing in China and do not involve the collection of personal data of at least 1,000,000 users, implicate cybersecurity, we believe that neither we, nor the PRC operating entities are subject to the cybersecurity review of the CAC. See “Risk Factor — In light of recent events indicating greater oversight by the Cyberspace Administration of China over data security, particularly for companies seeking to list on a foreign exchange, though such oversight is not applicable to us, we may be subject to a variety of PRC laws and other obligations regarding data protection and any other rules, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, our listing on the Nasdaq Capital Market, financial condition, results of operations, and the offering.”

East & Concord, our counsel with respect to PRC law searched on the National Enterprise Credit Information Publicity System, which displayed that Hongli Shandong and Hongli WFOE are both legitimately established and validly existing under the laws of the PRC. East & Concord has reviewed the Contractual Arrangements among Hongli WFOE, Hongli Shandong and the shareholders of Hongli Shandong, and advised us that that the agreements and contracts under the Contractual Arrangements are in compliance with the laws and regulations of the PRC currently in effect.

Dividend Distributions or Transfers of Cash among the Holding Company, Its Subsidiaries, and the Consolidated VIE

As of the date of this prospectus, no cash transfer or transfer of other assets have occurred between Hongli Cayman, its subsidiaries, the consolidated VIE and the subsidiaries of the VIE. As of the date of this prospectus, none of our subsidiaries, the consolidated VIE, or the subsidiaries of the VIE have made any dividends or distributions to Hongli Cayman. As of the date of this prospectus, we do not have any U.S. investors, so no dividends or distributions have been made to any U.S. investors.

We intend to keep any future earnings to re-invest in and finance the expansion of the business of the PRC operating entities, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, Hongli HK, unless we receive proceeds from future offerings.

Hongli WFOE’s ability to distribute dividends is based upon its distributable earnings. Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China may also set aside a portion of its after-tax profits to fund an optional employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of shareholders. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through the current Contractual Arrangements, we may be unable to pay dividends on our Ordinary Shares.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%.

In order for us to pay dividends to our shareholders, we will rely on payments made from Hongli Shandong to Hongli WFOE, pursuant to the Contractual Arrangements between them, and the distribution of such payments to Hongli HK as dividends from Hongli WFOE. Certain payments from the VIE, Hongli Shandong, to Hongli WFOE are subject to PRC taxes, including business taxes and VAT.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, Hongli HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Hongli HK intends to apply for the tax resident certificate when Hongli WFOE plans to declare and pay dividends to Hongli HK. See “Risk Factors — Risks Related to Doing Business in China — There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

Further, the proceeds of this offering may be sent back from the holding company to the PRC, and the process for sending such proceeds back to the PRC may be time-consuming after the closing of this offering. We may be unable to use these proceeds to grow the business of the PRC operating entities until the PRC operating entities receive such proceeds in the PRC. Any transfer of funds by the holding company to the PRC operating entities, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration or filing with relevant governmental authorities in China. Any foreign loans procured by the PRC operating entities is required to be registered with China’s State Administration of Foreign Exchange (“SAFE”) or its local branches or satisfy relevant requirements, and the PRC operating entities may not procure loans which exceed the difference between their respective total project investment amount and registered capital or 2 times (which may be varied year by year due to the change of PRC’s national macro-control policy) of the net worth of our PRC subsidiary. According to the relevant PRC regulations on foreign-invested enterprises in China, capital contributions to the PRC operating entities are subject to the approval of or filing with State Administration for Market Regulation in its local branches, the Ministry of Commerce in its local branches and registration with a local bank authorized by SAFE.

We plan to allocate up to 30% of the proceeds of this offering to repay the bank loan to complete Hongli Shandong’s expansion plan, assuming that we successfully consummate this offering, and, further, in the event that we are not able to obtain the bank loan, we will re-allocate up to 30% of the proceeds of this offering to pay for the Yingxuan Assets. For more information and details, see “Business of the PRC Operating Entities — Expansion Plan.” We may be unable to use these proceeds to complete Hongli Shandong’s expansion plan until Hongli Shandong receives such proceeds in the PRC, which might be time-consuming. Therefore, in the event we could not or do not in a timely manner send back the proceeds of the offering to the PRC, Hongli Shandong may fail to meet its payment and other obligations, including its financial covenants and security coverage requirement, which could lead to defaults under such loan agreements or other agreements in connection with the expansion plan. If Hongli Shandong defaults under its loan agreement, Hongli Shandong may have to cash the deposit of its working capital, which could have material impact on business and results of operation, and Hongli Shandong’s ability to continue in business, and cause Hongli Shandong to liquidate, resulting in the total loss of value to our shareholders. See “Risk Factors — We must remit the offering proceeds to China before they may be used to benefit our business in China, the process of which may be time-consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner,” and “Risk Factors — Our indebtedness to lenders and other creditors is significant and if we encounter demands for payment that we cannot meet, it could have adverse consequences for our business and future prospects.”

The PRC operating entities are one of the leading cold roll formed steel profile manufacturers in China with respect to function innovation, performance improvement, and customized manufacturing of the products, according to China Sub-Association for Cold Formed Steel Industries, a professional industrial association. A profile is a specific product designed for a specific use. The PRC operating entities design, customize and manufacture cold roll formed steel profiles for machinery and equipment in a variety of sectors, including but not limited to mining and excavation, construction, agriculture and transportation.

With more than a 20-year operating history, the PRC operating entities have developed customers in more than 30 cities in China and a global network covering South Korea, Japan, the U.S., and Sweden. The customers of the PRC operating entities include large corporations and international enterprises such as Weichai LOVOL Heavy Industry Co. Ltd. (“LOVOL”), SUNGJIN TECH CO., LTD (“South Korean VOLVO”), Shandong Lingong Construction Machinery Co., Ltd. (“SDLG”), and some new customers associated with Katsushiro Machinery Co., Ltd. (“Japan Katsushiro”). Most of the customers have been with the PRC operating entities for an average of 10 years. Most of the main customers of the PRC operating entities increased orders with the PRC operating entities during the fiscal years ended December 31, 2020 and 2019 and for the six months ended June 30, 2021, and based on their new contracts with the PRC operating entities, they will continue to increase their orders in the next 2-3 years.

Innovations of the PRC Operating Entities

The PRC operating entities employ a broad array of manufacturing techniques, most importantly cold roll forming (“CRF”) which is the technique used for manufacturing all their products that differentiates the PRC operating entities from other steel pipe manufacturers that employ alternative forming techniques such as extrusion or pull-trusion. CRF is widely used for applications where precise dimension and mechanical tolerances are required.

CRF reduces the cost of the material and improves the quality of the product in terms of its surface and size, and allows the PRC operating entities to both customize their products in accordance with customers’ request and deliver products with high quality, increased mechanical properties and strength. CRF expands their product applications to a variety of industries that have demands for roll forming profiles with high precision and low processing cost.

In addition to the manufacturing techniques, the PRC operating entities employ deformed flower designing in their product design which enables the visualization of the formation process, and further ensures the high success rate of their research, development, and design. Currently, the PRC operating entities have applied for more than 20 utility patents for this technique, 14 of which have been approved.

Currently, the PRC operating entities are designing and developing a certain type of cross section profile with unequal thickness. Through the changes of thickness of the profile, such cross section profile will be stronger with lighter weight compared to a typical regular cross section profile. The PRC operating entities are preparing the patent application for such technique, which is expected to be widely used in different applications in five years, including but not limited to, lightweight processing of cabs, high-strength fireproof doors, and window and curtain walls.

The following are pictures of some of the profiles of the PRC operating entities as well as a schematic showing the design and manufacturing process.

Facilities and Products of the PRC Operating Entities

Supported by the in-house research and development (“R&D”) team and manufacturing facilities, the PRC operating entities can facilitate their customers’ orders as a “custom-made profile shop” including designing, customizing, manufacturing and delivery.

The PRC operating entities currently have 10 lines of CRF production, 3 units of laser welding coupled with inspection equipment, 3 units for high frequency welding coupled with inspection equipment, 3 units for welding robots, 5 units for 3D laser cutting machines, 3 units for 3D computer number control (“CNC”) bending machines, a hydraulic press, and 2 units of CNC machining and 2D laser cutting machines.

The PRC operating entities manufacture over 2,000 customized roll forming profile products in a broad range of sizes and shapes. The PRC operating entities are specialized in high-end profiles, such as anti-roll cab frame profile and engineering machinery structural parts profile, the application of which includes excavator cabs, pay-loader and other engineering machinery cabs, agricultural machinery cabs and rollover protective structures (each a “ROP”, collectively, “ROPs”), and forklift cabs.

Sales and Marketing

Domestic and international footprints of the PRC operating entities

The PRC operating entities’ customers are mainly concentrated in the Chinese market. The customers of the PRC operating entities are in more than 30 cities in China, covering the major heavy industry machinery and agricultural machinery industry enterprises. The PRC operating entities provide their products directly to, or indirectly to supplier of, some of the world’s leading original equipment manufacturers, such as XCMG, Caterpillar Inc., and Komatsu Ltd. Enterprises like LOVOL and SDLG are the main customers of the PRC operating entities in China. The 3 major customers of the PRC operating entities, LOVOL, South Korean VOLVO and SDLG, in aggregate accounted for approximately $8.8 million, or 79%, and $7.5 million, or 80% of sales for the fiscal years ended December 31, 2020 and 2019, respectively. LOVOL, South Korean VOLVO and SDLG, in aggregate accounted for approximately $7.3 million, or 71%, and $4.0 million, or 83% of sales for the six months ended June 30, 2021 and 2020, respectively. Additionally, the PRC operating entities started to directly and indirectly provide their products to XCMG and Caterpillar Inc. in 2018 and 2017, respectively. For the most recent three years, from 2018 to 2020, the revenues generated from new orders directly to XCMG are approximately $7,963, $27,452, and $29,935, respectively; and the revenues generated from new orders to the supplier of Caterpillar Inc. are approximately $16,233, $49,735 and $40, respectively. For the six months ended June 30, 2021, the revenues generated from new orders directly to XCMG is approximately $112,851. Being a vendor of international customers such as XCMG and Caterpillar Inc. and establishing potential long-term relationships has been one of the focus areas of the marketing and brand building efforts of the PRC operating entities.

As a part of the international expansion and to facilitate the relationship with the existing South Korean customers, Hongli Shandong designated two employees who speak Korean to constantly visit customers in South Korea to assist with logistics, advertisement, collecting or furnishing of information of the services and products of Hongli Shandong. Hongli Shandong also plans to open a new sales office in Wisconsin, U.S. to be supported with two local salesmen to develop local business in the U.S. However, this plan has been delayed or might even be postponed due to the impact of COVID-19, travel restrictions, and the potential market opportunities in the U.S. Management of Hongli Shandong are currently evaluating the feasibility to open a sales office in the U.S. pending the development of COVID-19, travel restrictions, and the potential market opportunities in the U.S. Hongli Shandong currently has one independent contractor who works closely with Hongli Shandong in China to conduct market research and development in the U.S. market and respond to inquiries and quotes from potential U.S. customers. In May 2021, Hongli Shandong received an order from a customer in the U.S., for 600 units of D-shaped cold roll formed tubes. Hongli Shandong also explored the market in Japan in collaboration with Japan Katsushiro, who later purchased from the PRC operating entities through its PRC affiliated entities.

During each of the fiscal years ended December 31, 2020 and 2019, approximately 70% of the sales of the PRC operating entities were sourced from the China market where their manufacturing facilities are located, and approximately 30% of the sales of the PRC operating entities were generated by international customers. For the six months ended June 30, 2021, approximately 72% of the sales of the PRC operating entities were sourced from the China market where their manufacturing facilities are located, and approximately 28% of the sales of the PRC operating entities were generated by international customers.

Expansion Plan

Due to the rapid development of our company in the past several years, the existing plants’ capacities of the PRC operating entities have been unable to meet their customers’ demands, especially their long-term development. In order to develop the business, the VIE, Hongli Shandong has been working to expand its manufacturing capability by (i) purchasing a well-equipped industrial park near its current factory with a parcel of land, four workshops and associated infrastructure; and (ii) purchasing new production facilities for four workshops (“Expansion Plan”).

Market Opportunities and Competition

Pursuant to the industry report issued by Beijing Zhong Jing Shi Ye Consulting Co., Ltd. (“ZJSY”) commissioned by us in April 2021 entitled “Cold Roll Forming Industry in China Market Prospect Analysis and Forecast Report” (the “CRF Industry Report”), the market for cold roll formed steel in China continues to grow. In 2019, the demand scale of the whole industry in China was RMB 182 billion, or approximately $26.33 billion. In 2020, the demand scale of the industry in China increased to RMB 212.4 billion, or approximately $30.78 billion, a year-on-year increase of 16.7%. In the next few years, we expect that the market demand for cold roll formed steel in China will keep growing, and with the expansion of national infrastructure investment, the market demand for cold roll formed steel in downstream buildings, automobiles, bridges, railways, transmission towers, machinery manufacturing and other application fields will gradually expand. Therefore, there is still much room for development of cold roll formed steel in China in the future, and the market is far from saturated.

As demonstrated in the CRF Industry Report, according to the changing trend of China’s cold roll formed steel market scale from 2016 to 2020, it is estimated that the market scale of China’s cold roll formed steel industry will reach about RMB 434.75 billion, or approximately $63.00 billion, in 2025 by forecasting the future growth rate of about 15.5% per annum.

We face competition from international and domestic manufacturers that provide cold roll formed steel profiles to distributors and companies.

Competitive Strengths of the PRC Operating Entities

Solutions provider to customers, committed to one-stop service

The PRC operating entities are committed to offering their customers one-stop service with wide product diversity, high quality and reliability. The PRC operating entities serve as a “custom-made profile shop” for many of their customers. Differentiating from many other suppliers in China who either manufacture very limited profiles, or produce raw material steel, or solely engage in trading profiles, the PRC operating entities have not only an experienced R&D team understanding customers’ needs and specifications but also extensive and diversified manufacturing techniques and facilities to test, design and customize products based on the customers’ demands including bending, cutting, welding, assembling and coating.

Stable customer base

With more than 20 years’ operating history, the PRC operating entities have developed a solid and stable customer base domestically and internationally. Their customers, including large corporations and international enterprises such as South Korea VOLVO, LOVOL, and SDLG, and have developed new customers which are four factories set up by Japanese Katsushiro in China. Most of the customers have been with the PRC operating entities for an average of 10 years and most of the main customers have been increasing their orders with the PRC operating entities.

Deep domain knowledge and industry expertise

The PRC operating entities have gained and developed deep domain knowledge and industry expertise from over 20 years of experience in service and production, which is built into and will continue to contribute to the robust and differentiated capabilities of their products. In addition to the strong support from their in-house R&D, the PRC operating entities collaborate with domestic and foreign universities who provide technique assistance, offer advice and guidance, conduct certain research, and develop innovative techniques based on the PRC operation entities’ demands. The PRC operating entities established the International Academician Workstation (Russia) with Oleg Fatkulin, the academician of Russian Academy of Engineering and his research team, and the school-enterprise cooperative research and development center with Beijing Institute of Technology. Additionally, the PRC operating entities established good cooperative relations with domestic and foreign molding equipment companies. With such support, the PRC operating entities address the continuous innovation demands of their customers.

Diversified market and territory outreach

We believe the PRC operating entities have a diversified customer portfolio and territory outreach to mitigate impact by economic and industry cycles. The PRC operating entities’ customers are in more than 8 industries and 4 countries, and the PRC operating entities are still expanding to new areas, and this gives them protection against recession of one industry or one country.

Rigorous quality control

The PRC operating entities established a comprehensive quality management system, implemented by a quality management system (QMS) in compliance with ISO14001 quality management systems. The PRC operating entities have applied for the IATF16949, which is an international standard for automotive quality management systems. The PRC operating entities apply national standards of product quality testing system to ensure that the products manufactured have a pass rate of 95% to provide their customers with high-quality, highly reliable products.

Experienced and proven management team

Our senior management team, as well as the senior management team of the VIE, Hongli Shandong, has decades of leadership experience in the industrial custom-made profile industry, transportation and logistics and other relevant industrial sectors. Our management team and senior management intend to remain with us in the capacity of officers and/or directors, which will provide helpful continuity in advancing our strategic and growth goals.

Business Strategies of the PRC Operating Entities

The primary objective of the PRC operating entities is to expand their production capacity and customer base. In addition, the PRC operating entities will remain flexible in their product portfolio and intend to increase sale volume in newly developed markets or less competitive markets. At the same time, the PRC operating entities consider their relationship with their existing customers important in sustaining growth in earnings and cash flows from operating activities over various economic cycles. To achieve this objective, the PRC operating entities strive to expand their capacity, improve their cost structure, provide high quality service and products, expand their product offerings and increase their market share.

Expand production capacity of the PRC operating entities

In order to cope with the increase of the orders and expected continuous increase in demand in the future, Hongli Shandong, the VIE, is undertaking an expansion plan to purchase a new manufacturing factory with additional production facilities to expand its production capacity. This will allow the PRC operating entities to produce more products, increase their cost efficiency and profit margin overall, and give them more control and better oversight over their production timeline. For more details about Hongli Shandong’s expansion plan, see “Business of the PRC Operating Entities — Expansion Plan.”

Expand customer base of the PRC operating entities

Our management team, as well as the management team of the PRC operating entities, is focused on expanding market share, which we believe will generate operating leverage and improved financial performance. As a part of the international expansion of the PRC operating entities and to facilitate the relationship with the existing South Korean customers, Hongli Shandong designated two employees who speak Korean to constantly visit customers in South Korea to assist with logistics, advertisement, collecting or furnishing of information of the services and products of Hongli Shandong. Hongli Shandong also plans to open a new sales office in Wisconsin, U.S. to be supported with two local salesmen to develop local business in the U.S. However, this plan has been delayed or might even be postponed due to the impact of COVID-19, travel restrictions, and the potential market opportunities in the U.S. Management of Hongli Shandong are currently evaluating the feasibility to open a sales office in the U.S. pending the development of COVID-19, travel restrictions and the potential market opportunities in the U.S. Hongli Shandong currently has one independent contractor who works closely with Hongli Shandong in China to conduct market research and development in the U.S. market and respond to inquiry and quotes from potential U.S. customers. In May 2021, Hongli Shandong received an order from a customer in the U.S., for 600 units of D-shaped cold roll formed tubes.

Expand the product portfolio the PRC operating entities to be responsive to market conditions

The PRC operating entities seek to maintain flexibility to adjust their product mix and rapidly respond to changing market conditions. While prioritizing their high margin products, the PRC operating entities regularly evaluate their product portfolio to ensure that their offerings are responsive to prevailing market conditions. The PRC operating entities expect to see an increase in the sales volume of their construction machinery parts in the construction industry in the face of the domestic market trends to replace aluminum profiles for fire protection by steel structure curtain walls. However, the Chinese market for steel structure curtain walls is currently dominated by imports. In the near future, it is a part of their business plan to cooperate with architectural design institutes to promote domestic steel structure curtain walls. The PRC operating entities have been keeping interested customers in contact and expect to see an increase in their related annual sales in connection with the construction machinery parts. The PRC operating entities will continue to assess and pursue opportunities to utilize, optimize and grow production capacity to capitalize on market opportunities.

Focus on efficient manufacturing and cost management

The PRC operating entities strive for continued operational excellence with the goal of providing high-quality products at competitive prices. The PRC operating entities plan to introduce single minute exchange of dies (“SMED”) to replace or supplement their laser welding at the beginning of 2022. SMED is a tool used in the roll forming manufacture to equip the machines and enable rapid and efficient adjustment of the machines to different manufacture process, or changeover, which can substantially reduce the raw material waste and reduce the adjustment frequency. The PRC operating entities also plan to purchase automation equipment to automate the assembly and installation of certain products. The operating personnel of the PRC operating entities continually examine costs and profitability by product, plant and region. Their goal is to maximize operational benchmarks by leveraging skilled manufacturing and supply chain management processes.

Focus on key customer relationships

The PRC operating entities believe that their relationships with key customers provide them with a competitive advantage. Based on each customer’s demands, the PRC operating entities actively engage in the design and development of new profile of each project. They always ensure the quality and delivery of their product provided for their customers. In addition, they maintain close correspondence with their customers to update any new and cost-efficient techniques and adjust the price accordingly, and timely collect customers’ feedback through their sales, quality, and technique staff. It is their mission to continuously improve their equipment, techniques, and production to satisfy their customers’ wide variety of product demands.

Coronavirus (COVID-19) Update

Since early 2020, the epidemic of the novel strain of coronavirus (COVID-19) (the “COVID-19 pandemic”) has spread across China and other countries and has adversely affected businesses and economic activities in the first quarter of 2020 and beyond. The PRC operating entities followed the restrictive measures implemented in China, by suspending onsite operation and having employees work remotely until February 2020, when the PRC operating entities started to gradually resume normal operations. The operation especially international orders of the PRC operating entities were negatively impacted by COVID-19 pandemic, but our total revenues increased by approximately $1.9 million, or 20.07%, to approximately $11.2 million for the year ended December 31, 2020 from approximately $9.3 million for the year ended December 31, 2019. The increase was attributed by the facts that (i) during fiscal year 2020, the PRC operating entities completed the research phase for certain orders placed in 2019 and recognized the revenue when control of the products was transferred to the customers, (ii) the domestic cold roll formed steel market was very active during 2020 despite the COVID-19 pandemic which drove increased domestic orders; and (iii) some of the existing customers of the PRC operating entities increased their orders with the PRC operating entities. As the spread of COVID-19 slows domestically and internationally, the PRC operating entities expect their business be less impacted by COVID-19 as their orders have been growing since December 31, 2020. Our total revenues increased by approximately $5.4 million, or 111.47%, to approximately $10.3 million for the six months ended June 30, 2021 from approximately $4.9 million for the six months ended June 30, 2020. The increase was attributed by the facts that (i) during the six months ended June 30, 2021, the PRC operating entities completed the research phase for certain orders placed in 2020 and recognized revenue when control of the products was transferred to the customers, (ii) the domestic cold roll formed steel market was very active during 2021 despite the COVID-19 pandemic which drove increased domestic orders; and (iii) some of the existing customers increased their orders with the PRC operating entities. The PRC operating entities have resumed their efforts on developing offshore markets including planning to open a sales office in the U.S. However, this plan has been delayed or might even be postponed due to the impact of COVID-19, travel restrictions, and the potential market opportunities in the U.S. Management of Hongli Shandong are currently evaluating the feasibility to open a sales office in the U.S. pending the development of COVID-19, travel restrictions, and the potential market opportunities in the U.S.

Even though the COVID-19 pandemic is currently under control in China, due to the high uncertainty of the evolving situation, we have limited visibility on the full impact brought upon by the COVID-19 pandemic and the related financial impact cannot be estimated at this time. We are monitoring the global outbreak and spread of COVID-19 and taking steps in an effort to identify and mitigate the adverse impacts on, and risks to, our business (including but not limited to our employees, customers, and other business partners) posed by its spread and the governmental and community reactions thereto. We continue to assess and update our business continuity plans in the context of this pandemic, including taking steps in an effort to help keep our workforces healthy and safe. The spread of COVID-19 has caused the PRC operating entities to modify our business practices (including employee travel, employee work locations in certain cases, and cancellation of physical participation in certain meetings, events and conferences), and the PRC operating entities expect to take further actions as may be required or recommended by government authorities or as they determine are in the best interests of their employees, customers and other business partners. The PRC operating entities are also working with their suppliers to understand the existing and future negative impacts, and to take actions in an effort to mitigate such impacts. Due to the speed with which the COVID-19 pandemic is developing, the global breadth of its spread and the range of governmental and community reactions thereto, there is uncertainty around its duration and ultimate impact; therefore, any negative impact on our overall financial and operating results (including without limitation our liquidity) cannot be reasonably estimated at this time, but the pandemic could lead to extended disruption of economic activity and a related impact on our financial and operating results.

Research and Development

The PRC operating entities maintain an internal dedicated engineering and technology team, consisting of design engineers who are responsible for die forming, process engineers who are responsible for production processes, university professors who are responsible for material properties, quality engineers who are responsible for production quality control, technical administrators who are responsible for projection development, and others who are responsible for process technology. As of the date of this prospectus, the team of the PRC operating entities consists of 20 full-time R&D personnel, which accounts for 13% of their employees. The PRC operating entities incurred R&D expenses of $643,958 and $374,086, which is included in selling, general and administrative expenses in the consolidated statements of operations and comprehensive income for the fiscal years ended December 31, 2020 and 2019, respectively. The PRC operating entities incurred R&D expenses of $589,323 and $300,701, which is included in selling, general and administrative expenses in the consolidated statements of operations and comprehensive income for the six months ended June 30, 2021.

In June 2018, the PRC operating entities established a laboratory center, focusing on the research and development of roll forming profiles. The PRC operating entities strive to further develop and improve their forming process by 1) developing more collaborative application products and services to improve the customer’s service experience; 2) updating their processing equipment to meet the personalized needs of enterprise customers; and 3) strengthening the latest theory and technology research of roll forming profile, to promote the technology development of roll forming profile to a higher level.

Intellectual Property

The PRC operating entities regard their trademarks, copyrights, patents, domain names, know-how, proprietary technologies, and similar intellectual property as critical to their success, and they rely on copyright, trademark and patent law in the PRC, as well as confidentiality procedures and contractual provisions with their employees, contractors and others to protect their proprietary rights.

The PRC operating entities currently own 14 registered utility patents, which are valuable assets to the operation of our business.

The intellectual property of the PRC operating entities is subject to risks of theft and other unauthorized use, and their ability to protect their intellectual property from unauthorized use is limited. In addition, the PRC operating entities may be subject to claims that they have infringed the intellectual property rights of others. See “Risk Factors — Risks Relating to the Business of the PRC Operating Entities — The PRC operating entities may not be able to prevent others from unauthorized use of their intellectual property, which could cause a loss of customers, reduce our revenues and harm their competitive position.”

Summary of Risk Factors

Investing in our Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Related to Our Business and Industry.    See “Risk Factors — Related to Our Business and Industry” starting on page 28 of the prospectus.

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

•        The operations of the PRC operating entities rely heavily on their workforce, which is exposed to a wide range of operational hazards typical for the steel-making industry. These hazards arise from working at industrial sites, operating heavy machinery and performing other hazardous activities. See “Risk Factor — Our business of the PRC operating entities involves occupational hazards to their workforce.” on page 28 of this prospectus.

•        The PRC operating entities had 3 major customers. However, there can be no assurance that the PRC operating entities will maintain or improve the relationships with customers who do not have long-term contracts with them. See “Risk Factor — The loss of any of the key customers of the PRC operating entities could reduce our revenues and our profitability.” on page 30 of this prospectus.

•        The PRC operating entities have been dependent upon bank loans and proceeds received from their shareholders’ equity contributions to meet their capital requirements in the past. We cannot assure you that the PRC operating entities will be able to obtain capital in the future to meet their capital requirements for their products development and to maintain operations and improve financial performance. See “Risk Factor — The PRC operating entities will require substantial additional funding in the future. There is no assurance that additional financing will be available to the PRC operating entities.” on page 30 of this prospectus.

•        For effective growth management, the PRC operating entities will be required to continue improving their operations, management, and financial systems and controls. The PRC operating entities’ failure to manage growth effectively may lead to operational and financial inefficiencies, which will have a negative effect on their profitability. See “Risk Factor — The PRC operating entities may encounter working capital shortage, as they may need additional funds to finance the purchase of materials and supplies, development of new products, and hiring of additional employees.” on page 30 of this prospectus.

•        One key to the success of the PRC operating entities is their experienced R&D team which enables them to be a “custom-made profile shop” for their customers. The PRC operating entities compete for qualified personnel with other similar products manufacturing companies. Intense competition for these personnel could cause their compensation costs to increase, which could have a material adverse effect on our results of operations and financial performance. See “Risk Factor — The business of the PRC operating entities is substantially dependent upon their key R&D personnel who possess skills that are valuable in this industry, and the PRC operating entities may have to actively compete for their services.” on page 32 of this prospectus.

•        The PRC operating entities use a variety of chemicals and produce significant emissions in their manufacturing operations. As such, the PRC operating entities are subject to various national and local environmental laws and regulations in China concerning issues such as air emissions, wastewater discharges, and solid waste management and disposal. See “Risk Factor — Environmental regulations impose substantial costs and limitations on the PRC operating entities’ operations.” on page 35 of this prospectus.

Risks Related to Our Corporate Structure.    See “Risk Factors — Risks Related to Our Corporate Structure” on page 37 of the prospectus.

We are also subject to risks and uncertainties related to our corporate structure, including, but not limited to, the following:

•        We have relied and expect to continue to rely on contractual arrangements with the VIE to operate our business. Under the current contractual arrangements, we rely on the performance by the consolidated variable interest entities and their shareholders of their obligations under the contracts to consolidate financial results of the VIE as primary beneficiary. See “Risk Factor — We rely on Contractual Arrangements with the VIE and the shareholders of the VIE for our business operations, which may not be as effective as direct ownership in providing operational control.’’ on page 37 of this prospectus.

•        If the consolidated VIE or its shareholders fail to perform their respective obligations under the Contractual Arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective under PRC laws. See “Risk Factor — Any failure by the consolidated VIE or their shareholders to perform their obligations under our Contractual Arrangements with them would have a material adverse effect on our business.” on page 37 of this prospectus.

•        Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. We may face material and adverse tax consequences if the PRC tax authorities determine that the Contractual Arrangements between Hongli WFOE, the VIE, and the shareholders of the VIE were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust the VIE’s income in the form of a transfer pricing adjustment. See “Risk Factor — Contractual arrangements in relation to the consolidated VIE may be subject to scrutiny by the PRC tax authorities and they may determine that we or the PRC consolidated VIE owe additional taxes, which could negatively affect our financial condition and the value of your investment.” on page 39 of this prospectus.

•        The VIE holds certain assets that are material to the operation of our business, including the use right of industrial land and production facilities. We may lose the ability to use and enjoy assets held by the VIE that are material to the operation of our business if the entities go bankrupt or become subject to a dissolution or liquidation proceeding. See “Risk Factor — We may lose the ability to use and enjoy assets held by the VIE that are material to the operation of our business if the entities go bankrupt or become subject to a dissolution or liquidation proceeding.” on page 39 of this prospectus.

Risks Related to Doing Business in China.    See “Risk Factors — Risks Related to Doing Business in China” starting on page 41 of the prospectus.

Our WFOE and PRC operating entities are based in China, and the PRC operating entities have all of their operations in China, and therefore, we face risks and uncertainties related to doing business in China in general, including, but not limited to, the following:

•        A substantial portion of the operations of the PRC operating entities are conducted in China, and a significant portion of our net revenues are derived from customers where the contracting entity is located in China. Accordingly, our business, financial condition, results of operations, prospects and certain transactions we may undertake may be subject, to a significant extent, to economic, political and legal developments in China. See “Risk Factor — China’s economic, political and social conditions, as well as changes in any government policies, laws and regulations may be quick with little advance notice and could have a material adverse effect on the PRC operating entities’ business and the value of our Ordinary Shares.” from page 42 to 43 of this prospectus.

•        China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. See “Risk Factor — Uncertainties with respect to the PRC legal system could have a material adverse effect on us.” on page 41 of this prospectus.

•        The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. See “Risk Factor — The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S. exchanges nor for the execution of VIE agreements, however, if the VIE or the holding company were required to obtain approval and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange or continue to offer securities to investors, which could materially affect the interest of the investors and cause the value of our Ordinary Shares to significantly decline or be worthless.” from page 43 to 44 of this prospectus.

•        The Chinese government has exercised, and continues to exercise, substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to manufacturing, environmental regulations, land use rights, property and other matters. See “Risk Factor — The Chinese government may intervene or influence our operations at any time, which actions may impact our operations materially and adversely, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and cause the value of our Ordinary Shares to significantly decline or be worthless.” on page 44 of this prospectus.

•        There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business. See “Risk Factor — PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitably.” from page 44 to 45 of this prospectus.

•        All of our assets are located outside of the United States and the proceeds of this offering will primarily be held in banks outside of the United States. In addition, a majority of our directors and officers reside outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe we have violated your rights, either under United States federal or state securities laws or otherwise, or if you have a claim against us. See “Risk Factor — Because we are a Cayman Islands corporation and a substantial majority of our business is conducted in the PRC, you may be unable to bring an action against us or our officers and directors or to enforce any judgment you may obtain. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China.” from page 51 to 52 of this prospectus.

•        Our Ordinary Shares may be prohibited to trade on a national exchange or “over-the-counter” markets under the HFCA Act if the PCAOB is unable to inspect our auditors for three consecutive years beginning in 2021. The PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC, and (2) Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. See “Risk Factor — Our Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors for three consecutive years beginning in 2021. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges or market if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.” from page 41 to 42 of this prospectus.

•        Even though, currently, we are not subject to PRC laws relating to the collection, use, sharing, retention, security, and transfer of confidential and private information, such as personal information and other data, these laws continue to develop, and the PRC government may adopt other rules and restrictions in the future. Non-compliance could result in penalties or other significant legal liabilities. See “Risk Factor — In light of recent events indicating greater oversight by the Cyberspace Administration of China over data security, particularly for companies seeking to list on a foreign exchange, though such oversight is not applicable to us, we may be subject to a variety of PRC laws and other obligations regarding data protection and any other rules, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, our listing on the Nasdaq Capital Market, financial condition, results of operations, and the offering.” from page 54 to 55 of this prospectus.

•        Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities as well as foreign individuals that are deemed as PRC residents for foreign exchange administration purpose) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. See “Risk Factor — PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to acquire PRC companies or to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to distribute profits to us, or otherwise materially and adversely affect us.” on page 55 of this prospectus.

•        We are an exempted company with limited liability incorporated under the laws of the Cayman Islands, we conduct a significant portion of our operations in China and the majority of our assets are located in China. In addition, all of our senior executive officers reside within China for a significant portion of the time and many are PRC nationals. As a result, it may be difficult for our Shareholders to effect service of process upon us or those persons inside mainland China. See “Risk Factor — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China against us based on Hong Kong or other foreign laws, and the ability of U.S. authorities to bring actions in China may also be limited.” on page 56 of this prospectus.

Risks Related to Our Public Offering and Ownership of Our Ordinary Shares.    See “Risk Factors — Risks Related to Our Public Offering and Ownership of Our Ordinary Shares” starting on page 57 of the prospectus.

In addition to the risks described above, we are subject to general risks and uncertainties related to our Ordinary Shares and this offering, including, but not limited to, the following:

•        We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. See “Risk Factor — We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.” on page 57 and 58 of this prospectus.

•        Our management will have broad discretion in the application of the net proceeds from this offering, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our shareholders disagree. See “Risk Factor — We have broad discretion in the use of the net proceeds from our public offering and may not use them effectively.” from page 59 to 60 of this prospectus.

•        We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. See “Risk Factor — We do not intend to pay dividends for the foreseeable future.” on page 60 of this prospectus.

•        The public offering price of our shares is substantially higher than the pro forma net tangible book value per ordinary share of our Ordinary Shares. You will experience immediate and substantial dilution. See “Risk Factor — You will experience immediate and substantial dilution.” on page 60 of this prospectus.

Corporate Information

Our principal executive office is located at Beisanli Street, Economic Development Zone, Changle County, Weifang, Shandong, China 262400. Our telephone number is +86 0536-2185222. Our website is https://www.hlyxgg.com. The information on our website is not part of this prospectus.

Our Corporate History

We are a holding company incorporated on February 9, 2021, under the laws of the Cayman Islands, or Hongli Cayman. We have no substantive operations other than holding all of the issued and outstanding shares of Hongli Hong Kong Limited, or Hongli HK, which was established in Hong Kong on March 5, 2021. Hongli HK is also a holding company holding all of the outstanding equity of Shandong Xiangfeng Heavy Industry Co., Ltd., or Hongli WFOE, which was established on April 8, 2021 under the laws of the PRC.

We conduct our business pursuant to certain contractual arrangements through the VIE, Shandong Hongli Special Section Tube Co., Ltd., or Hongli Shandong, a PRC company, and through its wholly owned subsidiaries, Beijing Haozhen Heavy Industry Technology Co., Ltd., or Beijing Haozhen, a PRC company and Shandong Maituo Heavy Industry Co., Ltd., or Maitou Shandong, a PRC company; and its 70% owned subsidiary Shandong Haozhen Heavy Industry Technology Co., Ltd., or Haozhen Shandong, a PRC company. The VIE commenced our operations under the name Shandong Changle Hongli Steel Tube Co., Ltd. to provide industrial pipes and tubes products. Hongli Shandong was incorporated on September 13, 1999 by Ronglan Sun and Li Liu, who originally held 40% and 60% equity interests in Hongli Shandong, respectively.

On June 20, 2001, Hongli Shandong changed its name to Changle Hongli Steel Tube Co., Ltd.

On March 28, 2005, Hongli Shandong increased its registered capital to RMB 4.8 million, or approximately $0.58 million. Yuanqing Liu, Ronglan Sun, and Li Liu contributed a 40%, 30%, 30% equity interest, respectively. Hongli Shandong changed its name to Shandong Changle Hongli Steel Tube Co., Ltd.

On November 3, 2010, Hongli Shandong increased its registered capital to RMB 5 million, or approximately $0.61 million. Yuanqing Liu, Ronglan Sun, and Jie Liu contributed a 40%, 30%, 30% equity interest, respectively.

On October 28, 2010, Hongli Shandong changed its name to Shandong Hongli Special Section Tube Co., Ltd.

On May 23, 2019, Hongli Shandong established its wholly subsidiary Maituo Shandong. Maituo Shandong engages in production of special-shaped steel pipe, construction machinery processing; mining machinery and agricultural machinery steel, stainless steel and corrosion-resistant alloy, automotive parts steel production, sales; CRF technology research and development and technical services; goods import and export (for projects subject to approval according to law, business activities may be carried out only after approval by relevant departments).

On September 18, 2020, Hongli Shandong and Shengda Technology Co. Ltd, a South Korean company, established Haozhen Shandong. Hongli Shandong owns a 70% equity interest in Haozhen Shandong. Haozhen Shandong engages in metal chain and other metal products manufacturing; metal chain and other metal products sales; metal structure manufacturing; metal structure dales; general parts manufacturing; high-quality special steel materials sales; steel calendering processing (except for items subject to approval according to law, and operating activities independently according to law with business license) permitted items: goods import and export (for items subject to approval according to law, business activities may be carried out only after approval by relevant departments, and the specific business items shall be subject to the approval result).

On February 9, 2021, Hongli Cayman was incorporated in the Cayman Islands. Hongli Cayman issued Ordinary Shares at $0.0001 par value to Hongli Development Limited, or Hongli Development, a British Virgin Islands company, owned by Yuanqing Liu, Jie Liu, and Ronglan Sun, three founders of the Company, and issued Ordinary Shares at $0.0001 par value to Hongli Technology Limited, or Hongli Technology, a British Virgin Islands company, 100% owned by Haining Wang. Hongli Cayman and Hongli HK were established as the holding companies of Hongli WFOE.

We were advised by our PRC counsel that our holding company, its subsidiaries, and the VIE, Hongli Shandong and its subsidiaries, are not required to obtain permission from PRC authorities to list on the U.S. exchange markets, because the PRC operating entities fall outside the sectors subject to key restrictions by the PRC government.

Controlled Company

Prior to the completion of this Offering, and as long as our officers and directors, either individually or in the aggregate, own at least 50% of the voting power of our Company, we are a “controlled company” as defined under Nasdaq Marketplace Rules.

For so as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

•        an exemption from the rule that a majority of our board of directors must be independent directors;

•        an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

•        an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. (See “Risk Factors — Risks Related to Our Corporate Structure — As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.”)

Emerging Growth Company Status

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•        being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Securities and Exchange Commission (“SEC”) filings;

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•        reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.00 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards.

Foreign Private Issuer Status

We are incorporated in the Cayman Islands, and more than 50 percent of our outstanding voting securities are not directly or indirectly held by residents of the United States. Therefore, we are a “foreign private issuer,” as defined in Rule 405 under the Securities Act and Rule 3b-4(c) under the Exchange Act. As a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime.

In addition, as a holding company with no material operations, we consolidate financial results of the PRC operating entities through the Contractual Arrangements. Furthermore, our Ordinary Shares may be prohibited to trade on a national exchange or “over-the-counter” markets under the Holding Foreign Companies Accountable Act (“HFCA Act”) if the PCAOB is unable to inspect our auditors for three consecutive years beginning in 2021. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”), which, if signed into law, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges and on “over-the-counter” markets if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China, and (2) Hong Kong. Our auditor, RBSM LLP, headquartered in New York, NY, is an independent registered public accounting firm with the PCAOB and has been inspected by the PCAOB on a regular basis. The PCAOB currently has access to inspect the working papers of our auditor. RBSM LLP is not identified in this report as a firm subject to the PCAOB’s determination. Notwithstanding the foregoing, in the future, if either there is any regulatory change or step taken by PRC regulators that does not permit RBSM LLP to provide audit decimations located in China or Hong Kong to the PCAOB for inspection or investigation or the PACOB expands the scope of the Determination so that we are subject to the HFCA Act, as the same may be amended, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including on a national exchange and on “over-the-counter” markets, may be prohibited under the HFCA Act. See “Risk Factors — Our Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors for three consecutive years beginning in 2021. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the Holding Foreign Companies Accountable Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges or market if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment” for more information.

THE OFFERING

The Issuer	Hongli Group Inc., a Cayman Islands holding company
Ordinary Shares offered by us	[•] Ordinary Shares
Price per Ordinary Share	We currently estimate that the initial public offering price will be in the range of $[•] to $[•] per Ordinary Share.
Ordinary Shares outstanding prior to completion of this offering	[•] Ordinary Shares
Ordinary Shares outstanding immediately after this offering	[•] Ordinary Shares assuming no exercise of the Underwriter’s over-allotment option [•] Ordinary Shares assuming full exercise of the Underwriter’s over-allotment option
Listing	We will apply to have our Ordinary Shares listed on the Nasdaq Capital Market.
Ticker symbol	“HLP”
Transfer Agent	TranShare Corporation
Use of proceeds

We intend to use the proceeds from this offering to [repay the bank loan] in connection with our Expansion Plan or other usage as determined by our board, purchase new production facilities under the Expansion Plan, conduct product research and development, and for working capital. See “Use of Proceeds” on page 64 for more information.

Lock-up

We and all of our directors and officers and certain shareholders have agreed with the Underwriter, subject to certain exceptions, not to sell, transfer, or dispose of, directly or indirectly, any of our Ordinary Shares or securities convertible into or exercisable or exchangeable for our Ordinary Shares for a period of 180 days after the effective date of this registration statement. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Risk factors

The Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 28 for a discussion of factors to consider before deciding to invest in our Ordinary Shares.

Summary Consolidated Financial Data

The following selected historical statements of operations for the years ended December 31, 2020 and 2019, and balance sheet data as of December 31, 2020 and 2019, have been derived from our audited consolidated financial statements for those periods included elsewhere in this prospectus. The selected historical statements of operations for the six months ended June 30, 2021 and 2020, and the balance sheet data as of June 30, 2021, have been derived from the unaudited consolidated condensed financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read this data together with our consolidated financial statements and related notes appearing elsewhere in this prospectus as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in the prospectus.

Selected Statements of Operations Information:

	For the Fiscal Year Ended December 31, 2020	For the Fiscal Year Ended December 31, 2019
Revenue	$11,158,820	$9,293,364
Gross profit	$4,452,517	$3,991,919
Operating expenses	$1,983,013	$1,111,197
Income from operations	$2,469,504	$2,880,722
Provision for Income taxes	$239,496	$588,555
Net income	$2,423,941	$2,079,406
	For the Six Months Ended June 30, 2021	For the Six Months Ended June 30, 2020
Revenue	$10,261,131	$4,852,337
Gross profit	$3,497,154	$1,943,890
Operating expenses	$1,508,182	$764,609
Income from operations	$1,988,972	$1,179,281
Provision for Income taxes	$305,381	$158,448
Net income	$1,458,543	$850,895

Selected Balance Sheet Information:

	As of December 31, 2020	As of December 31, 2019
Current assets	$8,623,020	$5,196,194
Total assets	$13,568,456	$9,911,443
Current liabilities	$5,529,076	$4,651,876
Total liabilities	$5,529,076	$4,763,998
Total shareholders’ equity	$8,039,380	$5,147,445
	As of June 30, 2021	As of December 31, 2020
Current assets	$12,023,116	$8,623,020
Total assets	$17,588,492	$13,568,456
Current liabilities	$7,644,414	$5,529,076
Total liabilities	$7,988,333	$5,529,076
Total shareholders’ equity	$9,600,159	$8,039,380

The following tables present selected condensed consolidated statements of income and comprehensive income, and cash flows for the six months ended June 30, 2021, for the years ended December 31, 2020 and 2019, and the selected condensed consolidated balance sheets as of June 30, 2021, December 31, 2020 and 2019, which showing financial information for parent company, Hongli Cayman, its subsidiaries (Hongli HK and Hongli WFOE), VIE and its subsidiaries (Hongli Shandong, Haozhen Beijing, Maituo Shandong and Haozhen Shandong), eliminating entries and consolidated information.

Selected Condensed Consolidated Statements of Income and Comprehensive Income

	For the Six Months Ended June 30, 2021
	Hongli Cayman	Subsidiaries	VIE and Its Subsidiaries	Eliminations	Consolidated
Revenues	$—	$—	$10,261,131	$—	$10,261,131
Income from operations	$—	$—	$1,988,972	$—	$1,988,972
Share of income from subsidiaries	$1,458,543	$—	$—	$(1,458,543)	$—
Share of income from VIE and its subsidiaries	$—	$1,458,543	$—	$(1,458,543)	$—
Net income	$1,458,543	$1,458,543	$1,458,543	$(2,917,086)	$1,458,543
Comprehensive income	$1,560,779	$1,560,779	$1,560,779	$(3,121,558)	$1,560,779
	For the Year Ended December 31, 2020
	Hongli Cayman	Subsidiaries	VIE and Its Subsidiaries	Eliminations	Consolidated
Revenues	$—	$—	$11,158,820	$—	$11,158,820
Income from operations	$—	$—	$2,469,504	$—	$2,469,504
Share of income from subsidiaries	$2,423,941	$—	$—	$(2,423,941)	$—
Share of income from VIE and its subsidiaries	$—	$2,423,941	$—	$(2,423,941)	$—
Net income	$2,423,941	$2,423,941	$2,423,941	$(4,847,882)	$2,423,941
Comprehensive income	$2,891,935	$2,891,935	$2,891,935	$(5,783,870)	$2,891,935
	For the Year Ended December 31, 2019
	Hongli Cayman	Subsidiaries	VIE and Its Subsidiaries	Eliminations	Consolidated
Revenues	$—	$—	$9,293,364	$—	$9,293,364
Income from operations	$—	$—	$2,880,722	$—	$2,880,722
Share of income from subsidiaries	$2,079,406	$—	$—	$(2,079,406)	$—
Share of income from VIE and its subsidiaries	$—	$2,079,406	$—	$(2,079,406)	$—
Net income	$2,079,406	$2,079,406	$2,079,406	$(4,158,812)	$2,079,406
Comprehensive income	$2,026,923	$2,026,923	$2,026,923	$(4,053,846)	$2,026,923

Selected Condensed Consolidated Balance Sheets

	As of June 30, 2021
	Hongli Cayman	Subsidiaries	VIE and Its Subsidiaries	Eliminations	Consolidated
Cash and cash equivalent	$—	$—	$436,718	—	$436,718
Total current assets	$—	$—	$12,023,116	$—	$12,023,116
Investment in subsidiaries	$9,600,159	$—	$—	$(9,600,159)	$—
Equity in the VIE and its subsidiaries through the VIE Agreements	$—	$9,600,159	$—	$(9,600,159)	$—
Total non-current assets	$9,600,159	$9,600,159	$5,565,376	$(19,200,318)	$5,565,376
Total assets	$9,600,159	$9,600,159	$17,588,492	$(19,200,318)	$17,588,492
Total liabilities	$—	$—	$7,988,333	$—	$7,988,333
Total shareholders’ equity	$9,600,159	$9,600,159	$9,600,159	$(19,200,318)	$9,600,159
Total liabilities and shareholders’ equity	$9,600,159	$9,600,159	$17,588,492	$(19,200,318)	$17,588,492
	As of December 31, 2020
	Hongli Cayman	Subsidiaries	VIE and Its Subsidiaries	Eliminations	Consolidated
Cash and cash equivalent	$—	—	$1,434,109	—	$1,434,109
Total current assets	$—	$—	$8,623,020	$—	$8,623,020
Investment in subsidiaries	$8,039,380	$—	$—	$(8,039,380)	$—
Equity in the VIE and its subsidiaries through the VIE Agreements	$—	$8,039,380	$—	$(8,039,380)	$—
Total non-current assets	$8,039,380	$8,039,380	$4,945,436	$(16,078,760)	$4,945,436
Total assets	$8,039,380	$8,039,380	$13,568,456	$(16,078,760)	$13,568,456
Total liabilities	$—	$—	$5,529,076	$—	$5,529,076
Total shareholders’ equity	$8,039,380	$8,039,380	$8,039,380	$(16,078,760)	$8,039,380
Total liabilities and shareholders’ equity	$8,039,380	$8,039,380	$13,568,456	$(16,078,760)	$13,568,456
	As of December 31, 2019
	Hongli Cayman	Subsidiaries	VIE and Its Subsidiaries	Eliminations	Consolidated
Cash and cash equivalent	$—	$—	$280,844	$—	$280,844
Total current assets	$—	$—	$5,196,194	$—	$5,196,194
Investment in subsidiaries	$5,147,445	$—	$—	$(5,147,445)	$—
Equity in the VIE and its subsidiaries through the VIE Agreements	$—	$5,147,445	$—	$(5,147,445)	$—
Total non-current assets	$5,147,445	$5,147,445	$4,715,249	$(10,294,890)	$4,715,249
Total assets	$5,147,445	$5,147,445	$9,911,443	$(10,294,890)	$9,911,443
Total liabilities	$—	$—	$4,763,998	$—	$4,763,998
Total shareholders’ equity	$5,147,445	$5,147,445	$5,147,445	$(10,294,890)	$5,147,445
Total liabilities and shareholders’ equity	$5,147,445	$5,147,445	$9,911,443	$(10,294,890)	$9,911,443

Selected Condensed Consolidated Statements of Cash Flows

	For the Six Months Ended June 30, 2021
	Hongli Cayman	Subsidiaries	VIE and Its Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$—	$(563,418)	$—	$(563,418)
Net cash provided by (used in) investing activities	$—	$—	$(1,095,176)	$—	$(1,095,176)
Net cash provided by financing activities	$—	$—	$645,060	$—	$645,060
	For the Year Ended December 31, 2020
	Hongli Cayman	Subsidiaries	VIE and Its Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$—	$2,764,720	$—	$2,764,720
Net cash provided by (used in) investing activities	$—	$—	$(2,011,864)	$—	$(2,011,864)
Net cash provided by financing activities	$—	$—	$322,579	$—	$322,579
	For the Year Ended December 31, 2019
	Hongli Cayman	Subsidiaries	VIE and Its Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$—	$1,788,640	$—	$1,788,640
Net cash provided by (used in) investing activities	$—	$—	$(1,342,407)	$—	$(1,342,407)
Net cash provided by financing activities	$—	$—	$(625,447)	$—	$(625,447)

The following table shows the roll-forward of investment in subsidiaries, the VIE and its subsidiaries:

Balance, January 1, 2019	$3,120,522
Share of subsidiaries, VIE and its subsidiaries’ comprehensive income	2,026,923
As of December 31, 2019	5,147,445
Share of subsidiaries, VIE and its subsidiaries’ comprehensive income	2,891,935
As of December 31, 2020	8,039,380
Share of subsidiaries, VIE and its subsidiaries’ comprehensive income	1,560,779
As of June 30, 2021	$9,600,159

RISK FACTORS

Before you decide to purchase our Ordinary Shares, you should understand the high degree of risk involved. You should consider carefully the following risks and other information in this prospectus, including our consolidated financial statements and related notes. If any of the following risks actually occur, our business, financial condition and operating results could be adversely affected. As a result, the trading price of our Ordinary Shares could decline, perhaps significantly.

Risks Related to Our Business and Industry

The business of the PRC operating entities involves occupational hazards to their workforce.

The operations of the PRC operating entities rely heavily on their workforce, which is exposed to a wide range of operational hazards typical for the steel-making industry. These hazards arise from working at industrial sites, operating heavy machinery and performing other hazardous activities. Although the PRC operating entities provide their workforce with occupational health and safety training and believe that their safety standards and procedures are adequate, accidents at their sites and facilities have occurred in the past and may occur in the future as a result of unexpected circumstances, failure of employees to follow proper safety procedures, human error or otherwise. If any of these circumstances were to occur in the future, they could result in personal injury, business interruption, possible legal liability, damage to our business reputation and corporate image and, in severe cases, fatalities, any of which could have a material adverse effect on our business, financial condition, results of operations or prospects. The PRC operating entities have general liability and workers compensation insurance to protect them against such risks, but recoveries under the insurance coverage that we obtain in the future, if any, may not fully offset their costs in the event of a claim.

The PRC operating entities may not be able to accurately forecast demand for their products.

The PRC operating entities order raw materials and supplies and plan production based on discussions with their customers and internal forecasts of demand. If they are unable to accurately forecast demand for their products, in terms of both overall volume and specific products, they may experience delayed product shipments and customer dissatisfaction which could have an adverse impact on our business, results of operations and financial condition.

The considerable uncertainty in Chinese economic growth could hurt demand of the products of the PRC operating entities.

While China has grown significantly over the past two decades, the growth rate may decrease due to uncertainties with respect to national structural control along with other factors. If China’s growth rate slows, or even declines, demand for the products of the PRC operating entities might be accordingly decreased. Therefore, the business of the PRC operating entities might be adversely affected by the slowdown in the economic conditions, which would negatively affect sales of their products, operations of our company and our financial condition.

Tariffs could materially have a negative impact on demand of the products of the PRC operating entities.

Import tariffs, other trade barriers and protectionist policies could negatively affect steel prices and the PRC operating entities’ exports to international markets, particularly the United States. Such import barriers adversely affect the PRC operating entities’ business by limiting their access to or competitiveness in foreign steel markets. For example, as the PRC operating entities are currently developing the US market, the PRC operating entities might anticipate a significant increase of cost of goods for their sales if any to the United States as a result from tariffs on steel and steel products imports imposed by the U.S. government. The U.S. government imposed a 25% tariff on steel imports in March 2018 under “Section 232” from nearly all foreign countries. In addition to the Section 232 tariff, the U.S. government has imposed hefty anti-dumping and subsidy countervailing duties on a wide range of steel imports from China. With regard to the PRC operating entities in particular, the Section 232 tariff had a limited effect on their U.S. sales, because the tariffs on their exports to the United States had already reached 25% before 2018. There was no additional tariff on their U.S. exports in respect of the Section 232 tariff or the US-China trade war. However, you should not expect that the PRC operating entities’ sales of products would continue to offset the potential increase in the pricing of the steel products due to any increased tariffs. As a result of increasing costs, the potentially increased pricing by the PRC operating entities could have an adverse effect on their operations and financial conditions and our financial conditions.

The PRC operating entities’ business is also affected by global economic conditions.

As the PRC operating entities profile products are applied to different kinds of machineries and equipment manufactured by enterprises in South Korea, Japan, United States and Sweden, the demands of the machineries and equipment in the world will to a certain extent impact our business. Further, the PRC operating entities offer a broad range of products exported to South Korea, Japan, United States and Sweden, so the business of the PRC operating entities also depend upon factors relating to global economic conditions such as business conditions, interest rates, availability of credit, and applicable taxation in regional and local markets where they sell their products.

Our revenue will decrease if the industries in which the customers of the PRC operating entities operate experience a protracted slowdown.

The products of the PRC operating entities mainly serve as key components in projects and machines operated by their customers which are in a broad range of industries. Therefore, the PRC operating entities are subject to the general changes in economic conditions affecting those industry segments of the economy. If the industry segments in which the customers of the PRC operating entities operate do not grow or if there is a contraction in those industries, demand for the PRC operating entities’ products will decrease. Demand for the PRC operating entities’ products is typically affected by a number of overarching economic factors, including, but not limited to, interest rates, the availability and magnitude of private and governmental investment in infrastructure projects and the health of the overall global economy. If there is a decline in economic activity in China and the other markets in which the PRC operating entities operate or a protracted slowdown in industries on which the PRC operating entities rely for their sales, demand for their products and our revenue will likewise decrease.

The PRC operating entities operate in a competitive industry. If the PRC operating entities are unable to compete successfully, they may lose market share to their competitors.

The domestic market for custom-made profile and related products is highly competitive. The PRC operating entities’ current or potential competitors include major and scaled manufacturers in China and overseas. Some of their competitors may have greater brand recognition, a larger group of customers or vendors, longer operating histories and greater marketing resources than we do. Customers may weight their experience and resources over us in various ways, therefore increasing our competitor’s respective market shares. This competition affects the prices at which the PRC operating entities are able to sell their products, and their ability to retain or attract customers.

You should not expect that the PRC operating entities will be able to compete successfully against current or potential competitors, and such competitive pressures may have a material and adverse effect on our business, financial condition and results of operations. Failure to compete successfully against existing or new competitors may cause the PRC operating entities to lose market share, customers and other business partners.

Any decline in the availability or increase in the cost of raw materials could materially affect our earnings.

The principal raw material used to manufacture the products of the PRC operating entities is steel. The manufacturing operations of the PRC operating entities depend heavily on the availability of raw materials. The availability of raw materials may decline and their prices may fluctuate greatly. During the fiscal years ended December 31, 2020 and 2019, Hongli Shandong, the VIE, purchased a total of approximately $3.7 million and $1.9 million, respectively, of raw materials from Shanghai Wanhe Supply Chain Management Co., Ltd. (“Shanghai Wanhe”), which accounted for approximately 62% and 44% of our raw materials, respectively. For the six months ended June 30, 2021 and 2020, Hongli Shandong, purchased a total of approximately $3.8 million and $1.4 million, respectively, of raw materials from Shanghai Wanhe, which accounted for approximately 60% and 66% of our raw materials, respectively. Hongli Shandong has a procurement framework agreement with Shanghai Wanhe valid until December 31, 2022 or December 31, 2024 if no written dissent to an automatic two-year renewal is received from either party, under which Hongli Shandong may purchase raw materials under specific purchase contracts. Though the PRC operating entities are not dependent on their current suppliers and may be able to find replacement in the market, we cannot assure you that their operations will not be interrupted if their major suppliers are unable or unwilling to provide them with raw materials on terms acceptable to them. This could result in a decrease in profit and damage to our reputation in the industry. In the event the cost of the PRC operating entities’ raw materials increase if they have to use a substitute supplier or even from their existing suppliers, they may not be able to pass these higher costs on to their customers in full or at all. Any increase in the prices for raw materials could materially increase their costs and therefore lower their earnings.

The loss of any of the key customers of the PRC operating entities could reduce our revenues and our profitability.

We consider the major customers of the PRC operating entities in each period to be those customers that accounted for more than 10% of our revenue in such period. The PRC operating entities had 3 major customers, LOVOL, South Korean VOLVO and SDLG, who in aggregate accounted for approximately $8.8 million, or 79%, and $7.5 million, or 80% of sales for the fiscal years ended December 31, 2020 and 2019, respectively. LOVOL, South Korean VOLVO and SDLG in aggregate accounted for approximately $7.3, or 71%, and $4.0 million, or 83% of sales for the six months ended June 30, 2021 and 2020, respectively. All of these major customers have been with the PRC operating entities for an average of 10 years and we consider that their relationship with them are stable and solid. For the materials terms of the agreement between the PRC operating entities and these three major customers, please see “Business of the PRC Operating Entities — Sales and Marketing — Customers of the PRC Operating Entities”

However, there can be no assurance that the PRC operating entities will maintain or improve the relationships with customers who do not have long-term contracts with them. If the PRC operating entities cannot maintain long-term relationships with major customers or replace major customers from period to period with equivalent customers, the loss of such sales could have an adverse effect on our business, financial condition and results of operations.

Our inability to raise capital could have material adverse effect on our financial condition and results of operations.

The VIE, Hongli Shandong, is currently undertaking an expansion plan with an aggregated estimated cost of $29.17 million which will significantly improve its capacity and profit margin as well as its market shares and scale. The PRC operating entities are relying on this offering to raise additional capital to support the expansion plan as well as their research and development. If we cannot raise capital and are unable to execute the business plan of the PRC operating entities successfully, the PRC operating entities may not be able to grow effectively as they expected or satisfy the increased demands from their existing customers, or respond to new orders from potential customers, which could have a material adverse effect on our business, financial conditions and results of operation. For more details about the expansion plan, see “Business of the PRC Operating Entities — Expansion Plan.”

The PRC operating entities will require substantial additional funding in the future. There is no assurance that additional financing will be available to the PRC operating entities.

The PRC operating entities have been dependent upon bank loans and proceeds received from their shareholders’ equity contributions to meet their capital requirements in the past. We cannot assure you that the PRC operating entities will be able to obtain capital in the future to meet their capital requirements for their products development and to maintain operations and improve financial performance. If the PRC operating entities were unable to meet their future funding requirements for working capital and for general business purposes, they could experience operating losses and limit their marketing efforts as well as decrease or eliminate capital expenditures. If so, our operating results, our business results and our financial position would be adversely affected. If adequate additional financing is not available on reasonable terms, the PRC operating entities may not be able to undertake their expansion plan or purchase additional equipment for their operations, and they would have to modify their business plans accordingly.

During any growth, the PRC operating entities may encounter problems related to their operational and financial systems and controls, including quality control and delivery and production capacities.

Any significant growth in the market for the products of the PRC operating entities or their entry into new markets may require additional employees for managerial, operational, financial and other purposes. As of the date of this prospectus, the PRC operating entities have 208 employees. The PRC operating entities would also need to continue to expand, train and manage their employees. Continued future growth will impose significant added responsibilities upon their management to identify, recruit, maintain, integrate, and motivate new employees.

The PRC operating entities may encounter working capital shortage, as they may need additional funds to finance the purchase of materials and supplies, development of new products, and hiring of additional employees.

For effective growth management, the PRC operating entities will be required to continue improving their operations, management, and financial systems and controls. The PRC operating entities’ failure to manage growth effectively may lead to operational and financial inefficiencies, which will have a negative effect on their profitability. We cannot assure investors that the PRC operating entities will be able to timely and effectively meet increased demand and maintain the quality standards required by their existing and potential customers.

Our indebtedness to lenders and other creditors is significant and if we encounter demands for payment that we cannot meet, it could have adverse consequences for our business and future prospects.

As of December 31, 2020, our current assets were approximately $8.6 million, and our current liabilities were approximately $5.5 million. As of December 31, 2019, our current assets were approximately $5.2 million, and our current liabilities were approximately $4.7 million. As of June 30, 2021, our current assets were approximately $12.0 million, and our current liabilities were approximately $7.6 million. Thus, we had positive working capital as of December 31, 2020 and 2019 and as of June 30, 2021.

For the years ended December 31, 2020 and 2019, the PRC operating entities entered into various loan agreements with the banks for an aggregated amount of approximately $3.82 million and $3.94 million, respectively, to facilitate their operations. Interest rates for the loans outstanding during the years ended December 31, 2020 and 2019 range from 4.35% to 8% per annum for both years. For the six months ended June 30, 2021, the PRC operating entities entered into various loan agreements with the banks for an aggregated amount of approximately $3.76 million to facilitate their operations, and the interest rates for the loans outstanding for the six months ended June 30, 2021 range from 4.35% to 8% per annum. All of the bank loans mature within one year. Substantially all outstanding bank loans as of December 31, 2020 and 2019 and as of June 30, 2021 were guaranteed by the family members of Mr. Jie Liu, our CEO, companies owned by those family members, and certain third-party companies.

Additionally, Hongli Shandong is currently in negotiation with Bank of Weifang, a local bank, for a loan in connection with its Expansion Plan with a fixed five-year term on this project for principal amount approximately $10.83 million (RMB 70M) with an expected annual interest rate of 6.8%. Hongli Shandong expects to finalize the terms of the loan agreement and enter into the agreement with Bank of Weifang by the end of March 2022. A portion of our proceeds from this offering would be used for repayment for such bank loan in connection with Hongli Shandong’s Expansion Plan or otherwise determined by our board. Please see “Use of Proceeds.” As Hongli Shandong is still in negotiation with Bank of Weifang, we cannot assure you that such loan will be approved or if approved, that it will be at an expected interest rate or on terms acceptable or favorable to Hongli Shandong.

Our ability to pay these liabilities and meet our obligations will also depend on our cash reserves, available additional financing and ongoing operating performance. Even though the PRC operating entities have been using our historical funds to optimize the sales and production of the PRC operating entities and expect to self-sustain in 2021 and the PRC operating entities have been generating positive cash flows from their operations and could conduct our operations using only currently available capital resources without regard to any potential financing for at least a year, there can be no assurance that the PRC operating entities will possess or be able to secure the resources to meet these obligations when they become due. A failure by Hongli Shandong to meet its payment and other obligations, including its financial covenants and security coverage requirement, could lead to defaults under such loan agreements. If Hongli Shandong defaults under its loan agreement, Hongli Shandong may have to cash the deposit of its working capital, which could have material impact on business and results of operation.

The PRC operating entities’ failure to satisfy these obligations when due would have a material adverse effect on their ability to continue in business and could cause them to liquidate, resulting in the total loss of value to our shareholders.

We cannot assure you that the internal growth strategy of the PRC operating entities will be successful, which may result in a negative impact on our growth, financial condition, results of operations and cash flow.

One of the strategies of the PRC operating entities is to grow internally through increasing the development of new products and improving the quality of existing products. However, many obstacles to this expansion exist, including, but not limited to, increased competition from similar businesses, the PRC operating entities’ ability to improve their products and product mix to realize the benefits of their research and development efforts, international trade and tariff barriers, unexpected costs, costs associated with marketing efforts abroad and maintaining attractive foreign exchange rates. We cannot, therefore, assure you that the PRC operating entities will be able to successfully overcome such obstacles and establish their products in any additional markets. The inability of the PRC operating entities to implement this internal growth strategy successfully may have a negative impact on our growth, future financial condition, results of operations or cash flows.

The business of the PRC operating entities depends on the continued efforts of their senior management. If one or more of the key executives of the PRC operating entities were unable or unwilling to continue in their present positions, the business of senior management may be severely disrupted.

The business operations of the PRC operating entities depend on the continued services of their senior management, particularly the executive officers named in this prospectus. While the PRC operating entities have provided different incentives to their management, we cannot assure you that the PRC operating entities can continue to retain their services. If one or more of their key executives were unable or unwilling to continue in their present positions, the PRC operating entities may not be able to replace them easily, or at all, their future growth may be constrained, their business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected, and the PRC operating entities may incur additional expenses to recruit, train and retain qualified personnel. In addition, although the PRC operating entities have entered into confidentiality and non-competition agreements with their management, there is no assurance that any member of their management team will not join the competitors of the PRC operating entities or form a competing business. If any dispute arises between the PRC operating entities and their current or former officers, the PRC operating entities may have to incur substantial costs and expenses in order to enforce such agreements in China or the PRC operating entities may be unable to enforce them at all.

The business of the PRC operating entities is substantially dependent upon their key R&D personnel who possess skills that are valuable in this industry, and the PRC operating entities may have to actively compete for their services.

One key to the success of the PRC operating entities is their experienced R&D team which enables them to be a “custom-made profile shop” for their customers. The PRC operating entities compete for qualified personnel with other similar products manufacturing companies. Intense competition for these personnel could cause their compensation costs to increase, which could have a material adverse effect on our results of operations and financial performance. Key R&D personnel and our general managers of the PRC operating entities have entered into non-compete and confidentiality agreements with us, however, we cannot assure you that the PRC operating entities will not lose them because of such contractual obligations. The future success of the PRC operating entities and ability to grow their business will depend in part on the continued service of these individuals and the PRC operating entities’ ability to identify, hire and retain additional qualified personnel. If the PRC operating entities are unable to attract and retain qualified employees, they may not be able to meet their business and financial goals.

The PRC operating entities may not be able to prevent others from unauthorized use of their intellectual property, which could cause a loss of customers, reduce our revenues and harm their competitive position.

The PRC operating entities rely on a combination of copyright, trademark, software registration, anti-unfair competition and trade secret laws, as well as confidentiality agreements and other methods to protect our intellectual property rights. To protect their trade secrets and other proprietary information, key R&D personnel and their general managers are required to enter into confidentiality agreements. These agreements might not provide effective protection for the trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. Implementation of intellectual property-related laws in China has historically been lacking, primarily because of ambiguities in the PRC laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as those in the United States or other developed countries, and infringement of intellectual property rights continues to pose a serious risk of doing business in China. Policing unauthorized use of proprietary technology is difficult and expensive. The steps the PRC operating entities have taken may be inadequate to prevent the misappropriation of their proprietary technology. Unauthorized copying, other misappropriation, or negligent or accidental leakage of their proprietary technologies could enable third parties to benefit from their technologies without obtaining their consent or paying them for doing so, which could harm the business and competitive position of the PRC operating entities. Though the PRC operating entities are not currently involved in any litigation with respect to intellectual property, they may need to enforce their intellectual property rights through litigation. Litigation relating to their intellectual property may not prove successful and might result in substantial costs and diversion of resources and management attention.

The PRC operating entities may face intellectual property infringement claims that could be time-consuming and costly to defend. If the PRC operating entities fail to defend themselves against such claims, we may lose significant intellectual property rights and may be unable to continue providing their existing products.

The success of the PRC operating entities largely depends on their ability to use and develop their technology without infringing the intellectual property rights of third parties, especially patents. The PRC operating entities may be subject to risk related to potential patent infringement claims, regarding the patents of our profile products developed by them used for the production of the profile products for their customers. The PRC operating entities may be subject to litigation involving claims of violation of other intellectual property rights of third parties. The PRC operating entities may be unaware of intellectual property registrations or applications relating to their products that may give rise to potential infringement claims against them. There may also be technologies licensed to and relied on by the PRC operating entities that are subject to infringement or other corresponding allegations or claims by third parties which may damage our ability to rely on such technologies. The PRC operating entities are subject to additional risks as a result of their hiring of new employees who may misappropriate intellectual property from their former employers. Parties making infringement claims may be able to obtain an injunction to prevent the PRC operating entities from delivering services or using technology involving the allegedly infringing intellectual property. Intellectual property litigation is expensive and time-consuming and could divert management’s attention from our business. A successful infringement claim against the PRC operating entities, whether with or without merit, could, among others things, require them to pay substantial damages, develop non-infringing technology, or re-brand their name or enter into royalty or license agreements that may not be available on acceptable terms, if at all, and cease making, licensing or using products that have infringed a third party’s intellectual property rights. Protracted litigation could also result in existing or potential customers deferring or limiting their purchase or use of the PRC operating entities’ products until resolution of such litigation, or could require the PRC operating entities to indemnify their customers against infringement claims in certain instances. Any intellectual property claim or litigation in this area, whether the PRC operating entities ultimately win or lose, could damage the reputation of the PRC operating entities and have a material adverse effect on their business, results of operations or financial condition.

The business of the PRC operating entities could be materially harmed by the ongoing coronavirus (COVID-19) pandemic.

Recently, there has been a global pandemic of a novel strain of coronavirus (COVID-19) that first emerged in China in December 2019 and has spread globally. The pandemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities in China for the first half year of 2020. In March 2020, the World Health Organization declared COVID-19 as a global pandemic. The PRC operating entities followed the restrictive measures implemented in China, by suspending onsite operation and having employees work remotely until February 2020, when they started to gradually resume normal operations. The operations, especially international orders, of the PRC operating entities were negatively impacted by COVID-19 pandemic. As the spread of COVID-19 slows domestically and internationally, we expect the business of the PRC operating entities be less impacted by COVID-19.

Potential impact to our results of operations will also depend on future developments and new information that may emerge regarding the duration and severity of COVID-19 and the actions taken by government authorities and other entities to contain COVID-19 or mitigate its impact, almost all of which are beyond our control.

While the number of new COVID-19 cases in China remains low, due to the high uncertainty of the evolving situation, we have limited visibility on the full impact brought upon by the COVID-19 pandemic and the financial impact related to the outbreak of and response to the coronavirus cannot be reasonably estimated at this time.

Our financial and operating performance may be adversely affected by epidemics, natural disasters and other catastrophes.

The business of the PRC operating entities could be materially and adversely affected by the outbreak of epidemics including but not limited to the 2019 novel coronavirus (COVID-19), swine influenza, avian influenza, middle east respiratory syndrome (MERS-CoV) and severe acute respiratory syndrome (SARS-CoV). Our financial and operating performance have been adversely affected by epidemics such as the on-going novel coronavirus (COVID-19), natural disasters and other catastrophes. As a result of the on-going novel coronavirus, the PRC operating entities have experienced slowdowns and temporary suspensions in production. The PRC operating entities’ business could be materially and adversely affected in the event that the slowdowns or suspensions last for a long period of time, or decrease demand for their products. During such epidemic outbreak, China may adopt certain hygiene measures, including quarantining visitors from places where any of the contagious diseases were rampant. Any prolonged restrictive measures in order to control the contagious disease or other adverse public health developments in China or our targeted markets may have a material and adverse effect on the PRC operating entities’ business operations.

Similarly, natural disasters, wars (including the potential of war), terrorist activity (including threats of terrorist activity), social unrest and heightened travel security measures instituted in response, and travel-related accidents, as well as geopolitical uncertainty and international conflict, will affect travel volume and may in turn have a material adverse effect on the PRC operating entities’ business and results of operations. In addition, the PRC operating entities may not be adequately prepared in contingency planning or recovery capability in relation to a major incident or crisis, and as a result, their operational continuity may be adversely and materially affected, which in turn may harm their reputation.

If the PRC operating entities are not able to continue to innovate or if the PRC operating entities fail to adapt to changes in their industry, our business, financial condition and results of operations would be materially and adversely affected.

The custom-made profile products industry has trends of developing high-end and high-tech products to fulfill the changing customers’ demands. Furthermore, the competitors of the PRC operating entities are constantly developing innovations in different types of steel products to enhance customers’ experience. The PRC operating entities continue to invest significant resources in their infrastructure, research and development and other areas to enhance their existing products as well as to introduce new products that will attract more participants to their marketplaces. The changes and developments taking place in this industry may also require the PRC operating entities to re-evaluate their business model and adopt significant changes to their long-term strategies and business plan. The failure of the PRC operating entities to innovate and adapt to these changes would have a material adverse effect on our business, financial condition and results of operations.

If the PRC operating entities fail to promote and maintain their brand in an effective and cost-efficient way, our business and results of operations may be harmed.

We believe that developing and maintaining awareness of the PRC operating entities’ brand effectively is critical to attracting new and retaining existing customers. Successful promotion of the PRC operating entities’ brand and their ability to attract customers depend largely on the effectiveness of their marketing efforts and the success of the channels they use to promote their products. It is likely that the PRC operating entities’ future marketing efforts will require them to incur significant additional expenses. These efforts may not result in increased revenues in the immediate future or at all and, even if they do, any increases in revenues may not offset the expenses incurred. If the PRC operating entities fail to successfully promote and maintain their brand while incurring substantial expenses, our results of operations and financial condition would be adversely affected, which may impair the PRC operating entities’ ability to grow our business.

New lines of business or new products may subject us to additional risks.

From time to time, the PRC operating entities may implement new lines of business or offer new products within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products, the PRC operating entities may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also impact the successful implementation of a new line of business or a new product. Furthermore, any new line of business and/or new products could have a significant impact on the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new products could have a material adverse effect on our business, results of operations and financial condition.

Equipment failures or production curtailments or shutdowns could adversely affect the PRC operating entities’ production. A lack of insurance coverage could expose the PRC operating entities to significant costs and business disruption.

The production capacities of the PRC operating entities are subject to equipment failures and to the risk of catastrophic loss due to unanticipated events, such as fires, explosions and adverse weather conditions. None of the PRC operating entities maintain any insurance to cover assets, property and potential liability of their business. The lack of insurance could leave their business inadequately protected from loss. If the PRC operating entities were to incur substantial losses or liabilities due to fire, explosions, floods, other natural disasters or accidents or business interruption, our results of operations could be materially and adversely affected.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the foreign corrupt practices act could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We will have operations, agreements with third parties and make sales in South-East Asia, which may experience corruption. The existing business of the PRC operating entities in Asia creates the risk of unauthorized payments or offers of payments by one of the employees, consultants, or sales agents of our Company, because these parties are not always subject to the control of the PRC operating entities. It will be our policy to implement safeguards to discourage these practices by our employees. Also, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, or sales agents of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability for FCPA violations committed by companies in which we invest or that we acquire.

Environmental regulations impose substantial costs and limitations on the PRC operating entities’ operations.

The PRC operating entities use a variety of chemicals and produce significant emissions in their manufacturing operations. As such, the PRC operating entities are subject to various national and local environmental laws and regulations in China concerning issues such as air emissions, wastewater discharges, and solid waste management and disposal. These laws and regulations can restrict or limit their operations and expose them to liability and penalties for non-compliance. While the PRC operating entities believe that their facilities are in material compliance with all applicable environmental laws and regulations, the risks of substantial unanticipated costs and liabilities related to compliance with these laws and regulations are an inherent part of the PRC operating entities’ business. It is possible that future conditions may develop, arise or be discovered that create new environmental compliance or remediation liabilities and costs. While the PRC operating entities believe that they can comply with existing environmental legislation and regulatory requirements and that the costs of compliance have been included within budgeted cost estimates, compliance may prove to be more limiting and costly than anticipated.

Non-compliance with present or future construction and environmental regulations may result in potentially significant monetary damages and fines.

As the operations of the PRC operating entities’ business impact the environment, the PRC operating entities must comply with all applicable national and local environmental laws and regulations in China. The PRC operating entities are required to undertake environmental impact assessment procedures and pass certain inspection and approval procedures before commencing our operations. The PRC operating entities are also required to register with, or obtain approvals from, relevant environmental protection authorities for various environmental matters such as discharging waste generated by their operations.

The PRC operating entities intend to increase their capacity in the future by establishing new facilities. The PRC operating entities will be required to obtain certain environmental, construction and safety approvals and completed certain examination and acceptance procedures for these facilities. They may not be able to obtain such approvals or complete such procedures in a timely manner or at all. If for any reason the relevant government authorities in China determine that the PRC operating entities are not in compliance with environmental and construction laws and regulations, the PRC operating entities may be required to pay fines, suspend or cease their operations in the relevant premises. In addition, because the requirements imposed by environmental, health and safety laws and regulations may change and more stringent regulations may be adopted, the PRC operating entities may be unable to accurately predict the cost of complying with these laws and regulations, which could be substantial.

You may have difficulty enforcing judgments obtained against us.

We are a Cayman Islands company and substantially all of our assets are located outside of the United States. Virtually all of our assets and a substantial portion of our current business operations are conducted in the PRC. In addition, all of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce the U.S. courts judgments obtained in U.S. courts including judgments based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, none of whom are residents in the United States, and whose significant assets are located outside of the United States. The courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment obtained in the federal or state courts in the United States against the Company, under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the Cayman Islands, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands, and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC, respectively, would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, it is uncertain whether such Cayman Islands or PRC courts would entertain original actions brought in the courts of the Cayman Islands or the PRC, against us or such persons predicated upon the securities laws of the United States or any state.

Potential disruptions in the capital and credit markets may adversely affect the PRC operating entities’ business, including the availability and cost of short-term funds for liquidity requirements, which could adversely affect our results of operations, cash flows and financial condition.

Potential changes in the global economy may affect the availability of business and customer credit. The PRC operating entities may need to rely on the credit markets, particularly for short-term borrowings from banks in China, as well as the capital markets, to meet our financial commitments and short-term liquidity needs if internal funds from their operations are not available to be allocated to such purposes. Disruptions in the credit and capital markets could adversely affect their ability to draw on such short-term bank facilities. The PRC operating entities’ access to funds under such credit facilities is dependent on the ability of the banks that are parties to those facilities to meet their funding commitments, which may be dependent on governmental economic policies in China. Those banks may not be able to meet their funding commitments to the PRC operating entities if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from the PRC operating entities and other borrowers within a short period of time.

Long-term disruptions in the credit and capital markets could result from uncertainty, changing or increased regulations, reduced alternatives or failures of financial institutions could adversely affect our access to the liquidity needed for our business. Any disruption could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. Such measures may include deferring capital expenditures, and reducing or eliminating discretionary uses of cash. These events would adversely impact our results of operations, cash flows and financial position.

Risks Related to Our Corporate Structure

We rely on Contractual Arrangements with the VIE and the shareholders of the VIE for our business operations, which may not be as effective as direct ownership in providing operational control.

We have relied and expect to continue to rely on contractual arrangements with the VIE to operate our business. For a description of these contractual arrangements, see “Corporate Information — Our Corporate Structure.” These contractual arrangements may not be as effective as direct ownership in providing us with control over our consolidated variable interest entities.

If we had direct ownership of the VIE, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of the VIE, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by the consolidated variable interest entities and their shareholders of their obligations under the contracts to consolidate financial results of the VIE as primary beneficiary. The shareholders of the VIE may not act in the best interests of our company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate our business through the contractual arrangements with the VIE. Although we have the right to replace any shareholder of the VIE under the contractual arrangement, if any shareholder of the VIE is uncooperative or any dispute relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operations of PRC laws and arbitration, litigation and other legal proceedings and therefore will be subject to uncertainties in the PRC legal system. See “Risk Factors — Uncertainties with respect to the PRC legal system could have a material adverse effect on us.” Therefore, our contractual arrangements with the VIE may not be as effective in ensuring our control over the relevant portion of our business operations as direct ownership would be.

Any failure by the consolidated VIE or their shareholders to perform their obligations under our Contractual Arrangements with them would have a material adverse effect on our business.

If the consolidated VIE or its shareholders fail to perform their respective obligations under the Contractual Arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective under PRC laws. For example, if the shareholders of the VIE were to refuse to transfer their equity interest in the VIE to us or our designee if we exercise the purchase option pursuant to these Contractual Arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal action to compel them to perform their contractual obligations.

All the agreements under our Contractual Arrangements are governed by PRC laws and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as well established as in some other jurisdictions, such as in the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these Contractual Arrangements. Meanwhile, there are some regulations that are unfavorable to the VIE and its subsidiaries. There are also very few precedents and little formal guidance as to how Contractual Arrangements in the context of a consolidated variable interest entity should be interpreted or enforced under PRC laws and there remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC laws, rulings by arbitrators are final and parties cannot appeal arbitration results in court unless such rulings are revoked or determined unenforceable by a competent court. If the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event that we are unable to enforce these Contractual Arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these Contractual Arrangements, we may not be able to exert effective control over our consolidated variable interest entities, and our ability to conduct our business may be negatively affected. See “Risk Factors — Risks Related to Our Corporate Structure — Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us.”

Our Ordinary Shares may decline in value or become worthless if we are unable to assert our contractual rights over the assets of the PRC operating entities that conduct all or substantially all of our operations.

We are an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we consolidate financial results of the PRC operating entities through Contractual Arrangements with Hongli Shandong and its subsidiaries. We have relied and expect to continue to rely on the Contractual Arrangements with the PRC operating entities, to operate our business. If the PRC government determines that the Contractual Arrangements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, it would likely result in a material change in our operations and our Ordinary Shares may decline in value or become worthless if we are unable to assert our contractual rights over the assets of our PRC subsidiaries that conduct all or substantially all of our operations.

The shareholders of the VIE may have actual or potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

The shareholders of the VIE are currently controlling shareholders of us with 97% equity interest. The shareholders of the VIE are Mr. Jie Liu, the Chief Executive Officer and Chairman of Hongli Cayman, who holds 30% of the equity interest, Mr. Yuanqing Liu, who holds 40% of the equity interest, and Ms. Ronglan Sun, who holds 30% of the equity interest, respectively, of the VIE. These three shareholders of the VIE are also the shareholders of Hongli Development, which owns 97% equity interest in Hongli Cayman. Mr. Yuangqing Liu is the initial founder of the Hongli Shandong and the father of Mr. Jie Liu, and Ms. Ronglan Sun is the spouse of Mr. Yuangqing Liu and the mother of Mr. Jie Liu. Mr. Yuangqing Liu and Ms. Ronglan Sun have granted their proxy to Mr. Jie Liu to vote their shares in Hongli Development for all corporate transactions requiring shareholders’ approval, and Mr. Jie Liu as such may be deemed to have sole voting and investment discretion with respect to the Ordinary Shares held by Hongli Development. Following the completion of this offering, Mr. Jie Liu will beneficially own approximately [•]% of the aggregate voting power of our outstanding Ordinary Shares and continue to own a controlling interest in us. However, we expect their holding be diluted as a result of this offering and any potential equity financing that we may contemplate, thus they may have actual or potential conflicts of interest with us. These shareholders may breach, or refuse to renew, the existing Contractual Arrangements we have with them, which may have a material and adverse effect on our ability to effectively consolidate financial results of Hongli Shandong as primary beneficiary. We cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor. If we cannot resolve any conflict of interest or dispute between us and these shareholders, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

If the custodians or authorized users of our controlling non-tangible assets, including chops and seals of the VIE, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations may be materially and adversely affected.

Under PRC law, legal documents for corporate transactions, including agreements and contracts that our business relies on, are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant local branch of the State Administration for Market Regulation (“SAMR”), formerly known as the State Administration for Industry and Commerce. We generally execute legal documents by affixing chops or seals, rather than having the designated legal representatives sign the documents.

We use two major types of chops: corporate chops and finance chops. Chops are seals or stamps used by a PRC company to legally authorize documents, often in place of a signature. We use corporate chops generally for documents to be submitted to government agencies, such as applications for changing business scope, directors or company name, and for legal letters. We use finance chops generally for making and collecting payments, including issuing invoices. Use of corporate chops must be approved by department manager and office of the president, and use of finance chops must be approved by our finance department. The chops of our subsidiary and consolidated VIE are generally held by the relevant entities so that documents can be executed locally. Although we usually utilize chops to execute contracts, the registered legal representatives of our subsidiary and consolidated VIE have the apparent authority to enter into contracts on behalf of such entities without chops, unless such contracts set forth otherwise.

In order to maintain the physical security of our chops, we generally have them stored in secured locations accessible only to the designated key employees of the office of the president or finance departments. Our designated legal representatives generally do not have access to the chops. Although we have approval procedures in place and monitor our key employees, including the designated legal representatives of our subsidiary and consolidated VIE, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that our key employees or designated legal representatives could abuse their authority, for example, by binding our subsidiary and consolidated VIE with contracts against our interests, as we would be obligated to honor these contracts if the other contracting party acts in good faith in reliance on the apparent authority of our chops or signatures of our legal representatives. If any designated legal representative obtains control of the chop in an effort to obtain control over the relevant entity, we would need to have a shareholder or board resolution to designate a new legal representative to take legal action to seek the return of the chop, apply for a new chop with the relevant authorities, or otherwise seek legal remedies for the legal representative’s misconduct. If any of the designated legal representatives obtains and misuses or misappropriates our chops and seals or other controlling intangible assets for whatever reason, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve the matter, while distracting management from our operations, and our business operations may be materially and adversely affected.

Contractual Arrangements in relation to the consolidated VIE may be subject to scrutiny by the PRC tax authorities and they may determine that we or the PRC consolidated VIE owe additional taxes, which could negatively affect our financial condition and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. The PRC enterprise income tax law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm’s length principles. We may face material and adverse tax consequences if the PRC tax authorities determine that the Contractual Arrangements among Hongli WFOE, the VIE, and the shareholders of the VIE were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust the VIE’s income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by the VIE for PRC tax purposes, which could in turn increase its tax liabilities without reducing Hongli WFOE’s tax expenses. In addition, if Hongli WFOE requests the shareholders of the VIE to transfer their equity interests in the VIE at nominal or no value pursuant to these Contractual Arrangements, such transfer could be viewed as a gift and subject our Hongli WFOE and VIE to PRC income tax. Furthermore, the PRC tax authorities may impose late payment fees and other penalties on the VIE for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if our consolidated variable interest entities’ tax liabilities increase or if it is required to pay late payment fees and other penalties.

We may lose the ability to use and enjoy assets held by the VIE that are material to the operation of our business if the entities go bankrupt or become subject to a dissolution or liquidation proceeding.

The VIE holds certain assets that are material to the operation of our business, including the use right of industrial land and production facilities. Under the Contractual Arrangements, the VIE may not and their shareholders may not cause it to, in any manner, sell, transfer, mortgage or dispose of its assets or its legal or beneficial interests in the business without our prior consent. However, in the event the shareholders of the consolidated VIE breach the Contractual Arrangements and voluntarily liquidate the consolidated VIE or the consolidated VIE declares bankruptcy and all or part of its assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without our consent, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If the consolidated VIE undergoes a voluntary or involuntary liquidation proceeding, independent third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Our directors and officers beneficially own a majority of the voting power of our outstanding Ordinary Shares. Under the Rule 4350(c) of the Nasdaq Capital Market, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of our directors be independent, as defined in the Nasdaq Capital Market Rules, and the requirement that our compensation and nominating and corporate governance committees consist entirely of independent directors. Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, during any time while we remain a controlled company relying on the exemption and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq Capital Market corporate governance requirements. Our status as a controlled company could cause our Ordinary Shares to look less attractive to certain investors or otherwise harm our trading price.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

In April 2012, President Obama signed into law the JOBS Act. We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years of the closing of this offering, unlike other public companies, we will not be required to, among other things, (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (iii) provide certain disclosure regarding executive compensation required of larger public companies or (iv) hold nonbinding advisory votes on executive compensation. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.07 billion of revenues in a fiscal year, have more than $700 million in market value of our Ordinary Shares held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find our Ordinary Shares to be less attractive as a result, there may be a less active trading market for our Ordinary Shares and our share price may be more volatile.

We are an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this will make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This will make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Risks Related to Doing Business in China

Uncertainties with respect to the PRC legal system could have a material adverse effect on us.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly enhanced the protection afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us.

The PRC legal system is based on written statutes and prior court decisions have limited value as precedents. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules. As a result, we may not be able to keep ourselves updated with these policies and rules in time. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, could materially and adversely affect our business and impede our ability to continue our operations.

Our Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors for three consecutive years beginning in 2021. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges or market if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.

The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. The HFCA Act states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit such ordinary shares from being traded on a national securities exchange or in the over the counter trading market in the U.S.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding

Foreign Companies Accountable Act (“AHFCAA”), which, if signed into law, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years, and thus reduce the time before our securities may be prohibited from trading or delisted. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China, and (2) Hong Kong.

Our auditor, RBSM LLP, is an independent registered public accounting firm with the PCAOB, and as an auditor of publicly traded companies in the U.S., is subject to laws in the U.S. pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is headquartered in New York, NY, and has been inspected by the PCAOB on a regular basis. The PCAOB currently has access to inspect the working papers of our auditor.

However, the recent developments would add uncertainties to our offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCA Act. However, some of the recommendations were more stringent than the HFCA Act. For example, if a company’s auditor was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCA Act and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The implications of this possible regulation in addition to the requirements of the HFCA Act are uncertain. Such uncertainty could cause the market price of our ordinary shares to be materially and adversely affected, and our securities could be delisted or prohibited from being traded on the national securities exchange earlier than would be required by the HFCA Act. If our Ordinary Shares are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our Ordinary Shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our Ordinary Shares.

China’s economic, political and social conditions, as well as changes in any government policies, laws and regulations may be quick with little advance notice and could have a material adverse effect on the PRC operating entities’ business and the value of our Ordinary Shares.

A substantial portion of the operations of the PRC operating entities are conducted in China, and a significant portion of our net revenues are derived from customers where the contracting entity is located in China. Accordingly, our business, financial condition, results of operations, prospects and certain transactions we may undertake may be subject, to a significant extent, to economic, political and legal developments in China.

China’s economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past two to three decades, growth has been uneven, both geographically and among various sectors of the economy. Demand for the products of the PRC operating entities depends, in large part, on economic conditions in China. Any slowdown in China’s economic growth may cause the potential customers of the PRC operating entities to delay or cancel their plans to purchase the PRC operating entities’ products, which in turn could reduce our net revenues.

Although China’s economy has been transitioning from a planned economy to a more market oriented economy since the late 1970s, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth through allocating resources, controlling the incurrence and payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Changes in any of these policies, laws and regulations may be quick with little advance notice and could adversely affect the economy in China and could have a material adverse effect on our business and the value of our Ordinary Shares.

The PRC government has implemented various measures to encourage foreign investment and sustainable economic growth and to guide the allocation of financial and other resources. However, we cannot assure you that the PRC government will not repeal or alter these measures or introduce new measures that will have a negative effect on us, or more specifically, we cannot assure you that the PRC government will not initiate possible governmental actions or scrutiny to us, which could substantially affect our operation and the value of our Ordinary Shares may depreciate quickly.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S. exchanges nor for the execution of VIE agreements, however, if the VIE or the holding company were required to obtain approval and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange or continue to offer securities to investors, which could materially affect the interest of the investors and cause the value of our Ordinary Shares to significantly decline or be worthless.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

For example, the Chinese cybersecurity regulator announced on July 2, 2021, that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores. On July 24, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly released the Guidelines for Further Easing the Burden of Excessive Homework and Off-campus Tutoring for Students at the Stage of Compulsory Education, pursuant to which foreign investment in such firms via mergers and acquisitions, franchise development, and variable interest entities are banned from this sector.

As such, the Company’s business segments may be subject to various government and regulatory interference in the provinces in which they operate. The Company could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. In the event that the PRC operating entities are not able to substantially comply with any existing or newly adopted laws and regulations, the business operations of the PRC operating entities may be materially adversely affected and the value of our Ordinary Shares may significantly decrease or become worthless.

Furthermore, it is uncertain when and whether we will be required to obtain permission from the PRC government to list on U.S. exchanges or enter into Contractual Arrangements (including retroactively), and even when such permission is obtained, whether it will be denied or rescinded. Although the Company is currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange and or enter into Contractual Arrangements, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry.

Additionally, the PRC government authorities may strengthen oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers like us. Such actions taken by the PRC government authorities may intervene or influence the operations of the PRC operating entities at any time, which are beyond our control. Therefore, any such action may adversely affect the operations of the PRC operating entities and significantly limit or hinder our ability to offer or continue to offer securities to you and cause the value of such securities to significantly decline or be worthless.

The Chinese government may intervene or influence our operations at any time, which actions may impact our operations materially and adversely, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and cause the value of our Ordinary Shares to significantly decline or be worthless.

The Chinese government has exercised, and continues to exercise, substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to manufacturing, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Our business is subject to various government and regulatory interference. We could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry, which could result in further material changes in our operations and could adversely impact the value of our Ordinary Shares.

Furthermore, given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas, although we are currently not required to obtain permission from any of the PRC federal or local government and has not received any denial to list on the U.S. exchange, it is uncertain whether or when we might be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even if such permission is obtained, whether it will be later denied or rescinded, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of our shares to significantly decline or be worthless.

PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may be quick with little impair our ability to operate profitably.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and the enforcement of these laws, regulations and rules involves uncertainties.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties.

Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. The Opinions and any related implementing rules to be enacted may subject us to compliance requirement in the future.

We rely on dividends and other distributions on equity paid by our PRC subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business.

We are a holding company, and we rely on dividends and other distributions on equity paid by our PRC subsidiary for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. In addition, the PRC tax authorities may require our PRC subsidiaries to adjust its taxable income, in a manner that would materially and adversely affect their ability to pay dividends and other distributions to us.

Under PRC laws and regulations, our PRC subsidiary, as wholly foreign-owned enterprise in China, may pay dividends only out of their respective accumulated after-tax profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such funds reaches 50% of its registered capital. At its discretion, a wholly foreign-owned enterprise may allocate a portion of its after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends.

In response to the persistent capital outflow and the Renminbi’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and SAFE have implemented a series of capital control measures, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC subsidiary’s dividends and other distributions may be subjected to tighter scrutiny in the future.

Any limitation on the ability of our PRC subsidiary to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.

Under the PRC EIT Law and its implementation rules, the profits of a foreign invested enterprise generated through operations, which are distributed to its immediate holding company outside the PRC, will be subject to a withholding tax rate of 10%. Pursuant to a special arrangement between Hong Kong and the PRC, such rate may be reduced to 5% if a Hong Kong resident enterprise owns more than 25% of the equity interest in the PRC company. Our PRC subsidiary is wholly-owned by our Hong Kong subsidiary. Moreover, under the Notice of the State Administration of Taxation on Issues regarding the Administration of the Dividend Provision in Tax Treaties promulgated on February 20, 2009, the tax payer needs to satisfy certain conditions to enjoy the benefits under a tax treaty. These conditions include: (1) the taxpayer must be the beneficial owner of the relevant dividends, and (2) the corporate shareholder to receive dividends from the PRC subsidiary must have continuously met the direct ownership thresholds during the 12 consecutive months preceding the receipt of the dividends. Further, the State Administration of Taxation promulgated the Notice on How to Understand and Recognize the “Beneficial Owner” in Tax Treaties on October 27, 2009, which limits the “beneficial owner” to individuals, projects or other organizations normally engaged in substantive operations, and sets forth certain detailed factors in determining the “beneficial owner” status. In current practice, a Hong Kong enterprise must obtain a tax resident certificate from the relevant Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority. As of the date of this prospectus, we have not commenced the application process for a Hong Kong tax resident certificate from the relevant Hong Kong tax authority, and there is no assurance that we will be granted such a Hong Kong tax resident certificate.

Even after we obtain the Hong Kong tax resident certificate, we are required by applicable tax laws and regulations to file required forms and materials with relevant PRC tax authorities to prove that we can enjoy 5% lower PRC withholding tax rate. Hongli HK intends to obtain the required materials and file with the relevant tax authorities when it plans to declare and pay dividends, but there is no assurance that the PRC tax authorities will approve the 5% withholding tax rate on dividends received from Hongli HK.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of our ordinary shares.

Substantially all of our revenues and expenditures are denominated in RMB, whereas our reporting currency is the U.S. dollar. As a result, fluctuations in the exchange rate between the U.S. dollar and RMB will affect the relative purchasing power in RMB terms of our U.S. dollar assets and the proceeds from our initial public offering. Gains and losses from the re-measurement of assets and liabilities that are receivable or payable in RMB are included in our consolidated statements of operations. The re-measurement has caused the U.S. dollar value of our results of operations to vary with exchange rate fluctuations, and the U.S. dollar value of our results of operations will continue to vary with exchange rate fluctuations. A fluctuation in the value of RMB relative to the U.S. dollar could reduce our profits from operations and the translated value of our net assets when reported in U.S. dollars in our financial statements. This could have a negative impact on our business, financial condition or results of operations as reported in U.S. dollars. If we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. In addition, fluctuations in currencies relative to the periods in which the earnings are generated may make it more difficult to perform period-to-period comparisons of our reported results of operations.

The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar, and the RMB appreciated more than 20% against the U.S. dollar over the following three years. However, the PBOC regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rates and achieve policy goals. During the period between July 2008 and June 2010, the exchange rate between the RMB and the U.S. dollar had been stable and traded within a narrow range. Since June 2010, the RMB has fluctuated against the U.S. dollar, at times significantly and unpredictably. Since October 1, 2016, Renminbi has joined the International Monetary Fund (IMF)’s basket of currencies that make up the Special Drawing Right (SDR), along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the RMB has depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

There remains significant international pressure on the PRC government to adopt a flexible currency policy. Any significant appreciation or depreciation of the RMB may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our ordinary shares in U.S. dollars. For example, to the extent that we need to convert U.S. dollars we receive from our initial public offering into RMB to pay our operating expenses, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, a significant depreciation of the RMB against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our ordinary shares.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on the price of our ordinary shares.

Governmental control of currency conversion may limit our ability to utilize our net revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our net revenues in RMB. Under our current corporate structure, our company in the Cayman Islands relies on dividend payments from our PRC subsidiary to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, our PRC subsidiary is able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by the beneficial owners of our company who are PRC residents. But approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies.

In light of the flood of capital outflows of China in 2016 due to the weakening RMB, the PRC government has imposed more restrictive foreign exchange policies and stepped up scrutiny of major outbound capital movement. More restrictions and substantial vetting process are put in place by SAFE to regulate cross-border transactions falling under the capital account. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

We must remit the offering proceeds to PRC before they may be used to benefit the business of the PRC operating entities in the PRC, and this process may take a number of months.

The proceeds of this offering must be sent back to the PRC, and the process for sending such proceeds back to the PRC may take several months after the closing of this offering. We may be unable to use these proceeds to grow the business of the PRC operating entities until they receive such proceeds in the PRC. In order to remit the offering proceeds to the PRC, we will take the following actions:

First, we will open a special foreign exchange account for capital account transactions. To open this account, we must submit to SAFE certain application forms, identity documents, transaction documents, form of foreign exchange registration of overseas investments by domestic residents, and foreign exchange registration certificate of the invested company.

Second, we will remit the offering proceeds into this special foreign exchange account.

Third, we will apply for settlement of the foreign exchange. In order to do so, we must submit to SAFE certain application forms, identity documents, payment order to a designated person, and a tax certificate.

The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary materially. Ordinarily, the process takes several months to complete but is required by law to be accomplished within 180 days of application. Until the abovementioned approvals, the proceeds of this offering will be maintained in an interest-bearing account maintained by us in the United States.

Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.

We are required under PRC laws and regulations to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. If the local governments deem our contribution to be not sufficient, we may be subject to late contribution fees or fines in relation to any underpaid employee benefits, our financial condition and results of operations may be adversely affected.

Currently, we are making contributions to the plans based on the minimum standards although the PRC laws required such contributions to be based on the actual employee salaries up to a maximum amount specified by the local government. If we are subject to late contribution fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in August 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex, including requirements in some instances that the Ministry of Commerce of China (“MOFCOM”) be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-Monopoly Law requires that the MOFCOM shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Our failure to obtain prior approval of the China Securities Regulatory Commission for the listing and trading of our Ordinary Shares on a foreign stock exchange could delay this offering or could have a material adverse effect upon our business, operating results, reputation and trading price of our Ordinary Shares.

The M&A Rule contains provisions that require that an offshore special purpose vehicle (“SPV”) formed for listing purposes and controlled directly or indirectly by Chinese companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published procedures specifying documents and materials required to be submitted to it by an SPV seeking CSRC approval of overseas listings. However, the application of the M&A Rule remains unclear with no consensus currently existing among leading Chinese law firms regarding the scope and applicability of the CSRC approval requirement. We have not chosen to voluntarily request approval under the M&A Rule. Based on the understanding of the current PRC law, rules and regulations, we believe that the CSRC’s approval may not be required for the listing and trading of our ordinary shares on Nasdaq in the context of this offering, given that Hongli WFOE was not established by a merger with or an acquisition of any PRC domestic companies as defined under the M&A Rules.

If the CSRC requires that we obtain its approval prior to the completion of this offering, the offering will be delayed until we obtain CSRC approval, which may take several months. There is also the possibility that we may not be able to obtain such approval. If prior CSRC approval was required, we may face regulatory actions or other sanctions from the CSRC or other Chinese regulatory authorities. These authorities may impose fines and penalties upon our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China, or take other actions that could have a material adverse effect upon our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our Ordinary Shares. The CSRC or other Chinese regulatory agencies may also take actions requiring us, or making it advisable for us, to terminate this offering prior to closing.

Draft rules for China-based companies seeking for securities offerings in foreign stock markets was released by the CSRC for public consultation. While such rules have not yet come into effect as of the date of this prospectus, the Chinese government may exert more oversight and control over overseas public offerings conducted by China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares to investors and could cause the value of our Ordinary Shares to significantly decline or become worthless.

On December 24, 2021, the CSRC and relevant departments of the State Council published the Draft Rules Regarding Overseas Listings, which aim to regulate overseas securities offerings and listings by China-based companies, are available for public consultation. The Draft Rules Regarding Overseas Listing aim to lay out the filing regulation arrangement for both direct and indirect overseas listing and clarify the determination criteria for indirect overseas listing in overseas markers.

The Draft Rules Regarding Overseas Listing, among other things, stipulate that, after making initial applications with overseas stock markets for initial public offerings or listings, all China-based companies shall file with the CSRC within three working days. The required filing materials with the CSRC include (without limitation): (i) record-filing reports and related undertakings, (ii) compliance certificates, filing or approval documents from the primary regulator of the applicants’ businesses (if applicable), (iii) security assessment opinions issued by related departments (if applicable), (iv) PRC legal opinions, and (v) prospectus. In addition, overseas offerings and listings may be prohibited for such China-based companies when any of the following applies: (1) if the intended securities offerings and listings are specifically prohibited by the laws, regulations or provision of the PRC; (2) if the intended securities offerings and listings may constitute a threat to, or endanger national security as reviewed and determined by competent authorities under the State Council in accordance with laws; (3) if there are material ownership disputes over applicants’ equity interests, major assets, core technologies, etc.; (4) if, in the past three years, applicants’ domestic enterprises, controlling shareholders or de facto controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (5) if, in the past three years, any directors, supervisors, or senior executives of applicants have been subject to administrative punishments for severe violations, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (6) other circumstances as prescribed by the State Council. The Draft Administrative Provisions further stipulate that a fine between RMB 1 million and RMB 10 million may be imposed if an applicant fails to fulfill the filing requirements with the CSRC or conducts an overseas offering or listing in violation of the Draft Rules Regarding Overseas Listings, and in cases of severe violations, a parallel order to suspend relevant businesses or halt operations for rectification may be issued, and relevant business permits or operational license revoked.

The Draft Rules Regarding Overseas Listings, if enacted, may subject us to additional compliance requirements in the future, and though we believe that none of the situations that would clearly prohibit overseas listing and offering applies to us, and we cannot assure you that we will be able to receive clearance of such filing requirements in a timely manner, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer the Ordinary Shares, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations, and cause the Ordinary Shares to significantly decline in value or become worthless.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly-Listed Companies, replacing earlier rules promulgated in March 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiary of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our executive officers and other employees who are PRC citizens or who have resided in the PRC for a continuous period of not less than one year and who are granted options or other awards under the share compensation plan will be subject to these regulations when our company becomes an overseas listed company upon the completion of this offering. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiary and limit our PRC subsidiary’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

We face uncertainty regarding the PRC tax reporting obligations and consequences for certain indirect transfers of our operating company’s equity interests. Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

The PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of certain taxable assets, including, in particular, equity interests in a PRC resident enterprise, by a non-resident enterprise by promulgating and implementing the SAT Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, or Circular 59, and Circular of Strengthening Administration of Corporate Income Tax on Income from Transfer of Equity by Non-resident Enterprises, or Circular 698, which became effective in January 2008, and the SAT issued the Circular on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Circular 7, in replacement of some of the existing rules in Circular 698, which became effective in February 2015.

Under Circular 698, where a non-resident enterprise conducts an “indirect transfer” by transferring the equity interests of a PRC “resident enterprise” indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, may be subject to PRC enterprise income tax, if the indirect transfer is considered to be an abusive use of company structure without reasonable commercial purposes. As a result, gains derived from such indirect transfer may be subject to PRC tax at a rate of up to 10%. Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

In February 2015, the SAT issued Circular 7 to replace the rules relating to indirect transfers in Circular 698. Circular 7 has introduced a new tax regime that is significantly different from that under Circular 698. Circular 7 extends its tax jurisdiction to not only indirect transfers set forth under Circular 698 but also transactions involving transfer of other taxable assets, through the offshore transfer of a foreign intermediate holding company. In addition, Circular 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. Circular 7 also brings challenges to both the foreign transferor and transferee (or other person who is obligated to pay for the transfer) of the taxable assets. Where a non-resident enterprise conducts an “indirect transfer” by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise being the transferor, or the transferee, or the PRC entity which directly owned the taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise.

On October 17, 2017, the SAT promulgated the Circular on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or SAT Circular 37, which became effective on December 1, 2017, and Circular 698 was then replaced effective December 1, 2017. Circular 37, among other things, simplified procedures of withholding and payment of income tax levied on non-resident enterprises.

We face uncertainties on the reporting and consequences on future private equity financing transactions, share exchange or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation, and request our PRC subsidiary to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed, under Circular 59 or Circular 7 and Circular 37, and may be required to expend valuable resources to comply with Circular 59, Circular 7 and Circular 37 or to establish that we and our non-resident enterprises should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

The PRC tax authorities have the discretion under SAT Circular 59, Circular 7 and Circular 37 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of investment. Although we currently have no plans to pursue any acquisitions in China or elsewhere in the world, we may pursue acquisitions in the future that may involve complex corporate structures. If we are considered a non-resident enterprise under the PRC Enterprise Income Tax Law and if the PRC tax authorities make adjustments to the taxable income of the transactions under SAT Circular 59 or Circular 7 and Circular 37, our income tax costs associated with such potential acquisitions will be increased, which may have an adverse effect on our financial condition and results of operations.

In addition, in accordance with the Individual Income Tax Law promulgated by the Standing Committee of the National People’s Congress, later amended on August 31, 2018 and effective January 1, 2019, where an individual carries out other arrangements without reasonable business purpose and obtains improper tax gains, the tax authorities shall have the right to make tax adjustments based on a reasonable method, and levy additional tax and collect interest if there is a need to levy additional tax after making tax adjustments. As a result, our beneficial owners, who are PRC residents, may be deemed to have carried out other arrangements without reasonable business purpose and obtained improper tax gains for such indirect transfer, and thus be levied tax.

Because we are a Cayman Islands corporation and a substantial majority of our business is conducted in the PRC, you may be unable to bring an action against us or our officers and directors or to enforce any judgment you may obtain. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China.

We are incorporated in the Cayman Islands and conduct our operations primarily in China through the PRC operating entities. All of our assets are located outside of the United States and the proceeds of this offering will primarily be held in banks outside of the United States. In addition, a majority of our directors and officers reside outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe we have violated your rights, either under United States federal or state securities laws or otherwise, or if you have a claim against us. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may not permit you to enforce a judgment against our assets or the assets of our directors and officers.

It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the authorities in China may establish a regulatory cooperation mechanism with its counterparts of another country or region to monitor and oversee cross-border securities activities, such regulatory cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or “Article 177,” which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Article 177 further provides that Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to foreign agencies without prior consent from the securities regulatory authority of the PRC State Council and the competent departments of the PRC State Council. While detailed interpretation of or implementing rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

Substantial uncertainties exist with respect to the interpretation and implementation of the PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

On March 15, 2019, the National People’s Congress, or the NPC, approved the Foreign Investment Law, which has taken effect on January 1, 2020 and replaced the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-owned Enterprise Law, together with their implementation rules and ancillary regulations. The Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. However, since it is relatively new, uncertainties still exist in relation to its interpretation and implementation. For instance, under the Foreign Investment Law, “foreign investment” refers to the investment activities directly or indirectly conducted by foreign individuals, enterprises or other entities in China. Though it does not explicitly classify contractual arrangements as a form of foreign investment, there is no assurance that foreign investment through contractual arrangements would not be interpreted as a type of indirect foreign investment activity under the definition in the future. In addition, the definition contains a catch-all provision which includes investments made by foreign investors through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions promulgated by the State Council to provide for contractual arrangements as a form of foreign investment. In any of these cases, it will be uncertain whether our contractual arrangements will be deemed to be in violation of the market access requirements for foreign investment under the PRC laws and regulations. Furthermore, if future laws, administrative regulations or provisions prescribed by the State Council mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, corporate governance and business operations.

The recent joint statement by the SEC and the PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the U.S. Senate passed the HFCA Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the HFCA Act. On December 18, 2020, the HFCA Act was signed into law.

On March 24, 2021, the SEC announced that it had adopted interim final amendments to implement congressionally mandated submission and disclosure requirements of the Act. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report on Forms 10-K, 20-F, 40-F or N-CSR with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. The SEC will implement a process for identifying such a registrant and any such identified registrant will be required to submit documentation to the SEC establishing that it is not owned or controlled by a governmental entity in that foreign jurisdiction, and will also require disclosure in the registrant’s annual report regarding the audit arrangements of, and governmental influence on, such a registrant.

Furthermore, the HFCA Act, which requires that the PCAOB be permitted to inspect the issuer’s public accounting firm within three years, may result in the delisting of our Company in the future if the PCAOB is unable to inspect our accounting firm at such future time.

In addition, on June 22, 2021, the U.S. Senate passed the AHFCAA, which, if signed into law, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years.

On November 5, 2021, the SEC approved the PCAOB’s Rule 6100, Board Determinations Under the Holding Foreign Companies Accountable Act. Rule 6100 provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China, and (2) Hong Kong.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Our auditor, RBSM LLP, is an independent registered public accounting firm with the PCAOB, and as an auditor of publicly traded companies in the U.S., is subject to laws in the U.S. pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is headquartered in New York, NY, and has been inspected by the PCAOB on a regular basis. The PCAOB currently has access to inspect the working papers of our auditor.

However, the above recent developments may have added uncertainties to our offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us since we are an emerging growth company and substantial all of our operations are conducting in China.

In light of recent events indicating greater oversight by the Cyberspace Administration of China over data security, particularly for companies seeking to list on a foreign exchange, though such oversight is not applicable to us, we may be subject to a variety of PRC laws and other obligations regarding data protection and any other rules, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, our listing on the Nasdaq Capital Market, financial condition, results of operations, and the offering.

Even though, currently, we are not subject to PRC laws relating to the collection, use, sharing, retention, security, and transfer of confidential and private information, such as personal information and other data, these laws continue to develop, and the PRC government may adopt other rules and restrictions in the future. Non-compliance could result in penalties or other significant legal liabilities.

The Cybersecurity Law, which was adopted by the National People’s Congress on November 7, 2016 and came into force on June 1, 2017, and the Cybersecurity Review Measures, or the “Review Measures,” which were promulgated on April 13, 2020, provide that personal information and important data collected and generated by a critical information infrastructure operator in the course of its operations in China must be stored in China, and if a critical information infrastructure operator purchases internet products and services that affect or may affect national security, it should be subject to cybersecurity review by the CAC. In addition, a cybersecurity review is required where critical information infrastructure operators, or the “CIIOs,” purchase network-related products and services, which products and services affect or may affect national security. Due to the lack of further interpretations, the exact scope of what constitute a “CIIO” remains unclear. Further, the PRC government authorities may have wide discretion in the interpretation and enforcement of these laws.

On June 10, 2021, the Standing Committee of the National People’s Congress promulgated the Data Security Law which took effect on September 1, 2021. The Data Security Law requires that data shall not be collected by theft or other illegal means, and it also provides that a data classification and hierarchical protection system. The data classification and hierarchical protection system protects data according to its importance in economic and social development, and the damages it may cause to national security, public interests, or the legitimate rights and interests of individuals and organizations if the data is falsified, damaged, disclosed, illegally obtained or illegally used, which protection system is expected to be built by the state for data security in the near future. In addition, the Office of the Central Cyberspace Affairs Commission and the Office of Cybersecurity Review under the CAC, published the Cybersecurity Review Measures (Revised Draft for Comments), or the “Review Measures Draft,” on July 10, 2021, which provides that, aside from CIIOs that intend to purchase internet products and services, data processing operators engaging in data processing activities that affect or may affect national security must be subject to the cybersecurity review by the Cybersecurity Review Office. According to the Review Measures Draft, a cybersecurity review is conducted by the CAC, to assess potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Review Measures Draft further requires that critical information infrastructure operators and services and data processing operators that possess personal data of at least one (1) million users must apply for a review by the Cybersecurity Review Office of PRC, if they plan to conduct listings in foreign countries. The deadline for public comments to the Review Measures Draft was July 25, 2021. While the Review Measures Draft has been released for consultation purpose, there is uncertainty about its final content, its adoption timeline or effective date, its final interpretation and implementation, and various other implications. It also remains uncertain whether any future regulatory changes would impose additional restrictions on companies like us.

As the PRC operating entities’ business is engaged in cold roll formed steel profile manufacturing in China and do not involve the collection of personal data of at least 1,000,000 users, or implicate cybersecurity, we believe that we, our subsidiaries, or the VIE are not subject to the cybersecurity review of the CAC, if the Review Measures Draft becomes effective as they are currently published. As of the date of this prospectus, we have not received any notice from any authorities identifying us as a CIIO or requiring us to undertake a cybersecurity review by the CAC. Further, we have not been subject to any penalties, fines, suspensions, investigations from any competent authorities for violation of the regulations or policies that have been issued by the CAC to date. If the Review Measures Draft is enacted as proposed, we believe we are not subject to the cybersecurity review by the CAC for this offering, given that we are a CRF profile manufacturer and not engaged in any operation of information infrastructure. However, there remains uncertainty as to how the Review Measures Draft will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Review Measures Draft. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we expect to take all reasonable measures and actions to comply. We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws should they be deemed applicable to our operations. There is no certainty as to how such review or prescribed actions would impact our operations and we cannot guarantee that any clearance can be obtained or any actions that may be required for our listing on the Nasdaq capital market and the offering as well can be taken in a timely manner, or at all.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to acquire PRC companies or to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to distribute profits to us, or otherwise materially and adversely affect us.

In July 2014, SAFE has promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or SAFE Circular 75, which ceased to be effective upon the promulgation of SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities as well as foreign individuals that are deemed as PRC residents for foreign exchange administration purpose) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 further requires amendment to the SAFE registrations in the event of any changes with respect to the basic information of the offshore special purpose vehicle, such as change of a PRC individual shareholder, name and operation term, or any significant changes with respect to the offshore special purpose vehicle, such as increase or decrease of capital contribution, share transfer or exchange, or mergers or divisions. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future.

If any PRC shareholder who makes direct or indirect investments in offshore special purpose vehicles, or SPV, fails to make the required registration or to update the previously filed registration, the subsidiaries of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contribution into its subsidiary in China. On February 28, 2015, the SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investment and outbound overseas direct investment, including those required under the SAFE Circular 37, will be filed with qualified banks instead of the SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of the SAFE.

We have requested our shareholders that we know are PRC residents and hold direct or indirect interests in us to make the necessary applications, filings and amendments as required under SAFE Circular 37 and other related rules. To our knowledge, all the four beneficial owners of Hongli Cayman who are all PRC residents, completed the initial foreign exchange registration. However, we cannot guarantee that all or any of those shareholders will complete the SAFE Circular 37 registration before the closing of this Offering. In addition, we may not at all times be fully aware or informed of the identities of all our beneficial owners who are PRC residents, and we may not always be able to compel our beneficial owners to comply with the SAFE Circular 37 requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents will at all times comply with, or in the future make or obtain any applicable registrations or approvals required by, SAFE Circular 37 or other related regulations. Failure by any such shareholders or beneficial owners to comply with SAFE Circular 37 could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiary’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Furthermore, as the interpretation and implementation of these foreign exchange regulations has been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant governmental authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China against us based on Hong Kong or other foreign laws, and the ability of U.S. authorities to bring actions in China may also be limited.

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands, we conduct a significant portion of our operations in China and the majority of our assets are located in China. In addition, all of our senior executive officers reside within China for a significant portion of the time and many are PRC nationals. As a result, it may be difficult for our shareholders to effect service of process upon us or those persons inside mainland China. In addition, our PRC legal counsel has advised us that China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

On July 14, 2006, Hong Kong and the PRC entered into the Arrangement on Reciprocal Recognition and Enforcement of Judgments in Civil and Commercial Matters by the Courts of the PRC and of the Hong Kong Special Administrative Region Pursuant to Choice of Court Agreements Between Parties Concerned, or the 2006 Arrangement, pursuant to which a party with a final court judgment rendered by a Hong Kong court requiring payment of money in a civil and commercial case pursuant to a choice of court agreement in writing may apply for recognition and enforcement of the judgment in the PRC. Similarly, a party with a final judgment rendered by a PRC court requiring payment of money in a civil and commercial case pursuant to a choice of court agreement in writing may apply for recognition and enforcement of the judgment in Hong Kong. A choice of court agreement in writing is defined as any agreement in writing entered into between parties after the effective date of the 2006 Arrangement in which a Hong Kong court or a PRC court is expressly designated as the court having sole jurisdiction for the dispute. Therefore, it is not possible to enforce a judgment rendered by a Hong Kong court in the PRC if the parties in dispute have not agreed to enter into a choice of court agreement in writing. The 2006 Arrangement became effective on August 1, 2008.

Subsequently on January 18, 2019, Hong Kong and the PRC entered into the Arrangement on Reciprocal Recognition and Enforcement of Judgments in Civil and Commercial Matters between the Courts of the Mainland and of the Hong Kong Special Administrative Region, or the Arrangement, pursuant to which, among other things, the scope of application was widened to cover both monetary and non-monetary judgments in most civil and commercial matters, including effective judgments on civil compensation in criminal cases. In addition, the requirement of a choice of court agreement in writing has been removed. It is no longer necessary for parties to agree to enter into a choice of court agreement in writing, as long as it can be shown that there is a connection between the dispute and the requesting place, such as place of the defendant’s residence, place of the defendant’s business or place of performance of the contract or tort. The 2019 Arrangement shall apply to judgments in civil and commercial matters made on or after its effective date by the courts of both sides. The 2006 Arrangement shall be terminated on the same day when the 2019 Arrangement comes into effect. If a “written choice of court agreement” has been signed by parties according to the 2006 Arrangement prior to the effective date of the 2019 Arrangement, the 2006 Arrangement shall still apply. Although the 2019 Arrangement has been signed, its effective date has yet to be announced. Therefore, there are still uncertainties about the outcomes and effectiveness of enforcement or recognition of judgments under the 2019 Arrangement.

Furthermore, shareholder claims that are common in the U.S., including securities law class actions and fraud claims, generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the U.S. have not been efficient in the absence of mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to overseas parties. See also “— Risks Related to Our Public Offering and Ownership of Our Ordinary Shares — You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law” for risks associated with investing in us as a Cayman Islands company.

Risks Related to Our Public Offering and Ownership of Our Ordinary Shares

We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime. As a foreign private issuer, we will also be exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our amended and restated memorandum and articles of association, as amended, the Companies Act (Revised) of the Cayman Islands, which we refer to as the Companies Act below, and the common law of the Cayman Islands. The rights of shareholders to take actions against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the U.S. In particular, the Cayman Islands has a less developed body of securities laws than the U.S. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the U.S.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies (other than copies of our amended and restated memorandum and articles of association and register of mortgages and charges, and any special resolutions passed by our shareholders). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies. Our directors have discretion under our amended and restated memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance requirements; these practices may afford less protection to shareholders than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulties in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the U.S.

Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.

Nasdaq Listing Rules require listed companies to have, among other things, a majority of its board members be independent. As a foreign private issuer, however, we are permitted to, and we may follow home country practice in lieu of the above requirements, or we may choose to comply with the above requirement within one year of listing. The corporate governance practice in our home country, the Cayman Islands, does not require a majority of our board to consist of independent directors. Thus, although a director must act in the best interests of the Company, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of our company may decrease as a result. In addition, the Nasdaq Listing Rules also require U.S. domestic issuers to have a compensation committee, a nominating/corporate governance committee composed entirely of independent directors, and an audit committee with a minimum of three members. We, as a foreign private issuer, are not subject to these requirements. The Nasdaq Listing Rules may require shareholder approval for certain corporate matters, such as requiring that shareholders be given the opportunity to vote on all equity compensation plans and material revisions to those plans, certain ordinary share issuances. We intend to comply with the requirements of Nasdaq Listing Rules in determining whether shareholder approval is required on such matters and to appoint a nominating and corporate governance committee. However, we may consider following home country practice in lieu of the requirements under Nasdaq Listing Rules with respect to certain corporate governance standards which may afford less protection to investors.

Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of the company’s listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities on Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by the PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. Nasdaq was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Our public offering will be relatively small and the insiders of our Company will hold a large portion of the company’s listed securities. Nasdaq might apply the additional and more stringent criteria for our initial and continued listing, which might cause delay or even denial of our listing application.

If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq Capital Market, although we exempt from certain corporate governance standards applicable to US issuers as a Foreign Private Issuer, our securities may not be listed or may be delisted, which could negatively impact the price of our securities and your ability to sell them.

We will consummate this offering only if our securities are approved for listing on the Nasdaq Capital Market. However, we cannot assure you that we will be able to meet those initial listing requirements at that time. Even if our securities are listed on the Nasdaq Capital Market, we cannot assure you that our securities will continue to be listed on the Nasdaq Capital Market after this offering.

In addition, following this offering, in order to maintain our listing on the Nasdaq Capital Market, we will be required to comply with certain rules of Nasdaq Capital Market, including those regarding minimum shareholders’ equity, minimum share price and certain corporate governance requirements. Even if we initially meet the listing requirements and other applicable rules of the Nasdaq Capital Market, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the Nasdaq Capital Market criteria for maintaining our listing, our securities could be subject to delisting.

If the Nasdaq Capital Market does not list our securities, or subsequently delists our securities from trading, we could face significant consequences, including:

•        a limited availability for market quotations for our securities;

•        reduced liquidity with respect to our securities;

•        a determination that our Ordinary Share is a “penny stock,” which will require brokers trading in our Ordinary Share to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Share;

•        limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The market price of our Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the public offering price.

The public offering price for our Ordinary Shares will be determined through negotiations between the underwriters and us and may vary from the market price of our Ordinary Shares following our public offering. If you purchase our Ordinary Shares in our public offering, you may not be able to resell those shares at or above the public offering price. We cannot assure you that the public offering price of our Ordinary Shares, or the market price following our public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our public offering. The market price of our Ordinary Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•        actual or anticipated fluctuations in our revenue and other operating results;

•        the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•        actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•        announcements by us or our competitors of significant services or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

•        price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•        lawsuits threatened or filed against us; and

•        other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, shareholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

We have broad discretion in the use of the net proceeds from our public offering and may not use them effectively.

To the extent (i) we raise more money than required for the purposes explained in the section titled “Use of Proceeds” or (ii) we determine that the proposed uses set forth in that section are no longer in the best interests of our Company, we cannot specify with any certainty the particular uses of such net proceeds that we will receive from our public offering. Our management will have broad discretion in the application of such net proceeds from this offering, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our shareholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from our public offering in a manner that does not produce income or that loses value.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our ordinary shares if the market price of our ordinary shares increases.

There may not be an active, liquid trading market for our ordinary shares.

Prior to this offering, there has been no public market for our ordinary shares. An active trading market for our ordinary shares may not develop or be sustained following this offering. You may not be able to sell your shares at the market price, if at all, if trading in our shares is not active. The public offering price was determined by negotiations between us and the underwriters based upon a number of factors. The public offering price may not be indicative of prices that will prevail in the trading market.

Shares eligible for future sale may adversely affect the market price of our ordinary shares, as the future sale of a substantial amount of outstanding ordinary shares in the public marketplace could reduce the price of our ordinary shares.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our ordinary shares. [•] shares will be outstanding immediately after this offering, if the firm commitment is completed and the underwriters do not exercise their over-allotment option. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See “Shares Eligible for Future Sale.”

You will experience immediate and substantial dilution.

The public offering price of our shares is substantially higher than the pro forma net tangible book value per ordinary share of our Ordinary Shares. Assuming the completion of the firm commitment offering and no exercise of the over-allotment option by the underwriters, if you purchase shares in this offering, you will incur immediate dilution of approximately $[•] or approximately [•]% in the pro forma net tangible book value per Ordinary Share from the price per Ordinary Share that you pay for the shares. Assuming the completion of the firm commitment offering, if you purchase shares in this offering, you will incur immediate dilution of approximately $[•] or approximately [•]% in the pro forma net tangible book value per Ordinary Share from the price per Ordinary Share that you pay for the ordinary shares. Accordingly, if you purchase shares in this offering, you will incur immediate and substantial dilution of your investment. See “Dilution.”

We will incur additional costs as a result of becoming a public company, which could negatively impact our net income and liquidity.

Upon completion of this offering, we will become a public company in the United States. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, Sarbanes-Oxley and rules and regulations implemented by the SEC and the Nasdaq Capital Market require significantly heightened corporate governance practices for public companies. We expect that these rules and regulations will increase our legal, accounting and financial compliance costs and will make many corporate activities more time-consuming and costly.

We do not expect to incur materially greater costs as a result of becoming a public company than those incurred by similarly sized U.S. public companies. If we fail to comply with these rules and regulations, we could become the subject of a governmental enforcement action, investors may lose confidence in us and the market price of our ordinary shares could decline.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

Upon completion of this offering, we will be a publicly listed company in the United States. As a publicly listed company, we will be required to file annual reports with the Securities and Exchange Commission. In some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our company. Similarly, as a U.S.-listed public company, we will be governed by U.S. laws that our competitors, which are mostly private Chinese companies, are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public listing could affect our results of operations.

FORWARD-LOOKING STATEMENTS

We have made statements in this prospectus, including under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere that constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include:

•        the timing of the development of future services;

•        projections of revenue, earnings, capital structure and other financial items;

•        the development of future company-owned branches;

•        statements regarding the capabilities of our business operations;

•        statements of expected future economic performance;

•        statements regarding competition in our market; and

•        assumptions underlying statements regarding us or our business.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss our known material risks under the heading “Risk Factors” above. Many factors could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Consequently, you should not place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions, and the availability of professional and support services. The Cayman Islands, however, has a less developed body of securities laws as compared to the U.S. and provides significantly less protection for investors than the U.S. Additionally, Cayman Islands companies may not have standing to sue in the Federal courts of the U.S.

Most of our operations are conducted in the PRC and most of our assets are located in the PRC. In addition, all of our directors and officers are nationals or residents of the PRC and all or a substantial portion of their assets are located outside the U.S. As a result, it may be difficult for investors to effect service of process within the U.S. upon us or these persons, or to enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S.

We have appointed Puglisi & Associates as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the U.S. or of any state in the U.S. or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Ogier, our counsel with respect to the laws of the Cayman Islands, and East & Concord Partners (“East & Concord”), our counsel with respect to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S. or (ii) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the U.S. or any state in the U.S.

Ogier has further advised us that there is currently no statutory enforcement or treaty between the U.S. and the Cayman Islands providing for enforcement of judgments. A judgment obtained in the U.S., however, may be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination on the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment: (i) is given by a foreign court of competent jurisdiction; (ii) is final; (iii) is not in respect of taxes, a fine or a penalty; and (iv) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (i) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (ii) original actions brought against us or other persons predicated upon the Securities Act. Ogier has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature.

East & Concord has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. There are no treaties or other forms of reciprocity between the PRC and the U.S. for the mutual recognition and enforcement of court judgments. East & Concord has further advised us that under PRC law, PRC courts will not enforce a foreign judgment against us or our officers and directors if the court decides that such judgment violates the basic principles of PRC law or national sovereignty, security or public interest, thus making the recognition and enforcement of a U.S. court judgment in the PRC difficult.

USE OF PROCEEDS

Based upon an assumed initial public offering price of $[•] per Ordinary Share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, we estimate that we will receive net proceeds from this offering, after deducting the estimated underwriting discounts and the estimated offering expenses payable by us, of approximately $[•] if the Underwriter does not exercise its over-allotment option, and $[•] if the Underwriter exercises its over-allotment option in full.

We plan to use the net proceeds we receive from this offering to build new factories, purchase new equipment and facilities, conduct product research and development, and for working capital and for other general corporate purposes:

•        Approximately $[•] million or 30% for repayment for the bank loan in connection with our Expansion Plan or other usage as determined by our board(1);

•        Approximately $[•] million or 30% for new production facilities under the Expansion Plan;

•        Approximately $[•] million or 10% for product research and development; and

•        Approximately $[•] million or 30% for working capital.

____________

(1)      Hongli Shandong is in negotiation with a local bank for the loan with a fixed five-year term on this project for principal amount approximately $10.83 million (RMB 70M) with an expected annual interest rate of 6.8%. Hongli Shandong expects to finalize the terms of the loan agreement and enter into the agreement with Bank of Weifang by the end of March 2022. As Hongli Shandong is still in negotiation with Bank of Weifang, we cannot assure you that such loan will be approved or if approved, that it will be at the expected interest rate or on terms acceptable or favorable to Hongli Shandong. In the event that Hongli Shandong is not able obtain the loan, such portion of offering proceeds will be used to pay for the Yingxuan Assets. For more details about the expansion plan, see “Business of the PRC Operating Entities — Expansion Plan.”

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

DIVIDEND POLICY

We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.

Under the Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary and from our PRC subsidiary, unless we receive proceeds from future offerings. Pursuant to the PRC Enterprise Income Tax Law, or the “EIT Law” and its implementation rules, any dividends paid by the PRC subsidiary to Hongli HK will be subject to a withholding tax rate of 10%. However, if the PRC subsidiary is determined by the relevant PRC tax authority to have satisfied the relevant conditions and requirements under Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends Hongli HK receives from PRC subsidiary may be reduced to 5%. See “Risk Factors — Risks Relating to Doing Business in China — We rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.”

Current PRC regulations permit our indirect PRC subsidiary to pay dividends to Hongli HK only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, our PRC subsidiary is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in the PRC is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenue from our operations, we may be unable to pay dividends on our Ordinary Shares.

Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments, and trade and service-related foreign exchange transactions, can be made in foreign currencies, without prior approval of SAFE, by complying with certain procedural requirements. Specifically, without prior approval of SAFE, cash generated from the operations in PRC may be used to pay dividends to our Company.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2021:

•        on an actual basis; and

•        on an as adjusted basis to reflect the issuance and sale of the Ordinary Shares by us in this offering at the assumed initial public offering price of $[•] per Ordinary Share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and the estimated offering expenses payable by us.

You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	June 30, 2021
	Actual	As adjusted (Over-allotment option not exercised)(1)
	$	$
Cash and cash equivalents	$436,718
Shareholders’ Equity:
Ordinary Shares, $0.0001 par value, 500,000,000 Ordinary Shares authorized, 100 Ordinary Shares issued and outstanding; [•] Ordinary Shares issued and outstanding, as adjusted assuming the over-allotment option is not exercised	—
Additional paid-in capital	610,601
Statutory reserve	370,683
Retained earnings	8,064,951
Accumulated other comprehensive income	553,924
Total Shareholders’ Equity	9,600,159
Total Capitalization	$9,600,159

____________

(1)      Reflects the sale of Ordinary Shares in this offering at an assumed initial public offering price of $[•] per share, and after deducting the estimated underwriting discounts, and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $[•].

A $1.00 increase (decrease) in the assumed initial public offering price of $[•] per Ordinary Share, which is the midpoint of the estimated range of the initial public offering price set forth on the front cover of this prospectus, would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by $[•] million, assuming the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and estimated expenses payable by us.

DILUTION

If you invest in our Ordinary Shares, your interest will be diluted for each Ordinary Share you purchase to the extent of the difference between the initial public offering price per Ordinary Share and our net tangible book value per Ordinary Share after this offering. Dilution results from the fact that the initial public offering price per Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share attributable to the existing shareholders for our presently outstanding Ordinary Shares.

Our net tangible book value as of June 30, 2021, was $[•], or $[•] per Ordinary Share. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the net tangible book value per Ordinary Share (as adjusted for the offering) from the initial public offering price per Ordinary Share and after deducting the estimated underwriting discounts and the estimated offering expenses payable by us.

After giving effect to our sale of [•] Ordinary Shares offered in this offering based on the assumed initial public offering price of $[•] per Ordinary Share, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deduction of the estimated underwriting discounts and the estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2021, would have been $[•], or $[•] per outstanding Ordinary Share. This represents an immediate increase in net tangible book value of $[•] per Ordinary Share to the existing shareholders, and an immediate dilution in net tangible book value of $[•] per Ordinary Share to investors purchasing Ordinary Shares in this offering. The as adjusted information discussed above is illustrative only.

A $1.00 change in the assumed public offering price of $[•] per Ordinary Share would, in the case of an increase, increase and, in the case of a decrease, decrease our pro forma net tangible book value after giving effect to the offering by $[•] million, the pro forma net tangible book value per Ordinary Share after giving effect to this offering by $[•] and the dilution in pro forma net tangible book value per Ordinary Share to new investors in this offering by $[•] assuming no change to the number of Ordinary Shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and estimated offering expenses. The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Ordinary Shares and other terms of this offering determined at pricing.

The following table illustrates such dilution:

	No Exercise of Over-Allotment Option	Full Exercise of Over-Allotment Option
Assumed Initial public offering price per Ordinary Share	$	$
Net tangible book value per Ordinary Share as of June 30, 2021
As adjusted net tangible book value per Ordinary Share attributable to payments by new investors
Pro forma net tangible book value per Ordinary Share immediately after this offering
Amount of dilution in net tangible book value per Ordinary Share to new investors in the offering	$	$

The following tables summarize, on a pro forma as adjusted basis as of June 30, 2021, the differences between existing shareholders and the new investors with respect to the number of Ordinary Shares purchased from us, the total consideration paid and the average price per Ordinary Share before deducting the estimated underwriting discounts and the estimated offering expenses payable by us.

	Ordinary Shares purchased		Total consideration		Average price per Ordinary Share
Over-allotment option not exercised	Number	Percent	Amount	Percent
($ in thousands)
Existing shareholders		%	$	%	$
New investors		%		%
Total		%	$	%	$
	Ordinary Shares purchased		Total consideration		Average price per Ordinary Share
Over-allotment option exercised in full	Number	Percent	Amount	Percent
($ in thousands)
Existing shareholders		%	$	%	$
New investors		%		%
Total		%	$	%	$

The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Ordinary Shares and other terms of this offering determined at the pricing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements about our business and operations. Our actual results may differ materially from those we currently anticipate as a result of many factors, including those we describe under “Risk Factors” and elsewhere in this prospectus. See “Cautionary Statement About Forward-Looking Statements.”

Introduction and overview of the Company

We are an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct our operations in China through contractual arrangements (“Contractual Arrangements”), with a variable interest entity (the “VIE”), Shandong Hongli Special Section Tube Co., Ltd. (“Hongli Shandong”) and its subsidiaries.

We are an offshore holding company conducting our operations in China through Shandong Hongli Special Section Tube Co., Ltd. (“Hongli Shandong”), the VIE, and its subsidiaries. This is an offering of the Ordinary Shares of the offshore holding company. You are not investing in Hongli Shandong, the VIE. Neither we nor our subsidiaries own any share or equity interest in Hongli Shandong. Instead, we consolidate financial results of Hongli Shandong as primary beneficiary through a series of contractual arrangements dated April 12, 2021 (the “Contractual Arrangements”). For the descriptions of the Contractual Arrangements, please see “Corporate Information — Our Corporate Structure — Contractual Arrangements” for descriptions of the Contractual Arrangements.

We, operating through the VIE, Hongli Shandong, and its PRC subsidiaries, are one of the leading cold roll formed steel profile manufacturers in China with respect to the function innovation, performance improvement, and customized manufacturing of our products, according to China Sub-Association for Cold Formed Steel Industries, a professional industrial association. A profile is a specific product designed for a specific use. The PRC operating entities design, customize and manufacture cold roll formed steel profiles for machineries and equipment in a variety of sectors including but not limited to mining and excavation, construction, agriculture and transportation. The PRC operating entities are a strategic supplier for large corporations and international enterprises such as Weichai LOVOL Heavy Industry Co., Ltd. (“LOVOL”), SUNGJIN TECH CO., LTD (“South Korean VOLVO”), Shandong Lingong Construction Machinery Co., Ltd. (“SDLG”), and some newly developed entities associated with Katsushiro Machinery Co., Ltd. (“Japan Katsushiro”).

The PRC operating entities employ a broad array of manufacturing techniques, most importantly cold roll forming (CRF) which is the technique used for manufacturing all the products that differentiates the PRC operating entities from other steel pipe manufacturers that employ alternative forming techniques such as extrusion or pull-trusion. CRF is widely used for applications where precise dimension and mechanical tolerances are required.

The PRC operating entities employ deformed flower designing in their product design which enables the visualization of the formation process, and further ensure the high success rate of our research, development, and design. Currently, the PRC operating entities have applied more than 20 utility patents for this technique, 14 of which have been approved.

Currently, the PRC operating entities are designing and developing a certain type of cross section profile with unequal thickness. Through the changes of thickness of the profile, such cross section profile has overall stronger strength and lighter weight compared to those regular cross section profile. The PRC operating entities are in the preparation of the patent application for such technique, which is expected to be widely used in different applications in five years, including but not limited to, lightweight process of cabs, high-strength fireproof doors, and window and curtain walls.

Supported by their in-house R&D team and manufacturing facilities, the PRC operating entities can facilitate their customers’ orders as a “custom-made profile shop” including designing, customizing, manufacturing and delivery.

The PRC operating entities currently have 10 lines of CRF production lines, 3 units of laser welding coupled with inspection equipment, 3 units for high frequency welding coupled with inspection equipment, 3 units for welding robots, 5 units for 3D laser cutting machines, 3 units for 3D CNC bending machines, a hydraulic press, 2 units of CNC machining and 2D laser cutting machines.

The PRC operating entities produce a variety of distinct profile products in a broad range of materials, sizes and shapes. The PRC operating entities are specialized in high-end products such as anti-roll cab frame profile and engineering machinery structural parts profile, the usual application of which includes excavator cabs, pay-loader and other engineering machinery cabs, profile and set for SDLG and Volvo, agricultural machinery cabs and ROPs, and square profile for buses.

The PRC operating entities face competition from international and domestic roll forming manufacturers that provide roll forming products to distributors, companies and enterprises.

Due to the rapid development of the PRC operating entities in the past several years, the PRC operating entities find that the existing plants capacities have been unable to meet their customers’ demands, especially our long-term development. In order to develop our business, Hongli Shandong has been working to expand its manufacturing capability by (i) purchasing a well-equipped industrial park near its current factory with a parcel of land, four workshops and associated infrastructure; and (ii) purchasing new production facilities for four workshops (“Expansion Plan”).

Factors Affecting Our Results of Operations

As Hongli Cayman is the primary beneficiary of Hongli Shandong and its subsidiaries under the Contractual Arrangements and has consolidated the financial results of Hongli Shandong and its subsidiaries, we believe the following key factors affect our financial condition and results of operations:

Fluctuations in Prices of Steel — The main raw material of the PRC operating entities’ products is steel. Fluctuations in steel prices can lead to volatility in the pricing of their products, which influences the buying patterns of their customers. Because the cost of raw materials represents over half of our total cost of sales, higher or lower cost steel affects our gross margins. Increases in the market price of steel typically enable us to raise our selling prices. For instance, as a result of significant increase in steel prices during fiscal year 2021, the price of the steel that we purchased during the fiscal year 2021 was increased by approximately 30%. We implemented operating strategies on both our sales-side and cost-side to mitigate the negative impact of the fluctuation in steel prices. In circumstances where an increase in steel price by more than 10% is noted, we will negotiate with our customers to adjust the selling price on the sales side. On the cost side, we limit the purchasing cost of our steel material by placing orders to purchase steel material in customized length, which is shorter than the standardized length. The lesser usage of steel in producing the customized steel material leads to a lower purchase cost. In addition, we have been constantly improving our production process which ultimately reduces the amount of steel material used. We are able to contain the overall negative impact of our operation due to the significant increase in steel price in 2021 to be within 5% as a result of our operating strategy. Despite the significant increase in steel price in 2021, the market demands for cold roll formed steel profile remain strong and we have received more orders from customers in 2021 as compared to 2020; and we expect that the steel price will be stabilized in near future, thus we do not think that the trend of increased steel price will have a material impact on our results of operations or liquidity in the near term. However, we cannot assure you that in the future, the market will continue driving the steel price up significantly to the extent that our operating strategy may not be able to successfully mitigate such impact and we will continue monitoring market trends and adjust our operating strategies as needed. To a lesser extent, our gross margins and selling prices can also be impacted by the prices of equipment, transportation and labor.

Development of the Customer Industries — The PRC operating entities produce a comprehensive range of well-designed and customized profile products applied to different kinds of machineries and equipment that are widely used in a variety of sectors, including but not limited to, mining and excavation, construction, agriculture, and transportation industries. At the same time, the PRC operating entities are also actively developing the market expansion of products in other fields. If the customers of the PRC operating entities could not improve their products and compete over their competitors in such sectors, their business operation and financial condition could impact their demands from the PRC operating entities, which impacts our revenues.

Company Scale — The future development of the PRC operating entities depends on the Company’s scale. The current manufacturing capacity of the PRC operating entities is saturated. If the PRC operating entities expect to increase their sales volume, enhance their R&D ability to develop more products, and increase their production volumes, they need to expand our scale, by purchasing more facilities, expanding the factories, hiring more employees, etc. Please see “Expansion Plan.”

We generate our revenue mainly from the sale of custom-made profiles. Currently, the PRC operating entities’ customers come from the industries of mining and excavation, construction, agriculture, and transportation. Geographically, the PRC operating entities’ main market focus is in PRC with expanding market outreach globally.

Currently, the PRC operating entities are seeking to expand our manufacturing facility to accommodate increasing orders.

Our main cost driver is the cost of raw materials. The change in price of the raw materials would significantly impact our profits. The price of the PRC operating entities’ products will be adjusted along with such change to mitigate the risk.

Key Financial Performance Indicators

We consider a variety of financial and operating measures in assessing the performance of our business. The key financial performance measures we use are revenue and gross profit and gross margin. Our review of these indicators facilitates timely evaluation of the performance of our business and effective communication of results and key decisions, allowing our business to respond promptly to competitive market conditions and different demands and preferences from our customers. The key measures that we use to evaluate the performance of our business are set forth below and are discussed in greater details under “Results of Operations”:

Revenue

Our revenue is derived primarily from sales of cold roll formed steel profiles. We have experienced stable growth, resulting from our focus on maintaining business and market relationships with our existing customers, such as LOVOL and South Korean VOLVO, and our expanding market reaches as well. Our revenue is affected by our ability to establish new relationships and maintain relationships with existing customers. In addition, revenue is also impacted by competition, current economic conditions, pricing, inflation, and fluctuations in foreign currencies.

Gross Profit and Gross Margin

Gross profit is the difference between revenue and the cost of revenue. Our cost of revenue consists of the cost of raw materials, direct labor and related production overhead. Raw materials account for the largest portion of our cost of revenue. Supplies and prices of our various raw materials can be affected by worldwide supply and demand factors, as well as other factors beyond our control such as financial market trends. We purchase, directly and indirectly through third-party suppliers, significant amounts of steels and other raw materials annually. The prices of our raw materials have been relatively stable during the years ended December 31, 2020 and 2019 and was affected by the increasing steel price in the six-month ended June 30, 2021, we expect better gross margin in the future as we believe the steel price will be stabilized in the near term. To protect our operation from such volatility, from time to time, we purchase and store our major raw materials, such as steel and aluminum, in advance to provide economic buffers regarding portions of our pricing and supply, for the majority of our raw material purchases we do not typically enter into any fixed-price contracts and may not be able to accurately anticipate future raw material prices for those inputs. Over the past years, we have implemented certain operating strategies to achieve cost reduction and productivity improvement in our supply chain. Some of the major operating strategies we have implemented on reducing raw materials costs are volume buying, direct purchasing, and price negotiations. In addition, we achieve manufacturing efficiency by standardizing and optimizing certain procedures across our production cycles such as procurement, engineering and product development, manufacturing, dealer management, and pricing. On the other hand, labor is a primary component in the cost of operating our business. Increased labor costs due to competition, increased minimum wage or employee benefits costs, or otherwise, would adversely impact our operating expenses. And our success also depends on our ability to attract, motivate, and retain qualified employees, including senior management and technically competent employees, to keep pace with our growth strategy.

Gross margin is gross profit divided by revenue. Gross margin is a measure used by management to indicate whether we are selling our products at an appropriate gross profit. Our gross margin is impacted mainly by the price of our raw material and labor, as well as our products. We consider many factors such as cost of revenue increases and competitive pricing strategies. To maintain our current gross margin and to achieve a higher gross margin, we seek to maintain continued focus on our R&D efforts that we believe will enhance our existing market positions and allow us to compete in the steel profile product category.

The COVID-19 Pandemic

Since early 2020, the epidemic of the novel strain of coronavirus (COVID-19) (the “COVID-19 pandemic”) has spread across China and other countries and has adversely affected businesses and economic activities in the first quarter of 2020 and beyond. The PRC operating entities followed the restrictive measures implemented in China, by suspending onsite operation and having employees work remotely until February 2020, when they started to gradually resume normal operations. The operations, especially international orders, of the PRC operating entities were negatively impacted by COVID-19 pandemic, but our total revenues increased by approximately $1.9 million, or 20.07%, to approximately $11.2 million for the year ended December 31, 2020 from approximately $9.3 million for the year ended December 31, 2019. The increase was attributed by the facts that (i) during fiscal year 2020, the PRC operating entities completed the research phase for certain orders placed in 2019 and recognized revenue when control of the products was transferred to the customers, (ii) the domestic cold roll formed steel market was very active during 2020 despite the COVID-19 pandemic which drove increased domestic orders; and (iii) some of the existing customers increased their orders with the PRC operating entities. As the spread of COVID-19 slows domestically and internationally, the PRC operating entities expect their business be less impacted by COVID-19, as their orders have been growing since December 31, 2020. Our total revenues increased by approximately $5.4 million, or 111.47%, to approximately $10.3 million for the six months ended June 30, 2021 from approximately $4.9 million for the six months ended June 30, 2020. The increase was attributed by the facts that (i) during the six months ended June 30, 2021, the PRC operating entities completed the research phase for certain orders placed in 2020 and recognized revenue when control of the products was transferred to the customers, (ii) the domestic cold roll formed steel market was very active during 2021 despite the COVID-19 pandemic which drove increased domestic orders; and (iii) some of the existing customers increased their orders with the PRC operating entities. The PRC operating entities have resumed their efforts on developing offshore markets including planning to open a sale office in the U.S. However, this plan has been delayed or might even be postponed due to the impact of COVID-19, travel restrictions, and the potential market opportunities in the U.S. Management of Hongli Shandong are currently evaluating the feasibility to open a sales office in the U.S. pending the development of COVID-19, travel restrictions, and the potential market opportunities in the U.S.

Even though the COVID-19 pandemic is currently under control in China, due to the high uncertainty of the evolving situation, we have limited visibility on the full impact brought upon by the COVID-19 pandemic and the related financial impact cannot be estimated at this time.

We are monitoring the global outbreak and spread of COVID-19 and taking steps in an effort to identify and mitigate the adverse impacts on, and risks to, our business (including but not limited to our employees, customers, and other business partners) posed by its spread and the governmental and community reactions thereto. We continue to assess and update our business continuity plans in the context of this pandemic, including taking steps in an effort to help keep our workforces healthy and safe. The spread of COVID-19 has caused the PRC operating entities to modify our business practices (including employee travel, employee work locations in certain cases, and cancellation of physical participation in certain meetings, events and conferences), and the PRC operating entities expect to take further actions as may be required or recommended by government authorities or as they determine are in the best interests of our employees, customers and other business partners. The PRC operating entities are also working with their suppliers to understand the existing and future negative impacts, and to take actions in an effort to mitigate such impacts. Due to the speed with which the COVID-19 pandemic is developing, the global breadth of its spread and the range of governmental and community reactions thereto, there is uncertainty around its duration and ultimate impact; therefore, any negative impact on our overall financial and operating results (including without limitation our liquidity) cannot be reasonably estimated at this time, but the pandemic could lead to extended disruption of economic activity and a related impact on our financial and operating results.

Results of Operations

We, a Cayman Islands holding company, do not conduct any substantive operations of our own, rather, we conduct operations through Hongli WFOE, which in turn, conducts its business substantially through Hongli Shandong pursuant to the Contractual Arrangements. As a result, we maintain the ability to approve decisions made by Hongli Shandong and are entitled to substantially all of the economic benefits of Hongli Shandong and its subsidiaries. Therefore, we, as the primary beneficiary of Hongli Shandong and its subsidiaries, have consolidated the financial results of Hongli Shandong and its subsidiaries.

For the Years Ended December 31, 2020 and 2019

The following table summarizes the results of our operations for the years ended December 31, 2020 and 2019, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

	Year ended December 31, 2020	Year ended December 31, 2019	Amount Increase (Decrease)	% Increase (Decrease)
Revenues	$11,158,820	$9,293,364	$1,865,456	20.07%
Cost of revenues	6,706,303	5,301,445	1,404,858	26.50%
Gross profit	4,452,517	3,991,919	460,598	11.54%
Operating expenses
Selling, General and administrative	1,983,013	1,111,197	871,816	78.46%
Total operating expenses	1,983,013	1,111,197	871,816	78.46%

Operating income	2,469,504	2,880,722	(411,218)	(14.27)%

Other income	643,775	67,064	576,711	859.94%
Financial expenses	(372,546)	(256,156)	(166,390)	45.44%
Other expenses	(77,296)	(23,669)	(53,627)	226.57%
Total other income (expenses), net	193,933	(212,761)	406,694	191.15%
Income before income taxes	2,663,437	2,667,961	(4,524)	(0.17)%

Income tax expense	239,496	588,555	(349,059)	(59.31)%
Net Income	$2,423,941	$2,079,406	$344,535	16.57%

We derive revenues from sales of products in the domestic and overseas markets. The following table presents our revenues by geographical regions.

	For the Years Ended December 31,
	2020		2019
	Revenue	% of total Revenue	Revenue	% of total Revenue	Variance	Variance %
PRC	$7,860,794	70%	$6,569,188	71%	$1,291,606	19.66%
South Korea	3,298,026	30%	2,684,184	29%	613,842	22.87%
United States	—	—%	39,992	—%	(39,992)	(100)%
Total	$11,158,820	100%	$9,293,364	100%	$1,865,456	20.07%

Our total revenues increased by approximately $1.9 million, or 20.07%, to approximately $11.2 million for the year ended December 31, 2020 from approximately $9.3 million for the year ended December 31, 2019. The increase in revenue is primarily due to the increase in demand of our products as we continue to manufacture amid the pandemic, which accounted for approximately $1.86 million, or 19.75% of total revenues. In addition, the increase in revenues in the year 2020 is partially the result of certain sales orders in our new products that we received in 2019, which we recognized revenues of approximately $36,000, or 0.32% of total revenues when the control of the products had been transferred to the customers and performance obligations had been satisfied in 2020. Generally, it will take us approximately 6-10 months to complete a new product from the research period to mass production. It is the nature of our business performance that involves the research and development period for each new product, and partial payments are made in different phases while the revenues are recognized when control of the products have been transferred to the customers. We do not believe such time lag between the placement of sales order and recognition of the revenues would have any materially negative impacts to our business and or financial conditions. We were able to maintain our gross profit derived from each of our products as we manufacture customized products and increase our products’ prices in observation of the changes in the prices of our raw materials.

Cost of revenues

Our cost of revenues consists of cost to manufacture our products, primarily includes the cost to purchase raw materials and the related depreciation of our production machinery and equipment. Our cost of revenues increased by approximately $1.4 million or 26.50% to approximately $6.7 million for the year ended December 31, 2020 from approximately $5.3 million for the year ended December 31, 2019. The increase in cost of revenue is relatively consistent with the increase of our revenues.

Gross profit

Our gross profit increased by approximately $0.5 million, or 11.54%, to approximately $4.5 million for the year ended December 31, 2020 from approximately $4.0 million for the year ended December 31, 2019. As a percentage of revenues, our gross margin has remained relatively stable at 40% and 43% for the years ended December 31, 2020 and 2019, respectively.

Selling, general and administrative (“SG&A”) expenses

SG&A expenses primarily consisted of salary and compensation expenses relating to our sales and marketing, finance, legal, human resources and executive office personnel, and included research and development expenses, rental expenses, depreciation and amortization expenses, office overhead, professional service fees and travel and transportation costs.

SG&A expenses increased by approximately $0.9 million or 78.46% from approximately $1.1 million for the year ended December 31, 2019 to approximately $2.0 million for the year ended December 31, 2020. The increase of the SG&A expenses was primarily attributable to (i) the increase of the sales and marketing expense; (ii) the increase in the general and administrative expenses, primarily consist of salary expenses and related employee benefits, consulting expenses, and other administrative expenses that increased mainly due to the increase in our sales activities; and (iii) the increase in our research and development (“R&D”) expenses.

Sales and marketing expenses

Our sales and marketing expenses consist primarily of salary and welfare for sales and marketing personnel, promotion and marketing expenses and other expenses in associated with our marketing activities. The Company recognized approximately $292,000 and $198,000 of sales and marketing expenses for the years ended December 31, 2020 and 2019, respectively. The increase in sales and marketing expense is mainly due to the increase in our increased shipping and handling cost. Our shipping and handling cost increased to approximately $203,000 for the year ended December 31, 2020 from approximately $132,000 for the year ended December 31, 2019. The increase of shipping and handling cost is relatively consistent with the increase of our revenues, and also as a result of the customers with shorter delivery distance decreased while with longer delivery distance increased in 2020. We incurred exhibition and promotion cost of approximately $27,000 in the year ended December 31, 2020, an increase of approximately $18,000, as compared to the amount incurred in the year ended December 31, 2019. The increase in exhibition and promotion cost is a result of our effort in expanding our market outreach.

General and administrative expenses

Our general and administrative expenses consist of primarily salary expenses and related employee benefits, which increased by approximately $509,000 or 94% from approximately $539,000 for the year ended December 31, 2019 to approximately $1,048,000 for the year ended December 31, 2020, due to the increase in our sales activities. Our general administrative expenses also consist of consulting expenses, which increased by approximately $280,000 or 2,967% from approximately $9,000 for the year ended December 31, 2019 to approximately $289,000 for the year ended December 31, 2020 primarily due to our effort made towards preparation of the IPO in 2020, which is indirectly associated with the offering. The other administrative expenses, consisting mainly of employee compensation and welfare expense, increased by approximately $193,000 or 136% from approximately $142,000 for the year ended December 31, 2019 to approximately $335,000 for the year ended December 31, 2020.

Research and development (“R&D”) expenses

Substantially all research and development costs represent the Company’s spending in product development activities. For the years ended December 31, 2020 and 2019, the Company recorded a research and development expense of approximately $644,000 and $374,000, respectively.

The increase in our R&D expenses is primarily attributable to the increase of our R&D activity towards product prototype development. As we manufacture a customized product for our customers, we commence product R&D before some of the new customization can be finalized. For the year ended December 31, 2020, we have developed 552 prototypes, an increase of 261, from 291 prototypes developed for the year ended December 31, 2019. In conducting these R&D activities, we incurred approximately $322,000 in material cost and allocated $127,000 depreciation expense in R&D activities in the year ended December 31, 2020, an increase of approximately $197,000 material cost and $49,000 allocated depreciation expenses, as compared to the amount incurred the year ended December 31, 2019.

Other income

Other income was primarily comprised of our tax subsidy received from the local tax bureau in the PRC. For the year ended December 31, 2020, the Company received such tax subsidy of approximately $0.5 million, as compared to nil in the year ended December 31, 2019. The Company recognized and included the tax subsidy in the consolidated statements of operations and comprehensive income upon receipt.

Financial expenses

Financial expenses primarily comprised gain or loss recognized from foreign currency transactions and interest incurred on short-term loans. Interest expenses remain relatively stable with a slight decrease of approximately $20,000 or 7.73% from approximately $256,000 for the year ended December 31, 2019 to approximately $236,000 for the year ended December 31, 2020. We maintained our level of debt financing as we believe that under the global low interest rate environment for borrowing, utilizing additional capital for the development of our businesses may be beneficial to the Company as well as to our shareholders. Gain (loss) from foreign currency transactions recognized and included in the consolidated statements of operations and comprehensive income for the years ended December 31, 2020 and 2019, amounted to approximately $(102,000) and $29,000, respectively.

Income before income taxes

Our income before income taxes was approximately $2.7 million for the year ended December 31, 2020, a decrease of 0.17%, as compared to the year ended December 31, 2019.

Income tax expense

Our income tax expense was approximately $0.2 million for the year ended December 31, 2020, compared to approximately $0.6 million for the year ended December 31, 2019, a decrease of approximately $0.4 million. Our taxable income for the year ended December 31, 2020 excluded the other income recognized from the receipt of an approximately $0.5 million tax subsidy as such receipt is non-taxable pursuant to the PRC tax regulation. As a result, we incurred less income tax expense for the year ended December 31, 2020.

Net Income

Our net income was approximately $2.4 million for the year ended December 31, 2020, an increase of $0.3 million from $2.1 million for the year ended December 31, 2019. The increase in net income was primarily due to the decrease in income tax expense incurred in the year ended December 31, 2020 associated with the non-taxable receipt of a tax subsidy discussed above.

Foreign Currency Translation

Our principal country of operations is the PRC. The financial position and results of our operations are determined using RMB, the local currency, as the functional currency. The consolidated financial statements are reported using U.S. Dollars. The results of operations and the statement of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. The spot rate of U.S. Dollar against RMB decreased to 6.5378 as of December 31, 2020 from 6.9615 as of December 31, 2019, the average rate during the respective year then ended remains relatively stable at 6.9003 and 6.9114. As a result of the fluctuation in the foreign currency exchange rate, we have recognized other comprehensive income of approximately $0.5 million, which resulted from currency translation adjustments.

The spot rate of U.S. Dollar against RMB increased to 6.9615 as of December 31, 2019 from 6.8778 as of December 31, 2018; the average rate increased to 6.9114 for the year ended December 31, 2019 from 6.6187 for the year ended December 31, 2018. As a result of the fluctuation in the foreign currency exchange rate, we have recognized other comprehensive loss of approximately $50,000, which resulted from currency translation adjustments.

Comprehensive Income

Our comprehensive income was approximately $2.9 million and $2.0 million for the years ended December 31, 2020 and 2019, respectively, due to reasons discussed above.

For the Six Months Ended June 30, 2021 and 2020

The following table summarizes the results of our operations for the six months ended June 30, 2021 and 2010, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

	Six months period ended June 30, 2021	Six months period ended June 30, 2020	Amount Increase (Decrease)	% Increase (Decrease)
Revenues	$10,261,131	$4,852,337	$5,408,794	111%
Cost of revenues	6,763,977	2,908,447	3,855,530	133%
Gross profit	3,497,154	1,943,890	1,553,264	80%
Operating expenses
Selling, General and administrative	1,508,182	764,609	743,573	97%
Total operating expenses	1,508,182	764,609	743,573	97%

Operating income	1,988,972	1,179,281	809,691	69%

Other income	27,706	31,822	(4,166)	(13)%
Financial expenses	(250,749)	(126,077)	124,672	99%
Other expenses	(2,005)	(75,683)	(73,678)	(97)%
Total other income (expenses), net	(225,048)	(169,938)	55,110	32%
Income before income taxes	1,763,924	1,009,343	754,581	75%

Income tax expense	305,381	158,448	146,933	93%
Net Income	$1,458,543	$850,895	$607,648	71%

We derive revenues from sales of products in the domestic and overseas markets. The following table presents our revenues by geographical regions.

	For the Six Months Ended June 30,
	2021		2020
	Revenue	% of total Revenue	Revenue	% of total Revenue	Variance	Variance %
PRC	$7,388,982	72%	$2,984,003	61%	$4,404,979	147%
South Korea	2,872,149	28%	1,868,334	39%	1,003,815	54%
Total	$10,261,131	100%	$4,852,337	100%	$5,408,794	111%

Our total revenues increased by approximately $5.4 million, or 111%, to approximately $10.26 million for the six months ended June 30, 2021 from approximately $4.85 million for the six months ended June 30, 2020. The increase in revenue is primarily due to the increase in demand of our products. We sold approximately 713,000 products in the six months ended June 30, 2021, an increase of 330,000 products, or 87%, from approximately 383,000 products in the same period ended June 30, 2020.

Cost of revenues

Our cost of revenues consists of cost to manufacture our products, primarily includes the cost to purchase raw materials and the related depreciation of our production machinery and equipment. Our cost of revenues increased by approximately $3.86 million or 133% to approximately $6.77 million for the six months ended June 30, 2021 from approximately $2.91 million for the six months ended June 30, 2020. The increase in cost of revenue is mainly due to increase in steel price for the six months ended June 30, 2021, during which the unit price of our main raw material increased for an average of 20% as compared to prices in 2020.

Gross profit

Our gross profit increased by approximately $1.55 million, or 80%, to approximately $3.49 million for the six months ended June 30, 2021 from approximately $1.94 million for the six months ended June 30, 2020. As a percentage of revenues, our gross margin decreased to 34% for the six months ended June 30, 2021 from 40% for the six months ended June 30, 2020 as a result of the increase in steel price.

Selling, general and administrative (“SG&A”) expenses

SG&A expenses primarily consisted of salary and compensation expenses relating to our sales and marketing, finance, legal, human resources and executive office personnel, and included research and development expenses, rental expenses, depreciation and amortization expenses, office overhead, professional service fees and travel and transportation costs.

SG&A expenses increased by approximately $0.7 million or 97% from approximately $0.8 million for the six months ended June 30, 2020 to approximately $1.5 million for the six months ended June 30, 2021. The increase of the SG&A expenses was primarily attributable to (i) the increase of the sales and marketing expense; (ii) the increase in the general and administrative expenses, primarily consisting of salary expenses and related employee benefits, consulting expenses, and other administrative expenses that increased mainly due to the increase in our sales activities; and (iii) the increase in our R&D expenses.

Sales and marketing expenses

Our sales and marketing expenses consist primarily of salary and welfare for sales and marketing personnel, promotion and marketing expenses and other expenses in associated with sales and marketing activities. The Company recognized approximately $312,000 and $110,000 of sales and marketing expenses for the six months ended June 30, 2021 and 2020, respectively. The increase in sales and marketing expense is mainly due to the increase in our increased shipping and handling cost. Our shipping and handling cost increased to approximately $173,000 for the six months ended June 30, 2021 from approximately $89,000 for the six months ended June 30, 2020. The increase of shipping and handling cost is relatively consistent with the increase of our revenues, and also as a result of the customers with shorter delivery distance decreased while with longer delivery distance increased in the six months ended June 30, 2021. We incurred exhibition and promotion cost of approximately $30,000 in the six months ended June 30, 2021, an increase of approximately $30,000, as compared to the amount incurred in the six months ended June 30, 2020. The increase in exhibition and promotion cost is a result of our effort in expanding our market outreach.

General and administrative expenses

Our general and administrative expenses consist of primarily salary expenses and related employee benefits, which increased by approximately $94,000 or 74% from approximately $126,000 for the six months ended June 30, 2020 to approximately $220,000 for the six months ended June 30, 2021, due to the increase in our sales activities. Our general administrative expenses also consist of consulting expenses, which increased by approximately $94,000 or 353% from approximately $27,000 for the six months ended June 30, 2020 to approximately $121,000 for the six months ended June 30, 2021 primarily due to our effort made towards preparation of the IPO in 2021 which is indirectly associated with the offering.

Research and development (“R&D”) expenses

Substantially all research and development costs represent the Company’s spending in product development activities. For the six months ended June 30, 2021 and 2020, the Company recorded a research and development expense of approximately $589,000 and $301,000, respectively.

The increase in our R&D expenses is primarily attributable to the increase of our R&D activity towards product prototype development. As we manufacture a customized product for our customers, we commence product R&D before some of the new customization can be finalized. For the six months ended June 30, 2021, we have developed 125 prototypes, an increase of 23, from 102 prototypes developed for the six months ended June 30, 2020. In conducting these R&D activities, we incurred approximately $336,000 in material cost and allocated $58,000 depreciation expense in R&D activities in the six months ended June 30, 2021, an increase of approximately $195,000 material cost and a decrease of $12,000 allocated depreciation, as compared to the amount incurred for the period ended June 30, 2020. We incurred approximately $153,000 in labor costs for the six months ended June 30, 2021, an increase of $85,000 as compared to the amount incurred for the six months ended June 30, 2020.

Other income

For the six months ended June 30, 2021 and 2020, other income was primarily comprised of income from sale of scrapped materials of approximately $28,000 and $32,000, respectively.

Financial expenses

Financial expenses primarily comprised of gain or loss recognized from foreign currency transactions and interest incurred on short-term loans. Interest expenses remain relatively stable with a slight increase of approximately $16,000 or 11% from approximately $129,000 for the six months ended June 30, 2020 to approximately $144,000 for the six months ended June 30, 2021. We maintained our level of debt financing as we believe that under the global low interest rate environment for borrowing, utilizing additional capital for the development of our businesses may be beneficial to the Company as well as to our shareholders. Gain (loss) from foreign currency transactions recognized and included in the consolidated statements of operations and comprehensive income for the six months ended June 30, 2021 and 2020, amounted to approximately $102,000 and $(87,000), respectively.

Income before income taxes

Our income before income taxes was approximately $1.76 million for the six months ended June 30, 2021, an increase of 75%, as compared to the six months ended June 30, 2020.

Income tax expense

Our income tax expense was approximately $0.31 million for the six months ended June 30, 2021, compared to approximately $0.16 million for the six months ended June 30, 2020, an increase of approximately $0.15 million. The increase in income tax expenses was in line with the increase in net income before income tax.

Net Income

Our net income was approximately $1.5 million for the six months ended June 30, 2021, an increase of $0.6 million from $0.9 million for the six months ended June 30, 2020. The increase in net income was primarily due to better performance of our operation.

Foreign Currency Translation

Our principal country of operations is the PRC. The financial position and results of our operations are determined using RMB, the local currency, as the functional currency. The consolidated financial statements are reported using U.S. Dollars. The results of operations and the statement of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution.

The spot rate of U.S. Dollar against RMB decreased to 6.4576 as of June 30, 2021 from 6.5378 as of December 31, 2020. The average rate during the six months ended June 30, 2021 was 6.4682. As a result of the fluctuation in the foreign currency exchange rate, we have recognized other comprehensive income of approximately $0.1 million, which resulted from currency translation adjustments.

The spot rate of U.S. Dollar against RMB increased to 7.0744 as of June 30, 2020 from 6.9615 as of December 31, 2019. The average rate during the six months ended June 30, 2020 was 7.0335. As a result of the fluctuation in the foreign currency exchange rate, we have recognized other comprehensive loss of approximately $0.09 million, which resulted from currency translation adjustments.

Other Comprehensive Income (Loss)

Our other comprehensive income (loss) was approximately $0.1 million and ($0.09) million for the six months ended June 30, 2021 and 2020, respectively, due to reasons discussed above.

Liquidity and Capital Resources

PRC implements strict foreign exchange control policies. The main regulation of PRC’s foreign exchange control is the Foreign Exchange Administration Regulations, promulgated by the State Council in 1996 and most recently amended in 2008. For the foreign exchange payments under current account items, under existing PRC foreign exchange regulations, such as the Foreign Exchange Administration Regulations; the Guidelines on Foreign Exchange Business under Current Account (Edition 2020), which was promulgated by SAFE and became effective in Aug 28, 2020; the Supplementary Announcement of State Taxation Administration and State Administration of Foreign Exchange on Issues Relating to Tax Filing for Outbound Payments under Trade in Services and Other Items, which was promulgated by State Administration of Taxation and SAFE and became effective on June 29, 2021, it shall be based on true and legitimate transactions. For a single transaction of payments which exceeds $50,000, domestic institutions shall complete the tax record-filing formalities prior to making the first foreign exchange payment, and before the bank making payment, the bank shall review the documentation including the relevant contracts, settlement list and the electronic tax record-filing form. The foreign exchange payment under current account times is made legitimately only if the formalities of tax filing are completed by the domestic institutions and the documentation review is completed by the bank.

There are no regulatory restrictions with regards to cash transfers in RMB between the entities in China, however, cash transfer, if any, between the PRC entities and/or Hongli WFOE, is subject to reasonable business purpose, relevant management approval and applicable internal control procedures and booking, and with respect to Hongli WFOE and Hongli Shandong, pursuant to VIE agreements.

We intend to keep any future earnings to re-invest in and finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, Hongli HK, unless we receive proceeds from future offerings.

Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through the current Contractual Arrangements, we may be unable to pay dividends on our Ordinary Shares.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%.

In order for us to pay dividends to our shareholders, we will rely on payments made from Hongli Shandong to Hongli WFOE, pursuant to Contractual Arrangements between them, and the distribution of such payments to Hongli HK as dividends from Hongli WFOE. Certain payments from the VIE, Hongli Shandong, to Hongli WFOE are subject to PRC taxes, including business taxes and VAT.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, Hongli HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Hongli HK intends to apply for the tax resident certificate when WFOE plans to declare and pay dividends to Hongli HK. See “Risk Factors — Risks Related to Doing Business in China — There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

Further, the proceeds of this offering may be sent back from the holding company to the PRC, and the process for sending such proceeds back to the PRC may be time-consuming after the closing of this offering. We may be unable to use these proceeds to grow the business of the PRC operating entities until the PRC operating entities receive such proceeds in the PRC. Any transfer of funds by the holding company to the PRC operating entities, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration or filing with relevant governmental authorities in China. Any foreign loans procured by the PRC operating entities is required to be registered with China’s State Administration of Foreign Exchange (“SAFE”) or its local branches or satisfy relevant requirements, and the PRC operating entities may not procure loans which exceed the difference between their respective total project investment amount and registered capital or 2 times (which may be varied year by year due to the change of PRC’s national macro-control policy) of the net worth of our PRC subsidiary. According to the relevant PRC regulations on foreign-invested enterprises in China, capital contributions to the PRC operating entities are subject to the approval of or filing with State Administration for Market Regulation in its local branches, the Ministry of Commerce in its local branches and registration with a local bank authorized by SAFE.

We plan to allocate up to 30% of the proceeds of this offering to repay the bank loan to complete Hongli Shandong’s expansion plan, assuming that we successfully consummate this offering, and, further, in the event that we are not able to obtain the bank loan, we will re-allocate up to 30% of the proceeds of this offering to pay for the Yingxuan Assets. For more details, see “Business of the PRC Operating Entities — Expansion Plan.” Therefore, we may be unable to use these proceeds to complete Hongli Shandong’s expansion plan until Hongli Shandong receives such proceeds in the PRC, which might be time-consuming. See “Risk Factors — We must remit the offering proceeds to China before they may be used to benefit our business in China, the process of which may be time-consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner.”

Additionally, pursuant to the exclusive business cooperation and management agreement between Hongli WFOE and Hongli Shandong Hongli WFOE has the full and exclusive right to manage all cash flow and assets of Hongli Shandong and to administrate the financial affairs and daily operation of Hongli Shandong. There are no terms in the VIE agreements that may restrict the transfer of funds between Hongli Shandong and Hongli WFOE.

As of December 31, 2020, we had cash and cash equivalents of approximately $1.4 million, and our current assets were approximately $8.6 million, and our current liabilities were approximately $5.5 million. Total shareholders’ equity as of December 31, 2020 was approximately $8.0 million. As of June 30, 2021, we had cash and cash equivalents of approximately $0.4 million, and our current assets were approximately $12 million, and our current liabilities were approximately $7.6 million. Total shareholders’ equity as of June 30, 2021 was approximately $9.6 million. Substantially all of our current operations are conducted in the PRC and all of our revenue, expenses, cash and cash equivalents are denominated in RMB. Substantially all of our cash and cash equivalents were held by the Company in the PRC.

In assessing our liquidity, we monitor and analyze our cash on hand and held in the bank, our ability to generate sufficient revenue sources in the future and our operating and capital expenditure commitments. The Company plans to fund working capital through its operations, bank borrowings and additional capital contributions from shareholders. For the years ended December 31, 2020 and 2019, we yielded a positive cash flow of approximately $2.8 million and $1.8 million from operations, respectively. For the six months ended June 30, 2021 and 2020, we had (incurred) positive cash flow of approximately $(0.56) million and $1.1 million from operations, respectively. We have historically funded our working capital needs primarily from operations, advance payments from customers and shareholders. Our working capital requirements are affected by the efficiency of our operations, the numerical volume and dollar value of our sales contracts, the progress or execution on our customer contracts, and the timing of accounts receivable collections. We have been using our historical funds to optimize our sales and production and expect to self-sustain in 2021. We have been generating positive cash flows from our operations and we can conduct our operations using only currently available capital resources without regard to any potential financing for at least a year.

The following table sets forth summary of our cash flows for the periods indicated:

Years Ended December 31, 2020 and 2019

	For the Years Ended December 31,
	2020	2019
Net cash provided by operating activities	$2,764,720	$1,788,640
Net cash used in investing activities	(2,011,864)	(1,342,407)
Net cash provided by (used in) financing activities	322,579	(625,447)
Net increase (decrease) in cash and cash equivalents	1,153,265	(183,507)
Cash and cash equivalents at beginning of the year	280,844	464,351
Cash and cash equivalents at end of the year	$1,434,109	$280,844

Six Months Ended June 30, 2021 and 2020

	For the Six Months Period Ended June 30,
	2021	2020
Net cash (used in) provided by operating activities	$(563,418)	1,055,556
Net cash used in investing activities	(1,095,176)	(198,784)
Net cash provided by (used in) financing activities	645,060	(129,566)
Net (decrease) increase in cash and cash equivalents	(910,107)	718,520
Cash and cash equivalents at beginning of the period	1,346,825	280,844
Cash and cash equivalents at end of the period	$436,718	999,364

Operating Activities — Years Ended December 31, 2020 and 2019

Net cash provided by operating activities was approximately $2.8 million for the year ended December 31, 2020, including net income of approximately $2.4 million, adjusted for non-cash items of approximately $0.8 million and negative changes in operating assets and liabilities of approximately $0.4 million. The changes in operating assets and liabilities mainly included an increase in accounts receivable of approximately $0.6 million, an increase in inventory of approximately $0.4 million, an increase in prepaid expenses and other current assets of approximately $0.3 million, an increase in other assets of approximately $0.1 million, a decrease in notes receivable of approximately $0.7 million and an increase in accounts payable of approximately $0.4 million.

Net cash provided by operating activities for the year ended December 31, 2019 was approximately $1.8 million, which was primarily attributable to net income of approximately $2.1 million, adjusted for non-cash items of approximately $0.6 million and negative changes in operating assets and liabilities of approximately $0.9 million. The changes in operating assets and liabilities mainly included a decrease in accounts receivable of approximately $0.6 million, a decrease in prepaid expenses and other current assets of approximately $0.1 million, an increase in notes receivable of approximately $1.2 million, an increase in inventory of approximately $0.2 million, a decrease in accounts payable of approximately $0.1 million and a decrease in accrued expenses and other payables of approximately $0.1 million.

Operating Activities — Six Months Ended June 30, 2021 and 2020

Net cash used in operating activities was approximately $0.6 million for the six months ended June 30, 2021, including net income of approximately $1.5 million, adjusted for non-cash items of approximately $0.3 million and negative changes in operating assets and liabilities of approximately $2.4 million. The changes in operating assets and liabilities mainly included an increase in accounts receivable of approximately $1.9 million, an increase in inventory of approximately $0.7 million, an increase in prepaid expenses and other current assets of approximately $0.7 million, an increase in accounts payable of approximately $0.5 million and an increase in accrued expenses, other payables of approximately $0.4 million and an increase in income tax payable of approximately $0.6 million.

Net cash provided by operating activities for the six months ended June 30, 2020 was approximately $1.1 million, which was primarily attributable to net income of approximately $0.9 million, adjusted for non-cash items for approximately $0.4 million and negative changes in operating assets and liabilities of approximately $0.2 million. The changes in operating assets and liabilities mainly included an increase in accounts receivable of approximately $0.2 million, an increase in prepaid expenses and other current assets of approximately $0.05 million, an increase in other assets of approximately $0.1 million, a decrease in notes receivable of approximately $0.2 million, a decrease in inventory of approximately $0.2 million, a decrease in accounts payable of approximately $0.06 million, a decrease in tax payable of approximately $0.1 million and a decrease in accrued expenses and other payables of approximately $0.07 million.

Investing Activities — Years Ended December 31, 2020 and 2019

Net cash used in investing activities was approximately $2.0 million for the year ended December 31, 2020, which were primarily the result of prepayment made for an acquisition of a business of approximately $1.4 million and payment made to acquire property and equipment of approximately $0.6 million.

Net cash used in investing activities was approximately $1.3 million for the year ended December 31, 2019, primarily the result of payment made to acquire property and equipment.

Investing Activities — Six Months Ended June 30, 2021 and 2020

Net cash used in investing activities was approximately $1.1 million for the six months ended June 30, 2021, an increase of $0.9 million, from approximately $0.2 million for the six months ended June 30, 2020. The increase from 2020 to 2021 was primarily the result of increase in prepayment made to acquire property and equipment for approximately $0.8 million and a loan made for approximately $0.2 million, offset by approximately $0.1 million decrease from cash paid to acquire fixed assets and received from sale of fixed assets for the six months ended June 30, 2021.

Financing Activities — Years Ended December 31, 2020 and 2019

Net cash provided by financing activities was approximately $0.3 million for the year ended December 31, 2020, which were primarily the result of advances received from related parties of approximately $5.4 million, repayments made to related parties of approximately $4.9 million, and payments made for financing leases of approximately $0.2 million. We also borrowed approximately $3.8 million of a short term loan, and made repayment of approximately $3.8 million to the outstanding short term loan.

Net cash used in financing activities was approximately $0.6 million for the year ended December 31, 2019, which were primarily the result of advances received from related parties of approximately $4.8 million, repayments made to related party advances of approximately $5.6 million, proceeds received from financing liability of approximately $0.1 million, payments of financing liability approximately $0.05 million and payments made for financing leases of approximately $0.2 million. We also borrowed approximately $3.9 million of a short term loan, and made repayments of approximately $3.7 million to the outstanding short term loan.

Financing Activities — Six Months Ended June 30, 2021 and 2020

Net cash provided by financing activities was approximately $0.6 million for the six months ended June 30, 2021, which were primarily the result of repayments made to related parties of approximately $0.04 million, payments made for financing leases of approximately $0.08 million and payment made for offering costs of approximately $0.4 million. We also borrowed approximately $3.8 million of a short term loan, and made repayment of approximately $2.6 million to the outstanding short term loan.

Net cash used in financing activities was approximately $0.1 million for the six months ended June 30, 2020, which were primarily the result of advances received from related parties of approximately $3.6 million, repayments made to related party advances of approximately $3.6 million and payments of financing liability approximately $0.09 million. We also borrowed approximately $2.6 million of a short term loan, and made repayments of approximately $2.6 million to the outstanding short term loan.

Short Term Loans — Years Ended December 31, 2020 and 2019

Short term loans represent amounts due to various banks on scheduled payment dates set out in the loan agreements. These loans are secured by pledge or guarantees and are classified as short term based on their maturities. Substantially all of the loans are used for the purchase of raw materials. Substantially all outstanding bank loans as of December 31, 2020 and 2019 were guaranteed by the family members of the CEO, companies owned by those family members, and certain third-party companies. Short term loans consisted of the following at December 31, 2020:

Lender	As of December 31, 2020
Agricultural Bank of China	$2,141,393
Bank of Weifang	1,376,610
Postal Savings Bank of China	305,913
Total	$3,823,916

Short Term Loans — Six Months Ended June 30, 2021 and 2020

Short term loans represent amounts due to various banks on scheduled payment dates set out in the loan agreements. These loans are secured by pledge or guarantees and are classified as short term based on their maturities. Substantially all of the loans are used for the purchase of raw materials. Substantially all outstanding bank loans as of June 30, 2021 and December 31, 2020 were guaranteed by the family members of the CEO, companies owned by those family members, and certain third-party companies. Short term loans consisted of the following at June 30, 2021:

Lender	As of June 30, 2021
Agricultural Bank of China	$2,167,988
Bank of Weifang	1,393,707
Jianxin Rongtong Co., Ltd.	356,169
Postal Savings Bank of China	309,713
Industrial and Commercial Bank of China	774,281
Total	$5,001,858

Guarantees and Pledges — Years Ended December 31, 2020 and 2019

As of December 31, 2020, third-party company, personal guarantees and pledges provided for the outstanding loans were as follows:

As of December 31, 2020
$2,141,393	Secured by guarantees provided by the CEO and his family members and pledge of the Company’s buildings
$1,376,610	Secured by guarantees provided by the CEO and his family members and certain third-party companies and their respective owners
$305,913	Secured by guarantees provided by the CEO and his family members
$3,823,916	Total

Guarantees and Pledges — Six Months Ended June 30, 2021 and 2020

As of June 30, 2021, third-party company, personal guarantees and pledges provided for the outstanding loans were as follows:

As of June 30, 2021
$2,167,988	Secured by guarantees provided by the CEO and his family members and pledge of the Company’s buildings
$1,393,707	Secured by guarantees provided by the CEO and his family members and certain third-party companies and their respective owners
$309,713	Secured by guarantees provided by the CEO and his family members
$774,281	Secured by guarantees provided by a guarantee company
$4,645,689	Total

Existing Commitment under Expansion Plan as of December 31, 2020

As of December 31, 2020, the Company’s existing commitment under Expansion Plan was as follows:

Projects	Total	Installments	Payment Schedule	Source of Funds	Status	Notes
Yingxuan Assets	$19.09 million	$2.29 million	Deposit	Working capital	Paid by Hongli Shandong	In the event that Hongli Shandong cannot obtain such bank loan, it will be paid by up to 30% of the proceeds of the offering.
		$7.6 million	December 31, 2021	Bank loan	pending
		$6.9 million	December 31, 2022	Bank loan	pending
		$1.5 million	December 31, 2023	Bank loan	pending
New facilities	$1.06 million	$0.50 million	Paid	Working capital	Paid by Hongli Shandong
		$0.56 million	September 2024	Working capital	Pending, to be paid by Hongli Shandong
Facility finance leasing	$0.82 million	$0.33 million	Paid	Working capital	Paid by Hongli Shandong
		$0.49 million	September 2024	Working capital	Pending, to be paid by Hongli Shandong

(i)      A purchase of use right of two parcels of land with a factory building and associated infrastructure on one parcel of the land.

In November 2020, the Company signed a letter of intent with Yingxuan Heavy Industry Co., Ltd. (“Yingxuan”) regarding a planned purchase of all of Yingxuan’s assets located in an industrial area, including its use rights of two parcels of industrial land, building, facilities, infrastructure and equipment (collectively, the “Yingxuan Assets”) for a total consideration of approximately $19.09 million. Hongli Shandong paid the deposit of $2.29 million (RMB 15 million) from its working capital.

Following the signing of the letter of intent, in January 2021, the Company signed asset transfer agreements with Yingxuan regarding the acquisition of the Yingxuan Assets. Pursuant to the asset transfer agreements, the Company agreed to pay for the acquisition price in installments for approximately $7.6 million, $6.9 million and $1.5 million, respectively, by the end of December 31, 2021, 2022 and 2023. The installments bear an annual interest of 7%. The completion of this acquisition of Yingxuan Asset is pending on the completion of the assets title transfer. The Company expects to complete the assets title transfer by the first quarter of 2022.

The remaining payments for the Yingxuan Assets will be paid by the bank loan. Hongli Shandong is currently in discussion with Bank of Weifang, a local bank, for a loan with a fixed five-year term on this project for principal amount approximately $10.83 million (RMB 70M) with an expected annual interest rate of 6.8%. Hongli Shandong expects to finalize the terms of the loan agreement and enter into the agreement with Bank of Weifang by the end of March 2022. As Hongli Shandong just submitted the loan application, we cannot assure you that such loan will be approved or if approved, that it will be at the expected interest rate or on terms acceptable or favorable to Hongli Shandong.

In addition, assuming that we successfully consummate this offering, we plan to allocate up to 30% of the proceeds of the offering to repay the bank loan, however, we may adjust this amount if we expect a better return from other uses such as the PRC operating entities need to hire additional employees or speed up the expansion to increase the production of the PRC operating entities if their customers increase their orders more than expected or if they need to adjust their plan to respond to market developments which may be more profitable to them. In the event that we are not able to obtain the bank loan, we will re-allocate up to 30% of the proceeds of this offering to pay for the Yingxuan Assets.

(ii)    New production facilities.

Currently, Hongli Shandong has purchased a total of 86 facilities for these workshops, for a total amount of $1.06 million (RMB 6.87M). As of the date hereof, Hongli Shandong has made full payments for 55 facilities for $0.50 million (RMB 3.27M). The remaining payments of $0.56 million (RMB 3.60M) are expected to be fully paid by using the deposit of Hongli Shandong’s working capital by September 2024.

Hongli Shandong has also leased one facility under a finance leasing agreement in May 2021, for a total amount of $0.82 million (RMB 5.3M) for a term of 36 months. As of the date hereof, Hongli Shandong has made payments of $0.33 million (RMB 2.12M) for the leased facility by using the deposit of its working capital. The remaining payment of $0.49 million (RMB 3.18M) are expected to be fully paid by using the deposit of Hongli Shandong’s working capital by September 2024.

Existing Commitment under Expansion Plan as of June 30, 2021

As of June 30, 2021, the Company’s existing commitment under Expansion Plan was as follows:

Projects	Total	Installments	Payment Schedule	Source of Funds	Status	Notes
Yingxuan Assets	$19.09 million	$2.29 million	deposit	Working capital	Paid by Hongli Shandong	In the event that Hongli Shandong cannot obtain bank loan, it will be paid by up to 30% of the proceeds of the offering
		$7.6 million	December 31, 2021	Working capital and bank loan	Partially paid by Hongli Shandong
		$6.9 million	December 31, 2022	Bank loan	Not yet paid
		$1.5 million	December 31, 2023	Bank loan	Not yet paid
New facilities	$1.06 million	$0.50 million	Paid	Working capital	Paid by Hongli Shandong
		$0.56 million	September 2024	Working capital	Pending, to be paid by Hongli Shandong
Facility finance leasing	$0.82 million	$0.33 million	Paid	Working capital	Paid by Hongli Shandong
		$0.49 million	September 2024	Working capital	Pending, to be paid by Hongli Shandong

(i)     A purchase of use right of two parcels of land with a factory building and associated infrastructure on one parcel of the land.

In November 2020, the Company signed a letter of intent with Yingxuan Heavy Industry Co., Ltd. (“Yingxuan”) regarding a planned purchase of all of Yingxuan’s assets located in an industrial area, including its use rights of two parcels of industrial land, building, facilities, infrastructure and equipment (collectively, the “Yingxuan Assets”) for a total consideration of approximately $19.09 million. Hongli Shandong paid the deposit of $2.29 million (RMB 15 million) from its working capital.

Following the signing of the letter of intent, in January 2021, the Company signed asset transfer agreements with Yingxuan regarding the acquisition of the Yingxuan Assets. Pursuant to the asset transfer agreements, the Company agreed to pay for the acquisition price in installments for approximately $7.6 million, $6.9 million and $1.5 million, respectively, by the end of December 31, 2021, 2022 and 2023. The installments bear an annual interest of 7%. The completion of this acquisition of Yingxuan Asset is pending on the completion of the assets title transfer. The Company expects to complete the assets title transfer by the first quarter of 2022.

The remaining payments for the Yingxuan Assets will be paid by the bank loan. Hongli Shandong is currently in discussion with Bank of Weifang, a local bank, for a loan with a fixed five-year term on this project for principal amount approximately $10.83 million (RMB 70M) with an expected annual interest rate of 6.8%. Hongli Shandong expects to finalize the terms of the loan agreement and enter into the agreement with Bank of Weifang in by the end of March 2022. As Hongli Shandong just submitted the loan application, Hongli Shandong cannot assure you that such loan will be approved or if approved, at the expected interest rate or terms acceptable or favorable to Hongli Shandong.

In addition, assuming that we successfully consummate this offering, we plan to allocate up to 30% of the proceeds of the offering to repay the bank loan, however, we may adjust this amount if we expect better return from other uses such as the PRC operating entities need to hire additional employee or speed up the expansion to increase the production of the PRC operating entities if our customers increase their orders more than expected or if they need to adjust their plan to respond to market developments which may be more profitable to them. In the event that we are not able to obtain the bank loan, we will re-allocate up to 30% of the proceeds to pay for the Yingxuan Assets.

(ii)    New production facilities.

Currently, Hongli Shandong has purchased a total of 86 pieces of facilities for these workshops, for a total amount of $1.06 million (RMB 6.87M). As of the date hereof, Hongli Shandong has made full payments for 55 pieces of these facilities for $0.50 million (RMB 3.27M). The remaining payments of $0.56 million (RMB 3.60M) are expected to be fully paid by using the deposit of Hongli Shandong’s working capital by September 2024.

Hongli Shandong has also leased one facility under a finance leasing agreement in May 2021, for a total amount of $0.82 million (RMB 5.3M) for a term of 36 months. As of the date hereof, Hongli Shandong has made payments of $0.33 million (RMB 2.12M) for the leased facility by using the deposit of its working capital. The remaining payment of $0.49 million (RMB 3.18M) are expected to be fully paid by using the deposit of Hongli Shandong’s working capital by September 2024.

Contractual Obligations

Lease commitments

Finance Lease

The Company acquired certain machinery on finance lease. The amortization of the finance lease asset was approximately $163,000 and $158,000 for the years ended December 31, 2020 and 2019, respectively. The amortization of finance lease asset is included in depreciation and amortization expense. The interest expense on finance lease was approximately $10,000 and $8,000 for the years ended December 31, 2020 and 2019, respectively.

The future minimum lease payments under non-cancelable leases as of December 31, 2020, are as follows:

Finance Lease Payments
2021	$79,700
2022	—
2023	—
2024	—
2025	—
Thereafter	—
Total	$79,700
Less imputed interest	(1,956)
Total capital lease obligation	77,744
Less: current obligation	(77,744)
Long-term lease obligation	$—

The Company acquired certain machinery on finance lease. The amortization of the finance lease asset was approximately $101,000 and $80,000 for the six months ended June 30, 2021 and 2020, respectively. The amortization of finance lease asset is included in depreciation and amortization expense. The interest expense on finance lease was approximately $2,000 and $6,000 for the six months ended June 30, 2021 and 2020, respectively.

The future minimum lease payments under non-cancelable leases as of June 30, 2021 are as follows:

Finance Lease Payments
2021	$112,881
2022	192,132
2023	161,982
2024	99,642
2025	—
Thereafter	—
Total	$566,637
Less imputed interest	(58,015)
Total capital lease obligation	508,622
Less: current obligation	(164,703)
Long-term lease obligation	$343,919

Failed sale and leaseback

In June 2019, the Company entered into a sale and leaseback agreement for a 2-year lease of a machinery (the “June 2019 lease”). The lease agreement offers the Company a bargain purchase option to purchase the machinery at the end of lease term for RMB100, or approximately $14.49. The management evaluated the carrying amount of the underlying asset at the end of lease term and its difference between the bargain purchase consideration, and concluded that the Company is reasonably certain to exercise the bargain purchase option. This qualifies the June 2019 lease a failed sale and leaseback transaction and the Company accounts for the June 2019 lease as a financing transaction. The related current portion of financing liabilities as of December 31, 2020 and 2019 amounted to approximately $42,000 and $88,000, respectively, and are included in accrued expenses and other payables. The non-current portion of nil and approximately $39,000 as of December 31, 2020 and 2019, respectively, are presented as long-term payables on the accompanying consolidated balance sheets. The related current portion of financing liabilities as of June 30, 2021 and December 31, 2020 amounted to nil and approximately $42,000, respectively, and are included in accrued expenses and other payables.

Off-Balance Sheet Arrangements

There were no off-balance sheet arrangements for the years ended December 31, 2020 and 2019, and for the six months ended June 30, 2021 and 2020 that have or that in the opinion of management are likely to have, a current or future material effect on our financial condition or results of operations.

Quantitative and Qualitative Disclosures About Market Risks

Liquidity risk

We are exposed to liquidity risk, which is the risk that we will be unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to other financial institutions to obtain short-term funding to meet the liquidity shortage.

Inflation risk

Inflationary factors, such as increases in personnel and overhead costs, could impair our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and operating expenses as a percentage of sales revenue if the revenues from our services do not increase with such increased costs.

Interest rate risk

As of December 31, 2020, we had aggregate variable-rate borrowings, including the term-loans borrowed from Agricultural Bank of China (“ABC”), Bank of Weifang (“BOW”), and the revolving credit loan from Postal Savings Bank of China (“PSBC”). The following table depicts the outstanding balance of the term-loans and revolving loan from each bank.

Lender	Outstanding Balance as of December 31, 2020	Impact on Interest Expenses
		Interest Rate +1%	Interest Rate +3%	Interest Rate +5%
Term-Loans
ABC	$2,141,393	$21,414	$64,242	$107,070
BOW	$1,376,610	$13,766	$41,298	$68,831

Revolving Credit
PSBC	$305,913	$3,059	$9,177	$15,296

TOTAL	$3,823,916	$38,239	$114,717	$191,196

As of June 30, 2021, we had aggregate variable-rate borrowings, including the term-loans borrowed from ABC, BOW, JXRT and Industrial and Commercial Bank of China (“ICBC”) and the revolving credit loan from Postal Savings Bank of China (“PSBC”). The following table depicts the outstanding balance of the term-loans and revolving loan from each bank.

Lender	Outstanding Balance as of June 30, 2021	Impact on Interest Expenses
		Interest Rate +1%	Interest Rate +3%	Interest Rate +5%
Term-Loans
ABC	$2,167,988	21,680	65,040	108,399
BOW	$1,393,707	13,937	41,811	69,685
JXRT	$356,169	3,562	10,685	17,808
ICBC	$774,281	7,743	23,228	38,714

Revolving Credit
PSBC	$309,713	3,097	9,291	15,486

TOTAL	$5,001,858	50,019	150,055	250,092

Substantially all loans are borrowed with a fixed interest rate. The table above indicates the total interest expenses for the increase of interest rate by 1%, 3% and 5% on an annual basis of our total outstanding short-term bank loans. The increase of the amount of interest expenses will have an adverse impact on our income.

Our exposure to interest rate risk primarily relates to the interest rate on our outstanding short-term loans above-mentioned. Our deposited cash raised by this offering can earn income, on the other hand. We have not been exposed to material risks due to changes in interest rates. An increase, however, may raise the cost of any debt we incur presently and in the future.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. We evaluate our estimates on an ongoing basis, including those related to revenue recognition and income taxes. We base our estimates on our historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making the judgments we make about the carrying values of our assets and liabilities that are not readily apparent from other sources. Because these estimates can vary depending on the situation, actual results may differ from the estimates.

The critical accounting policies summarized in this section are discussed in further detail in the notes to our consolidated financial statements appearing elsewhere in this annual report. Management believes that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our operating results and financial condition.

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP and with the rules and regulations of the U.S. Securities Exchange Commission (“SEC”).

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company transactions and balances between the Company and its subsidiaries have been eliminated upon consolidation.

Revenue Recognition

The Company has adopted the new revenue standard, ASC 606, Revenue from Contracts with Customers (Topic 606) for all periods presented. Under ASC 606, the Company recognizes revenue when a customer obtains control of promised goods, in an amount that reflects the consideration which the Company expects to receive in exchange for the goods. To determine revenue recognition for arrangements within the scope of ASC 606, the Company performs the following five steps: (1) identify the contracts with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when or as the entity satisfies a performance obligation. The Company applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods it transfers to the customer. Revenue is recognized net of value-added tax.

The Company’s revenue is principally derived from sales of products in domestic and overseas markets. Revenue is recognized at the point in time when the performance obligation has been satisfied and control of the products have been transferred to the customers, which generally occurs upon shipment for overseas customers and acceptance for domestic customers based on the terms of the sales contracts.

Revenue is measured by the transaction price, which is defined as the amount of consideration the Company expects to receive in exchange for selling products to customers. The Company does not offer or agree on terms that result in variable consideration during the periods presented. Amounts billed and due from customers are short term in nature and are classified as receivables since payments are unconditional and only the passage of time is required before payments are due. The Company does not grant payment financing terms greater than one year. Additionally, the Company does not offer promotional payments, customer coupons, rebates or other cash redemptions offers to its customers.

The Company does not have any contract assets. Contract liabilities are recorded when consideration is received from a customer prior to transferring the control of goods to the customer or other conditions under the terms of a sales contract. As of December 31, 2020 and 2019, the Company recorded contract liabilities, included in accrued expenses and other payables, of approximately $17,000 and $36,000, respectively, which were presented as deferred revenue on the accompanying consolidated balance sheets. The Company recognized approximately $36,000 and $92,000 of beginning contract liabilities as revenue for the years ended December 31, 2020 and 2019, respectively. As of June 30, 2021 and December 31, 2020, the Company recorded contract liabilities, included in accrued expenses and other payables, of approximately $276,000 and $17,000, respectively. The Company did not recognize any beginning contract liabilities as revenue for the six months ended June 30, 2021 and 2020, respectively. The Company is expected to recognize the ending contract liabilities as of June 30, 2021 of approximately $276,000 in the remaining year of 2021 and year 2022 as revenues.

The Company’s net revenue for the years ended December 31, 2020 and 2019 segregated by geographic region is as follows:

	For the years ended December 31,
	2020	2019
PRC	$7,860,794	$6,569,188
South Korea	3,298,026	2,684,184
United States	—	39,992
Total	$11,158,820	$9,293,364

The Company’s net revenue for the six months ended June 30, 2021 and 2020 segregated by geographic region is as follows:

	For the six months ended June 30,
	2021	2020
PRC	$7,388,982	$2,984,003
South Korea	$2,872,149	$1,868,334
Total	$10,261,131	$4,852,337

Use of Estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the valuation of accounts receivable, inventory write-down, useful lives of property, plant and equipment and intangible assets, valuation allowance of deferred tax assets. Actual results could differ from those estimates.

Lease Commitments

The Company has adopted the new lease standard, ASC 842, Leases (Topic 842) for all periods presented. The Company elected the package of practical expedients permitted under the transition guidance within ASC Topic 842, which among other things, allows the Company to carry forward certain historical conclusions reached under ASC Topic 840 regarding lease identification, classification, and the accounting treatment of initial direct costs. The Company elected not to record assets and liabilities on its consolidated balance sheets for any new or existing lease arrangements with lease terms of twelve months or less. The Company recognizes lease expenses for such leases on a straight-line basis over the lease term. In addition, the Company elected the land easement transition practical expedient and did not reassess whether an existing or expired land easement is a lease or contains a lease if it has not historically been accounted for as a lease. The Company elected the transition method which allows entities to initially apply the requirements by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption.

The initial lease liability is equal to the future fixed minimum lease payments discounted using the Company’s incremental borrowing rate, on a secured basis. The lease term includes optional renewal periods and early termination payments when it is reasonably certain that the Company will exercise those rights. The initial measurement of the ROU asset is equal to the initial lease liability plus any initial direct costs and prepayments, less any lease incentives.

In cases of sale and leaseback transactions, if the transfer of the asset to the lessor does not qualify as a sale, then the transaction constitutes a failed sale and leaseback and is accounted for as a financing transaction. For a sale to have occurred, the control of the asset would need to be transferred to the lessor, and the lessor would need to obtain substantially all the benefits from the use of the asset. The Company has entered into a sale and leaseback transaction which qualified as failed sale and leaseback transaction as the Company has a purchase obligation to acquire the machinery at the end of the lease term. The asset has been included in the property, plant and equipment, and the amortization is computed based on the shorter of the financing terms or the estimated useful life.

Foreign Currency Translation

The Company’s principal country of operations is the PRC. The financial position and results of its operations are determined using RMB, the local currency, as the functional currency. The consolidated financial statements are reported using U.S. Dollars. The results of operations and the statement of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. As a result, amounts related to assets and liabilities reported on the consolidated statements of cash flows may not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in consolidated balance sheets and statements of changes in shareholders’ equity. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates with any transaction gain and or losses are included in the results of operations as incurred. Gain (loss) from foreign currency transactions recognized and included in the consolidated statements of operations and comprehensive income for the years ended December 31, 2020 and 2019, amounted to approximately $(102,000) and $29,000, respectively. Gain (loss) from foreign currency transactions recognized and included in the consolidated statements of operations and comprehensive income for the six months ended June 30, 2021 and 2020, amounted to approximately $102,000 and $(87,000), respectively.

The value of RMB against U.S. Dollar may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect the Company’s consolidated financial condition in terms of reporting. The following table outlines the currency exchange rates that were used in the consolidated financial statements:

	December 31, 2020	December 31, 2019
Year-end spot rate	US$1 = 6.5378 RMB	US$1 = 6.9615 RMB
Average rate	US$1 = 6.9003 RMB	US$1 = 6.9114 RMB
	June 30, 2021	June 30, 2020
Year-end spot rate	US$1 = 6.4576 RMB	US$1 = 7.0744 RMB
Average rate	US$1 = 6.4682 RMB	US$1 = 7.0335 RMB

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Measurement of Credit Losses on Financial Instruments (Topic 326)”, and issued subsequent amendments to the initial guidance, transitional guidance and other interpretive guidance between November 2018 and March 2020 within ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-11, ASU 2020-02 and ASU 2020-03. ASU 2016-13 introduces new guidance for credit losses on instruments within its scope, which significantly changes the way entities recognize impairment of many financial assets by requiring immediate recognition of estimated credit losses expected to occur over their remaining life, instead of when incurred. For public business entities, this ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company has adopted this ASU starting January 1, 2020. The adoption did not pose material impact to the Company’s financial presentation.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”, which simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. The ASU is effective for fiscal years beginning after December 15, 2020 and will be applied either retrospectively or prospectively based upon the applicable amendments. Early adoption is permitted. The Company has adopted this ASU starting January 1, 2021. The adoption did not pose material impact to the Company’s financial presentation.

INDUSTRY

All the information and data presented in this section have been derived from the industry report of Beijing Zhong Jing Shi Ye Consulting Co., Ltd. (“ZJSY”) commissioned by us in April, 2021 entitled “Cold Roll Forming Industry in China Market Prospect Analysis and Forecast Report” (the “CRF Industry Report”) unless otherwise noted. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all.

Overview of Market Demand

CRF technology has a history of more than 100 years and it is at the stage of rapid development since 1960. With the development of cold roll formed steel production and the expansion of its application scope, the varieties of cold roll formed steel are increasing, the product structure is constantly updated, and the product standards are gradually improved. With the continuous emergence of new technology, the range of billet materials and specifications is expanding day by day. There are more than 10,000 varieties and specifications of cold roll formed steel produced abroad, among which the specifications range of cold roll formed steel is: the width of billet is 10mm-2500mm, and the thickness is 0.1 mm-32 mm. Judging from the material of cold roll formed steel, it was mainly plain carbon steel before the 1970s, accounting for 90%; since 1970s, through the technical and economic comparison of practical application, high-strength low-alloy steel, alloy steel and stainless steel have been popularized, so that the proportion of ordinary carbon steel products has decreased year by year, while the proportion of alloy steel, high-strength low-alloy steel and stainless steel products has increased year by year.

In addition, the production of crude steel directly affects and determines a country’s ability to produce cold roll formed steel. According to the statistics of the World Iron and Steel Association, China has the highest crude steel production capacity in the world, followed by the countries as listed in the chart below:

Chart 1 Crude steel output in different countries and regions in the world from 2018 to 2020

Unit: million tons

Region	2020	2019	2018
China	1054.43	996.30	920.00
India	99.57	111.20	109.30
Japan	83.19	99.30	104.30
Russia	73.40	71.90	72.10
United States of America	72.69	87.80	86.60
South Korea	67.12	71.40	72.50
Turkey	35.76	33.70	37.30
Germany	35.66	39.70	42.40
Brazil	30.97	32.20	35.40
Iran	29.03	25.60	24.50

According to statistics, the market demand for cold roll formed steel in the United States is about 13.084 million tons per year as of 2020, down 9.67% year-on-year.

Chart 2 Changes in the Market Demand of Cold Roll Formed Steel in the United States from 2018 to 2020

1600.0
1400.0
1200.0
1000.0
800.0
600.0
400.0
200.0
0.0
15.00%
10.00%
5.00%
0.00%
-5.00%
-10.00%
-15.00%
1207.7
1299.0
1448.7
1308.4

	2017	2018	2019	2020
Demand (10 thousand tons)	1207.7	1299.0	1448.7	1308.4
Year-on-year growth		7.6%	11.5%	-9.7%

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Source: World Iron and Steel Association, Analyzed and sorted by China Economic Vision

In recent years, the market scale of cold roll formed steel has shown a trend of slowing down. In 2019, the demand scale of the whole industry was RMB 182 billion, or approximately $26.33 billion. In 2020, the demand scale of the industry increased to RMB 212.4 billion, or approximately $30.78 billion, a year-on-year increase of 16.7%.

Chart 1 Market size and growth rate of China’s cold roll formed steel industry from 2016 to 2020

2500.0
2000.0
1500.0
1000.0
500.0
0.0
25.00%
20.00%
15.00%
10.00%
5.00%
0.00%
1134.0
1261.0
1522.0
1820.0
2124.0

	2016	2017	2018	2019	2020
Demand (10 thousand tons)	1134.0	1261.0	1522.0	1820.0	2124.0
Year-on-year growth		11.2%	20.7%	19.6%	16.7%

Copyright @ Cevsn Inc.
www.cevsn.com

Source: National Bureau of Statistics, Analysis and arrangement of cold roll formed steel branch and Analyzed and sorted by China Economic Vision

In the next few years, the market and demand of cold roll formed steel in China will still keep growing, and with the expansion of national infrastructure investment, the market demand for cold roll formed steel in downstream buildings, automobiles, bridges, railways, transmission towers, machinery manufacturing and other application fields will gradually expand. Therefore, there is still much room for development of cold roll formed steel in China in the future, and the market is far from saturated.

According to the changing trend of China’s cold roll formed steel market scale from 2016 to 2020, it is estimated that the market scale of China’s cold roll formed steel industry will reach about RMB 434.75 billion, or approximately $63.00 billion, in 2025 by forecasting the future growth rate of about 15.5%.

Chart 2 Forecast of market scale of China’s cold roll formed steel industry from 2021 to 2025

Unit: RMB 100 million (approximately $14.49 million)

5000.0
4500.0
4000.0
3500.0
3000.0
2500.0
2000.0
1500.0
1000.0
500.0
0.0
2455.7
2836.3
3273.1
3773.9
4347.5
2021E
2022E
2023E
2024E
2025E
Copyright @ Cevsn Inc.
www.cevsn.com

Source: Analyzed and sorted by China Economic Vision

Industry Production

The output of cold roll formed steel product in China shows a certain downward trend. In 2016, the output of China’s cold roll formed steel industry was 28.36 million tons; In 2017, the output of China’s cold roll formed steel industry was 30.6 million tons, a year-on-year increase of 7.9%; In 2018, the output of China’s cold roll formed steel industry was 35.27 million tons, a year-on-year increase of 15.3%; In 2019, the output of China’s cold roll formed steel industry was 41.11 million tons, a year-on-year increase of 16.6%; In 2020, the output of China’s cold roll formed steel industry was 46.16 million tons, a year-on-year increase of 12.3%.

Chart 29 Output and Growth Rate of Cold Roll Formed Steel Industry in China from 2016 to 2020

5000.0
4500.0
4000.0
3500.0
3000.0
2500.0
2000.0
1500.0
1000.0
500.0
0.0
18.00%
16.00%
14.00%
12.00%
10.00%
8.00%
6.00%
4.00%
2.00%
0.00%
2836.0
3060.0
3527.0
4111.0
4616.0

	2016	2017	2018	2019	2020
Output (10 thousand tons)	2836.0	3060.0	3527.0	4111.0	4616.0
Year-on-year growth		7.9%	15.3%	16.6%	12.3%

Copyright @ Cevsn Inc. www.cevsn.com

Source: National Bureau of Statistics, Analysis and arrangement of cold roll formed steel branch and Analyzed and sorted by China Economic Vision

At present, the operating rate of China’s cold roll formed steel industry is kept at around 80%-90%. In 2020, the industrial capacity of cold roll formed steel product in China was expected to be about 51.58 million tons, up 13.2% year-on-year subject to the actual data yet to be published.

According to the changing trend of the output of China’s cold roll formed steel industry from 2016 to 2020, it is predicted that the output of China’s cold roll formed steel industry will reach about 83.924 million tons in 2025.

Chart 31 Output Forecast of Cold Roll Formed Steel Industry in China from 2021 to 2025

Unit: ten thousand tons

9000.0
8000.0
7000.0
6000.0
5000.0
4000.0
3000.0
2000.0
1000.0
0.0
5193.0
5847.3
6589.9
7433.4
8392.4
2021E
2022E
2023E
2024E
2025E
Copyright @ Cevsn Inc.
www.cevsn.com

Source: Analyzed and sorted by China Economic Vision

BUSINESS

Overview

We are an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct our operations in China through Contractual Arrangements, with Hongli Shandong, the VIE and its subsidiaries. Neither we nor our subsidiaries own any equity interests in the PRC operating entities.

We are an offshore holding company conducting our operations in China through Hongli Shandong, our variable interest entity, and its subsidiaries. This is an offering of the Ordinary Shares of the offshore holding company. You are not investing in Hongli Shandong, the VIE. Neither we nor our subsidiaries own any equity interest in Hongli Shandong. Instead, we consolidate financial results of Hongli Shandong as primary beneficiary through a series of Contractual Arrangements dated April 12, 2021. Please see “Corporate Information — Our Corporate Structure — Contractual Arrangements” for descriptions of the Contractual Arrangements.

We, operating through the VIE, Hongli Shandong, and its PRC subsidiaries, are one of the leading cold roll formed steel profile manufacturers in China with respect to function innovation, performance improvement, and customized manufacturing of their products, according to China Sub-Association for Cold Formed Steel Industries, a professional industrial association. The PRC operating entities’ main business operation focuses on the design, production, deep processing, and sales of custom-made profile for machinery and equipment in a variety of sectors including but not limited in mining and excavation, construction, agriculture, and transportation industries.

With more than a 20-year operating history, the PRC operating entities have developed customers in more than 30 cities in China and a global network covering South Korea, Japan, the U.S., and Sweden. The customers of the PRC operating entities including large corporations and international enterprises such as Weichai LOVOL Heavy Industry Co. Ltd. (“LOVOL”), SUNGJIN TECH CO., LTD (“South Korean VOLVO”), Shandong Lingong Construction Machinery Co., Ltd. (“SDLG”), and some new customers associated with Katsushiro Machinery Co., Ltd. (“Japan Katsushiro”). Most of the customers of the PRC operating entities have been with them for an average of 10 years. Most of the main customers increased orders with the PRC operating entities during the fiscal years ended 2020 and 2019, and based on their new contracts with the PRC operating entities recently, they will continue to increase their orders in the next 2-3 years.

Innovations of the PRC Operating Entities

The PRC operating entities employ a broad array of manufacturing techniques, most importantly cold roll forming (“CRF”) which is the technique used for manufacturing all their products that differentiates the PRC operating entities from other steel pipe manufacturers that employ alternative forming techniques such as extrusion or pull-trusion. Cold roll formed steel pipe/tubing is widely used for applications where precise dimension and mechanical tolerances are required.

CRF reduces the cost of the material and improves the quality of the product in terms of its surface and size, and allows the PRC operating entities to both customize their products in accordance with customers’ request and deliver products with high quality, increase mechanical properties and strength. CRF expands their product applications to a variety of industries that have demands for roll forming profiles with high precision and low processing cost.

In addition to the manufacturing techniques, the PRC operating entities employ deformed flower designing in their product design which enables visualization of the formation process of the materials, and further ensures the high success rate of their research, development, and design. Currently, the PRC operating entities have applied for more than 20 utility patents for this technique, 14 of which have been approved.

Currently, the PRC operating entities are designing and developing a certain type of cross section profile with unequal thickness. Through the changes of thickness of the profile, such cross section profile will be stronger with lighter weight compared to a typical cross section profile. The PRC operating entities are preparing the patent application for such technique, which is expected to be widely used in different applications in five years, including but not limited to, lightweight processing of cabs, high-strength fireproof doors, and window and curtain walls.

Facilities and Products of the PRC Operating Entities

The PRC operating entities have 8 facilities well-equipped with advanced manufacturing equipment, complex production lines, and experienced in-house R&D team, enable them to facilitate their customers’ orders as a “custom-made profile shop” including designing, customizing, manufacturing, and delivery.

The PRC operating entities currently have 10 lines of CRF production lines, 3 units of laser welding coupled with inspection equipment, 3 units for high frequency welding coupled with inspection equipment, 3 units for welding robots, 5 units for 3D laser cutting machine, 3 units for 3D CNC bending machines, a hydraulic press, 2 units of CNC machining and 2D laser cutting machines.

Product Applications

The PRC operating entities produce a comprehensive range of well-designed and customized profile products applied to different kinds of machineries and equipment that are widely used in a variety of sectors, including but not limited to, mining and excavation, construction, agriculture, and transportation industries.

Mining/Excavation
Agricultural Industry
VOLVO
Custom
Roll-Formed
Profile
Construction Industry
Transportation

Applications	Percent of sales (LTM Period)	Major Application/Uses
Mining/Excavation	62%	• Widely used in mining industry as key components of excavation cabs
Construction	2%

•   Primarily used as key components of construction cabs. Depending on demand, we manufacture products as significant components of windows, door, and walls with certain thermotolerance and extensibility.

Agricultural	35%	• Primarily for agricultural machinery used as significant components of cabs and ROPs.
Transportation	1%	• Used as key component of forklift for material transportation industry.

•        Mining/Excavation

Profile for Payloader and Other Engineering Machinery Cabs

- ***Construction***

Profile and Set for SDLG & VOLVO

- ***Agriculture***

Agricultural Machinery Cabs and ROPs

- ***Transportation***

Forklift Cabs

立体图

Products of the PRC Operating Entities

The PRC operating entities currently produce over 2,000 distinct profile products in a broad range of materials, sizes and shapes. Their outstanding CRF experience and technics enable them to design and produce different shapes and dimensions of profile products based on each specific project demand from different customers. The PRC operating entities have always striven to provide product offerings with high quality, precise manufacturing, and on-time delivery.

Below are the selective profile products the PRC operating entities have produced for their customers:

The PRC operating entities’ cold roll formed steel profile products have various forms of shapes, including but not limited to, angles, bows, beams, brackets, channels, cross-members, flanges, hats, panels, plates, posts, rails, stakes, tracks. Below are the cross-sections of the selective profile products they have produced for their customers:

Sales and Marketing

Domestic and International Footprint of the PRC Operating Entities

The PRC operating entities’ customers are mainly concentrated in the Chinese market. The customers of the PRC operating entities cover more than 30 cities in China, covering the major heavy industry machinery and agricultural machinery industry enterprises. The PRC operating entities provide their products directly to, or indirectly to suppliers of, some of the world’s leading original equipment manufacturers, such as XCMG, Caterpillar Inc., and Komatsu Ltd. Enterprises like LOVOL and SDLG are the main customers of the PRC operating entities in China. The 3 major customers of the PRC operating entities, LOVOL, South Korean VOLVO and SDLG, in aggregate accounted for approximately $8.8 million, or 79%, and $7.5 million, or 80% of sales for the fiscal years ended December 31, 2020 and 2019, respectively. LOVOL, South Korean VOLVO and SDLG, in aggregate accounted for approximately $7.3 million, or 71%, and $4.0 million, or 83% of sales for the six months ended June 30, 2021 and

2020, respectively. Additionally, the PRC operating entities started to directly and indirectly provide their products to XCMG and Caterpillar Inc. in 2018 and 2017, respectively. For the most recent three years, from 2018 to 2020, the revenues generated from new orders directly to XCMG are approximately $7,963, $27,452, and $29,935, respectively; and the revenues generated from new orders to the supplier of Caterpillar Inc. are approximately $16,233, $49,735 and $40, respectively. For the six months ended June 30, 2021, the revenues generated from new orders directly to XCMG is approximately $112,851. Being a vendor of international customers such as XCMG and Caterpillar Inc. and establishing potential long-term relationships has been one of the focus areas of the marketing and brand building efforts of the PRC operating entities.

As a part of their international expansion and to facilitate the relationship with the existing South Korean customers, Hongli Shandong designated two employees who speak Korean to constantly visit customers in South Korea to assist with logistics, advertisement, collecting or furnishing of information of the services and products of Hongli Shandong. Hongli Shandong also plans to open a new sales office in Wisconsin, U.S. to be supported with two local salesmen to develop local business in the U.S. However, this plan has been delayed or might even be postponed due to the impact of COVID-19, travel restrictions, and the potential market opportunities in the U.S. Management of Hongli Shandong are currently evaluating the feasibility to open a sales office in the U.S. pending the development of COVID-19, travel restrictions, and the potential market opportunities in the U.S. Hongli Shandong currently has one independent contractor who works closely with Hongli Shandong to conduct market research and development in the U.S. market and respond to inquiry and quotes from potential U.S. customers. In May 2021, Hongli Shandong received an order from a customer in the U.S., for 600 units of D-shaped cold roll formed tubes. Hongli Shandong also explored the market in Japan in collaboration with Japan Katsushiro who later purchased from the PRC operating entities through its PRC affiliated entities

During each of the fiscal years ended December 31, 2020 and 2019, approximately 70% and 71% of the sales of the PRC operating entities were sourced from the China market where their manufacturing facilities are located, and approximately 30% and 29% of the sales of the PRC operating entities were generated by international customers. For the six months ended June 30, 2021, approximately 72% of the sales of the PRC operating entities were sourced from the China market where their manufacturing facilities are located, and approximately 28% of the sales of the PRC operating entities were generated by international customers.

The below chart details our revenue by percentage generated from top five international markets.*

	For the Years Ended December 31,
	2020		2019
	Revenue	% of total Revenue	Revenue	% of total Revenue	Variance	Variance %
PRC	$7,860,794	70%	$6,569,188	71%	$1,291,606	19.66%
South Korea	3,298,026	30%	2,684,184	29%	613,842	22.87%
United States	—	—%	39,992	—%	(39,992)	(100%)
Total	$11,158,820	100%	$9,293,364	100%	$1,865,456	20.07%
	For the Six Months Ended June 30,
	2021		2020
	Revenue	% of total Revenue	Revenue	% of total Revenue	Variance	Variance %
PRC	$7,388,982	72%	$2,984,003	61%	$4,404,979	147.62%
South Korea	2,872,149	28%	1,868,334	39%	1,003,815	53.734%
Total	$10,261,131	100%	$4,852,337	100%	$5,408,794	111.47%

____________

*        Starting from 2020, Japan Katsushiro purchases from the PRC operating entities through its PRC affiliated entities and the revenue generated from their orders are included in the revenue generated in China. Aktiebolaget Volvo (publ), (“AB Volvo”), headquartered in Sweden, also purchased from the PRC operating entities through its PRC affiliated entities in 2020 and 2019 and the revenue generated from their orders are included in the revenue generated in China as well. As noted elsewhere in this prospectus, the PRC operating entities are currently expanding our market through developing local business in the U.S. and we received a new order in May 2021 for a total of 600 units of D shaped cold roll formed tubes.

Customers of the PRC Operating Entities

The PRC operating entities have maintained long-term relationship with their major customers, domestically and globally, some which have been with them for an average of 10 years. We generate revenues from sales of products of the PRC operating entities in the domestic and oversea markets. During the fiscal year ended December 31, 2020, we had sales of approximately $7.9 million, or 70%, from the domestic market and approximately $3.3 million or 30% from our oversea markets, respectively. During the fiscal year ended December 31, 2019, we had sales of approximately $6.6 million, or 71%, from the domestic market and approximately $2.7 million, or 29%, from oversea markets. For the six months ended June 30, 2021, we had sales of approximately $7.4 million, or 72%, from the domestic market and approximately $2.9 million, or 28%, from oversea markets.

The following table set forth the top customers each of which we generated more than 10% of sales from during the fiscal years ended December 31, 2020 and 2019 and for the six months ended June 30, 2021 and 2020:

	For Fiscal Year Ended December 31, 2020		For Fiscal Year Ended December 31, 2019
Name of Customer	Sales ($)	Percentage	Sales ($)	Percentage
Weichai LOVOL Heavy Industry Co. Ltd (“LOVOL”)	3,920,577	35%	2,970,784	32%
SUNGJIN TECH CO., LTD (“South Korean VOLVO”)	3,028,734	27%	2,613,233	28%
Shandong Lingong Construction Machinery Co., Ltd. (“SDLG”)	1,854,421	17%	1,894,637	20%
Total	8,803,732	79%	7,478,654	80%
	For Six Months Ended June 30, 2021		For Six Months Ended June 30, 2020
Name of Customer	Sales ($)	Percentage	Sales ($)	Percentage
Weichai LOVOL Heavy Industry Co. Ltd (“LOVOL”)	3,446,153	34%	1,478,403	30%
SUNGJIN TECH CO., LTD (“South Korean VOLVO”)	2,705,711	26%	1,733,177	36%
Shandong Lingong Construction Machinery Co., Ltd. (“SDLG”)	1,117,126	11%	812,970	17%
Total	7,268,990	71%	4,024,550	83%

The PRC operating entities are one of the core strategic suppliers to LOVOL. The PRC operating entities started to provide raw materials to LOVOL in 2002 and began to provide various profile products since 2008, primarily used for cabs of excavator and structural parts for agricultural machinery, some of which are cab side, safety frame, axial-roller, and U frame. Under the current sales agreement with LOVOL dated January 1, 2020, Hongli Shandong agrees to provide certain products to LOVOL based the price, amount and quality set forth on a certain procurement list. Hongli Shandong agrees to deliver the demanded products to LOVOL at its factory, the expense of which, as well as the risk during the transportation are bore by Hongli Shandong. Pursuant to this sales agreement, upon the receipt of the invoices, LOVOL is obligated to make payments at the end of the following month thereof. With Hongli Shandong’s consent, LOVOL could have three-month extension to make the payments and would not be demanded for such payments or be liable for any breach of contracts due to such extension during the extension period. This sales agreement remains effective unless (i) there are any new agreements entered into between the two parties thereof; (ii) the agreement is terminated upon the mutual consent; or (iii) the agreement is terminated due to any legal cause. Under this agreement, in the event that Hongli Shandong does not provide service timely as described therein, Hongli Shandong is obligated to bear the liquidated damage of RMB 30,000 for the delay of 24 hours, or no less than RMB 50,000 for the delay of more than 48 hours depending on the negative impact on LOVOL. In the event that the Company fails to provide service or deliver products in a timely manner, Hongli Shandong should make payment for any fees or expenses incurred by LOVOL to take corresponding measures, as well as the liquidated damages for no less than RMB 50,000. A copy of the sales agreement with LOVOL is filed as Exhibit 10.13 to the registration statement of which this prospectus forms a part and incorporated by reference herein.

South Korean VOLVO, as the controlling shareholder of SDLG, reached to the PRC operating entities in 2014 for profile product used for its loaders and then continued to engage them in its excavator productions, further, its South Korean and Sweden projects. Based on the 7-year business relationships, Hongli Shandong’s profile products satisfied South Korean VOLVO’s demands and made Hongli Shandong become its global strategic partner, providing certain profile products for all the excavators. Under the supply agreement Hongli Shandong entered in to with South Korean VOLVO on July 23, 2014, Hongli Shandong agrees to deliver on time the correct quantity and identification in accordance with the agreed deliver terms or special supply instructions, and the delivery of the products will be free on board (“FOB”) by ocean shipping. Korean VOLVO agreed to make payment in U.S. dollars to Hongli Shandong three months after the end of the month in which the invoice was received by South Korean VOLVO or the order products were delivered. A copy of the sales agreement with South Korean VOLVO is filed as Exhibit 10.14 to the registration statement of which this prospectus forms a part and incorporated by reference herein.

The PRC operating entities have worked with SDLG for more than a decade. Hongli Shandong is engaged in the design and production of profile product, as well as deep processing, including but not limited to, formation, laser cutting, and welding. Hongli Shandong was recognized as the outstanding supplier and quality suppliers by SDLG and expect to have increasing orders from SDLG. Pursuant to the sales agreement with SDLG dated May 17, 2020, Hongli Shandong agrees to provide products to SDLG based on the mutually-agreed relevant technics, drawing, technic standard, and other quality related documents. Additionally, Hongli Shandong agrees to deliver the demanded products to SDLG and bear the delivery fees, as well as any loss incurred during the delivery due to delay, products damages and any other related loss. After the receipt and inspection of the products, SDLG should make payments within 60 days upon the receipt of the invoices from Hongli Shandong. This sales agreement remains effective until it is terminated by any party therein upon three-month written notice or email, or new sales agreement becomes effective. A copy of the sales agreement with SDLG is filed as Exhibit 10.15 to the registration statement of which this prospectus forms a part and incorporated by reference herein.

We believe that Hongli Shandong will keep maintain the close relationships with these long-term business partners, while develop new customers and new market in the future.

Suppliers of the PRC Operating Entities

The PRC operating entities’ primary raw material input is strip steel. Depending on each client’s specific needs, the PRC operating entities purchase specific type of stainless steel billet and different manufacturing techniques are used for processing raw materials into finished goods to make sure the products meet customer’s quality standard.

The PRC operating entities purchase their raw materials from a variety of sources and consolidate purchases among their top suppliers to improve cost and delivery terms. The PRC operating entities maintain flexibility to purchase raw materials from a variety of sources based on price, availability and end-user specifications. For example, they maintain active relationships with other suppliers to ensure alternative sources of supply. The PRC operating entities have also developed supply programs with certain of their key suppliers that they believe provide them with reduced lead times for steel purchases relative to their competitors. We believe the PRC operating entities’ scale is a key competitive advantage, as they are able to leverage our purchasing volume and market insights to obtain more favorable terms from their suppliers and drive procurement savings.

The following table sets forth the top suppliers each of which the PRC operating entities purchased more than 10% of raw material from during the fiscal years ended December 31, 2020 and 2019 and for the six months ended June 30, 2021 ad 2020:

	For Fiscal Year Ended December 31, 2020		For Fiscal Year Ended December 31, 2019
Name	Purchase ($)	Percentage	Purchases ($)	Percentage
Shanghai Wanhe Supply Chain Management Co., Ltd.	3,724,430	62%	1,887,949	44%
Shanghai Tongzhan Industry Co., Ltd.	—	—%	479,796	11%
Total	3,724,430	62%	2,367,745	55%

	For Six Months Ended June 30, 2021		For Six Months Ended June 30, 2020
Name	Purchase ($)	Percentage	Purchases ($)	Percentage
Shanghai Wanhe Supply Chain Management Co., Ltd.	3,762,903	60%	1,407,440	66%
Total	3,762,903	60%	1,407,440	66%

Under current procurement framework agreement dated January 1, 2019 Hongli Shandong has with Shanghai Wanhe Supply China Management Co., Ltd. (“Shanghai Wanhe”) which will expire on December 31, 2022, Hongli Shandong purchases the raw materials from Shanghai Wanhe under specific purchase contracts. Under this agreement, Shanghai Wanhe will give Hongli Shandong one day notice of the goods information and deliver to Hongli Shandong at certain location and time confirmed by Hongli Shandong, and such delivery fees are included in the per unit price indicated in each specific purchase contract. Pursuant to the specific purchase contracts, any objections to quality should be raised by Hongli Shandong within seven days from the date of arrival, and Hongli Shandong should stop processing such raw materials that it has objection to quality of, keeps it as it is, and send a written notice to Shanghai Wanhe. Hongli Shandong should bear the loss of those already processed raw materials. From January 1, 2019 to December 27, 2021, we have purchased hot rolled coil for an aggregate of 8,473 ton in the total amount of RMB 40.9 million (approximately $6.1 million) from Wanhe. The procurement framework agreement with Wanhe and a form of purchase agreement are filed as Exhibit 10.11 and 10.12, respectively, to the registration statement of which this prospectus forms a part and incorporated by reference herein.

The PRC operating entities do not have irreplaceable reliance on these suppliers. Their suppliers are all distributors, who source the raw materials from the raw material manufactories, so there are many other distributors in the market with the same sources of raw material. The PRC operating entities can always find other suppliers as a substitute to meet their purchase requirements of, including but not limited to, quality, volume, price, and delivery.

Expansion Plan

Due to the rapid development of our company in the past several years, the PRC operating entities find that the existing plants capacities have been unable to meet their customers’ demands, especially their long-term development. In order to develop the business, Hongli Shandong has been working to expand our manufacturing capability by (i) purchasing a well-equipped industrial park near its current factory with a parcel of land, four workshops and associated infrastructure; and (ii) purchasing new production facilities for four workshops (“Expansion Plan”).

(i)     A purchase of use right of two parcels of land with a factory building and associated infrastructure on one parcel of the land.

In November 2020, Hongli Shandong entered into a letter of intent with a third party to acquire all of its assets located in an industrial area in Changle County, Weifang City, Shandong Province including its use rights of two parcels of industrial land (approximately 51 acres), building, facilities, infrastructure and equipment for a total consideration of $19.09 million (RMB124.8 million) (excluding tax payable under this transfer) and paid deposit of $1.53 million (RMB 10 million) pursuant to the terms of the letter of intent. Such letter of intent does not include the purchase of new production facilities.

Hongli Shandong has commenced the transfer of use rights of one parcel (approximately 20 acres) with local relevant government authority and the transfer of the ownership of the building, facilities and infrastructure on this parcel with relevant authorities and expect to complete by the end of November 2021. Hongli Shandong believes that believe this parcel along with the building, facilities and infrastructure will satisfy its expansion needs in the next 5 years or more.

In addition, the local government has certain allowance on the maximum amount of industrial land that they can grant use rights to, which results in that the transferor has not obtained the use rights for the other parcel of the land (approximately 31 acres). Hongli Shandong plans to apply the use right for such parcel on as needed basis and within the annual allowance by the local government.

Hongli Shandong paid the deposit of $2.29 million (RMB 15 million) from its working capital and are currently in discussion with Bank of Weifang, a local bank, for a loan with a fixed five-year term on this project for principal amount approximately $10.83 million (RMB 70M) with an expected annual interest rate of 6.8%. Hongli Shandong expects to finalize the terms of the loan agreement and enter into the agreement with Bank of Weifang by the end of March 2022. As Hongli Shandong just submitted the loan application, we cannot assure you that such loan will be approved or if approved, that it will be at the expected interest rate or on terms acceptable or favorable to Hongli Shandong.

In addition, assuming that we successfully consummate this offering, we plan to allocate up to 30% of the proceeds of the offering to repay the bank loan, however, we may adjust this amount if we expect a better return from other uses such as the PRC operating entities need to hire additional employees or speed up the expansion to increase the production of the PRC operating entities if their customers increase their orders more than expected or if they need to adjust their plan to respond to market developments which may be more profitable to them. In the event that we are not able to obtain the bank loan, we will re-allocate up to 30% of the proceeds of this offering to pay for the Yingxuan Assets.

(ii)    New production facilities.

There are four workshops inside the factory building that Hongli Shandong is purchasing, for which, we have the following plans.

Work Shop #	Size (square feet)		Production Line	Usage	Application in Industry	Costs ($, in millions)	Expect Timeline/Status	Expected Capacity upon Completion
1	101,525		Automatic welding production line	Structural welding production	Evacuation Agriculture	1.22 (RMB 8M)	Completed	Evacuation structural parts 20,000 Agricultural structural parts 30,000
			Testing lab	For all purpose		1.22 (RMB 8M)	End of 2024
2	101,525		Cold roll formed steel profile line	Cold roll forming	Construction Transportation	3.82 (RMB 25M)	Completed	50,000 tons
3	162,212		Components of cabs	Machinery cabs	Evacuation Agriculture	3.82 (RMB 25M)(1)	End of 2022(1)	Evacuation machinery cabs 10,000 Agricultural machinery cabs 10,000
4	164,634	(2)	—	—	—	—	—	—
Total	529,896		—	—	—	10.08 (RMB 66 M)	—	—

____________

(1)      Including completion of a coating line $2.29 million (RMB 15M) by first half of 2022, assemble line $0.31 million (RMB 2M) by end of 2022 and a stamping line $1.22 million (RMB 8M) by end of 2022.

(2)      The PRC operating entities currently do not have specific plan for workshop depending the growth of customers’ orders and market trend.

Currently, Hongli Shandong has purchased a total of 86 facilities for these workshops, for a total amount of $1.06 million (RMB 6.87M). Hongli Shandong has also leased one facility under a finance leasing agreement in May 2021, for a total amount of $0.82 million (RMB 5.3M) for a term of 36 months. As of the date hereof, Hongli Shandong has made full payments for 55 facilities for $0.50 million (RMB 3.27M) and made payments of $0.33 million (RMB 2.12M) for the leased facility, by using the deposit of its working capital. The remaining payment are expected to be fully paid by September 2024.

We plan to fund the new production facilities from up to 30% the proceeds of this offering, supplemented by the profits generated by the operation of the PRC operation entities.

Competitive Strengths of the PRC Operation Entities

Solutions provider to customers, committed to one-stop service

The PRC operation entities are committed to offering their customers one-stop service with wide product diversity, high quality and reliability. The PRC operation entities serve as a “custom-made profile shop” for many of their customers. Differentiating from many other suppliers in China who either manufacture very limited profiles, or produce raw material steel, or solely engage in trading profiles, the PRC operation entities have not only an experienced R&D team understanding customers’ needs and specifications but also extensive and diversified manufacturing techniques and facilities to test, design and customize products based on the customers’ demands including bending, cutting, welding, assembling and coating.

Stable customer base

With more than 20 years’ operating history, the PRC operation entities have developed a solid and stable customer base domestically and internationally. Their customers including large corporations and international enterprises such as South Korea VOLVO, LOVOL, and SDLG, and have developed new customers which are four factories set up by Japanese Katsushiro in China. Most of the customers have been with the PRC operation entities for an average of 10 years and most of the main customers have been increasing their orders with the PRC operation entities.

Deep domain knowledge and industry expertise

The PRC operation entities have gained and developed deep domain knowledge and industry expertise from over 20 years of experience in service and production, which is built into and will continue to contribute to the robust and differentiated capabilities of their products. In addition to the strong support from their in-house R&D, the PRC operation entities collaborate with domestic and foreign universities who provide technique assistance, offer advice and guidance, conduct certain research, and develop innovative techniques based on the PRC operation entities’ demands. The PRC operation entities established the International Academician Workstation (Russia) with Oleg Fatkulin, the academician of Russian Academy of Engineering and his research team and the school-enterprise cooperative research and development center with Beijing Institute of Technology. Additionally, the PRC operation entities established good cooperative relations with domestic and foreign molding equipment companies. With such support, the PRC operation entities address the continuous innovation demands of their customers.

Diversified market and territory outreach

We believe the PRC operating entities have diversified a customer portfolio and territory outreach to mitigate impact by economic and industry cycles. The PRC operating entities’ customers spread over are in more than 8 industries in more than 4 countries, and the PRC operating entities are still expanding to new areas, and this gives them protection against recession of one industry or one country.

Rigorous quality Control

The PRC operating entities established a comprehensive quality management system, implemented by a quality management system (QMS) in compliance with ISO14001 quality management systems. The PRC operating entities have applied for the IATF16949, which is an international standard for automotive quality management systems. The PRC operating entities apply national standards of product quality testing system to ensure that the products manufactured have a pass rate of 95% to provide their customers with high-quality, highly reliable products.

Experienced and proven Management Team

Our senior management team, as well as the senior management team of the VIE, Hongli Shandong, has decades of leadership experience in the industrial custom-made profile industry, transportation and logistics and other relevant industrial sectors. Our management team and senior management intend to remain with us in the capacity of officers and/or directors, which will provide helpful continuity in advancing our strategic and growth goals.

Business Strategies of the PRC Operating Entities

The primary objective of the PRC operating entities is to expand their production capacity and customer base. In addition, the PRC operating entities will remain flexible in their product portfolio and intend to increase sale volume in newly developed markets or less competitive markets. At the same time, the PRC operating entities consider their relationship with their existing customers important in sustaining growth in earnings and cash flows from operating activities over various economic cycles. To achieve this objective, the PRC operating entities strive to expand their capacity, improve their cost structure, provide high quality service and products, expand their product offerings and increase their market share.

Expand Leading Market Positions

We believe that the leading market position and scale of the PRC operating entities are their most compelling competitive strengths. The PRC operating entities’ management team is focused on expanding market share, which they believe will generate operating leverage and improved financial performance. The PRC operating entities believe this can be accomplished through acquisitions and organic initiatives, including offering new products, serving additional end markets and increasing customer penetration and geographic coverage. As a part of the global sales layout of the PRC operating entities and to facilitate the relationship with the existing South Korean customers, Hongli Shandong designated two employees who speak Korean to constantly visit customers in South Korea to assist with logistics, advertisement, collecting or furnishing of information of the services and products of Hongli Shandong. Hongli Shandong also plans to open a new sales office in Wisconsin, U.S. to be supported with two local salesmen to develop local business in the U.S. However, this plan has been delayed or might even be postponed due to the impact of COVID-19, travel restrictions, and the potential market opportunities in the U.S. Management of Hongli Shandong are currently evaluating the feasibility to open a sales office in the U.S. pending the development of COVID-19, travel restrictions, and the potential market opportunities in the U.S. Hongli Shandong currently has one independent contractor who works closely with Hongli Shandong to conduct market research and development in the U.S. market and respond to inquiry and quotes from potential U.S. customers. In May 2021, Hongli Shandong received an order from a customer in the U.S., for 600 units of D-shaped cold roll formed tubes. The long term goal of the PRC operating entities is to become an independent custom-made profile supplier in the heavy machinery industry market, as well as construction industry in the U.S. As part of their business strategy, the PRC operating entities will also evaluate acquisition opportunities from time to time.

Expand the product portfolio the PRC operating entities to be responsive to market conditions

The PRC operating entities seek to maintain flexibility to adjust their product mix and rapidly respond to changing market conditions. While prioritizing their high margin products, the PRC operating entities regularly evaluate their portfolio of assets to ensure that their offerings are responsive to prevailing market conditions. The PRC operating entities expect to see an increase in the sales volume of our construction machinery parts in the construction industry in the face of the domestic market trends to replace aluminum profiles for fire protection by steel structure curtain walls. However, the domestic market for steel structure curtain walls is currently dominated by imports. In the near future, it is a part of their business plan to cooperate with architectural design institute to promote domestic steel structure curtain walls. The PRC operating entities have been keeping interested customers in contact and expect to see an increase in their related annual sales in connection with the construction machinery parts. The PRC operating entities will continue to assess and pursue opportunities to utilize, optimize and grow production capacity to capitalize on market opportunities.

Expand the Production Capacity of the PRC Operating Entities

The PRC operating entities intend to further expand their production capacity by purchasing a new facility in Economic Development Zone, Changle County, Weifang, Shandong, the same location as the current factories of Hongli Shandong, in order to cope with the anticipated increase in demand in the future. Currently, Hongli Shandong has purchased a total of 86 facilities for these workshops, for a total amount of $1.06 million (RMB 6.87M). Hongli Shandong has also leased one facility under a finance leasing agreement in May 2021, for a total amount of $0.82 million (RMB 5.3M) for a term of 36 months. As of the date hereof, Hongli Shandong has made full payments for 55 facilities for $0.50 million (RMB 3.27M) and made payments of $0.33 million (RMB 2.12M) for the leased facility, by using the deposit of its working capital. The remaining payments are expected to be fully paid by September 2024. For the additional phase of the new facility, the PRC operating entities expect to install more production lines. This will allow them to produce more of their products in-house rather than through third-party contractors, which they believe will help increase their profit margin overall and give them more control and better oversight over our production timeline.

Provide Superior Quality Products and Customer Service

The products of the PRC operating entities play a critical role in a variety of construction, infrastructure, equipment and safety applications. The PRC operating entities’ emphasis on manufacturing processes, quality control testing and product development helps them deliver a high-quality product to their customers. The PRC operating entities focus on providing superior customer service through our geographic manufacturing footprint and continued development of their proprietary, vendor managed system, as well as their experienced sales forces. They also seek to provide high-quality customer service through continued warehouse optimization, including increased digitization and automation of certain systems to debottleneck loading and dispatch logistics and improve truck availability. They believe that warehouse, transportation and shipping logistics and speed of delivery represents a key area of commercial differentiation relative to their competitors.

Focus on Efficient Manufacturing and Cost Management

The PRC operating entities strive for continued operational excellence with the goal of providing high-quality products at competitive prices. The PRC operating entities plan to introduce single minute exchange of die (“SMED”) to replace or supplement their laser welding at the beginning of 2022. SMED is a tool used in the roll forming manufacture to equip the machines and enable rapid and efficient adjustment of the machines to different manufacture process, or changeover, which can substantially reduce the raw material waste and reduce the adjustment frequency. They also plan to purchase automation equipment to automate the assembly and installation of certain products. The operating personnel of the PRC operating entities continually examine costs and profitability by product, plant and region. Their goal is to maximize operational benchmarks by leveraging skilled manufacturing and supply chain management processes.

Focus on key customer relationships

The PRC operating entities believe that their relationships with key customers provide them with a competitive advantage. Based on each customer’s demands, the PRC operating entities actively engage in the design and development of new profile of each project. They always ensure the quality and delivery of their product provided for their customers. In addition, they maintain close correspondence with their customers to update any new and cost-efficient techniques and adjust the price accordingly, and timely collect customers’ feedback through their sales, quality, and technique staff. It is their mission to continuously improve their equipment, techniques, and production to satisfy their customers’ wide variety of product demands.

Execute Pricing Strategy to Pass Through Underlying Costs

The PRC operating entities believe they have a track record of managing underlying commodity price exposure through their price negotiation, raw material procurement and inventory management program. In addition to managing underlying commodity prices, more recently they have had success in sharing transportation costs with their customers through their product pricing strategies. The PRC operating entities believe there is opportunity to implement this pricing strategy for their other products as well.

Coronavirus (COVID-19) Update

Since early 2020, the epidemic of the novel strain of coronavirus (COVID-19) (the “COVID-19 pandemic”) has spread across China and other countries and has adversely affected businesses and economic activities in the first quarter of 2020 and beyond. The PRC operating entities followed the restrictive measures implemented in China, by suspending onsite operation and having employees work remotely until February 2020, when they started to gradually resume normal operations. The operations, especially international orders, of the PRC operating entities were negatively impacted by COVID-19 pandemic, but our total revenues increased by approximately $1.9 million, or 20.07%, to approximately $11.2 million for the year ended December 31, 2020 from approximately $9.3 million for the year ended December 31, 2019. The increase was attributed by the facts that (i) during fiscal year 2020, the PRC operating entities completed the research phase for certain orders placed in 2019 and recognized revenue when control of the products was transferred to the customers, (ii) the domestic cold roll formed steel market was very active during 2020 despite the COVID-19 pandemic which drove increased domestic orders; and (iii) some of the existing customers of the PRC operating entities increased their orders with the PRC operating entities. As the spread of COVID-19 slows domestically and internationally, the PRC operating entities expect their business be less impacted by COVID-19, as their orders have been growing since December 31, 2020. Our total revenues increased by approximately $5.4 million, or 111.47%, to approximately $10.3 million for the six months ended June 30, 2021 from approximately $4.9 million for the six months ended June 30, 2020. The increase was attributed by the facts that (i) during the six months ended June 30, 2021, the PRC operating entities completed the research phase for certain orders placed in 2020 and recognized revenue when control of the products was transferred to the customers, (ii) the domestic cold roll formed steel market was very active during 2021 despite the COVID-19 pandemic which drove increased domestic orders; and (iii) some of the existing customers increased their orders with the PRC operating entities. The PRC operating entities have resumed their efforts on developing offshore markets including planning to open a sale office in the U.S. However, this plan has been delayed or might even be postponed due to the impact of COVID-19, travel restrictions, and the potential market opportunities in the U.S. Management of Hongli Shandong are currently evaluating the feasibility to open a sales office in the U.S. pending the development of COVID-19, and travel restrictions, and the potential market opportunities in the U.S.

Even though the COVID-19 pandemic is currently under control in China, due to the high uncertainty of the evolving situation, we have limited visibility on the full impact brought upon by the COVID-19 pandemic and the related financial impact cannot be estimated at this time.

We are monitoring the global outbreak and spread of COVID-19 and taking steps in an effort to identify and mitigate the adverse impacts on, and risks to, our business (including but not limited to our employees, customers, and other business partners) posed by its spread and the governmental and community reactions thereto. We continue to assess and update our business continuity plans in the context of this pandemic, including taking steps in an effort to help keep our workforces healthy and safe. The spread of COVID-19 has caused the PRC operating entities to modify our business practices (including employee travel, employee work locations in certain cases, and cancellation of physical participation in certain meetings, events and conferences), and the PRC operating entities expect to take further actions as may be required or recommended by government authorities or as they determine are in the best interests of their employees, customers and other business partners. The PRC operating entities are also working with their suppliers to understand the existing and future negative impacts, and to take actions in an effort to mitigate such impacts. Due to the speed with which the COVID-19 pandemic is developing, the global breadth of its spread and the range of governmental and community reactions thereto, there is uncertainty around its duration and ultimate impact; therefore, any negative impact on our overall financial and operating results (including without limitation our liquidity) cannot be reasonably estimated at this time, but the pandemic could lead to extended disruption of economic activity and a related impact on our financial and operating results.

Source and Cost of Revenues

We generated approximately 70% of our sales revenue from China market for the fiscal years ended December 31, 2020 and 2019. For the same periods, South Korea accounted for approximately 30% of our total revenues, respectively. We generated approximately 72% of our sales revenue from China market and 28% of our sales revenue from South Korea for the six months ended June 30, 2021, respectively.

Our cost of revenues consists of cost to manufacture our products, and primarily includes the cost to purchase raw materials and depreciation of our production machinery and equipment. Our cost of revenues increased by approximately $1.4 million or 26.50% to approximately $6.7 million for the year ended December 31, 2020 from approximately $5.3 million for the year ended December 31, 2019. The increase in cost of revenue is relatively consistent with the increase of our revenues. Our cost of revenues increased by approximately $3.9 million or 132.56% to approximately $6.8 million for the six months ended June 30, 2021 from approximately $2.9 million for the six months ended June 30, 2020.

Research and Development

The PRC operating entities maintain an internal dedicated engineering and technology team, consisting of design engineers who are responsible for die forming, process engineers who are responsible for production processes, university professors who are responsible for material properties, quality engineers who are responsible for production quality control, technical administrators who are responsible for projection development, and others who are responsible for process technology. As of the date of this prospectus, the team of the PRC operating entities consists of 20 full-time R&D personnel, which accounts for 13% of their employees. The PRC operating entities incurred R&D expenses of approximately $644,000 and $374,000, which included in the selling, general and administrative expenses in the statements of operations and comprehensive income for the fiscal years ended December 31, 2020 and 2019, respectively. The PRC operating entities incurred R&D expenses of approximately $589,000 and $301,000, which is included in selling, general and administrative expenses in the consolidated statements of operations and comprehensive income for the six months ended June 30, 2021.

In June 2018, the PRC operating entities established a laboratory center, focusing on the research and development of roll forming profile. The PRC operating entities strive to further develop and improve their forming process by 1) developing more collaborative application products and services to improve the customer’s service experience; 2) updating their processing equipment to meet the personalized needs of enterprise customers; and 3) strengthening the latest theory and technology research of roll forming profile, to promote the technology development of roll forming profile to a higher level.

Quality Control Procedure of the PRC Operating Entities

The PRC operating entities consider it is essentially important to maintain an efficient and sufficient inspection procedure of their products which is demonstrated as follows:

The Flow Chart of Quality Inspection

Physical Propertise Test
The First Inspection
The End Inspection
Delivery Inspection
Raw Material
Semi-finished Products
Finished Products
Delivery
Chemical Composition Inspection
Process Inspection
Finished Inspection

During the procedures set forth above, the PRC operating entities have implemented the five tools of quality assurance:

•        SPC — Statistical Process Control,

•        MSA — Measurement System Analysis,

•        FMEA — Failure Mode and Effects Analysis,

•        APQP — Advanced Product Quality Planning,

•        PPAP — Production Part Approval Process.

Intellectual Property

The PRC operating entities regard their trademarks, copyrights, patents, domain names, know-how, proprietary technologies, and similar intellectual property as critical to their success, and they rely on copyright, trademark and patent law in the PRC, as well as confidentiality procedures and contractual provisions with their employees, contractors and others to protect their proprietary rights.

The PRC operating entities currently own 14 utility patents, which are valuable and important assets for their operation.

The intellectual property of the PRC operating entities is subject to risks of theft and other unauthorized use, and their ability to protect their intellectual property from unauthorized use is limited. In addition, the PRC operating entities may be subject to claims that they have infringed the intellectual property rights of others. See “Risk Factors — Risks Relating to the Business of the PRC Operating Entities — The PRC operating entities may not be able to prevent others from unauthorized use of their intellectual property, which could cause a loss of customers, reduce our revenues and harm their competitive position.”

Pursuant to the Patent Law of PRC, a patent is valid for a ten-year term for a utility model, starting from the registration date. The following is a list of our patents that have been authorized in PRC:

No.	Current Owner	Patent Name	Patent Number	Category	Registration Date
1	Hongli Shandong	A new hydraulic system of push bending machine	zl201621253954.4	Utility Model	7/4/2017
2	Hongli Shandong	A new type of automatic shearing Butt Welder	zl201621253949.3	Utility Model	7/4/2017
3	Hongli Shandong	A new type of step feeding device	zl201621253870.0	Utility Model	7/4/2017
4	Hongli Shandong	An excavator in the cab with a cold forming profile	zl201621253950.6	Utility Model	8/4/2017
5	Hongli Shandong	An improved transmission system for cold forming profile	zl201621252915.2	Utility Model	8/18/2017
6	Hongli Shandong	A new type of push bending machine	zl201621253955.9	Utility Model	7/4/2017
7	Hongli Shandong	A profile for excavator door frame	zl201920579330.9	Utility Model	12/6/2019
8	Hongli Shandong	A profile for forklift truck cab door	zl201920579334.7	Utility Model	12/6/2019

No.	Current Owner	Patent Name	Patent Number	Category	Registration Date
9	Hongli Shandong	A back post of an excavator cab	zl201920579337.0	Utility Model	12/27/2019
10	Hongli Shandong	A profile for the front post of the cab of an excavator	zl201920579336.6	Utility Model	12/27/2019
11	Hongli Shandong	A middle supporting column in the cab of an excavator	zl201920579331.3	Utility Model	12/27/2019
12	Hongli Shandong	A profile for the framework of an excavator	zl201920579329.6	Utility Model	12/27/2019
13	Hongli Shandong	A profile for the front column of the cab of a forklift truck	zl201920579333.2	Utility Model	12/27/2019
14	Hongli Shandong	A profile for the front crossbeam on the top of a tractor cab	zl201920579332.8	Utility Model	12/31/2019

Facilities

The headquarters and executive office of the PRC operating entities are located in Weifang, China and consist of approximately 1,583 square meters of office space. In addition to the headquarters, the PRC operating entities have 8 factories aggregating approximately 14,825 square meters.

The PRC operating entities own properties as follows:

No.	Facility	Address	Size (Square Meter)
1	Office	North Sanli Street No. 487, Building 4 Economic Development District, Changle County, Weifang, Shandong.	Bldg. 4 – 1,583.27
2	Factories	North Sanli Street No. 487, Building 1, and 2, Economic Development District, Changle County, Weifang, Shandong.	Bldg. 1 – 2,606.48 Bldg. 2 – 877.47
3	Factories	North Sanli Street No. 487, Building 6, 7, and 8, Economic Development District, Changle County, Weifang, Shandong.	Bldg. 6 – 710.04 Bldg. 7 – 387.55 Bldg. 8 – 4,304.55
4	Cafeteria	North Sanli Street No. 487, Building 3, Economic Development District, Changle County, Weifang, Shandong.	Bldg. 3 – 187.63
5	Staff Garage	North Sanli Street No. 487, Building 5 Economic Development District, Changle County, Weifang, Shandong.	Bldg. 5 – 218.97

Corporate Information

Our principal executive office is located at Beisanli Street, Economic Development Zone, Changle County, Weifang, Shandong, China. Our telephone number is +86 0536-2185222. Our website is https://www.hlyxgg.com. The information on our website is not part of this prospectus.

Our Corporate Structure

We are a holding company incorporated on February 9, 2021 under the laws of the Cayman Islands. We have no substantive operations other than holding all of the issued and outstanding shares of Hongli Hong Kong Limited, or Hongli HK, which was established in Hong Kong on March 5, 2021. Hongli HK is also a holding company holding all of the outstanding equity of Shandong Xiangfeng Heavy Industry Co., Ltd., or Hongli WFOE, which was established on April 8, 2021 under the laws of the PRC.

We conduct our business through our variable interest entity, or VIE, Shandong Hongli Special Section Tube Co., Ltd., or Hongli Shandong, a PRC company, and through its wholly owned subsidiary, Beijing Haozhen Heavy Industry Technology Co., Ltd., a PRC company, Shandong Maituo Heavy Industry Co., Ltd., or Maitou Shandong, a

PRC company, and its 70% owned subsidiary Shandong Haozhen Heavy Industry Technology Co., Ltd., or Haozhen Shandong, a PRC company. We commenced our operations under the name Shandong Changle Hongli Steel Tube Co., Ltd. to provide industrial pipes and tubes products. Hongli Shandong was incorporated on September 13, 1999 by Ronglan Sun and Li Liu, who originally held 40% and 60% equity interests in Hongli Shandong, respectively.

On June 20, 2001, Hongli Shandong changed its name to Changle Hongli Steel Tube Co., Ltd.

On March 28, 2005, Hongli Shandong increased its registered capital to RMB 4.8 million, or approximately $0.58 million. Yuanqing Liu, Ronglan Sun, and Li Liu contributed a 40%, 30%, 30% equity interest, respectively. Hongli Shandong changed its name to Shandong Changle Hongli Steel Tube Co., Ltd.

On November 3, 2010, Hongli Shandong increased its registered capital to RMB 5 million, or approximately $0.61 million. Yuanqing Liu, Ronglan Sun, and Jie Liu contributed a 40%, 30%, 30% equity interest, respectively.

On October 28, 2010, Hongli Shandong changed its name to Shandong Hongli Special Section Tube Co., Ltd.

On May 23, 2019, Hongli Shandong established its wholly subsidiary Maituo Shandong. Maituo Shandong engages in production of special-shaped steel pipe, construction machinery processing; mining machinery and agricultural machinery steel, stainless steel and corrosion-resistant alloy, automotive parts steel production, sales; CRF technology research and development and technical services; goods import and export (for projects subject to approval according to law, business activities may be carried out only after approval by relevant departments). Maituo Shandong has not commenced its operation since its incorporation.

On September 18, 2020, Hongli Shandong and Shengda Technology Co. Ltd, a South Korean company, established Haozhen Shandong. Hongli Shandong contributed a 70% equity interest in Haozhen Shandong. Haozhen Shandong engages in metal chain and other metal products manufacturing; metal chain and other metal products sales; metal structure manufacturing; metal structure dales; general parts manufacturing; high-quality special steel materials sales; steel calendering processing (except for items subject to approval according to law, and operating activities independently according to law with business license) permitted items: goods import and export (for items subject to approval according to law, business activities may be carried out only after approval by relevant departments, and the specific business items shall be subject to the approval result). Haozhen Shandong has not commenced its operation since its incorporation.

On February 9, 2021, Hongli Cayman was incorporated in the Cayman Islands. Hongli Cayman issued 97 Ordinary Shares at $0.0001 par value to Hongli Development Limited, or Hongli Development, a British Virgin Islands company, owned by Yuanqing Liu, Jie Liu, and Ronglan Sun, three founders of the Company, and issued 3 Ordinary Shares at $0.0001 par value to Hongli Technology Limited, or Hongli Technology, a British Virgin Islands company, 100% owned by Haining Wang. Hongli Cayman and Hongli HK were established as the holding companies of Hongli WFOE.

We were advised by our PRC counsel that our holding company, its subsidiaries, and the VIE, Hongli Shandong and its VIE, are not required to obtain permission from PRC authorities to list on the U.S. exchange markets, because we fall outside the sectors subject to key restrictions by the PRC government.

Corporate Structure

The following chart summarizes our corporate legal structure and identifies our subsidiaries, the VIE and its subsidiaries as of the date of this prospectus.

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*        Mr. Yuangqing Liu is the initial founder of the Company and the father of Mr. Jie Liu and Ms. Ronglan Sun is the spouse of Mr. Yuangqing Liu and the mother of Mr. Jie Liu. Mr. Yuangqing Liu and Ms. Ronglan Sun have granted their proxy to Mr. Jie Liu to vote their shares in Hongli Development for all corporate transactions requiring shareholders’ approval and Mr. Jie Liu as such may be deemed to have sole voting and investment discretion with respect to the Ordinary Shares held by Hongli Development.

Name	Background	Ownership
Hongli Development Limited	• A British Virgin Islands company • Incorporated on February 8, 2021 • A holding company	Owned by Yuanqing Liu, Jie Liu, and Ronglan Sun, the founders of Hongli Shandong
Hongli Technology Limited	• A British Virgin Islands company • Incorporated on February 8, 2021 • A holding company	100% owned by Haining Wang
Hongli Hong Kong Limited	• A Hong Kong company • Incorporated on March 5, 2021 • A holding company	100% owned by Hongli Cayman
Shandong Xiangfeng Heavy Industry Co., Ltd.	• A PRC company and deemed a wholly foreign owned enterprise (“WFOE”) • Incorporated on April 8, 2021 • Registered capital of $ 5,000,000 • A holding company	100% owned by Hongli HK

Name	Background	Ownership
Shandong Hongli Special Section Tube Co., Ltd.

•   A PRC limited liability company

•   Incorporated on September 13, 1999

•   Registered capital of $764,783 (RMB 5 million)

•   Engage in production and sales of steel profile product; import and export business of mechanical processing, sales and above products (for items subject to approval according to law, business activities may be carried out only after approval by relevant departments.

VIE of Hongli WFOE
Beijing Haozhen Heavy Industry Technology Co., Ltd.

•   A PRC limited liability company

•   Incorporated on February 4, 2021

•   Registered capital of $152,957 (RMB 1 million)

•   Engage in technology development, technology promotion, technology transfer, technology consulting, technical services; product design; model design; sales of self-developed products, metal materials, metal products, non-metal ore, metal ore, building materials; import and export of goods.

97% owned by Hongli Shandong
Shandong Maituo Heavy Industry Co., Ltd.

•   A PRC limited liability company

•   Incorporated on May 23, 2019

•   Registered capital of $5,812,353 (RMB 38 million)

•   Engages in production of special-shaped steel pipe, construction machinery processing; mining machinery and agricultural machinery steel, stainless steel and corrosion-resistant alloy, automotive parts steel production, sales; CRF technology research and development and technical services; goods import and export (for projects subject to approval according to law, business activities may be carried out only after approval by relevant departments).

100% owned by Hongli Shandong
Shandong Haozhen Heavy Industry Technology Co., Ltd.

•   A PRC limited liability company

•   Incorporated on September 18, 2020

•   Registered capital of $5 million

•   Engage in metal chain and other metal products manufacturing; metal chain and other metal products sales; metal structure manufacturing; metal structure dales; general parts manufacturing; high-quality special steel materials sales; steel calendering processing (except for items subject to approval according to law, and operating activities independently according to law with business license) permitted items: goods import and export (for items subject to approval according to law, business activities may be carried out only after approval by relevant departments, and the specific business items shall be subject to the approval result).

70% owned by Hongli Shandong

Contractual Arrangements

Hongli WFOE and Hongli Shandong entered into a series of Contractual Arrangements in April 2021. Such contractual arrangements consist of a series of three agreements, along with shareholders’ powers of attorney (“POAs”) and irrevocable spousal consent letters (collectively, the “Contractual Arrangements”).

The Contractual Arrangements are designed to allow Hongli Cayman to consolidate Hongli Shandong’s operations and financial results in Hongli Cayman’s financial statements in accordance with U.S. GAAP.

Due to PRC legal restrictions on foreign ownership in certain sectors or other matters, such as telecommunica-tions and the internet, many China-based operating companies had to list on a U.S. exchange through Contrac-tual Arrangements, or a VIE structure, without a direct ownership in main operating entities. However, even though the business of some other China-based operating companies, including Hongli Shandong, is not with-in any sensitive sector that Chinese law prohibits direct foreign investment in, some China-based operating companies, as well as Hongli Shandong, at the discretion of the management, still selected to utilize such VIE structure to list overseas to avoid the substantial costs and time. If Hongli Shandong had selected to directly list on a U.S. exchange without such Contractual Arrangements, Hongli Shandong would be required to obtain certain regulatory approvals in connection with the conversion of the PRC operating entities into wholly foreign owned entities which would take the Company approximately 3-6 months to complete without certainty when the conversion would be completed successfully. As a result, management elected to pursue the VIE structure, at which time that the PRC government did not initiate a series of regulatory actions and statements to regulate business operations in China including enhancing supervision over the use of variable interest entities for overseas listing.

As we chose such VIE structure, we are subject to certain risks and uncertainties that may not otherwise exist if we had direct equity ownership in the operating entities. The VIE structure has inherent risks that may affect your investment, including less effectiveness and certainties than direct ownership and potential substantial costs to enforce the terms of the Contractual Arrangements. We, as a Cayman Islands holding company, may have difficulty in enforcing any rights we may have under the Contractual Arrangements with the Hongli Shandong, its founders and owners, in PRC because all of our Contractual Arrangements are governed by the PRC laws and provide for the resolution of disputes through arbitration in the PRC, where the legal environment is not as developed as in the United States. Furthermore, these Contractual Arrangements may not be enforceable in China if PRC government authorities or courts take a view that such Contractual Arrangements contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event we are unable to enforce these Contractual Arrangements, we may not be able to exert effective control over Hongli Shandong, and our ability to conduct our business may be materially and adversely affected.

The significant terms of the Contractual Arrangements are as follows:

Exclusive Business Cooperation and Management Agreement

Pursuant to the exclusive business cooperation and management agreement between Hongli WFOE and Hongli Shandong, Hongli WFOE has the exclusive right to provide Hongli Shandong with complete business support, operational management, and technical and consulting services, including all services within the business scope of Hongli Shandong as may be determined from time to time by Hongli WFOE, such as but not limited to technical services, business consultations, and marketing consultancy. Additionally, Hongli WFOE has the full and exclusive right to manage all cash flow and assets of Hongli Shandong and to administrate the financial affairs and daily operation of Hongli Shandong. In exchange, Hongli WFOE is entitled to an annual service fee that equals the audited total amount of the net income of such fiscal year of Hongli Shandong. If Hongli Shandong’s annual net income is zero, Hongli Shandong is not required to pay the service fee. If Hongli Shandong sustained losses in any fiscal year, all such losses will be carried over to the next year and deducted from the service fee of the next year.

The exclusive business cooperation agreement remains in effect, unless terminated pursuant to the agreement or upon the mutual consent of the parties thereto. Hongli Shandong may not unilaterally terminate this agreement unless Hongli WFOE commits gross negligence or a fraudulent act against Hongli Shandong. However, Hongli WFOE has the right to terminate this agreement upon giving 30 days’ prior written notice to Hongli Shandong at any time.

Exclusive Option Agreements

Pursuant to the exclusive option agreement among Hongli HK, Hongli Shandong and the shareholders who collectively own all of Hongli Shandong, such shareholders have jointly and severally granted Hongli HK an option to purchase their equity interests in Hongli Shandong. The purchase price shall be equal to the actual capital contributions paid in the registered capital of Hongli Shandong by the shareholders for the portion of equity interests to be purchased by Hongli HK or the lowest price allowed by the PRC laws and regulations. Hongli HK or its designated person may exercise such option at any time to purchase all or part of the equity interests in Hongli Shandong until it has acquired all equity interests of Hongli Shandong, which is irrevocable during the term of the agreements.

The exclusive call option agreement remains in effect for 10 years, and Hongli HK has the right to extend it for an additional 10 years.

Equity Interest Pledge Agreement

Pursuant to the equity interest pledge agreement among the shareholders who collectively own all of Hongli Shandong, such shareholders have pledged all of the equity interests in Hongli Shandong to Hongli WFOE as collateral to secure the obligations of Hongli Shandong under the exclusive business cooperation and management agreement and the exclusive option agreement. These shareholders are prohibited or may not transfer the pledged equity interests without prior written consent of Hongli WFOE unless transferring the equity interests in accordance with the performance of the exclusive option agreement.

The equity interest pledge agreement shall be terminated upon the full payment of the consulting and service fees under the business cooperation and management agreement and upon the fulfillment of Hongli Shandong’s obligation under the business cooperation and management agreement. Additionally, Hongli WFOE shall cancel or terminate this equity interest pledge agreement as soon as reasonably practicable.

Shareholders’ POAs

Pursuant to the shareholders’ POAs, the shareholders of Hongli Shandong have given Hongli HK or its subsidiary an irrevocable proxy to act on their behalf on all matters pertaining to Hongli Shandong and to exercise all of their rights as shareholders of Hongli Shandong, including the right to attend shareholders meetings, to exercise voting rights and all of the other rights, and to designate and appoint the legal representative, the executive directors and/or director, supervisor, the chief executive officer and other senior management members of Hongli Shandong, and to sign and execute transfer documents and any other documents pursuant to the exclusive option agreement and the equity interest pledge agreement. The POAs shall remain in effect while the shareholders of Hongli Shandong hold the equity interests in Hongli Shandong.

Irrevocable Spousal Consent Letters

Pursuant to the irrevocable spousal consent letters, the spouses of all the shareholders of Hongli Shandong consent to the execution of the exclusive business cooperation and management agreement, equity interest pledge agreement, exclusive option agreement, and the power of attorneys signed by their spouse. The spouses of the shareholders of Hongli Shandong further undertake not to make any assertions in connection with the equity interests of Hongli Shandong held by the shareholders and confirm no authorization or consent will be required from them for the shareholders’ performance of any transaction documents in connection with these agreements. However, if the spouse of any shareholder obtains any equity interest held by the shareholders for any reason, they commit to be bound by these agreements and comply with the obligation of the shareholders of Hongli Shandong thereunder.

Based on the foregoing contractual arrangements, Hongli Cayman is allowed to consolidate Hongli Shandong’s operations and financial results in Hongli Cayman’s financial statement for the periods presented herein as if the current corporate structure (“restructuring” or “reorganization”) had been in existence throughout the periods presented under common control in accordance with Regulation S-X-3A-02 promulgated by the SEC and Accounting Standards Codification (“ASC”) 810-10, Consolidation.

Because we do not directly hold equity interests in Hongli Shandong, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to limitation on foreign ownership of internet technology companies, regulatory review of oversea listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the Contractual Arrangements. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in our operations and cause the value of Ordinary Shares to decrease significantly or become worthless.

Our Contractual Arrangements may not be effective in providing control over Hongli Shandong. We may also be subject to sanctions imposed by PRC regulatory agencies including Chinese Securities Regulatory Commission, or CSRC, if we fail to comply with their rules and regulations. See “Risk Factors” on page 28 and “The Offering” on page 23 for more details.

We are subject to certain legal and operational risks associated with the majority of our operations in China through the Contractual Arrangements. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in our operations, significant depreciation of the value of our Ordinary Shares, or a complete hindrance of our ability to offer or continue to offer our securities to investors and cause the value of such securities to significantly decline or be worthless. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over the use of variable interest entities for overseas listing, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Though we do not believe that we are directly subject to these regulatory actions or statements because our current business operations are not within the specified regulatory scope above, since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on a U.S. exchange.

We cannot assure you that the PRC courts or regulatory authorities may not determine that our corporate structure and Contractual Arrangements violate PRC laws, rules or regulations. If the PRC courts or regulatory authorities determine that our Contractual Arrangements are in violation of applicable PRC laws, rules or regulations, our VIE agreements will become invalid or unenforceable, and Hongli Shandong will not be treated as a VIE and we will not be entitled to treat Hongli Shandong’s assets, liabilities and results of operations as our assets, liabilities and results of operations, which could effectively eliminate the assets, revenue and net income of Hongli Shandong from our balance sheet, which would most likely require us to cease conducting our business and would result in the delisting of our Ordinary Shares from Nasdaq Capital Market after this offering and a significant impairment in the market value of our Ordinary Shares. If the VIE structure is determined to be in violation of any existing or future PRC laws, rules or regulations, or if Hongli WFOE or the VIE fails to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities may deal with such violations according to existing or future PRC laws, rules or regulations, including: imposing fines on Hongli WFOE or the VIE, revoking the business and operating licenses of Hongli WFOE or the VIE, discontinuing or restricting the operations of Hongli WFOE or the VIE; imposing conditions or requirements with which we, Hongli WFOE, or Hongli Shandong may not be able to comply; requiring us, Hongli WFOE, or Hongli Shandong to restructure the relevant ownership structure or operations which may significantly impair the rights of the holders of our Ordinary Shares in the equity of the VIE; and restricting or prohibiting our use of the proceeds from our initial public offering to finance our business and operations in China.

Permission Required from the PRC Authorities for the VIE’s Operation

We are currently not required to obtain permission from any of the PRC authorities to operate and issue our Ordinary Shares to foreign investors. In addition, we, our subsidiaries, or the VIE are not required to obtain permission or approval from the PRC authorities for the VIE’s operation, nor have we, our subsidiaries, or the VIE received any denial for the VIE’s operation. Based on the understanding of the current PRC law, rules and regulations, given that Hongli WFOE was not established by a merger with or an acquisition of any PRC domestic companies as defined under the Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors (“M&A Rules”), we believe that, as of the date of this prospectus, the CSRC’s approval is not required for the listing and trading of our Ordinary Shares on Nasdaq in the context of this offering.

Notwithstanding the foregoing, on December 24, 2021, the CSRC, issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Draft Administrative Provisions”) and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Draft Filing Measures”), collectively, the Draft Rules Regarding Overseas Listings. According to the Draft Rules Regarding Overseas Listings, among other things, after making initial applications with overseas stock markets for initial public offerings or listings, all China-based companies shall file with the CSRC within three working days. The required filing materials with the CSRC include (without limitation): (i) record-filing reports and related undertakings, (ii) compliance certificates, filingor approval documents from the primary regulator of the applicants’ businesses (if applicable), (iii) security assessment opinions issued by related departments (if applicable), (iv) PRC legal opinions, and (v) prospectus. In addition, overseas offerings and listings may be prohibited for such China-based companies when any of the following applies: (1) if the intended securities offerings and listings are specifically prohibited by the laws, regulations or provision of the PRC; (2) if the intended securities offerings and listings may constitute a threat to, or endanger national security as reviewed and determined by competent authorities under the State Council in accordance with laws; (3) if there are material ownership disputes over applicants’ equity interests, major assets, core technologies, or the others; (4) if, in the past three years, applicants’ domestic enterprises or controlling shareholders, de facto controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (5) if, in the past three years, any directors, supervisors, or senior executives of applicants have been subject to administrative punishments for severe violations, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (6) other circumstances as prescribed by the State Council. The Draft Administrative Provisions further stipulate that a fine between RMB 1 million and RMB 10 million may be imposed if an applicant fails to fulfill the filing requirements with the CSRC or conducts an overseas offering or listing in violation of the Draft Rules Regarding Overseas Listings, and in cases of severe violations, a parallel order to suspend relevant businesses or halt operations for rectification may be issued, and relevant business permits or operational license revoked. The Draft Rules Regarding Overseas Listings, if enacted, may subject us to additional compliance requirements in the future, and though we believe that none of the situations that would clearly prohibit overseas listing and offering applies to us, we cannot assure you that we will be able to receive clearance of such filing requirements in a timely manner, or at all.

If the CSRC requires that we obtain its approval prior to the completion of this offering, the offering will be delayed until we have obtained CSRC approval, which may take several months. There is also the possibility that we may not be able to obtain or maintain such approval or that we inadvertently concluded that such approval was not required. If prior CSRC approval was required while we inadvertently concluded that such approval was not required or if applicable laws and regulations or the interpretation of such were modified to require us to obtain the CSRC approval in the future, we may face regulatory actions or other sanctions from the CSRC or other Chinese regulatory authorities. These authorities may impose fines and penalties upon our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China, or take other actions that could have a material adverse effect upon our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our Ordinary Shares. The CSRC or other Chinese regulatory agencies may also take actions requiring us, or making it advisable for us, to terminate this offering prior to closing. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer the Ordinary Shares, causing significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations and cause the Ordinary Shares to significantly decline in value or become worthless. See “Risk Factor — Uncertainties with respect to the PRC legal system could have a material adverse effect on us”; “Risk Factor — Our failure to obtain prior approval of the China Securities Regulatory Commission for the listing and trading of our Ordinary Shares on a foreign stock exchange could delay this offering or could have a material adverse effect upon our business, operating results, reputation and trading price of our Ordinary Shares”; “Risk Factor — Draft rules for China-based companies seeking for securities offerings in foreign stock markets was released by the CSRC for public consultation. While such rules have not yet come into effect as of the date of this prospectus, the Chinese government may exert more oversight and control over overseas public offerings conducted by China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares to investors and could cause the value of our Ordinary Shares to significantly decline or become worthless”; and “Regulation — Regulation Related to M&A Regulations and Overseas Listings.”

On December 28, 2021, the Cyberspace Administration of China (the “CAC”), together with twelve other government agencies in China, published the Measures for Cybersecurity Review which will become effective on February 15, 2022, which required that any “network platform operator” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. As the PRC operating entities’ business is engaged in cold roll formed steel profile manufacturing in China and do not involve the collection of personal data of at least 1,000,000 users, implicate cybersecurity, we believe that neither we, nor the PRC operating entities are subject to the cybersecurity review of the CAC. See “Risk Factor — In light of recent events indicating greater oversight by the Cyberspace Administration of China over data security, particularly for companies seeking to list on a foreign exchange, though such oversight is not applicable to us, we may be subject to a variety of PRC laws and other obligations regarding data protection and any other rules, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, our listing on the Nasdaq Capital Market, financial condition, results of operations, and the offering.”

East & Concord, our counsel with respect to PRC law searched on the National Enterprise Credit Information Publicity System, which displayed that Hongli Shandong and Hongli WFOE are both legitimately established and validly existing under the laws of the PRC. East& Concord has reviewed the Contractual Arrangements among Hongli WFOE, Hongli Shandong and the shareholders of Hongli Shandong, and advised us that that the agreements and contracts under the Contractual Arrangements are in compliance with the laws and regulations of the PRC currently in effect.

Dividend Distributions or Transfers of Cash among the Holding Company, Its Subsidiaries, and the Consolidated VIE

As of the date of this prospectus, no cash transfer or transfer of other assets have occurred between Hongli Cayman, its subsidiaries, the consolidated VIE and its subsidiaries. As of the date of this prospectus, none of our subsidiaries, the consolidated VIE or the subsidiaries of the VIE have made any dividends or distributions to Hongli Cayman. As of the date of this prospectus, we do not have any U.S. investors, so no dividends or distributions have been made to any U.S. investors.

We intend to keep any future earnings to re-invest in and finance the expansion of the business of the PRC operating entities, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, Hongli HK, unless we receive proceeds from future offerings.

Hongli WFOE’s ability to distribute dividends is based upon its distributable earnings. Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China may also set aside a portion of its after-tax profits to fund an optional employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of shareholders. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through the current Contractual Arrangements, we may be unable to pay dividends on our Ordinary Shares.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%.

In order for us to pay dividends to our shareholders, we will rely on payments made from Hongli Shandong to Hongli WFOE, pursuant to Contractual Arrangements between them, and the distribution of such payments to Hongli HK as dividends from Hongli WFOE. Certain payments from the VIE, Hongli Shandong, to Hongli WFOE are subject to PRC taxes, including business taxes and VAT.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the

Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, Hongli HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Hongli HK intends to apply for the tax resident certificate when WFOE plans to declare and pay dividends to Hongli HK. See “Risk Factors — Risks Related to Doing Business in China — There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

Further, the proceeds of this offering may be sent back from the holding company to the PRC, and the process for sending such proceeds back to the PRC may be time-consuming after the closing of this offering. We may be unable to use these proceeds to grow the business of the PRC operating entities until the PRC operating entities receive such proceeds in the PRC. Any transfer of funds by the holding company to the PRC operating entities, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration or filing with relevant governmental authorities in China. Any foreign loans procured by the PRC operating entities is required to be registered with China’s State Administration of Foreign Exchange (“SAFE”) or its local branches or satisfy relevant requirements, and the PRC operating entities may not procure loans which exceed the difference between their respective total project investment amount and registered capital or 2 times (which may be varied year by year due to the change of PRC’s national macro-control policy) of the net worth of our PRC subsidiary. According to the relevant PRC regulations on foreign-invested enterprises in China, capital contributions to the PRC operating entities are subject to the approval of or filing with State Administration for Market Regulation in its local branches, the Ministry of Commerce in its local branches and registration with a local bank authorized by SAFE.

We plan to allocate up to 30% of the proceeds of this offering to repay the bank loan to complete Hongli Shandong’s expansion plan, assuming that we successfully consummate this offering, and, further, in the event that we are not able to obtain the bank loan, we will re-allocate up to 30% of the proceeds of this offering to pay for the Yingxuan Assets. For more details, see “Business of the PRC Operating Entities — Expansion Plan.” Therefore, we may be unable to use these proceeds to complete Hongli Shandong’s expansion plan until Hongli Shandong receives such proceeds in the PRC, which might be time-consuming. See “Risk Factors — We must remit the offering proceeds to China before they may be used to benefit our business in China, the process of which may be time-consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner.”

Risks in Relation to the VIE Structure

The VIE structure through contractual arrangements has been adopted by many PRC-based companies, including us, to obtain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions in China. The MOFCOM published a discussion draft of the proposed PRC Foreign Investment Law in January 2015, or the 2015 Draft FIL, according to which, variable interest entities that are controlled via contractual arrangements would also be deemed as foreign-invested entities, if they are ultimately “controlled” by foreign investors. In March 2019, the PRC National People’s Congress promulgated the PRC Foreign Investment Law, and in December 2019, the State Council promulgated the Implementing Rules of PRC Foreign Investment Law, or the Implementing Rules, to further clarify and elaborate the relevant provisions of the PRC Foreign Investment Law. The PRC Foreign Investment Law and the Implementing Rules both became effective from January 1, 2020 and replaced the major previous laws and regulations governing foreign investments in the PRC. Pursuant to the PRC Foreign Investment Law, “foreign investments” refer to investment activities conducted by foreign investors (including foreign natural persons, foreign enterprises or other foreign organizations) directly or indirectly in the PRC, which include any of the following circumstances: (i) foreign investors setting up foreign-invested enterprises in the PRC solely or jointly with other investors, (ii) foreign investors obtaining shares, equity interests, property portions or other similar rights and interests of enterprises within the PRC, (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv) investment in other methods as specified in laws, administrative regulations, or as stipulated by the State Council. The PRC Foreign Investment Law and the Implementing Rules do not introduce the concept of “control” in determining whether a company would be considered as a foreign-invested enterprise, nor do they explicitly provide whether the VIE structure would be deemed as a method of foreign investment. However, the PRC Foreign Investment Law has a catch-all provision that includes into the definition of “foreign investments” made by foreign investors in China in other methods as specified in laws, administrative regulations, or as stipulated by the State Council, and as the PRC Foreign Investment Law and the Implementing Rules are newly adopted and relevant government authorities may promulgate more laws, regulations or rules on the interpretation and implementation of the PRC Foreign Investment Law, the possibility cannot be ruled out that the concept of “control” as stated in the 2015 Draft FIL may be embodied in, or the VIE structure adopted by us may be deemed as a method of foreign investment by, any of such future laws, regulations and rules. If the consolidated VIE was deemed as a foreign-invested enterprise under any of such future laws, regulations and rules, and any of the businesses that we operate would be in any “negative list” for foreign investment and therefore be subject to any foreign investment restrictions or prohibitions, further actions required to be taken by us under such laws, regulations and rules may materially and adversely affect our business, financial condition and results of operations. Furthermore, if future laws, administrative regulations or provisions mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, business, financial condition and results of operations.

REGULATIONS

PRC Regulations

Regulations Related to Foreign Investment

Foreign Investment Law

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law of the PRC, or the Foreign Investment Law, which came into effect on January 1, 2020 and replaced the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law of the PRC and the Wholly Foreign-invested Enterprise Law of the PRC, together with their implementation rules and ancillary regulations. The organization form, organization and activities of foreign-invested enterprises shall be governed, among others, by the PRC Company Law and the PRC Partnership Enterprise Law. Foreign-invested enterprises established before the implementation of the Foreign Investment Law may retain the original business organization and so on within five years after the implementation of this Law.

The Foreign Investment Law is formulated to further expand opening-up, vigorously promote foreign investment and protect the legitimate rights and interests of foreign investors. According to the Foreign Investment Law, foreign investments are entitled to pre-entry national treatment and are subject to negative list management system. The pre-entry national treatment means that the treatment given to foreign investors and their investments at the stage of investment access shall not be less favorable than that of domestic investors and their investments. The negative list management system means that the state implements special administrative measures for access of foreign investment in specific fields. The Foreign Investment Law does not mention the relevant concept and regulatory regime of VIE structures. However, since it is relatively new, uncertainties still exist in relation to its interpretation and implementation.

Foreign investors’ investment, earnings and other legitimate rights and interests within the territory of China shall be protected in accordance with the law, and all national policies on supporting the development of enterprises shall equally apply to foreign-invested enterprises. Among others, the state guarantees that foreign-invested enterprises participate in the formulation of standards in an equal manner and that foreign-invested enterprises participate in government procurement activities through fair competition in accordance with the law. Further, the state shall not expropriate any foreign investment except under special circumstances. In special circumstances, the state may levy or expropriate the investment of foreign investors in accordance with the law for the needs of the public interest. The expropriation and requisition shall be conducted in accordance with legal procedures and timely and reasonable compensation shall be given. In carrying out business activities, foreign-invested enterprises shall comply with relevant provisions on labor protection.

Negative List Relating to Foreign Investment

Investment activities in the PRC by foreign investors are principally governed by the Guidance Catalog of Industries for Foreign Investment promulgated and as amended from time to time by the MOFCOM and National Development and Reform Commission (the “NDRC”). In June 2017, MOFCOM and the NDRC promulgated the Catalog (2017 Revision), which became effective in July 2017 and was amended in June 2018. In June 2018, the Guidance Catalog of Industries for Foreign Investment (2017 Revision) was replaced by the Special Administrative Measures (Negative List) for Foreign Investment Access (2018 Version). In June 2019, Special Administrative Measures (Negative List) for Admission of Foreign Investment (2019 Version) or the Negative List, replaced 2018 Version of the Negative List. In June 2020, the MOFCOM and the NDRC promulgated the Special Administrative Measures (Negative List) for Foreign Investment Access (2020 Version), or the Negative List, which became effective on July 23, 2020. In December 2021, the MOFCOM and the NDRC promulgated the Special Administrative Measures (Negative List) for Foreign Investment Access (2021 Version), which will become effective on January 1, 2022. The 2021 version of the Negative list will replace the 2020 version of the Negative list. Industries listed in the Negative List are divided into two categories: restricted and prohibited. Industries not listed in the Negative List are generally deemed as constituting a third “permitted” category. Establishment of wholly foreign-owned enterprises is generally allowed in permitted industries. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority interests in such joint ventures. In addition, restricted category projects are subject to higher-level government approvals. Foreign investors are not allowed to invest in industries in the prohibited category. Industries not listed in the Negative List are generally open to foreign investment unless specifically restricted by other PRC regulations.

Regulations Related to Intellectual Property Rights

Copyright

Pursuant to the Copyright Law of the PRC, which was first promulgated by the Standing Committee of the National People’s Congress, or the SCNPC on September 7, 1990 and became effective from June 1, 1993, and was last amended on November 11, 2020 and effected on June 1, 2021, copyrights include personal rights such as the right of publication and that of attribution as well as property rights such as the right of production and that of distribution. Reproducing, distributing, performing, projecting, broadcasting or compiling a work or communicating the same to the public via an information network without permission from the owner of the copyright therein, unless otherwise provided in the Copyright Law of the PRC, shall constitute infringements of copyrights. The infringer shall, according to the circumstances of the case, undertake to cease the infringement, take remedial action, and offer an apology, pay damages, etc.

Trademark

Trademarks are protected by the Trademark Law of the PRC, which was adopted in 1982 and subsequently amended in 1993, 2001, 2013 and 2019 as well as by the Implementation Regulations of the PRC Trademark Law adopted by the State Council in 1983 and as most recently amended on April 29, 2014. The Trademark Office of China National Intellectual Property Administration handles trademark registrations. The Trademark Office grants a 10-year term to registered trademarks and the term may be renewed for another 10-year period upon request by the trademark owner. A trademark registrant may license its registered trademarks to another party by entering into trademark license agreements, which must be filed with the Trademark Office for its record. As with patents, the Trademark Law has adopted a first-to-file principle with respect to trademark registration. If a trademark applied for is identical or similar to another trademark which has already been registered or subject to a preliminary examination and approval for use on the same or similar kinds of products or services, such trademark application may be rejected. Any person applying for the registration of a trademark may not injure existing trademark rights first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such party’s use.

Patent

The Patent Law of the PRC promulgated in March 12, 1984, which became effective on April 1, 1985 and was recently revised by the Standing Committee of the National People’s Congress on October 17, 2020 (which revision became effective on June 1, 2021), provides for patentable inventions, utility models and designs. An invention or utility model for which patents may be granted shall have novelty, creativity and practical applicability. The State Intellectual Property Office under the State Council is responsible for examining and approving patent applications. The protection period is 20 years for inventions and 10 years for utility models and designs, all of which commence from the date of application of patent rights under the current Patent Law of the PRC. The protection period has been slightly amended in recent amendment which became effective on June 1, 2021. The terms of protection for invention and utility patents will still be 20 years and 10 years, respectively, in general. The term of protection for a design patent has been extended from 10 years to 15 years. In addition, for invention patents, in situations where a patent is only granted after 4 years or more from its filing date or 3 years or more after a request for substantive examination date, the applicant can request for an extension of protection term for any unreasonable delay.

Domain name

The domain names are protected under the Administrative Measures on the Internet Domain Names, or the Domain Name Measures, which was promulgated by the PRC Ministry of Industry and Information Technology, or the MIIT, on August 24, 2017, which became effective on November 1, 2017 and replaced the Administrative Measures on China Internet Domain Names promulgated by the MIIT on November 5, 2004. Pursuant to these measures, the MIIT is in charge of the administration of PRC internet domain names. The domain name registration follows a first-to-file principle. Applicants for registration of domain names must provide the true, accurate, and complete information of their identities to domain name registration service institutions. The applicants will become the holder of such domain names upon the completion of the registration procedure.

Regulations Related to Foreign Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, promulgated by the State Council in 1996 and most recently amended in 2008. Under the PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from State Administration of Foreign Exchange or SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of foreign currency-denominated loans.

In November 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, or SAFE Circular 59, which was most recently amended in 2019 and substantially amends and simplifies the current foreign exchange procedures. Pursuant to SAFE Circular 59, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts, and guarantee accounts, the reinvestment of Renminbi proceeds derived by foreign investors in China, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously.

In February 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Circular 13, pursuant to which, instead of applying for approval regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals may apply for such foreign exchange registrations from qualified banks. The qualified banks, under the supervision of SAFE, may directly review the applications and conduct the registration.

In March 2015, SAFE issued the Circular of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or SAFE Circular 19. Pursuant to SAFE Circular 19, a foreign-invested enterprise may, according to its actual business needs, settle with a bank the portion of the foreign exchange capital in its capital account for which the relevant foreign exchange administration has confirmed monetary capital contribution rights and interests (or for which the bank has registered the injection of the monetary capital contribution into the account). In addition, for the time being, foreign-invested enterprises are allowed to settle 100% of their foreign exchange capital on a discretionary basis. A foreign-invested enterprise shall truthfully use its capital for its own operational purposes within the scope of business. Where an ordinary foreign-invested enterprise makes domestic equity investment with the amount of foreign exchanges settled, the invested enterprise must first go through domestic re-investment registration and open a corresponding account for foreign exchange settlement pending payment with the foreign exchange administration or the bank at the place where it is registered.

In June 2016, SAFE promulgated Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, pursuant to which, in addition to foreign currency capital, enterprises registered in China may also convert their foreign debts, as well as repatriated fund raised through overseas listing, from foreign currency to Renminbi on a discretional basis. SAFE Circular 16 also reiterates that the use of capital so converted shall follow “the principle of authenticity and self-use” within the business scope of the enterprise. According to SAFE Circular 16, the Renminbi funds so converted shall not be used for the purposes of, whether directly or indirectly, (i) paying expenditures beyond the business scope of the enterprises or prohibited by laws and regulations; (ii) making securities investment or other investments (except for banks’ principal-secured products); (iii) granting loans to non-affiliated enterprises, except as expressly permitted in the business license; and (iv) purchasing non-self-used real estate (except for the foreign-invested real estate enterprises).

In January 2017, SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, or SAFE Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records, and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting the profits. Further, pursuant to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

In October 2019, SAFE promulgated the Notice for Further Advancing the Facilitation of Cross-border Trade and Investment, or SAFE Circular 28, which, among other things, allows all foreign-invested enterprises, or FIEs, to use Renminbi converted from foreign currency-denominated capital for equity investments in China, as long as the equity investment is genuine, does not violate applicable laws, and complies with the negative list on foreign investment. However, since this circular is newly promulgated, it is unclear how the SAFE and competent banks will carry it out in practice.

Regulations Related to Dividend Distribution

The principal laws and regulations regulating the distribution of dividends by FIEs in China include the PRC Company Law, as amended in 2004, 2005, 2013, and 2018, and the 2019 PRC Foreign Investment Law and its Implementation Rules. Under the current regulatory regime in China, FIEs in China may pay dividends only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. A PRC company is required to set aside as statutory reserve funds at least 10% of its after-tax profit, until the cumulative amount of such reserve funds reaches 50% of its registered capital unless laws regarding foreign investment provide otherwise. A PRC company cannot distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulations Related to Foreign Exchange Registration of Offshore Investment by PRC Residents

In July 2014, SAFE issued the Circular of the State Administration of Foreign Exchange on Issues concerning Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or SAFE Circular 37 which was most recently amended on June 15, 2018 and has replaced the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles (known as Circular 75). SAFE Circular 37 regulates foreign exchange matters in relation to the use of special purpose vehicles, or “SPVs,” by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China. Under SAFE Circular 37, an SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate domestic or offshore assets or interests, while “round trip investment” refers to the direct investment in China by PRC residents or entities through SPVs, namely, establishing foreign-invested enterprises to obtain the ownership, control rights and management rights. Circular 37 requires that, before making contribution into an SPV, PRC residents or entities are required to complete foreign exchange registration with SAFE or its local branch.

In February 2015, SAFE promulgated the SAFE Circular 13. SAFE Circular 13 has amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks instead of SAFE or its local branch in connection with their establishment of an SPV.

In addition, pursuant to SAFE Circular 37, an amendment to registration or subsequent filing with qualified banks by such PRC resident is also required if there is a material change with respect to the capital of the offshore company, such as any change of basic information (including change of such PRC residents, change of name and operation term of the SPV), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. Failure to comply with the registration requirements as set forth in SAFE Circular 37 and SAFE Circular 13, misrepresent on or failure to disclose controllers of foreign-invested enterprises that are established by round-trip investment may result in bans on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliates, and may also subject relevant PRC residents to penalties under the Foreign Exchange Administration Regulations of the PRC.

All of our shareholders who are subject to the SAFE Circular 37 have completed the initial registrations with the local SAFE branch or qualified banks as required by SAFE Circular 37.

Regulations Related to Foreign Debt

A loan made by foreign investors as shareholders in an FIE is considered foreign debt in China and is regulated by various laws and regulations, including the PRC Regulation on Foreign Exchange Administration, the Interim Provisions on the Management of Foreign Debts, the Statistical Monitoring of Foreign Debt Tentative Provisions, the Detailed Rules for the Implementation of Provisional Regulations on Statistics and Supervision of Foreign Debt, and

the Administrative Measures for Registration of Foreign Debt. Under these rules and regulations, a shareholder loan in the form of foreign debt made to a PRC entity does not require the prior approval of the SAFE. However, such foreign debt must be registered with and recorded by the SAFE or its local branches within fifteen business days after the entering of the foreign debt contract. Pursuant to these rules and regulations, the balance of the foreign debts of an FIE cannot exceed the difference between the total investment and the registered capital of the FIE.

On January 12, 2017, the People’s Bank of China, or the PBOC, promulgated the Notice of the People’s Bank of China on Matters concerning the Macro-Prudential Management of Full-Covered Cross-Border Financing, or PBOC Notice No. 9. Pursuant to PBOC Notice No. 9, within a transition period of one year from January 12, 2017, FIEs may adopt the currently valid foreign debt management mechanism, or the mechanism as provided in PBOC Notice No. 9 at their own discretions. PBOC Notice No. 9 provides that enterprises may conduct independent cross-border financing in Renminbi or foreign currencies as required. Pursuant to PBOC Notice No. 9, the outstanding cross-border financing of an enterprise (the outstanding balance drawn, here and below) will be calculated using a risk-weighted approach and cannot exceed certain specified upper limits. PBOC Notice No. 9 further provides that the upper limit of risk-weighted outstanding cross-border financing for enterprises is 200% of its net assets, or the Net Asset Limits. Enterprises must file with the SAFE in its capital item information system after entering into the relevant cross-border financing contracts and prior to three business days before drawing any money from the foreign debts.

Based on the foregoing, if we provide funding to our wholly foreign-owned subsidiaries through shareholder loans, the balance of such loans cannot exceed the difference between the total investment and the registered capital of the subsidiaries and we will need to register such loans with the SAFE or its local branches in the event that the currently valid foreign debt management mechanism applies, or the balance of such loans will be subject to the risk-weighted approach and the Net Asset Limits and we will need to file the loans with the SAFE in its information system in the event that the mechanism as provided in PBOC Notice No. 9 applies. Pursuant to PBOC Notice No. 9, after a transition period of one year from January 11, 2017, the PBOC and the SAFE would determine the cross-border financing administration mechanism for the FIEs after evaluating the overall implementation of PBOC Notice No. 9. As of the date hereof, neither the PBOC nor the SAFE has promulgated and made public any further rules, regulations, notices, or circulars in this regard. It is uncertain which mechanism will be adopted by the PBOC and the SAFE in the future and what statutory limits will be imposed on us when providing loans to the PRC subsidiaries.

Regulation Related to M&A Regulations and Overseas Listings

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, or the CSRC, and SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule, which became effective on September 8, 2006 and was amended on June 22, 2009. The M&A Rules, among other things, require that (i) PRC entities or individuals obtain MOFCOM approval before they establish or control an SPV overseas, provided that they intend to use the SPV to acquire their equity interests in a PRC company at the consideration of newly issued share of the SPV, or Share Swap, and list their equity interests in the PRC company overseas by listing the SPV in an overseas market; (ii) the SPV obtains MOFCOM’s approval before it acquires the equity interests held by the PRC entities or PRC individual in the PRC company by Share Swap; and (iii) the SPV obtains CSRC approval before it lists overseas.

The Anti-Monopoly Law promulgated by the SCNPC on August 30, 2007 and effective on August 1, 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by MOFCOM before they can be completed. In addition, on February 3, 2011, the General Office of the State Council promulgated a Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or Circular 6, which officially established a security review system for mergers and acquisitions of domestic enterprises by foreign investors. Further, on August 25, 2011, MOFCOM promulgated the Regulations on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors, or the MOFCOM Security Review Regulations, which became effective on September 1, 2011, to implement Circular 6. Under Circular 6, a security review is required for mergers and acquisitions by foreign investors having “national defense and security” concerns and mergers and acquisitions by which foreign investors may acquire the “de facto control” of domestic enterprises with “national security” concerns. Under the MOFCOM Security Review Regulations, MOFCOM will focus on the substance and actual impact of the transaction when deciding whether a specific merger or acquisition is subject to security review. If MOFCOM decides that a specific merger or acquisition is subject to security review, it will submit it to the Inter-Ministerial Panel, an authority established under the Circular 6 led by the NDRC and MOFCOM under the leadership of the State Council, to carry out the security review. The regulations prohibit foreign investors from bypassing the security review by structuring transactions through trusts, indirect investments, leases, loans, control through Contractual Arrangements or offshore transactions.

On December 24, 2021, the CSRC announced the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Administration  Provisions”) and the Administration Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Measures”) which are now open for public comments until January 23, 2022.

The Administration Provisions mainly regulates overseas securities offering and listing activities by domestic companies, either in direct or indirect form. According to the Administration Provisions, domestic companies that seek to offer and list securities in overseas markets, including direct overseas offering and listing and indirect overseas offering and listing, shall fulfill the filing procedure with CSRC if their businesses involve such supervision. Companies endangering national security are among those off-limits for overseas listings. The Administration Provisions strengthens the regulatory coordination, and specifies the circumstances that an overseas offering and listing is prohibited. As a supporting rule of the Administration Provisions, the Measures specifies the principal procedures for the filing administration of securities offering and listing by domestic companies in overseas markets, it further clarifies the determination as to whether a domestic company is indirectly offering and listing securities in an overseas market.

According to Relevant Officials of the CSRC Answered Reporter Questions (“CSRC Answers”) on December 24, 2021, new initial public offerings and refinancing by existent overseas listed Chinese companies will be required to go through the filing procedure, other existent overseas listed companies will be allowed sufficient transition period to complete their filing procedure. The Administration Provisions and the Measures are still open for public comments, it still takes time to make the Administration Provisions and the Measures into effect. Prior to the effectiveness of Administration Provision and Measures, we are currently unaffected. If we complete the offering prior to such effectiveness, we will certainly go through the filing process in the future, perhaps because of refinancing or given by sufficient transition period to complete procedure as an existent overseas listed Chinese company provided that the Administration Provisions and the Measures take effect as currently drafted. If both the Administration Provisions and the Measures are implemented and become effective in accordance with the exiting draft prior to the completion of this offering, we shall abide by relevant provisions.

Regulations Related to Tax

Enterprise Income Tax

Enterprise Income Tax Law, or the EIT Law, which was recently amended on December 29, 2018. On December 6, 2007, the State Council enacted the Regulations for the Implementation of the Enterprise Income Tax Law. Under the EIT Law and relevant implementation regulations, both resident enterprises and non-resident enterprises are subject to the enterprise income tax so long as their income is generated within the territory of PRC. “Resident enterprises” are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but are actually or in effect controlled from within the PRC. “Non-resident enterprises” are defined as enterprises that are organized under the laws of foreign countries and whose actual management is conducted outside the PRC, but have established institutions or premises in the PRC, or have no such established institutions or premises but have income generated from inside the PRC. Under the EIT Law and relevant implementing regulations, a uniform corporate income tax rate of 25% is applied. If non-resident enterprises have not formed permanent establishments or premises in the PRC, or if they have formed permanent establishment or premises in the PRC but there is no actual relationship between the relevant income derived in the PRC and the established institutions or premises set up by them, however, enterprise income tax is set at the rate of 10% with respect to their income sourced from inside the PRC.

The EIT Law and its implementation rules permit certain “high and new technology enterprises strongly supported by the state” that independently own core intellectual property and meet statutory criteria, to enjoy a reduced 15% enterprise income tax rate.

According to the Administrative Rules for the Certification of High Tech Enterprises, effective on January 1, 2008 and amended on January 29, 2016 (effective as of January 1, 2016), for each entity accredited as High Tech Enterprise, such status is valid for three years if it meets the qualifications for High Tech Enterprise on a continuing basis during such period.

Value-Added Tax (“VAT”)

The Provisional Regulations of the PRC on Value-added Tax was promulgated by the State Council on December 13, 1993, and most recently amended on November 19, 2017. The Detailed Rules for the Implementation of the Provisional Regulations of the PRC on Value-added Tax (Revised in 2011) were promulgated by the MOF on December 25, 1993, and were recently amended on October 28, 2011 (collectively with the VAT Regulations, the VAT Law). On April 4, 2018, MOF and the State Administration of Taxation, or the SAT jointly promulgated the Circular on Adjustment of Value-Added Tax Rates, or MOF and SAT Circular 32. On March 20, 2019, MOF, SAT and General Administration of Customs, or GAC, jointly issued a Circular on Relevant Polices for Deepening Value-added Tax Reform, or MOF, SAT and GAC Circular 39, which became effective from April 1, 2019. According to the abovementioned laws and circulars, all enterprises and individuals engaged in the sale of goods, the provision of processing, repair and replacement services, sales of services, intangible assets, real property and the importation of goods within the territory of the PRC are the taxpayers of VAT. The VAT tax rates generally applicable are simplified as 13%, 9%, 6% and 0%, and the VAT tax rate applicable to the small-scale taxpayers is 3%.

Withholding Tax

The Enterprise Income Tax Law of the PRC provides that since January 1, 2008, an income tax rate of 10% will normally be applicable to dividends declared to non-PRC resident investors which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

Pursuant to an Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Incomes, or the Double Tax Avoidance Arrangement, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. Based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, or the SAT Circular 81, issued on February 20, 2009, by the SAT, however, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. According to the Circular on Several Questions regarding the “Beneficial Owner” in Tax Treaties, which was issued on February 3, 2018, by the SAT and took effect on April 1, 2018, when determining the applicant’s status of the “beneficial owner” regarding tax treatments in connection with dividends, interests or royalties in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of his or her income in 12 months to residents in third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases. This circular further provides that applicants who intend to prove his or her status of the “beneficial owner” shall submit the relevant documents to the relevant tax bureau according to the Announcement on Issuing the Measures for the Administration of Non-Resident Taxpayers’ Enjoyment of the Treatment under Tax Agreements.

Tax on Indirect Transfer

On February 3, 2015, the SAT issued the Circular on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or SAT Circular 7. Pursuant to SAT Circular 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises, may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include, inter alia, whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consist of direct or indirect investment in China or if its income is mainly derived from China; and whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure. According to SAT Circular 7, where the transferee fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. SAT Circular 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired on a public stock exchange. On October 17, 2017, the SAT issued the Circular on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or SAT Circular 37, which further elaborates the relevant implemental rules regarding the calculation, reporting and payment obligations of the withholding tax by the non-resident enterprises. Nonetheless, there remain uncertainties as to the interpretation and application of SAT Circular 7. SAT Circular 7 may be determined by the tax authorities to be applicable to our offshore transactions or sale of our shares or those of our offshore subsidiaries where non-resident enterprises, being the transferors, were involved.

Regulations Related to Employment and Social Welfare

Employment

The Labor Law of the PRC, which was promulgated on July 5, 1994, effective since January 1, 1995, and most recently amended on December 29, 2018, the Labor Contract Law of the PRC, which was promulgated on June 29, 2007, and amended on December 28, 2012, and the Implementation Regulations of the Labor Contract Law of the PRC, which was promulgated on September 18, 2008, are the principal regulations that govern employment and labor matters in the PRC. Under the above regulations, labor contracts shall be concluded in writing if labor relationships are to be or have been established between employers and the employees. Employers are prohibited from forcing employees to work above certain time limit and employers shall pay employees for overtime work in accordance to national regulations. In addition, wages may not be lower than the local minimum wage. Employers must establish a system for labor safety and sanitation, strictly abide by state standards, and provide relevant education to its employees. Employees are also required to work in safe and sanitary conditions.

Social Insurance and Housing Fund

Under the Social Insurance Law of the PRC that was promulgated by the SCNPC on October 28, 2010, and came into force as of July 1, 2011, and was most recently amended on December 29, 2018 (also the effective date), together with other laws and regulations, employers are required to pay basic pension insurance, unemployment insurance, basic medical insurance, employment injury insurance, maternity insurance, and other social insurance for its employees at specified percentages of the salaries of the employees, up to a maximum amount specified by the local government regulations from time to time. When an employer fails to fully pay social insurance premiums, relevant social insurance collection agency shall order it to make up for any shortfall within a prescribed time limit, and may impose a late payment fee at the rate of 0.05% per day of the outstanding amount from the due date. If such employer still fails to make up for the shortfalls within the prescribed time limit, the relevant administrative authorities shall impose a fine of one to three times the outstanding amount upon such employer.

In accordance with the Regulations on the Management of Housing Fund which was promulgated by the State Council in 1999 and most recently amended in March 2019 (which became effective as of March 24th 2019), employers must register at the designated administrative centers and open bank accounts for depositing employees’ housing funds. Employer and employee are also required to pay and deposit housing funds, with an amount no less than 5% of the monthly average salary of the employee in the preceding year in full and on time.

Employee Stock Incentive Plans

Pursuant to the Notice of Issues Related to the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Companies, which was issued by the SAFE on February 15, 2012, employees, directors, supervisors, and other senior management who participate in any stock incentive plan of a publicly-listed overseas company and who are PRC citizens or non-PRC citizens residing in China for a continuous period of no less than one year, subject to a few exceptions, are required to register with the SAFE through a qualified domestic agent, which may be a PRC subsidiary of such overseas listed company, and complete certain other procedures.

In addition, the SAT has issued certain circulars concerning employee stock options and restricted shares. Under these circulars, employees working in China who exercise stock options or are granted restricted shares will be subject to PRC individual income tax. The PRC subsidiaries of an overseas listed company are required to file documents related to employee stock options and restricted shares with relevant tax authorities and to withhold individual income taxes of employees who exercise their stock options or purchase restricted shares. If the employees fail to pay or the PRC subsidiaries fail to withhold income tax in accordance with relevant laws and regulations, the PRC subsidiaries may be subject to sanctions imposed by the tax authorities or other PRC governmental authorities.

Regulations Related to Product Liability

Pursuant to the PRC Product Quality Law, which was promulgated on February 22, 1993 and amended on July 8, 2000, August 27, 2009, and December 29, 2018, a manufacturer is prohibited from producing or selling products that do not meet applicable standards and requirements for safeguarding human health and ensuring human and property safety. Products must be free from unreasonable dangers threatening human and property safety. Where a defective product causes personal injury or property damage, the aggrieved party may make a claim for compensation from the manufacturer or the seller of the product. Manufacturers and sellers of non-compliant products may be ordered to cease the production or sale of the products and could be subject to confiscation of the products and fines. Earnings from sales in violation of such standards or requirements may also be confiscated, and in severe cases, an offender’s business license may be revoked.

Regulations Related to Environmental Protection and Work Safety

Environmental Protection

Pursuant to the PRC Environmental Protection Law promulgated by the Standing Committee of the National People’s Congress on December 26, 1989, amended on April 24, 2014, and effective on January 1, 2015, any entity which discharges or will discharge pollutants during the course of operations or other activities must implement effective environmental protection safeguards and procedures to control and properly treat waste gas, waste water, waste residue, dust, malodorous gases, radioactive substances, noise, vibrations, electromagnetic radiation, and other hazards produced during such activities.

Environmental protection authorities impose various administrative penalties on persons or enterprises in violation of the Environmental Protection Law. Such penalties include warnings, fines, orders to rectify within a prescribed period, orders to cease construction, orders to restrict or suspend production, orders to make recovery, orders to disclose relevant information or make an announcement, imposition of administrative action against relevant responsible persons, and orders to shut down enterprises. Any person or entity that pollutes the environment resulting in damage could also be held liable under the PRC Tort Law. In addition, environmental organizations may also bring lawsuits against any entity that discharges pollutants detrimental to the public welfare.

Work Safety

Under relevant construction safety laws and regulations, including the PRC Work Safety Law, which was promulgated by the Standing Committee of the National People’s Congress on June 29, 2002, amended on August 27, 2009 and August 31, 2014, and effective on December 1, 2014, production and operating business entities must establish objectives and measures for work safety and improve the working environment and conditions for workers in a planned and systematic way. A work safety protection scheme must also be set up to implement the work safety job responsibility system. In addition, production and operating business entities must arrange work safety training and provide their employees with protective equipment that meets the national or industrial standards.

Regulations Related to Fire Control

Pursuant to the PRC Fire Safety Law, which was promulgated by the Standing Committee of the National People’s Congress on April 29, 1998, amended on October 28, 2008 and April 23, 2019, and effective on April 23, 2019, and the Interim Provisions on Administration of Fire Control Design Review and Acceptance of Construction Project

promulgated by the Ministry of Housing and Urban-Rural Development on April 1, 2020, which became effective on June 1, 2020, the construction entity of a large-scale crowded venue (including the construction of a manufacturing plant whose size is over 2,500 square meters) and other special construction projects must apply for fire prevention design review with fire control authorities, and complete fire assessment inspection and acceptance procedures after the construction project is completed. The construction entity of other construction projects must complete the filing for fire prevention design and the fire safety completion inspection and acceptance procedures within five business days after passing the construction completion inspection and acceptance. If the construction entity fails to pass the fire safety inspection before such venue is put into use or fails to conform to the fire safety requirements after such inspection, it will be subject to (i) orders to suspend the construction of projects, use of such projects, or operation of relevant business, and (ii) a fine between RMB30,000 (approximately $4,000) and RMB300,000 (approximately $43,000).

Regulations Related to Import and Export Trade

Customs Law

Pursuant to the PRC Customs Law, which was promulgated by the Standing Committee of the National People’s Congress on January 22, 1987, amended on July 8, 2000, June 29, 2013, December 28, 2013, November 7, 2016, and November 4, 2017, and effective on November 5, 2017, unless otherwise stipulated, the consignee or consignor of import and export goods may take import and export goods through Customs declaration procedures and pay duties themselves, and Customs clearing enterprises which are authorized by the consignee or consignor of import and export goods and have been granted registration by Customs may also take import and export goods through Customs declaration procedures and pay duties. Where a consignee or consignor of import or export goods or a Customs clearing enterprise handles Customs declaration procedures, they shall be subject to registration by Customs in accordance with law. Customs clearing personnel shall obtain the occupational qualifications for Customs clearances in accordance with law. Where an enterprise has not been registered by Customs in accordance with law, and where personnel have not obtained their professional qualifications for Customs clearances in accordance with law, they must not engage in Customs declarations.

Import and Export Commodity Inspection Law

Pursuant to the PRC Import and Export Commodity Inspection Law, which was promulgated by the Standing Committee of the National People’s Congress on February 21, 1989, amended on April 28, 2002, June 29, 2013, April 27, 2018 and December 29, 2018 and effective on December 29, 2018, and the Implementing Regulation for the PRC Import and Export Commodity Inspection Law, which was promulgated by the State Council on August 31, 2005, amended on February 6, 2016, March 1, 2017 and March 2, 2019 and effective on March 2, 2019, the General Administration of Customs of China is in charge of the inspection of import and export commodities nationwide, the formulation and adjustment of the catalogue of import and export commodities that must be inspected, and the announcement and implementation of the catalogue. The import and export commodities listed in the catalogue must be inspected, otherwise the related bodies may be confiscated of their illegal income and subjected to a fine ranging from 5% to 20% of the value of the goods, where the case constitutes a criminal offence, criminal liability shall be pursued in accordance with the law.

MANAGEMENT

Set forth below is information concerning our directors and executive officers.

Name	Age	Position(s)
Jie Liu	34	Chief Executive Officer and Chairman
Yachun (Daisy) Wang	37	Chief Financial Officer
Chenlong Yang	33	Independent Director
Qian (Hebe) Xu	39	Independent Director
Yizhao Zhang	51	Independent Director

____________

*        Mr. Chenlong Yang, Ms. Qian (Hebe) Xu, and Mr. Yizhao Zhang have accepted appointments to be our directors, effective immediately upon the effectiveness of our registration statement of which this prospectus is a part.

The following is a brief biography of each of the executive officers and directors or director appointees listed above:

Jie Liu, is the Chief Executive Officer (“CEO”) and Chairman of the Board of Hongli Cayman. He has been working at Hongli Shandong for more than 10 years. He has served as the manager of Hongli Shandong from November 2016 to present. From September 2014 to October 2016, he worked as the vice manager of Hongli Shandong. He was working as the production manager from August 2013 to August 2014, the technique manager from October 2011 to August 2013, and the sales managers from October 2009 to October 2011 at Hongli Shandong. Mr. Liu holds a bachelor’s degree in business administration from Nanjing Artillery Academy in July 2009.

We believe that Mr. Jie Liu qualifies as the director because of his leadership capacity, as well as his contribution and commitment to and familiarity with the Company.

Yachun (Daisy) Wang, is the Chief Financial Officer (“CFO”) of Hongli Cayman. Since January 2019, Ms. Wang has served as the founding partner at Jiangsu Zhengzhe Financial Management & Consulting Co., Ltd., a consulting company providing multiple consulting services, including but not limited to U.S. IPO consulting and financial services, M&A financial consulting, audit and tax services. From January 2012 to December 2018, Ms. Wang worked at Brook & Partners CPAs LLP (Beijing office) (“B&P”), an UK-based consulting firm, where she first served at the project manager until 2014 and later as the business partner until 2018. During her stay at B&P, Ms. Wang provided pre-auditing services for companies to be listed overseas, assisted in preparing financial reporting services in accordance with US Generally Accepted Accounting Principles (“U.S. GAAP”) or International Financial Reporting Standards (“IFRS”), as well as provided internal control & risk advisory services. From January 2011 to December 2011, Ms. Wang served as the project manager at the consulting division of Ruihua CPA, in charge of preparing financial reporting services pursuant to US GAAP or IFRS, and assisting with internal control & risk advisory services. From June 2008 to December 2010, Ms. Wang served as the audit project manager at Marzars (Shanghai) Co., Ltd. (Beijing branch), a branch of Mazars Group, an international audit, tax and advisory firm, where she was responsible for annual audit, tax audit, financial consulting services for foreign-owned enterprises. Ms. Wang received her bachelor degree of accounting from Hunan Agricultural University in 2008 in China. Ms. Wang’s qualifications to serve as Chief Financial Officer include her deep understanding of the compliance requirements of public companies, rich experience in accounting and auditing and her deep knowledge of U.S. GAAP and IFRS.

Chenglong Yang, Independent Director Nominee. Mr. Yang will join us upon the effectiveness of this prospectus as an independent director. Mr. Yang has served as the managing partner at Weidi (Shanghai) Investment Co., Ltd., which engages in early-stage equity investment, mergers and acquisitions (“M&A”), equity consulting services since March 2019. From June 2016 to November 2018, Mr. Yang served as the senior investment manager at ZHJ Group, managing various funds and venture capital investment. Mr. Yang received his Bachelor’s degree in Business Administration from California State University, Chico in 2014.

We believe that Mr. Yang is qualified as the independent director because of his experience in investment, capital market, and management.

Qian (Hebe) Xu, Independent Director Nominee. Ms. Xu will join us upon the effectiveness of this prospectus as an independent director. Ms. Xu has more than 10 years’ experience in the financial markets as an investment banker, specializing in US-China cross border transactions. Since October 2018, Ms. Xu has served as the founder of HB International Consulting LLC, a firm providing business consulting and financial advisory services.

From November 2008 to October 2018, Ms. Xu worked at TriPoint Global Equities LLC (“TriPoint”), an investment banking firm, as an analyst (November 2008 to April 2013), the vice president of investment banking (from April 2013 to May 2017) and the senior vice president (from May 2017 to October 2018), leading effort of the US-China cross border investment, mergers & acquisitions, and initial public offerings. Ms. Xu received her Bachelor’s degree in Telecommunication Engineering from Sun Yat-Sen (Zhongshan) University in 2004 and a Master’s degree in Economics from New York University in 2009.

We believe that Ms. Xu qualifies as our independent director due to her investment banking and cross border transaction experience and leadership.

Yizhao Zhang, Independent Director Nominee. Mr. Zhang will join us upon the effectiveness of this prospectus as an independent director. Mr. Zhang has more than 10 years’ experience in financial management. From June 2017 to July 2021, Mr. Zhang served as an independent director at XT Energy Group, Inc. (OTC: XTEG), a company engaged in a variety of energy-related businesses in China. From December 2009 to July 2021, Mr. Zhang served as an independent director at Kaisa Group Holdings LTD. (HKSE: 1638), a China-based integrated property developer. From August 2009 to July 2021, Mr. Zhang served as an independent director at China Carbon Graphite Group, Inc. (OTC: CHGI), engaged in the research and development, rework and sales of graphene and graphene oxide and graphite bipolar plates in China. He is a Certified Public Accountant of the State of Delaware, and a member of the American Institute of Certified Public Accountants. He also has the Chartered Global Management Accountant designation. Mr. Zhang received his Bachelor’s degree in Economics from Fudan University, Shanghai in 1992 and an MBA degree from State University of New York, University at Buffalo in 2003.

We believe that Mr. Zhang is qualified as our independent director because of his directorship and professionalism in accounting.

Our officers are appointed by and serve at the discretion of our board of directors and the shareholders voting by ordinary resolution. Our directors are not subject to a set term of office and hold office until the next general meeting called for the election of directors and until their successor is duly appointed or such time as they die, resign, or are removed from office by a shareholders’ ordinary resolution. The office of a director will be vacated automatically if, among other things, the director resigns in writing, becomes bankrupt or makes any arrangement or composition with his/her creditors generally, or is found to be or becomes of unsound mind.

For additional information, see “Description of Share Capital — Directors.”

Family Relationships

There is no other family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Controlled Company

Upon completion of this offering, [•], will beneficially own approximately [•]% of the aggregate voting power of our outstanding Ordinary Shares assuming no exercise of the over-allotment option, or [•]% assuming full exercise of the over-allotment option. As a result, we will be deemed a “controlled company” for the purpose of the Nasdaq listing rules. As a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including:

•        the requirement that our director nominees be selected or recommended solely by independent directors; and

•        the requirement that we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing rules even if we are deemed a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Board of Directors

Our board of directors will consist of three directors upon closing of this offering. Our board of directors have determined that our three independent director appointees, Ms. Qian (Hebe) Xu, Mr. Chenglong Yang, and Mr. Yizhao Zhang satisfy the “independence” requirements of the Nasdaq corporate governance rules.

Duties of Directors

Under Cayman Islands law, all of our directors owe three types of duties to us: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act (Revised) of the Cayman Islands imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties: (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.

The functions and powers of our board of directors include, among others:

•        appointing officers and determining the term of office of the officers;

•        exercising the borrowing powers of the company and mortgaging the property of the company; and

•        maintaining or registering a register of mortgages, charges, or other encumbrances of the company.

Terms of Directors and Executive Officers

Our officers are appointed by and serve at the discretion of our board of directors and the shareholders voting by ordinary resolution. Our directors are not subject to a set term of office and hold office until the next general meeting called for the election of directors and until their successor is duly appointed or such time as they die, resign, or are removed from office by a shareholders’ ordinary resolution. The office of a director will be vacated automatically if, among other things, the directors resign in writing, becomes bankrupt or makes any arrangement or composition with his/her creditors generally, or is found to be or becomes of unsound mind.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Pursuant to employment agreements, the form of which is filed as Exhibit 10.1 to this Registration Statement, we agree to employ each of our executive officers for a specified time period, which may be automatically renewed for successive 1 year unless either party gives the other party a written notice to terminate the agreement three months prior to the expiration of the current employment term. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. An executive officer may terminate his or her employment at any time with a three-month prior written notice. Each executive officer agrees to hold, both during and after the employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information.

We will also enter into indemnification agreements with each of our directors and executive officers, the form of which is filed as Exhibit 10.2 to this Registration Statement. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our Company.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2020, we paid an aggregate of approximately $130,000 as compensation to our executive officers and directors. We have not set aside or accrued any amount to provide pension, retirement, or other similar benefits to our directors and executive officers. Our PRC subsidiary and the PRC operating entities are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance, and other statutory benefits and a housing provident fund. For compensation share and option grants to our officers and directors, see “— 2022 Share Compensation Plan.”

Insider Participation Concerning Executive Compensation

Our CEO, Mr. Jie Liu, has been making all determinations regarding executive officer compensation from the inception of our Company. When our Compensation Committee is set up, it will be making all determination regarding executive officer compensation (please see below).

Committees of the Board of Directors

We will establish three committees under the board of directors prior to the closing of this offering: an audit committee, a compensation committee, and a nominating and corporate governance committee. Our independent directors will serve on each of the committees. The appointment to the committees will be effective immediately prior to the effective date of the registration statement of which this prospectus forms a part. We will adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee.    Our audit committee will consist of our three independent director appointees, Yizhao Zhang will be the chairperson of our audit committee. We have determined that each of our independent director appointees also satisfy the “independence” requirements of Rule 10A-3 under the Securities Exchange Act. Our board also has determined that Yizhao Zhang qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq listing rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our Company. The audit committee will be responsible for, among other things:

•        appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•        reviewing with the independent auditors any audit problems or difficulties and management’s response;

•        discussing the annual audited financial statements with management and the independent auditors;

•        reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•        reviewing and approving all proposed related party transactions;

•        meeting separately and periodically with management and the independent auditors; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee.    Our compensation committee will consist of our three independent director appointees, Chenglong Yang will be the chairperson of our compensation committee. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•        reviewing and approving the total compensation package for our most senior executive officers;

•        approving and overseeing the total compensation package for our executives other than the most senior executive officers;

•        reviewing and recommending to the board with respect to the compensation of our directors;

•        reviewing periodically and approving any long-term incentive compensation or equity plans;

•        selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

•        reviewing programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee will consist of our three independent director appointees, Qian (Hebe) Xu will be the chairperson of our nominating and corporate governance committee. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•        identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

•        reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

•        identifying and recommending to our board the directors to serve as members of committees;

•        advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Code of Business Conduct and Ethics

Our board of directors will adopt a code of business conduct and ethics, which is filed as Exhibit 99. 1 of this registration statement and applicable to all of our directors, officers, and employees. We will make our code of business conduct and ethics publicly available on our website prior to the closing of this offering.

2022 Share Compensation Plan (the “2022 Plan”)

We have adopted a 2022 Share Compensation Plan (the “Plan”). The Plan provides for discretionary grants of Awards (as defined in the Plan) to key employees, directors and consultants of the Company. The purpose of the Plan is to recognize contributions made to our company and its subsidiaries by such individuals and to provide them with additional incentive to achieve the objectives of our Company. No grants have been made under the plan as of the date hereof. The following is a summary of the Plan and is qualified by the full text of the Plan.

Administration

The Plan will be administered by our board of directors, or, once constituted, the Compensation Committee of the board of directors (we refer to body administering the Plan as the “Committee”).

Number of Ordinary Shares

The number of Ordinary Shares that may be issued under the Plan is the maximum aggregate number of Ordinary Shares reserved and available pursuant to this Plan shall be the aggregate of (i) [•] Ordinary Shares (or up to [•] Ordinary Shares if the underwriters fully exercise the over-allotment option) and (ii) on each January 1, starting with January 1, 2022 until December 31, 2027, an additional number of Ordinary Shares equal to the lesser of (A) 2% of the outstanding number of Ordinary Shares (on a fully-diluted basis) on the immediately preceding December 31, and (B) such lower number of Ordinary Shares as may be determined by the Committee, subject in all cases to adjustment as provided in. If an Award (or any portion thereof) (as described in the Plan) terminates, expires or lapses or is cancelled for any reason, any Ordinary Shares subject to the Award (or such portion thereof) shall again be available for the grant of an Award pursuant to the Plan (unless the Plan has terminated). If any Award (in whole or in part) is settled in cash or other property in lieu of Ordinary Shares, then the number of Ordinary Shares subject to such Award (or such part) shall again be available for grant pursuant to the Plan. Ordinary Shares that have actually been issued under the Plan, pursuant to Awards under the Plan shall not be returned to the Plan and shall not cause the number of Ordinary Shares available to be subject to Awards under the Plan to be increased. Subject to any required action by the shareholders of the Company, the number of Ordinary Shares covered by each outstanding Award, the number of Ordinary Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, and the number of Ordinary Shares subject to grant as Incentive Stock Options (as described in the Plan), as well as the price per Ordinary Shares covered by each such outstanding Award and any other affected terms of such Awards, shall be proportionally and equitably adjusted for any increase or decrease in the number of issued Ordinary Shares resulting from a subdivision or consolidation, share dividend, amalgamation, spin-off, arrangement or consolidation, combination or reclassification of Ordinary Shares. Except as the board of director or the Committee determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Ordinary Shares subject to an Award.

Types of Awards

The 2022 Plan permits the granting of any or all of the following types of awards to all grantees:

•        share options, including incentive share options, or ISOs;

•        hare appreciation rights, or SARs;

•        restricted shares;

•        restricted share units; and

•        share payments

Awards granted under the 2022 Plan may, in the discretion of the Committee, be granted alone or in addition to, in tandem with or in substitution for, any other award under the 2022 Plan. The material terms of each Award will be set forth in a written award agreement between the grantee and us.

Share Options and SARs

The Committee is authorized to grant SARs and share options (including ISOs except that an ISO may only be granted to an employee of ours or one of our subsidiary corporations). A share option allows a grantee to purchase a specified number of our Ordinary Shares at a predetermined price per share (the “exercise price”) during a fixed period measured from the date of grant. An SAR entitles the grantee to receive the excess of the fair market value of a specified number of Ordinary Shares on the date of exercise over a predetermined exercise price per share. The exercise price of an option or an SAR will be determined by the Committee and set forth in the award agreement but the exercise price may not be less than the fair market value of a share on the grant date. The term of each option or SAR is determined by the Committee and set forth in the award agreement, except that the term may not exceed 10 years.

Options may be exercised by payment of the purchase price through one or more of the following means: payment in cash, payment in check, payment in promissory note, with the approval of the Committee, by delivery of our Ordinary Shares acquired upon the exercise of such option; consideration received by the Company under a broker-assisted or similar cashless exercise program implemented by the Company in connection with the Plan; payment by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable laws; or any combination of the foregoing methods of payment.

Restricted Shares

The Committee may award restricted shares consisting of our Ordinary Shares which remain subject to a risk of forfeiture and may not be disposed of by grantees until certain restrictions established by the Committee lapse. A grantee receiving restricted shares will have all of the rights of a shareholder, including the right to vote the shares and the right to receive any dividends, except as otherwise provided in the award agreement. If the price for the restricted shares was paid in services, then upon termination as a service provider, the grantee shall no longer have any right in the unvested restricted shares and such restricted shares shall be and thereupon either cancelled or surrendered to the Company without consideration. If a purchase price was paid by the grantee for the restricted shares (other than in services), then upon the grantee’s termination as a service provider, the Company shall have the right to repurchase from the grantee the unvested restricted shares then subject to restrictions at a cash price per share equal to the price paid by the grantee for such restricted shares or such other amount as may be specified in the award agreement.

Restricted Share Units

The Committee may also grant restricted share unit awards. A restricted share unit award is the grant of a right to receive a specified number of our Ordinary Shares upon lapse of a specified forfeiture condition. If the condition is not satisfied during the restriction period, the award will lapse without the issuance of the Ordinary Shares underlying such award.

Restricted share units carry no voting or other rights associated with share ownership until the Ordinary Shares underlying the award are delivered in settlement of the award. The Company shall cause such Ordinary Shares to be evidenced as issued by entry in the Company’s register of shareholders promptly after the restricted share unit vests.

Share Payments

The Committee may grant share payments to any service provider in the manner determined from time to time by the Committee; provided, that unless otherwise determined by the Committee such share payments shall be made in lieu of base salary, bonus, or other cash compensation otherwise payable to such grantee, including any such compensation that has been deferred at the election of the grantee; provided, further, that not less than the par value of any Ordinary Share shall be received by the Company in connection with its issue pursuant to any such share payment. In accordance with applicable law, such par value may be paid through the provision of services. The number of Ordinary Shares issuable as a share payment shall be determined by the Committee and may be based upon satisfaction of such specific criteria as determined appropriate by the Committee, including specified dates for electing to receive such share payment at a later date and the date on which such share payment is to be made.

Change in Control

If there is a merger or consolidation of us with or into another corporation or a sale of substantially all of our ordinary shares, or, collectively, a Change in Control, the Company as determined in the sole discretion of the Committee and without the consent of the grantee may take any of the following actions:

(i)     accelerate or not accelerate the vesting, in whole or in part, of any award, or some or all awards, of any grantee, some grantees or all grantees;

(ii)    purchase any award for an amount of cash or ordinary shares equal to the value that could have been attained upon the exercise of such award or realization of the grantee’s rights had such award been currently exercisable or payable or fully vested (and, for the avoidance of doubt, if as of such date the Committee determines in good faith that no amount would have been attained upon the exercise of such award or realization of the grantee’s rights, then such award may be terminated by the Company without payment); or

(iii)   provide for the assumption, conversion or replacement of any award by the successor or surviving company or a parent or subsidiary of the successor or surviving company with other rights (including cash) or property selected by the Committee in its sole discretion or the assumption or substitution of such award by the successor or surviving company, or a parent or subsidiary thereof, with such appropriate adjustments as to the number and kind of ordinary shares and prices as the Committee deems, in its sole discretion, reasonable, equitable and appropriate. In the event the successor or surviving company refuses to assume, convert or replace outstanding awards, the awards shall fully vest and the grantee shall have the right to exercise or receive payment as to all of the Ordinary Shares subject to the award, including Ordinary Shares as to which it would not otherwise be vested, exercisable or otherwise issuable (including at the time of the Change in Control).

Amendment to and Termination of the 2022 Plan

The Board of Directors in its sole discretion may terminate this 2022 Plan at any time. The Board of Directors may amend this 2022 Plan at any time in such respects as the Board of Directors may deem advisable; provided, that, if required to comply with applicable laws or stock exchange rules or the rules of any automated quotation systems (other than any requirement which may be disapplied by the Company following any available home country exemption), the Company shall obtain shareholder approval of any 2022 Plan amendment in such a manner and to such a degree as required.

In addition, subject to the terms of the 2022 Plan, no amendment or termination of the 2022 Plan may materially and adversely affect the right of a grantee under any award granted under the 2022 Plan.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Ordinary Shares offered in this offering for:

•        each of our directors and executive officers; and

•        each person known to us to own beneficially more than 5% of our Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 100 Ordinary Shares outstanding as of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering is based on [•] Ordinary Shares outstanding immediately after the completion of this offering.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of 5% or more of our Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. As of the date of the prospectus, we have two shareholders of record, none of whom is located in the U.S. We will be required to have at least 300 unrestricted round lot shareholders at closing in order to satisfy the Nasdaq listing rules.

	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares Beneficially Owned After this Offering (Over-allotment option not exercised)		Ordinary Shares Beneficially Owned After this Offering (Over-allotment option fully exercised)
	Beneficially	Percent	Number	Percent	Number	Percent
Directors and Executive Officers(1):
Jie Liu(2)(3)	[•]—	[•]%		%		%
Yachun (Daisy) Wang	—	—
Qian (Hebe) Xu
Chenglong Yang
Yizhao Zhang
All directors and executive officers as a group (5 individuals):	[•]	[•]%
5% Shareholders:
Hongli Development Limited(3)	[•]	[•]%

____________

(1)      Unless otherwise indicated, the business address of each of the individuals is Beisanli Street, Economic Development Zone, Changle County, Weifang, Shandong, China 262400.

(2)      Jie Liu is the CEO and Chairman of the Board of Hongli Cayman.

(3)      The number of Ordinary Shares beneficially owned prior to this offering represents 97 Ordinary Shares held by Hongli Development Limited, a British Virgin Islands company. The registered address of Hongli Development Limited is Ritter House, Wickham Cay II, PO Box 3170, Road Town, Tortola VG 1110, British Virgin Islands. Mr. Yuanqing Liu, Mr. Jie Liu, and Mrs. Ronglan Sun owns 40%, 30%, and 30% of Ordinary Shares, respectively. Pursuant to certain proxy agreements, the person having voting, dispositive or investment powers over Hongli Development Limited is Mr. Jie Liu.

As of the date of this prospectus, 97% of our outstanding Ordinary Shares are held by Mr. Jie Liu.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

RELATED PARTY TRANSACTIONS

Contractual Arrangements among the Hongli HK, Hongli WFOE and Hongli Shandong.

See “Corporate Information — Our Corporate Structure.”

Employment Agreements

See “Management — Employment Agreements and Indemnification Agreements.”

Share Compensation Plan

See “Management — 2022 Share Compensation Plan.”

Material Transactions with Related Parties

The relationship and the nature of related party transactions are summarized as follows:

Name of the related party	Nature of relationship
Shandong Deshenglong Machinery Manufacturing Co., Ltd.	Controlled by family members of the CEO
(former name: Weifang Huanuowei Machinery Co., Ltd.)
Yuanqing Liu	Family member of the CEO, Father of the CEO
Jie Liu	CEO of the Company
Hongyu Hao	Family member of the CEO and Vice President of Purchase Dep.
Huimin Lv	CEO assistant of the Company and Vice President of HR & Adm.
Yuanxiang Liu	Family member of the CEO, Uncle of the CEO
Qing Han	Family member of Peng Han, Peng Han’s elder sister
Yongqing Dong	Family member of the CEO
Peng Han	Vice President of Sales Department

Amount due from related parties:

	As of December 31,
	2020	2019
Shandong Deshenglong Machinery Manufacturing Co., Ltd.	$—	$264,711
	As of
	June 30, 2021	December 31, 2020
Huimin Lv	$3,024	$—
Yuanxiang Liu	23	—
	3,047	—

Amount due to related parties:

	As of December 31,
	2020	2019
Qing Han	$2	$1
Shandong Deshenglong Machinery Manufacturing Co., Ltd.	88	—
Jie Liu	14,582	—
Huimin Lv	797	—
Hongyu Hao	58,802	—
Yuanqing Liu	74,035	—
Yongqing Dong	4,654
	$152,960	$1

	As of
	June 30, 2021	December 31, 2020
Qing Han	$2	$2
Shandong Deshenglong Machinery Manufacturing Co., Ltd.	89	88
Jie Liu	6,194	14,582
Huimin Lv	—	797
Hongyu Hao	73,645	58,802
Yuanqing Liu	48,495	74,035
Yongqing Dong	9,036	4,654
Jaconosen (Shangdong) Lubricating Oil Technology Co., Ltd.	5	—
	$137,466	$152,960

During the years ended December 31, 2020 and 2019, balance due from and due to related parties primarily represent monetary advancements and repayments. The amount advanced from and repaid to related parties for the years ended December 31, 2020 and 2019 were approximately $5.4 million and $5.0 million, and approximately $4.8 million and $5.6 million, respectively. For the six months ended June 30, 2021, balance due from and due to related parties primarily represent monetary advancements and repayments. The amount advanced from and repaid to related parties for the six months ended June 30, 2021 was approximately $4,000 and $38,000, respectively.

For the years ended December 31, 2020 and 2019, the Company entered into various loan agreements with the banks for an aggregated amount of approximately $3.82 million and $3.94 million, respectively, to facilitate its operations. Interest rates for the loans outstanding during the years ended December 31, 2020 and 2019 range from 4.35% to 8% per annum for both years. For the six months ended June 30, 2021, the PRC operating entities entered into various loan agreements with the banks for an aggregated amount of approximately $3.76 million to facilitate their operations, and the interest rates for the loans outstanding for the six months ended June 30, 2021 range from 4.35% to 8% per annum. All of the bank loans mature within one year.

Substantially all outstanding bank loans as of December 31, 2020 and 2019 and as of June 30, 2021 were guaranteed by the family members of the CEO, companies owned by those family members, and certain third-party companies. The Company engages companies in other industries to provide guarantees for its bank loans. The Company agrees to provide guarantees for the bank loans borrowed by these third-party companies in exchange for their guarantee provided to the Company.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our amended and restated memorandum and articles of association are summaries and do not purport to be complete. Reference is made to our amended and restated memorandum and articles of association, which will become effective upon or before the completion of this offering, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as, respectively, the “memorandum” and the “articles”).

We were incorporated as an exempted company with limited liability under the Companies Act (Revised) of the Cayman Islands, or the “Cayman Companies Act,” on February 9, 2021. A Cayman Islands exempted company:

•        is a company that conducts its business mainly outside the Cayman Islands;

•        is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

•        does not have to hold an annual general meeting;

•        does not have to make its register of members open to inspection by shareholders of that company;

•        may obtain an undertaking against the imposition of any future taxation;

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as a limited duration company; and

•        may register as a segregated portfolio company.

Ordinary Shares

As of the date of this prospectus, our authorized share capital is $50,000 divided into 500,000,000 Ordinary Shares, par value $0.0001 per share. All of our issued and outstanding Ordinary Shares are fully paid and non-assessable. Our Ordinary Shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our Ordinary Shares will not receive a certificate in respect of such Ordinary Shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Ordinary Shares. We may not issue shares or warrants to bearer.

Subject to the provisions of the Cayman Companies Act and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to Ordinary Shares. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

At the completion of this offering, there will be [•] Ordinary Shares issued and outstanding held by at least 300 unrestricted round lot shareholders and beneficial owners which is the minimum requirement by the Nasdaq Capital Market. Ordinary Shares sold in this offering will be delivered against payment from the Underwriter upon the closing of the offering in New York, New York, on or about [•].

Listing

We will apply to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “HLP”.

Transfer Agent and Registrar

The transfer agent and registrar for our Ordinary Shares is TranShare Corporation, at 17755 North US Highway, 19 Suite, 140 Clearwater, FL 33764. Their phone number is (303) 662-1112.

Dividends

Subject to the provisions of the Cayman Companies Act and any rights attaching to any class or classes of shares under and in accordance with the articles:

(a)     the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)    our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

Subject to any rights or restrictions as to voting attached to any shares, unless any share carries special voting rights, on a show of hands every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote per Ordinary Share. On a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Alteration of Share Capital

Subject to the Cayman Companies Act, we may, by ordinary resolution:

(a)     increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)    consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)     convert all or any of our paid up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d)    sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)     cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, we may, by special resolution, reduce our share capital in any way.

Calls on Shares and Forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

(a)     either alone or jointly with any other person, whether or not that other person is a shareholder; and

(b)    whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within 14 days of the date on which the notice is deemed to be given under the articles, such notice has not been complied with.

Unclaimed Dividend

A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, our Company.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any call, the directors may give to such shareholder not less than 14 clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is a director or secretary and that the particular shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the shares.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Companies Act.

Redemption and Purchase of Own Shares

Subject to the Cayman Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

(a)     issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

(b)    with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)     purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Cayman Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Transfer of Shares

Provided that a transfer of Ordinary Shares complies with applicable rules of the Nasdaq Capital Market, a shareholder may transfer Ordinary Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by Nasdaq, or in any other form approved by the directors, executed:

(a)     where the Ordinary Shares are fully paid, by or on behalf of that shareholder; and

(b)    where the Ordinary Shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of an Ordinary Share until the name of the transferee is entered into the register of members of the Company.

Our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such Ordinary Share unless:

(a)     the instrument of transfer is lodged with the Company, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)    the instrument of transfer is in respect of only one class of Ordinary Shares;

(c)     the instrument of transfer is properly stamped, if required;

(d)    the Ordinary Share transferred is fully paid and free of any lien in favor of us;

(e)     any fee related to the transfer has been paid to us; and

(f)     the transfer is not to more than four joint holders.

If our directors refuse to register a transfer, they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 calendar days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. The registration of transfers, however, may not be suspended, and the register may not be closed, for more than 30 days in any year.

Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under the Cayman Companies Act to inspect or obtain copies of our register of members or our corporate records.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least 14 days’ notice of an extraordinary general meeting and 21 days’ notice of an annual general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Cayman Companies Act and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for seven days or more, notice of the adjourned meeting shall be given in accordance with the articles.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or by at least two shareholders having the right to vote on the resolutions or one or more shareholders present who together hold not less than ten percent of the voting rights of all those who are entitled to vote on the resolution. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under the Articles, we are required to have a minimum of one director and the maximum number of directors shall be unlimited.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

Unless the remuneration of the directors is determined by the shareholders by ordinary resolution, the directors shall be entitled to such remuneration as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

Unless removed or re-appointed, each director shall be appointed for a term expiring at the next-following annual general meeting, if one is held. At any annual general meeting held, our directors will be elected by an ordinary resolution of our shareholders. At each annual general meeting, each director so elected shall hold office for a one-year term and until the election of their respective successors in office or removed.

A director may be removed by ordinary resolution.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the articles, the office of a director may be terminated forthwith if:

(a)     he is prohibited by the law of the Cayman Islands from acting as a director;

(b)    he is made bankrupt or makes an arrangement or composition with his creditors generally;

(c)     he resigns his office by notice to us;

(d)    he only held office as a director for a fixed term and such term expires;

(e)     in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director;

(f)     he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);

(g)    he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)    without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Companies Act and our amended and restated memorandum and articles of association, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our memorandum or articles of association. To the extent allowed by the Cayman Companies Act, however, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Upon the closing of this offering, our board of directors will have established an audit committee, compensation committee, and nomination and corporate governance committee.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A director shall not, as a director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise than by virtue of his interests, direct or indirect, in shares or debentures or other securities of, or otherwise in or through, us) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to:

(a)     the giving of any security, guarantee or indemnity in respect of:

(i)     money lent or obligations incurred by him or by any other person for our benefit or any of our subsidiaries; or

(ii)    a debt or obligation of ours or any of our subsidiaries for which the director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(b)    where we or any of our subsidiaries is offering securities in which offer the director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the director is to or may participate;

(c)     any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one percent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to shareholders of the relevant body corporate;

(d)    any act or thing done or to be done in respect of any arrangement for the benefit of the employees of us or any of our subsidiaries under which he is not accorded as a director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e)     any matter connected with the purchase or maintenance for any director of insurance against any liability or (to the extent permitted by the Cayman Companies Act) indemnities in favor of directors, the funding of expenditure by one or more directors in defending proceedings against him or them or the doing of anything to enable such director or directors to avoid incurring such expenditure.

A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest or as described above.

Capitalization of Profits

The directors may resolve to capitalize:

(a)     any part of our profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)    any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Liquidation Rights

If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Cayman Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)     to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)    to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Register of Members

Under the Cayman Companies Act, we must keep a register of members and there should be entered therein:

•        the names and addresses of the members of the company, a statement of the shares held by each member, which: distinguishes each share by its number (so long as the share has a number); confirms the amount paid, or agreed to be considered as paid, on the shares of each member; confirms the number and category of shares held by each member; and confirms whether each relevant category of shares held by a member carries voting rights under the Articles, and if so, whether such voting rights are conditional;

•        the date on which the name of any person was entered on the register as a member; and

•        the date on which any person ceased to be a member.

For these purposes, “voting rights” means rights conferred on shareholders, including the right to appoint or remove directors, in respect of their shares to vote at general meetings of the company on all or substantially all matters. A voting right is conditional where the voting right arises only in certain circumstances.

Under the Cayman Companies Act, the register of members of our Company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Companies Act to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our Company or our Company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of England and Wales. In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements

The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property, and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company, and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)     the statutory provisions as to the required majority vote have been met;

(b)    the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)     the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)    the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four months period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

(a)     an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

(b)    an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

(c)     an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)     all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by the existing or former director (including alternate director), secretary, or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities, or discretions; and

(b)    without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by the existing or former director (including alternate director), secretary, or officer in defending (whether successfully or otherwise) any civil, criminal, administrative, or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary, or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan, or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary, or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary, or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary, or that officer for those legal costs.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles of association.

Anti-Takeover Provisions in Our Articles

Some provisions of our articles of association may discourage, delay, or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

Under the Cayman Companies Act, our directors may only exercise the rights and powers granted to them under our articles of association for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer, or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future, and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care, and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care, and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles of association, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our articles of association provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Cayman Companies Act, our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our articles of association (which include the removal of a director by ordinary resolution), the office of a director may be terminated forthwith if (a) he is prohibited by the laws of the Cayman Islands from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) he resigns his office by notice to us, (d) he only held office as a director for a fixed term and such term expires, (e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director, (f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (g) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (h) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Companies Act has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Companies Act does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Cayman Companies Act and our articles of association, the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Cayman Companies Act and our articles of association, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Companies Act, our articles of association may only be amended by special resolution of our shareholders.

Anti-money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands — Privacy Notice

This privacy notice explains the manner in which we collect, process, and maintain personal data about investors of the Company pursuant to the Data Protection Act, 2017 of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in the Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by the Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

History of Share Issuances

The following is a summary of our share issuances since incorporation.

Purchaser	Date of Issuance	Number of Ordinary Shares
Hongli Development Limited*	February 9, 2021	97
Hongli Technology Limited	February 9, 2021	3

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*        On February 9, 2021, Hongli Cayman issued 1 Ordinary Share (“Subscriber Share”) to its subscriber Ogier Global Subscriber (Cayman) Limited (“Ogier Global”) and Ogier Global transferred such 1 Ordinary Share to Hongli Development.

SHARES ELIGIBLE FOR FUTURE SALE

Before our initial public offering, there has not been a public market for our Ordinary Shares, and although we expect to make an application for the Ordinary Shares to be listed on the Nasdaq Capital Market, a regular trading market for our Ordinary Shares may not develop. Future sales of substantial amounts of shares of our Ordinary Shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Ordinary Shares to fall or impair our ability to raise equity capital in the future. Upon completion of this offering, we will have outstanding Ordinary Shares held by public shareholders representing approximately [•]% of our Ordinary Shares in issue if the Underwriter does not exercise its over-allotment option, and approximately [•]% of our Ordinary Shares in issue if the Underwriter exercises its over-allotment option in full. All of the Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Lock-Up Agreements

We have agreed not to, for a period of [180] days from the effective date of this registration statement, offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of, except in this offering, any of our Ordinary Shares or securities that are substantially similar to our Ordinary Shares, including but not limited to any options or warrants to purchase our Ordinary Shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our Ordinary Shares or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the representatives of the Underwriters.

Furthermore, each of our directors, executive officers, and principal shareholders (5% or more shareholders) of our Ordinary Shares has also entered into a similar lock-up agreement for a period of [•] months from the effective date of this registration statement, subject to certain exceptions, with respect to our Ordinary Shares and securities that are substantially similar to our Ordinary Shares. See “Underwriting” for more information.

We are not aware of any plans by any significant shareholders to dispose of significant numbers of our Ordinary Shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our Ordinary Shares may dispose of significant numbers of our Ordinary Shares in the future. We cannot predict what effect, if any, future sales of our Ordinary Shares, or the availability of Ordinary Shares for future sale, will have on the trading price of our Ordinary Shares from time to time. Sales of substantial amounts of our Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Ordinary Shares.

Rule 144

All of our Ordinary Shares outstanding prior to the closing of this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the U.S. only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

•        1% of the number of Ordinary Shares then outstanding, in the form of Ordinary Shares or otherwise, which will equal approximately [•] shares immediately after this offering, assuming the Underwriter does not exercise their over-allotment option; or

•        the average weekly trading volume of the Ordinary Shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants, or advisors who purchases our Ordinary Shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those Ordinary Shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

MATERIAL INCOME TAX CONSIDERATION

People’s Republic of China Enterprise Taxation

Under the EIT Law and relevant implementing regulations, a uniform corporate income tax rate of 25% is applied. If non-resident enterprises have not formed permanent establishments or premises in the PRC, or if they have formed permanent establishment or premises in the PRC but there is no actual relationship between the relevant income derived in the PRC and the established institutions or premises set up by them, however, enterprise income tax is set at the rate of 10% with respect to their income sourced from inside the PRC.

The EIT Law and its implementation rules permit certain “high and new technology enterprises strongly supported by the state” that independently own core intellectual property and meet statutory criteria, to enjoy a reduced 15% enterprise income tax rate.

Hong Kong Taxation

Entities incorporated in Hong Kong are subject to profits tax in Hong Kong at the rate of 16.5%.

British Virgin Islands Taxation

The British Virgin Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the British Virgin Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the British Virgin Islands. No stamp duty is payable in the British Virgin Islands on the issue of shares by, or any transfers of shares of, British Virgin Islands companies (except those which hold interests in land in the British Virgin Islands). The British Virgin Islands is not party to any double tax treaties that are applicable to any payments made to or by us. There are no exchange control regulations or currency restrictions in the British Virgin Islands.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the British Virgin Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Ordinary Shares be subject to British Virgin Islands income or corporation tax.

Cayman Islands Taxation

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the Ordinary Shares. The discussion is a general summary of the present law, which is subject to prospective and retroactive changes. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

U.S. Federal Income Taxation

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

•        banks;

•        financial institutions;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        broker-dealers;

•        persons that elect to mark their securities to market;

•        U.S. expatriates or former long-term residents of the U.S.;

•        governments or agencies or instrumentalities thereof;

•        tax-exempt entities;

•        persons liable for alternative minimum tax;

•        persons holding our Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

•        persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Ordinary Shares);

•        persons who acquired our Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

•        persons holding our Ordinary Shares through partnerships or other pass-through entities;

•        beneficiaries of a Trust holding our Ordinary Shares; or

•        persons holding our Ordinary Shares through a Trust.

The discussion set forth below is addressed only to U.S. Holders that purchase Ordinary Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Ordinary Shares.

Material Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares

The following sets forth the material U.S. federal income tax consequences related to the ownership and disposition of our Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to ownership and disposition of our Ordinary Shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local and other tax laws.

The following brief description applies only to U.S. Holders (as defined below) that hold Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the U.S. in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Ordinary Shares and you are, for U.S. federal income tax purposes,

•        an individual who is a citizen or resident of the U.S.;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entities treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Ordinary Shares are urged to consult their tax advisors regarding an investment in our Ordinary Shares.

An individual is considered a resident of the U.S. for federal income tax purposes if he or she meets either the “Green Card Test” or the “Substantial Presence Test” described as follows:

The Green Card Test: You are a lawful permanent resident of the United States, at any time, if you have been given the privilege, according to the immigration laws of the United States, of residing permanently in the United States as an immigrant. You generally have this status if the U.S. Citizenship and Immigration Services issued you an alien registration card, Form I-551, also known as a “green card.”

The Substantial Presence Test: If an alien is present in the United States on at least 31 days of the current calendar year, he or she will (absent an applicable exception) be classified as a resident alien if the sum of the following equals 183 days or more (See §7701(b)(3)(A) of the Internal Revenue Code and related Treasury Regulations):

1.      The actual days in the United States in the current year; plus

2.      One-third of his or her days in the United States in the immediately preceding year; plus

3.      One-sixth of his or her days in the United States in the second preceding year.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the PFIC (as defined below) rules discussed below, the gross amount of distributions made by us to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the U.S., or we are eligible for the benefits of an approved qualifying income tax treaty with the U.S. that includes an exchange of information program, (2) we are not a PFIC (as defined below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the U.S. and the Cayman Islands, clause (1) above can be satisfied only if the Ordinary Shares are readily tradable on an established securities market in the U.S. Under U.S. Internal Revenue Service authority, Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the U.S. if they are listed on certain exchanges, which presently include the NYSE and the Nasdaq Stock Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

Passive Foreign Investment Company (“PFIC”)

A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code, for any taxable year if either:

•        at least 75% of its gross income for such taxable year is passive income; or

•        at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we are treating the UFG Entities as being owned by us for U.S. federal income tax purposes, not only because we control their management decisions, but also because we are entitled to the economic benefits associated with the UFG Entities, and as a result, we are treating the UFG Entities as our wholly-owned subsidiaries for U.S. federal income tax purposes. If we are not treated as owning the UFG Entities for U.S. federal income tax purposes, we would likely be treated as a PFIC. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, however, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Ordinary Shares.

If we are a PFIC for your taxable year(s) during which you hold Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over your holding period for the Ordinary Shares;

•        the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•        the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Ordinary Shares cannot be treated as capital, even if you hold the Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the US Internal Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of such taxable year over your adjusted basis in such Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Ordinary Shares. Your basis in the Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq Capital Market. If the Ordinary Shares are regularly traded on the Nasdaq Capital Market and if you are a holder of Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the US Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Ordinary Shares, including regarding distributions received on the Ordinary Shares and any gain realized on the disposition of the Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Ordinary Shares, then such Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Ordinary Shares when inherited from a decedent that was previously a holder of our Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Ordinary Shares, or a mark-to-market election and ownership of those Ordinary Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Ordinary Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the US Internal Revenue Code with at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Ordinary Shares. Failure to report such information could result in substantial penalties. You should consult your own tax advisor regarding your obligation to file a Form 8938.

UNDERWRITING

We are offering our Ordinary Shares described in this prospectus through the underwriters named below. EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”), is acting as sole representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has agreed to purchase, and we have agreed to sell to the underwriters, the number of Ordinary Shares listed next to its name in the following table:

Underwriters	Number of Ordinary Shares
EF Hutton, division of Benchmark Investments, LLC
Total

The underwriting agreement provides that the underwriters must buy all of the Ordinary Shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares as described below. The Ordinary Shares are offered subject to a number of conditions, including:

•        receipt and acceptance of shares of our Ordinary Shares by the underwriters; and

•        the underwriters’ right to reject orders in whole or in part.

We have been advised by EF Hutton that the underwriters intend to make a market in our Ordinary Shares but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Option to Purchase Additional Shares

We have granted the underwriters an option to buy up to an aggregate of [___] additional Ordinary Shares (representing 15% of the shares offered). The underwriters have 45 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional Ordinary Shares approximately in proportion to the amounts specified in the table above.

Underwriting Discount

Shares sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $[  ] per share from the public offering price. The underwriters may offer the shares through one or more of their affiliates or selling agents. If all the shares are not sold at the public offering price, EF Hutton may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein.

The underwriting discount is equal to the public offering price per share, less the amount paid by the underwriters to us per share. The underwriting discount was determined through an arms’ length negotiation between us and the underwriters. We have agreed to sell the Ordinary Shares to the underwriters at the offering price of $[___] per share, which represents the public offering price of our shares set forth on the cover page of this prospectus less a 7% underwriting discount, for any amount of Ordinary Shares from investors sourced by underwriters and four percent (4%) for any amount of Ordinary Shares from investors sourced by us.

The following table shows the per share and total underwriting discount we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to [    ] additional shares.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We have agreed to pay EF Hutton’s out-of-pocket accountable expenses, including EF Hutton’s legal fees, subject to a maximum of $100,000 if the offering is consummated or a maximum of $50,000 if the offering is not consummated.

We estimate that the total expenses of the offering payable by us, not including the underwriting discount, will be approximately $[ ]. We have also agreed to reimburse the underwriters for certain expenses incurred by them and to provide an advance of $50,000 to EF Hutton to be applied to certain out-of-pocket accountable expenses, and portion of such advance shall be returned to us to the extent not actually incurred.

Right of First Refusal

We have granted EF Hutton a right of first refusal, for a period of six (6) months from the closing of the offering, to act as investment banker, book-runner, and/or placement agent, at EF Hutton’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings (each being referred to as a subject transaction), during such six (6) month period, on terms and conditions as mutually agreed by the Company and EF Hutton.

Lock-up Agreements

We, each of our directors and executive officers, and our 5% and greater shareholders, have agreed not to, subject to certain limited exceptions, offer, pledge, sell, contract to sell, grant any option to purchase, or otherwise dispose of our ordinary shares or any securities convertible into or exchangeable or exercisable for ordinary shares, or to enter into any hedge or other arrangement or any transaction that transfers, directly or indirectly, the economic consequence of ownership of the shares of our ordinary shares, for a period of [180] days after the closing this this offering, without the prior written consent of EF Hutton.

During the lock-up period, our directors and executive officers and our 5% and greater shareholders will not be able to sell or transfer their securities other than (a) certain transactions relating to Ordinary Shares acquired in open market transactions after the completion of this offering; (b) transfers as a bona fide gift, by will, by intestacy, or to a family member or trust for the benefit of a family member; (c) transfers to a charity or educational institution; or (d) if the holder controls a business entity, transfers to holders of equity interests in such entity.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Stock Exchange

We will apply to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “HLP”. There is no assurance that such application will be approved, and if our application is not approved, this offering may not be completed.

Price Stabilization, Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our Ordinary Shares during and after this offering, including:

•        stabilizing transactions;

•        short sales;

•        purchases to cover positions created by short sales;

•        imposition of penalty bids; and

•        syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our Ordinary Shares while this offering is in progress. Stabilization transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may also include making short sales of our Ordinary Shares, which involve the sale by the underwriters of a greater number of Ordinary Shares than they are required to purchase in this offering and purchasing Ordinary Shares on the open market to cover short positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are short sales made in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Ordinary Shares in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because EF Hutton has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of our Ordinary Shares or preventing or retarding a decline in the market price of our Ordinary Shares. As a result of these activities, the price of our Ordinary Shares may be higher than the price that otherwise might exist in the open market. The underwriters may carry out these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. Neither we, nor any of the underwriters make any representation that the underwriters will engage in these stabilization transactions or that any transaction, once commenced, will not be discontinued without notice.

Determination of Offering Price

The principal factors to be considered in determining the public offering price include:

•        the information set forth in this prospectus and otherwise available to EF Hutton;

•        our history and prospects and the history and prospects for the industry in which we compete;

•        our past and present financial performance;

•        our prospects for future earnings and the present state of our company;

•        the general condition of the securities market at the time of this offering;

•        the recent market prices of, and demand for, publicly traded shares of generally comparable companies; and

•        other factors deemed relevant by the underwriters and us.

The assumed public offering price set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for our Ordinary Shares or that the Ordinary Shares will trade in the public market at or above the public offering price.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to customers that they acquire, long and/or short positions in these securities and instruments.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Stamp Taxes

If you purchase Ordinary Shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Selling Restrictions

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Regulation, or each, a Relevant Member State, an offer to the public of our Ordinary Shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our Ordinary Shares may be made at any time under the following exemptions under the Prospectus Regulation, if they have been implemented in that Relevant Member State:

(i)     to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(ii)    to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(iii)   in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of Ordinary Shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to our Ordinary Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Ordinary Shares to be offered so as to enable an investor to decide to purchase any Ordinary Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

Each underwriter has represented and agreed that:

(a)    it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the Ordinary Shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)    it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Ordinary Shares in, from or otherwise involving the United Kingdom.

Hong Kong

Our Ordinary Shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Ordinary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of Ordinary Shares.

Accordingly, the Ordinary Shares have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors (“QII”)

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the Ordinary Shares constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the Ordinary Shares. The Ordinary Shares may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the Ordinary Shares constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the Ordinary Shares. The Ordinary Shares may only be transferred en bloc without subdivision to a single investor.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Ordinary Shares may not be circulated or distributed, nor may the Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where Ordinary Shares are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired Ordinary Shares under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (b) where no consideration is given for the transfer; or (c) by operation of law.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee, and the Nasdaq Capital Market listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$	[•]
Nasdaq Capital Market Listing Fee	$	[•]
FINRA Filing Fee	$	[•]
Legal Fees and Expenses	$	[•]
Accounting Fees and Expenses	$	[•]
Printing and Engraving Expenses	$	[•]
Transfer Agent Expenses	$	[•]
Miscellaneous Expenses	$	[•]
Total Expenses	$	[•]

These expenses will be borne by us. Underwriting discounts will be borne by us in proportion to the numbers of Ordinary Shares sold in the offering.

LEGAL MATTERS

We are being represented by Robinson & Cole LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier, our counsel as to Cayman Islands law. Legal matters as to PRC law will be passed upon for us by East & Concord Partners. Nelson Mullins Riley & Scarborough LLP is acting as counsel to the Underwriter.

EXPERTS

The consolidated financial statements as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, included in this prospectus have been so included in reliance on the report of RBSM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of RBSM LLP is located at 805 Third Avenue, Suite 1430, New York, NY 10022.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

HONGLI GROUP INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
Hongli Group Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Hongli Group Inc. and Subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive income, changes in equity, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RBSM LLP

We have served as the Company’s auditor since 2020.

New York, New York
April 16, 2021

HONGLI GROUP INC.
Consolidated Balance Sheets
As of December 31, 2020 and 2019

	As of December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$1,434,109	$280,844
Notes receivable	565,940	1,200,937
Accounts receivable	3,065,566	2,264,485
Prepaid expense and other current assets	2,131,170	287,292
Inventories, net	1,426,235	897,925
Due from related parties	—	264,711
Total current assets	8,623,020	5,196,194
Non-current assets
Property, plant and equipment, net	3,957,334	3,699,180
Intangible assets, net	726,575	703,403
Finance lease right-of-use assets, net	114,418	268,636
Other assets	147,109	44,030
TOTAL ASSETS	$13,568,456	$9,911,443

LIABILITIES
Current liabilities
Short-term loans	$3,823,916	$3,528,667
Accounts payable	950,636	475,132
Accrued expenses and other payables	346,662	300,925
Income tax payable	177,158	229,183
Finance lease obligation, current	77,744	117,968
Due to related parties	152,960	1
Total current liabilities	5,529,076	4,651,876
Long-term payable	—	39,110
Finance lease obligation, non-current	—	73,012
TOTAL LIABILITIES	$5,529,076	4,763,998

SHAREHOLDERS’ EQUITY:
Ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 100 shares issued and outstanding as of December 31, 2020 and 2019, respectively*	—	—
Additional paid-in capital*	610,601	610,601
Retained earnings	6,606,408	4,182,467
Statutory reserve	370,683	370,683
Accumulated other comprehensive income (loss)	451,688	(16,306)
TOTAL SHAREHOLDERS’ EQUITY	8,039,380	5,147,445
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$13,568,456	$9,911,443

____________

*        The share amounts are presented on a retroactive basis.

The accompanying notes are an integral part of these consolidated financial statements.

HONGLI GROUP INC.
Consolidated Statements of Operations and Comprehensive Income
For the Years Ended December 31, 2020 and 2019

	For the years ended December 31,
	2020	2019
Revenues, net	$11,158,820	$9,293,364
Cost of revenues	6,706,303	5,301,445
Gross profit	4,452,517	3,991,919

Operating expenses:
Selling, general and administrative expenses	1,983,013	1,111,197
Total operating expenses	1,983,013	1,111,197

Income from operations	2,469,504	2,880,722

Other income (expenses)
Other income	643,775	67,064
Financing expenses	(372,546)	(256,156)
Other expenses	(77,296)	(23,669)
Total other income (expenses), net	193,933	(212,761)
Income before income taxes	2,663,437	2,667,961
Income tax expense	239,496	588,555
Net income	$2,423,941	$2,079,406

Comprehensive income
Net income	$2,423,941	$2,079,406
Other comprehensive income (loss)
Foreign currency translation adjustment	467,994	(52,483)
Comprehensive income	$2,891,935	$2,026,923

Earnings per share*
Basic and diluted	$24,239.41	$20,794.06

Weighted average common shares outstanding*
Basic and diluted	100	100

____________

*        The share amounts are presented on a retroactive basis.

The accompanying notes are an integral part of these consolidated financial statements.

HONGLI GROUP INC.
Consolidated Statements of Changes in Shareholders’ Equity
For the Years Ended December 31, 2020 and 2019

	Ordinary Shares*		Additional paid-in capital	Statutory reserve	Accumulated other comprehensive income (loss)	Retained earnings	Total Shareholders’ Equity
	Number of shares	Amount
Balance as of December 31, 2018	100	$—	$610,601	$211,605	$36,177	$2,262,139	$3,120,522
Net income						2,079,406	2,079,406
Appropriation to statutory reserve				159,078		(159,078)	—
Foreign currency translation					(52,483)		(52,483)
Balance as of December 31, 2019	100	$—	$610,601	$370,683	$(16,306)	$4,182,467	$5,147,445
Net income						2,423,941	2,423,941
Foreign currency translation					467,994		467,994
Balance as of December 31, 2020	100	$—	$610,601	$370,683	$451,688	$6,606,408	$8,039,380

____________

*        The share amounts are presented on a retroactive basis.

The accompanying notes are an integral part of these consolidated financial statements.

HONGLI GROUP INC.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2020 and 2019

	For the years ended December 31,
	2020	2019
Cash flows from operating activities
Net income	$2,423,941	$2,079,406
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	683,296	596,073
Loss on disposals of property and equipment	77,203	—
Inventory write-down	—	17,622
Changes in operating assets and liabilities:
Accounts receivable	(619,950)	560,194
Notes receivable	675,379	(1,209,643)
Prepaid expenses and other current assets	(251,356)	142,439
Inventories, net	(445,420)	(191,232)
Other assets	(139,380)	—
Due from related parties	(52,871)	—
Due to related parties	13,295	—
Accounts payable	387,514	(82,299)
Accrued expenses and other payables	76,433	(82,666)
Income tax payable	(63,364)	(41,254)
Net cash provided by operating activities	2,764,720	1,788,640

Cash flows from investing activities
Purchase of property and equipment	(584,613)	(1,342,407)
Prepayment for acquisition	(1,449,212)	—
Proceeds from sale of property and equipment	21,961	—
Net cash used in investing activities	(2,011,864)	(1,342,407)

Cash flows from financing activities
Proceeds from financing liability	—	144,688
Payments of security deposit of finance leases	—	(24,337)
Payment of security deposit of financing liability	—	(52,391)
Payments for financing leases	(192,046)	(203,262)
Advances from related parties	5,423,445	4,840,487
Repayments to related parties	(4,971,887)	(5,557,043)
Borrowing from short-term loans	3,827,396	3,930,436
Repayments of short-term loans	(3,764,329)	(3,704,025)
Net cash provided by (used in) financing activities	322,579	(625,447)

Effect of Exchange rate on cash and cash equivalents	77,830	(4,293)

Net change in cash and cash equivalents	1,153,265	(183,507)
Cash and cash equivalents at beginning of the year	280,844	464,351
Cash and cash equivalents at end of the year	$1,434,109	$280,844

Supplemental disclosure of cash flow information:
Cash paid for interest expense	$258,238	$269,130
Cash paid for income taxes	$302,860	$629,809

Non-cash investing and financing activities:
Right-of-use assets obtained in exchange for lease obligations	$—	$240,807
Property and equipment acquired on credit as liabilities	$36,218	$208,562
Security deposit on financing liability	$—	$31,183
Security deposit applied to lease payments	$15,616	$9,095

The accompanying notes are an integral part of these consolidated financial statements.

HONGLI GROUP INC.
Notes to the Consolidated Financial Statements
Years Ended December 31, 2020 and 2019

NOTE 1 — ORGANIZATION AND NATURE OF OPERATIONS

Hongli Group Inc. (“Hongli Cayman”) was incorporated in Cayman Islands as an exempted company with limited liability on February 9, 2021. Hongli Cayman serves as a holding company and conducts its businesses through its subsidiaries and the consolidated variable interest entity (the “VIE”) and the subsidiaries of the VIE. Hongli Cayman, its subsidiaries, VIE and the subsidiaries of the VIE are collectively referred to herein as the “Company”, “we”, “our”, “us” or “Hongli Group”, unless specific reference is made to an entity. The Company is engaged in a business in providing solutions, including the manufacturing and selling of customized metal profiles in the People’s Republic of China (“PRC” or “China”). The Company’s on-going research and development, customer support and continuous quality control help its customers remain competitive.

The Company includes the following subsidiaries, the consolidated VIE and the subsidiaries of the VIE in the consolidated financial statements as if the current corporate structure (“restructuring” or “reorganization”) had been in existence throughout the periods presented (see “Reorganization under common control through VIE structure” below):

Name	Date of Organization	Place of Organization
Subsidiaries
Hongli Hong Kong Limited (“Hongli HK”)	March 5, 2021	Hong Kong SAR
Shandong Xiangfeng Heavy Industry Co., Ltd. (“WFOE”)	April 8, 2021	People’s Republic of China (“PRC”)

VIE and Its Subsidiaries
Shandong Hongli Special Section Tube Co., Ltd., (“Hongli Shandong”)	September 13, 1999	PRC
Shandong Maituo Heavy Industry Co., Ltd. (“Maituo”)(1)	May 23, 2019	PRC
Shandong Haozhen Heavy Industry Co., Ltd. (“Haozhen Shandong”)(2)	September 18, 2020	PRC

____________

(1)      Wholly owned subsidiary of Hongli Shandong

(2)      Haozhen Shandong is jointly established by Hongli Shandong and Sungda Tech Co., Ltd., a 30% owner of Haozhen Shandong

Reorganization under common control through VIE structure

The Company does not conduct any substantive operations of its own, rather, it conducts its primary business operations through WFOE, which in turn, conducts its business substantially through Hongli Shandong. Effective control over Hongli Shandong was transferred to the Company through the series of contractual arrangements without transferring legal ownership in Hongli Shandong (“restructuring” or “reorganization”). As a result of these contractual arrangements, the Company maintained the ability to approve decisions made by Hongli Shandong and was entitled to substantially all of the economic benefit of Hongli Shandong and its subsidiaries.

Under the laws and regulations of the PRC, foreign persons and foreign companies are restricted from investing directly in certain businesses within the PRC. Though the business of the PRC operating entities is not within any sensitive sector that PRC law prohibits direct foreign investment in, to avoid the substantial costs and time for regulatory approval to convert the PRC operating entities into wholly foreign owned entities, on April 12, 2021, Hongli Shandong and its shareholders entered into a series of contractual arrangements with WFOE which provide WFOE effective power to direct the activities of Hongli Shandong and the ability to receive substantially all of the economic benefits of Hongli Shandong and its subsidiaries.

Agreements that Transfer Economic Benefits of the VIE to the Group

Hongli Shandong entered into an exclusive business cooperation and management agreement with WFOE, pursuant to which the WFOE will provide a series of consulting and technical support services to Hongli Shandong and are entitled to receive 100% of the expected losses and gains of Hongli Shandong. The service fee is paid annually. The term of this agreement shall be continuously effective unless mutually terminated by both parties in writing. Hongli Shandong shall not accept any similar consultations and/or services provided by any third party and shall not establish similar corporation relationship with any third party regarding the matters contemplated in the agreement without a written consent from WFOE.

HONGLI GROUP INC.
Notes to the Consolidated Financial Statements
Years Ended December 31, 2020 and 2019

NOTE 1 — ORGANIZATION AND NATURE OF OPERATIONS (cont.)

Agreements that Provide Effective Power to Direct Activities of VIE

WFOE entered into an equity interest pledge agreement with Hongli Shandong’s shareholders, who pledged all their equity interests in these entities to WFOE. The equity interest pledge agreement, which was entered into by Hongli Shandong’s shareholders, pledged their equity interests in WFOE as a guarantee for the payment and performance under the exclusive business cooperation and management agreement by Hongli Shandong. WFOE is entitled to certain rights, including the right to sell the pledged equity interests. Pursuant to the equity interest pledge agreement, the shareholders of Hongli Shandong cannot transfer, sell, pledge, dispose of or otherwise create any new encumbrance on their respective equity interest in Hongli Shandong without the prior written consent from WFOE. The equity pledge right will expire upon the termination of the exclusive business cooperation and management agreement between WFOE and Hongli Shandong and a full settlement of service fees related therewith. The equity pledges of Hongli Shandong have been registered with the relevant local branch of the State Administration for Industry and Commerce, or SAIC.

WFOE also entered into an exclusive option purchase agreement with Hongli Shandong’s shareholders. Pursuant to the agreement, the shareholders have granted an irrevocable and unconditional option to WFOE their designees to acquire all or part of such shareholders’ equity interests in Hongli Shandong at its sole discretion, to the extent as permitted by PRC laws and regulations then in effect. The consideration for such acquisition will be equal to the registered capital of Hongli Shandong, and if PRC law requires the consideration to be greater than the registered capital, the consideration will be the minimum amount as permitted by PRC law. The term of this agreement is valid for ten years upon execution of the agreement and may be extended for an additional ten years at WFOE’s election.

Risks in relation to the VIE structure

The Company believes that the contractual arrangements between WFOE and Hongli Shandong are in compliance with the PRC law and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce these contractual arrangements and the interests of the shareholders of Hongli Shandong may diverge from that of the Company and that may potentially increase the risk that they would seek to act contrary to the contractual terms, for example by influencing Hongli Shandong not to pay the service fees when required to do so.

Hongli Cayman’s ability to direct the activities of Hongli Shandong also depends on the power of attorney WFOE has to vote on all matters requiring shareholders’ approval in Hongli Shandong. As noted above, the Company believes this power of attorney is legally enforceable but may not be as effective as direct equity ownership.

In addition, if the legal structure and contractual arrangements were found to be in violation of any existing PRC laws and regulations, the Company may be subject to fines or other actions. The Company does not believe such actions would result in the liquidation or dissolution of the Company, WFOE or Hongli Shandong.

Hongli Cayman, through its subsidiaries, its WFOE and through the contractual arrangements, has (1) the power to direct the activities of Hongli Shandong and its subsidiaries that most significantly affect the entity’s economic performance and (2) the right to receive benefits from Hongli Shandong. Accordingly, the Company is the primary beneficiary of Hongli Shandong and its subsidiaries and has consolidated the financial results of Hongli Shandong and its subsidiaries.

The accompanying consolidated financial statements present the historical financial position, results of operations and cash flows of Hongli Shandong and its subsidiaries and adjusted for the effects of the corporate restructure as disclosed per above. Accordingly, the accompanying consolidated financial statements have been prepared as if the reorganization had been in existence throughout the periods presented (see Note 15 for the 100 ordinary shares of Hongli Cayman issued on February 9, 2021 in connection with the reorganization and anticipation of the initial public offering (“IPO”) of the Company’s equity security).

As of December 31, 2020 and 2019, the Company did not record any asset or liability relating to Hongli Cayman, Hongli HK and WFOE as these entities were incorporated in the year 2021.

HONGLI GROUP INC.
Notes to the Consolidated Financial Statements
Years Ended December 31, 2020 and 2019

NOTE 1 — ORGANIZATION AND NATURE OF OPERATIONS (cont.)

The following consolidated financial information of the VIE and VIE’s subsidiaries as a whole as of December 31, 2020 and 2019 and for the years then ended were included in the accompanying consolidated financial statements of the Company. Transactions between VIE and VIE’s subsidiaries are eliminated in the financial information presented below:

	As of December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$1,434,109	$280,844
Notes receivable	565,940	1,200,937
Accounts receivable	3,065,566	2,264,485
Prepaid expense and other current assets	2,131,170	287,292
Inventories, net	1,426,235	897,925
Due from related parties	—	264,711
Total current assets	8,623,020	5,196,194
Non-current assets
Property, plant and equipment, net	3,957,334	3,699,180
Intangible assets, net	726,575	703,403
Finance lease right-of-use assets, net	114,418	268,636
Other assets	147,109	44,030
Total assets	$13,568,456	$9,911,443
Net Assets	$8,039,380	$5,147,445

LIABILITIES
Current liabilities
Short-term loans	$3,823,916	$3,528,667
Accounts payable	950,636	475,132
Accrued expenses and other payables	346,662	300,925
Income tax payable	177,158	229,183
Finance lease obligation, current	77,744	117,968
Due to related parties	152,960	1
Total current liabilities	5,529,076	4,651,876
Long-term payable	—	39,110
Finance lease obligation, non-current	—	73,012
Total liabilities	$5,529,076	4,763,998
	For the years ended December 31,
	2020	2019
Revenues, net	$11,158,820	$9,293,364
Gross profit	$4,452,517	$3,991,919
Income from operations	$2,469,504	$2,880,722
Net income	$2,423,941	$2,079,406

The revenue-producing assets held by VIE and VIE’s subsidiaries comprise mainly of property, plant and equipment, and intangible assets that consist of land use rights. The VIE and VIE’s subsidiaries contributed an aggregate of 100% of the Company’s consolidated revenues for the years ended December 31, 2020 and 2019.

HONGLI GROUP INC.
Notes to the Consolidated Financial Statements
Years Ended December 31, 2020 and 2019

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and with the rules and regulations of the U.S. Securities Exchange Commission (“SEC”).

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company transactions and balances between the Company and its subsidiaries have been eliminated upon consolidation.

Noncontrolling Interest

Noncontrolling interest on the consolidated balance sheets results from the consolidation of Haozhen, a 70% owned subsidiary starting from September 18, 2020. For the years ended December 31, 2020 and 2019, Haozhen did not commence any operation and the portion of the income or loss applicable to the noncontrolling interest in subsidiary for the years ended December 31, 2020 and 2019 is nil.

Use of Estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the valuation of accounts receivable, inventory write-down, useful lives of property, plant and equipment and intangible assets, valuation allowance of deferred tax assets. Actual results could differ from those estimates.

Related Parties Transactions

A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities and their immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. The Company conducts business with its related parties in the ordinary course of business. Related parties may be individuals or corporate entities.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s length transactions unless such representations can be substantiated. It is not, however, practical to determine the fair value of amounts due from/to related parties due to their related party nature.

Foreign Currency Translation

The Company’s principal country of operations is the PRC. The financial position and results of its operations are determined using RMB, the local currency, as the functional currency. The consolidated financial statements are reported using U.S. Dollars. The results of operations and the statement of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the

HONGLI GROUP INC.
Notes to the Consolidated Financial Statements
Years Ended December 31, 2020 and 2019

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. As a result, amounts related to assets and liabilities reported on the consolidated statements of cash flows may not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in consolidated balance sheets and statements of changes in shareholders’ equity. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates with any transaction gain and or losses are included in the results of operations as incurred. Gain (loss) from foreign currency transactions recognized and included in the consolidated statements of operations and comprehensive income for the years ended December 31, 2020 and 2019, amounted to approximately $(102,000) and $29,000, respectively.

The value of RMB against U.S. Dollar may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect the Company’s consolidated financial condition in terms of reporting. The following table outlines the currency exchange rates that were used in the consolidated financial statements:

	December 31, 2020	December 31, 2019
Year-end spot rate	US$1 = 6.5378 RMB	US$1 = 6.9615 RMB
Average rate	US$1 = 6.9003 RMB	US$1 = 6.9114 RMB

Fair Value Measurement

The fair value of a financial instrument is defined as the exchange price that would be received from an asset or paid to transfer a liability (as exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, time deposits, accounts receivable, and other current assets, accounts payable, short-term bank borrowings and other current liabilities, approximate their fair values because of the short maturity of these instruments and market rates of interest.

ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•        Level 1 — Quoted prices in active markets for identical assets and liabilities.

•        Level 2 — Quoted prices in active markets for similar assets and liabilities, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•        Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The Company considers the carrying amount of its financial assets and liabilities, which consist primarily of cash and cash equivalents, notes receivable, accounts receivable, net, inventories, net, prepaid expense and other current assets, accounts payables, income tax payable, accrued expenses and other current liabilities and short-term loans approximate the fair value of the respective assets and liabilities as of December 31, 2020 and 2019 owing to their short-term or present value nature or present value of the assets and liabilities.

HONGLI GROUP INC.
Notes to the Consolidated Financial Statements
Years Ended December 31, 2020 and 2019

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Earnings per share

Under the provisions of ASC 260, “Earnings Per Share”, basic earnings per share is computed by dividing net income attributable to common shareholders by the weighted average number of ordinary shares outstanding for the periods presented. Diluted income per share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into common stock or resulted in the issuance of ordinary shares that would then share in the income of the company, subject to anti-dilution limitations.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash accounts, interest-bearing savings accounts and time certificates of deposit with a maturity of three months or less when purchased. The Company considers all highly liquid investment instruments with an original maturity of three months or less from the date of purchase to be cash equivalents. The Company maintains most of the bank accounts in the PRC.

Accounts Receivable

Accounts receivable are recognized and carried at original invoiced amount less an estimated allowance for uncollectible accounts. The Company usually determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Based on management’s review of customers’ credit and ongoing relationship, management makes conclusions whether any balances outstanding at the end of the period will be deemed uncollectible on an individual basis and on aging analysis basis. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of operations and comprehensive income. Delinquent account balances are written-off against the allowance for doubtful accounts, when account receivables are deem uncollectible, after all means of collection efforts have been exhausted and the potential for recovery is considered remote. The Company had no allowance for doubtful accounts as of December 31, 2020 and 2019.

Inventories, net

Inventories are stated at the lower of cost or net realizable value. Cost is determined on the weighted average basis. Work-in-progress inventories consist of raw materials, direct labor and overhead associated with the manufacturing process. Finished goods included inventory finished in the Company’s own warehouse and goods in transit, which has not met the criteria of revenue recognition. The Company periodically assesses the recoverability of all inventories to determine whether adjustments are required to record inventories at the lower of cost or net realizable value. Inventories that the Company determines to be obsolete or in excess of forecasted usage are reduced to its estimated realizable value based on assumptions about future demand and market conditions. A write down of potentially obsolete or slow-moving inventory is recorded based on management’s analysis of inventory levels.

Deferred Offering Costs

Deferred offering costs consist principally of all direct offering costs incurred by the Company, such as underwriting, legal, accounting, consulting, printing, and other registration related costs in connection with the initial public offering (“IPO”) of the Company’s ordinary shares. Such costs are deferred until the closing of the offering, at which time the deferred costs are offset against the offering proceeds. In the event the offering is unsuccessful or aborted, the costs will be expensed.

HONGLI GROUP INC.
Notes to the Consolidated Financial Statements
Years Ended December 31, 2020 and 2019

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property, Plant and Equipment, net

Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets with a 5% residual value. The estimated useful lives are as follows:

Useful Lives
Buildings	30 Years
Machinery equipment	10 Years
Vehicles	4 – 5 Years
Office equipment	5 Years
Tools	3 – 5 Years
Electronic devices	3 – 5 Years

The cost and related accumulated depreciation and amortization of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of operations and comprehensive income. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation and amortization to determine whether subsequent events and circumstances indicate a change in estimates of useful lives.

Intangible assets

Intangible assets are stated at cost, less accumulated amortization. Amortization expense is recognized on the straight-line basis over the estimated useful lives of the assets. All land in the PRC is owned by the government; however, the government grants “land use rights.” The Company has obtained rights to use various parcels of land for 40 years. The Company amortizes the cost of the land use rights over their useful life using the straight-line method.

Impairment for long-lived assets

Long-lived assets, including property, plant and equipment and intangible with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. There was no impairment of long-lived assets recognized for the years ended December 31, 2020 and 2019, respectively.

Lease Commitments

The Company has adopted the new lease standard, ASC 842, Leases (Topic 842) for all periods presented. The Company elected the package of practical expedients permitted under the transition guidance within ASC Topic 842, which among other things, allows the Company to carry forward certain historical conclusions reached under ASC Topic 840 regarding lease identification, classification, and the accounting treatment of initial direct costs. The Company elected not to record assets and liabilities on its consolidated balance sheets for any new or existing lease arrangements with lease terms of twelve months or less. The Company recognizes lease expenses for such leases on a straight-line basis over the lease term. In addition, the Company elected the land easement transition practical expedient and did not reassess whether an existing or expired land easement is a lease or contains a lease if it has not

HONGLI GROUP INC.
Notes to the Consolidated Financial Statements
Years Ended December 31, 2020 and 2019

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

historically been accounted for as a lease. The Company elected the transition method which allows entities to initially apply the requirements by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption.

The initial lease liability is equal to the future fixed minimum lease payments discounted using the Company’s incremental borrowing rate, on a secured basis. The lease term includes optional renewal periods and early termination payments when it is reasonably certain that the Company will exercise those rights. The initial measurement of the ROU asset is equal to the initial lease liability plus any initial direct costs and prepayments, less any lease incentives.

In cases of sale and leaseback transactions, if the transfer of the asset to the lessor does not qualify as a sale, then the transaction constitutes a failed sale and leaseback and is accounted for as a financing transaction. For a sale to have occurred, the control of the asset would need to be transferred to the lessor, and the lessor would need to obtain substantially all the benefits from the use of the asset. The Company has entered into a sale and leaseback transaction which qualified as failed sale and leaseback transaction as the Company has a purchase obligation to acquire the machinery at the end of the lease term. The asset has been included in the property, plant and equipment, and the amortization is computed based on the shorter of the financing terms or the estimated useful life.

Revenue Recognition

The Company has adopted the new revenue standard, ASC 606, Revenue from Contracts with Customers (Topic 606) for all periods presented. Under ASC 606, the Company recognizes revenue when a customer obtains control of promised goods, in an amount that reflects the consideration which the Company expects to receive in exchange for the goods. To determine revenue recognition for arrangements within the scope of ASC 606, the Company performs the following five steps: (1) identify the contracts with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when or as the entity satisfies a performance obligation. The Company applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods it transfers to the customer. Revenue is recognized net of value-added tax.

The Company’s revenue is principally derived from sales of products in domestic and overseas markets. Revenue is recognized at the point in time when the performance obligation has been satisfied and control of the products have been transferred to the customers, which generally occurs upon shipment for overseas customers and acceptance for domestic customers based on the terms of the sales contracts.

Revenue is measured by the transaction price, which is defined as the amount of consideration the Company expects to receive in exchange for selling products to customers. The Company does not offer or agree on terms that result in variable consideration during the periods presented. Amounts billed and due from customers are short term in nature and are classified as receivables since payments are unconditional and only the passage of time is required before payments are due. The Company does not grant payment terms greater than one year. Additionally, the Company does not offer promotional payments, customer coupons, rebates or other cash redemptions offers to its customers.

The Company does not have any contract asset. Contract liabilities are recorded when consideration is received from a customer prior to transferring the control of goods to the customer or other conditions under the terms of a sales contract. As of December 31, 2020 and 2019, the Company recorded contract liabilities, included in accrued expenses and other payables, of $16,846 and 36,026, respectively, which were presented as deferred revenue on the accompanying consolidated balance sheets. The Company recognized $36,026 and $92,066 of beginning contract liabilities as revenue for the years ended December 31, 2020 and 2019, respectively. The Company is expected to recognize the December 31, 2020’s ending contract liabilities of $16,846 in the year 2021 as revenues.

HONGLI GROUP INC.
Notes to the Consolidated Financial Statements
Years Ended December 31, 2020 and 2019

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company’s net revenue segregated by geographic regions is as follows:

	For the years ended December 31,
	2020	2019
PRC	$7,860,794	$6,569,188
South Korea	3,298,026	2,684,184
United States	—	39,992
Total	$11,158,820	$9,293,364

Value Added Tax

Hongli Shandong and its subsidiaries are subject to a VAT of 13% for its business practice. The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of the product sold. The Company reports revenue net of PRC’s VAT for all the years presented on the consolidated statements of operations and comprehensive income.

Cost of Revenues

Amounts recorded as cost of revenue relate to direct expenses incurred in order to generate revenue. Such costs are recorded as incurred. Cost of revenues consists of product costs, including costs of raw material, contract manufacturers for production, shipping and handling costs, manufacturing and tooling equipment depreciation.

Research and development expenses

Research and development expenses consist primarily of salary and welfare for research and development personnel, consulting and contractor expenses, testing and tooling materials and other expenses in associated with research and development personnel. The Company recognizes research and development expenses as expense when incurred. Research and development expenses were $643,958 and $374,086 for the years ended December 31, 2020 and 2019, respectively.

Sales and marketing expenses

Sales and marketing expenses consist primarily of salary and welfare for sales and marketing personnel, promotion and marketing expenses and other expenses in associated with sales and marketing personnel. The Company recognized $291,534 and $198,228 of sales and marketing expenses for the years ended December 31, 2020 and 2019, respectively.

Income Taxes

The Company follows the liability method of accounting for income taxes in accordance with ASC 740 (“ASC 740”), Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence; it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in tax expense in the period that includes the enactment date of the change in the tax rate.

The Company accounted for uncertainties in income taxes in accordance with ASC 740. Interest and penalties related to unrecognized tax benefit recognized in accordance with ASC 740 are classified in the consolidated statements of operations and comprehensive income as income tax expense. No such expenses incurred during the years ended December 31, 2020 and 2019.

HONGLI GROUP INC.
Notes to the Consolidated Financial Statements
Years Ended December 31, 2020 and 2019

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Government subsidy

Government grants include cash subsidies as well as other subsidies received from various government agencies by the subsidiaries of the Company. Such subsidies are generally provided as incentives from the local government to encourage the expansion of local business. The government grant is recognized in the consolidated statements of income and comprehensive income when the relevant performance criteria specified in the grant are met, for instance, locating contact centers in their jurisdictions or helping local employment needs.

Statutory reserves

The Company’s PRC subsidiaries are required to make appropriations to certain non-distributable reserve funds.

In accordance with China’s Company Laws, the Company’s PRC subsidiary that are Chinese companies, must make appropriations from their after-tax profit (as determined under the Accounting Standards for Business Enterprises as promulgated by the Ministry of Finance of the People’s Republic of China (“PRC GAAP”)) to non-distributable reserve funds including (i) statutory surplus fund and (ii) discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the respective company. Appropriation to the discretionary surplus fund is made at the discretion of the respective company.

Pursuant to the laws applicable to China’s Foreign Investment Enterprises, the Company’s subsidiaries that are foreign investment enterprises in China have to make appropriations from their after-tax profit (as determined under PRC GAAP) to reserve funds including (i) general reserve fund, (ii) enterprise expansion fund and (iii) staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the reserve fund has reached 50% of the registered capital of the respective company. Appropriations to the other two reserve funds are at the respective company’s discretion. The use of the general reserve fund, statutory surplus fund and discretionary surplus fund are restricted to the offsetting of losses to increase the registered capital of the respective company. These reserves are not allowed to be transferred out as cash dividends, loans or advances, nor can they be distributed except under liquidation.

Comprehensive Income

Comprehensive income is comprised of net income and all changes to the statements of shareholders’ equity, except those due to investments by shareholders, changes in paid-in capital and distributions to shareholders. For the Company, comprehensive income for the years ended December 31, 2020 and 2019 consisted of net income and unrealized (loss) gain from foreign currency translation adjustment.

Segment Reporting

The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company’s chief operating decision maker has been identified as the chief executive officer of the Company who reviews financial information of separate operating segments based on U.S. GAAP. The chief operating decision maker now reviews results analyzed by customer. This analysis is only presented at the revenue level with no allocation of direct or indirect costs. Consequently, the Company has determined that it has only one operating segment.

HONGLI GROUP INC.
Notes to the Consolidated Financial Statements
Years Ended December 31, 2020 and 2019

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recently issued accounting pronouncements

The Company considers the applicability and impact of all ASUs. Management periodically reviews new accounting standards that are issued and assesses the impacts on the Company’s consolidated financial position and/or results of operations.

In June 2016, the FASB issued ASU No. 2016-13, “Measurement of Credit Losses on Financial Instruments (Topic 326)”, and issued subsequent amendments to the initial guidance, transitional guidance and other interpretive guidance between November 2018 and March 2020 within ASU2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-11, ASU 2020-02 and ASU 2020-03. ASU 2016-13 introduces new guidance for credit losses on instruments within its scope, which significantly changes the way entities recognize impairment of many financial assets by requiring immediate recognition of estimated credit losses expected to occur over their remaining life, instead of when incurred. For public business entities, this ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. All entities may adopt this ASU through a cumulative effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified-retrospective approach). The Company is in the process of evaluating the potential effect on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”, which simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. The ASU is effective for fiscal years beginning after December 15, 2020 and will be applied either retrospectively or prospectively based upon the applicable amendments. Early adoption is permitted. The Company has adopted this ASU starting January 1, 2021. The adoption did not pose material impact to the Company’s financial presentation.

The Company does not believe other recently issued but not yet effective accounting standards would have a material effect on its consolidated financial position, statements of operations and cash flows.

NOTE 3 — ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

	As of December 31,
	2020	2019
Accounts receivable, gross	$3,065,566	$2,264,485
Less: allowance for doubtful accounts	—	—
Accounts receivable, net	$3,065,566	$2,264,485

HONGLI GROUP INC.
Notes to the Consolidated Financial Statements
Years Ended December 31, 2020 and 2019

NOTE 4 — NOTES RECEIVABLE

Notes receivable consisted of the following bank acceptance notes:

	As of December 31,
	2020	2019
Due in the first quarter of 2020	$—	$248,556
Due in the second quarter of 2020	—	952,381
Due in the first quarter of 2021	91,774	—
Due in the second quarter of 2021	397,687	—
Due in the third quarter of 2021	76,479	—
Total	$565,940	$1,200,937

Notes receivable are received from customers for the purchase of the Company’s products and are issued by financial institutions that entitle the Company to receive the full face amounts from the financial institution at maturity, which bears no interest and generally ranges from six to twelve months from the date of issuance.

NOTE 5 — INVENTORIES, NET

Inventories, net consisted of the following:

	As of December 31,
	2020	2019
Raw materials	$536,968	$567,745
Work in progress	798,926	28,070
Finished goods	100,586	330,660
	1,436,480	926,475
Reserve for obsolete inventory	(10,245)	(28,550)
Total	$1,426,235	$897,925

The Company recognized inventory write-down of nil and $17,622 for the years ended December 31, 2020 and 2019, respectively. The write-down in the value of inventory was based on the management’s specific analysis of future product cycle and was included in the cost of revenues.

NOTE 6 — PREPAID EXPENSE AND OTHER CURRENT ASSETS

The current portions of prepaid expense and other current assets consist of the following:

	As of December 31,
	2020	2019
Prepaid operating cost	139,244	259,953
Prepaid service cost	369,279	11,859
Prepaid acquisition cost(a)	1,529,567	—
Others	93,080	15,480
Total	$2,131,170	$287,292

____________

(a)      The prepaid acquisition cost was paid to Yingxuan Heavy Industry Co., Ltd. (“Yingxuan”) pursuant to a letter of intent signed between the Company and Yingxuan in November 2020. See Note 18.

HONGLI GROUP INC.
Notes to the Consolidated Financial Statements
Years Ended December 31, 2020 and 2019

NOTE 7 — PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consisted of the following:

	As of December 31,
	2020	2019
Buildings	$1,921,799	$1,538,928
Machinery equipment and tools	4,277,336	4,033,160
Electronic devices	47,916	28,165
Office equipment	1,885	—
Vehicles	302,292	276,775
	6,551,228	5,877,028
Less: accumulated depreciation	(2,593,894)	(2,177,848)
Property, plant and equipment, net	$3,957,334	$3,699,180

Depreciation expenses for the years ended December 31, 2020 and 2019 amounted to $499,449 and $416,492, of which $354,618 and $300,159 were included in cost of revenues, respectively, and of which $144,831 and $116,333 were included selling, general and administrative expenses, respectively.

As of December 31, 2020 and 2019, properties recorded at approximately $3.21 million and $3.01 million, respectively, was pledged as collaterals to secure the bank loans (see Note 9).

During the years ended December 31, 2020 and 2019, respectively, the Company did not record impairment to its property, plant and equipment.

NOTE 8 — INTANGIBLE ASSETS, NET

Intangible assets consisted of the following:

	As of December 31,
	2020	2019
Land use rights	$937,637	$880,569
Less: accumulated amortization	(211,062)	(177,166)
Intangible assets, net	$726,575	$703,403

Amortization expense for the years ended December 31, 2020 and 2019 amounted to $21,236 and $21,202, of which $9,556 and $9,541 were included in cost of revenues, respectively, and of which $11,680 and $11,661 were included selling, general and administrative expenses, respectively.

During the years ended December 31, 2020 and 2019, the Company had no impaired intangible assets.

Amortization of intangible assets attributable to future periods is as follows:

Year ending December 31,	Amortization amount
2021	$22,414
2022	22,414
2023	22,414
2024	22,414
2025	22,414
Thereafter	614,505
Total	$726,575

HONGLI GROUP INC.
Notes to the Consolidated Financial Statements
Years Ended December 31, 2020 and 2019

NOTE 9 — SHORT-TERM LOANS

Short term loans represent amounts due to various banks on scheduled payment dates set out in the loan agreements. These loans are secured by collaterals or guarantees and are classified as short term based on their respective maturities. Short term loans consisted of the following at December 31, 2020 and 2019.

	As of December 31,
	2020	2019
Agricultural Bank of China	$2,141,393	$2,011,061
Bank of Weifang	1,376,610	1,292,825
Jianxin Rongtong Co., Ltd.	—	224,781
Postal Savings Bank of China	305,913	—
Total	$3,823,916	$3,528,667

For the years ended December 31, 2020 and 2019, the Company entered into various loan agreements with the aforementioned banks for an aggregated amount of approximately $3.82 million and $3.94 million, respectively, to facilitate its operations. Interest rates for the loans outstanding during the years ended December 31, 2020 and 2019 range from 4.35% to 8% per annum for both years. All of the bank loans mature within one year.

The balance payable to the Postal Savings Bank of China includes certain borrowings under a line of credit arrangements for purchase of raw materials, which allow the Company to borrow revolving loans, which, upon borrowing, reduce the amount available for other extensions of credit up to a cumulative total RMB2 million, or approximately $306,000. The line of credit expires on November 30, 2021 and is guaranteed by the CEO and his family members.

Substantially all outstanding bank loans as of December 31, 2020 and 2019 were guaranteed by the family members of the CEO, companies owned by those family members, and certain third-party companies. The Company engages companies in other industries to provide guarantees for its bank loans. The Company agrees to provide guarantees for the bank loans borrowed by these third-party companies in exchange for their guarantee provided to the Company. See Note 14.

Approximately $2 million loan outstanding as of December 31, 2020 and 2019, respectively, was pledged by certain portion of the Company’s properties.

Interest expense pertaining to the above loans for the years ended December 31, 2020 and 2019 amounted to approximately $237,000 and $256,000, respectively, which included in the financing expenses in the Company’s consolidated statements of operations and comprehensive income.

NOTE 10 — ACCRUED EXPENSES AND OTHER PAYABLES

	As of December 31,
	2020	2019
Salary and welfare payable	$146,269	$106,500
VAT and other taxes payables	124,055	65,149
Interest payable	649	3,944
Deferred revenue	16,846	36,026
Other accrued expenses	58,843	89,306
Total	$346,662	$300,925

HONGLI GROUP INC.
Notes to the Consolidated Financial Statements
Years Ended December 31, 2020 and 2019

NOTE 10 — ACCRUED EXPENSES AND OTHER PAYABLES (cont.)

Failed sale and leaseback

In June 2019, the Company entered into a sale and leaseback agreement for a 2-year lease of a machinery (the “June 2019 lease”). The lease agreement offers the Company a bargain purchase option to purchase the machinery at the end of lease term for RMB100. The management evaluated the carrying amount of the underlying asset at the end of lease term and its difference between the bargain purchase consideration, and concluded that the Company is reasonably certain to exercise the bargain purchase option. This qualifies the June 2019 lease a failed sale and leaseback transaction and the Company accounts for the June 2019 lease as a financing transaction. The related current portion financing liabilities as of December 31, 2020 and 2019 of $41,644 and $87,870, respectively, are included in accrued expenses and other payables. The non-current portion of nil and $39,110 as of December 31, 2020 and 2019, respectively, are presented as long-term payables on the accompanying consolidated balance sheets.

NOTE 11 — LEASES

The Company entered into two agreements in October 2017 and August 2019, respectively, to lease machinery to facilitate its manufacturing (the “October 2017 lease” and “August 2019 lease”, respectively). The original lease term is two years for each of the leases. The leases granted the Company an option to purchase the underlying assets. At the end of the lease terms, the Company exercised the purchase options and purchased the machinery at a consideration of RMB0 and RMB100 in connection with the October 2017 and August 2019 leases, respectively. As such, these two leases have been accounted for as finance leases.

The Components of lease expenses were as follows:

	For the year ended December 31, 2020	For the year ended December 31, 2019
Finance lease Cost:
Amortization of right-of-use assets	$162,611	$158,379
Interest on lease liabilities	10,415	7,667
Total finance lease cost	$173,026	$166,046

Supplemental cash flow information related to leases was as follows:

	For the year ended December 31, 2020	For the year ended December 31, 2019

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flow from finance leases	$10,415	$7,667
Financing cash flow from finance leases	$119,014	$120,034

Right-of-use assets obtained in exchange for lease obligations:
Finance leases	$—	$240,807

HONGLI GROUP INC.
Notes to the Consolidated Financial Statements
Years Ended December 31, 2020 and 2019

NOTE 11 — LEASES (cont.)

Supplemental balance sheet information related to leases was as follows:

	December 31, 2020	December 31, 2019
Finance lease right-of-use assets	$114,418	$268,636
Finance lease liabilities-current	$77,744	$117,968
Finance lease liabilities, non-current	—	73,012
Total finance lease liabilities	$77,744	$190,980
Weighted-average remaining lease term	0.58 years	1.58 years
Weighted-average discount rate	7.50%	7.50%

The following table summarizes the maturity of our finance lease liabilities as of December 31, 2020:

2021	$79,700
2022	—
2023	—
2024	—
2025	—
Thereafter	—
Total	79,700
Less imputed interest	1,956
Total lease liabilities	$77,744

NOTE 12 — INCOME TAXES

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

Hongli HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% on its taxable income generated from operations in Hong Kong. The Company did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Additionally, payments of dividends by the subsidiary incorporated in Hong Kong to the Company are not subject to any Hong Kong withholding tax.

United States

The Company and its Subsidiaries have no presence in the United States and does not conduct business in the United States, so no United States Income Tax should be imposed upon the Company and its Subsidiaries.

PRC

Income Tax

On March 16, 2007, the National People’s Congress of the PRC enacted an Enterprise Income Tax Law (“EIT Law”), under which Foreign Investment Enterprises (“FIEs”) and domestic companies would be subject to EIT at a uniform rate of 25%. The EIT law became effective on January 1, 2008.

HONGLI GROUP INC.
Notes to the Consolidated Financial Statements
Years Ended December 31, 2020 and 2019

NOTE 12 — INCOME TAXES (cont.)

The Company’s operating subsidiaries are all incorporated in the PRC and are subject to PRC income tax, which is computed according to the relevant laws and regulations in the PRC. Under the Corporate Income Tax Law of PRC, current corporate income tax rate of 25% is applicable to all PRC companies, including both domestic and foreign-invested companies.

Hongli Shandong obtained its High and New Technology Enterprises (“HNTE”) certificate with a valid period of three years in 2017. Therefore, Hongli Shandong is eligible to enjoy a preferential tax rate of 15% from 2017 to 2020 to the extent it has taxable income under the EIT Law, as long as it maintains the HNTE qualification and duly conducts relevant EIT filing procedures with the relevant tax authority. Hongli Shandong has further extended its HNTE qualification at the end of 2020 for another three years.

The current and deferred portions of income tax expense included in the consolidated statements of operations and comprehensive income were as follows:

	For the years ended December 31
	2020	2019
Current	$239,496	$588,555
Deferred	—	—
Income tax expense	$239,496	$588,555

During the year ended December 31, 2020, the Company received an income tax refund from the tax bureau for the amount of approximately $500,000. The Company believed the possibility of receiving the refund was not more likely than not during the period ended December 31, 2019, and included the refund in the consolidated statements of operations and comprehensive income upon receipt.

The following table reconciles the statutory rates to the Company’s effective tax rate:

	For the years ended December 31,
	2020	2019
PRC statutory income tax rate	25%	25%
Effect of income tax exemptions and reliefs	(10)%	(10)%
Effect of expenses not deductible for tax purposes	—%	7%
Effect of additional deduction allowed for tax purposes	(6)%	—%
Others	—%	—%
Total	9%	22%

Aggregate undistributed earnings of the Company’s subsidiary, VIE and VIE’s subsidiaries located in the PRC that are available for distribution at December 31, 2020 are considered to be indefinitely reinvested and accordingly, no provision has been made for the Chinese dividend withholding taxes that would be payable upon the distribution of those amounts to any entity within the Company that is outside of the PRC.

The Company does not have any present plan to pay any cash dividends on its ordinary shares in the foreseeable future. It intends to retain most of its available funds and any future earnings for use in the operation and expansion of its business. As of December 31, 2020 and 2019, the Company has not declared any dividends.

As of December 31, 2020 and 2019, the Company had no significant uncertain tax positions that qualify for either recognition or disclosure in the financial statements. As of December 31, 2020, income tax returns for the tax years ended December 31, 2016 through December 31, 2020 remain open for statutory examination by PRC tax authorities.

The uncertain tax positions are related to tax years that remain subject to examination by the relevant tax authorities. Based on the outcome of any future examinations, or as a result of the expiration of statute of limitations

HONGLI GROUP INC.
Notes to the Consolidated Financial Statements
Years Ended December 31, 2020 and 2019

NOTE 12 — INCOME TAXES (cont.)

for specific jurisdictions, it is reasonably possible that the related unrecognized tax benefits for tax positions taken regarding previously filed tax returns, might materially change from those recorded as liabilities for uncertain tax positions in the Company’s consolidated financial statements as of December 31, 2020 and 2019. In addition, the outcome of these examinations may impact the valuation of certain deferred tax assets (such as net operating losses) in future periods. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits, if any, as a component of income tax expense. The Company does not anticipate any significant increases or decreases to its liability for unrecognized tax benefit within the next twelve months.

According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of income taxes is due to computational errors made by the taxpayer. The statute of limitations will be extended to five years under special circumstances, which are not clearly defined, but an underpayment of income tax liability exceeding RMB100,000 (approximately $15,000) is specifically listed as a special circumstance. In the case of a transfer pricing related adjustment, the statute of limitations is ten years. There is no statute of limitations in the case of tax evasion.

Accounting for Uncertainty in Income Taxes

The tax authority of the PRC Government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises have completed their relevant tax filings. Therefore, the Company’s PRC entities’ tax filings results are subject to change. It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s PRC entities’ tax filings, which may lead to additional tax liabilities.

ASC 740 requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. The Company’s management has evaluated the Company’s tax positions and concluded that provision for uncertainty in income taxes was not necessary as of December 31, 2020 and 2019.

NOTE 13 — CONCENTRATIONS

Customer concentration risk

For the years ended December 31, 2020 and 2019, three customers accounted for 35% and 32%; 27% and 28%; and 17% and 20%, respectively, of the Company’s total revenues. As of December 31, 2020 and 2019, the same three customers accounted for 34% and 38%; 20% and 16%; and 22% and 24%, respectively, of the Company’s total outstanding balance of accounts receivable.

Vendor concentration risk

For the year ended December 31, 2020, one vendor accounted for 62% of the Company’s total purchase and 42% of the Company’s total outstanding accounts payable as of December 31, 2020. For the year ended December 31, 2019, two vendors accounted for 44% and 11% of the Company’s total purchase. No individual vendor accounted for more than 10% of the total balance of accounts payable as of December 31, 2019.

Exchange Rate Risks

The Company’s PRC subsidiaries may be exposed to significant foreign currency risks from fluctuations and the degree of volatility of foreign exchange rates between the U.S. Dollar and the RMB. As of December 31, 2020 and 2019, the RMB denominated cash and cash equivalents amounted to $1,434,109 and $280,844, respectively.

Concentration of Credit Risks

Financial instruments that potentially subject the Company to concentrations of credit risk are cash and accounts receivable arising from its normal business activities. The Company places its cash in what it believes to be

HONGLI GROUP INC.
Notes to the Consolidated Financial Statements
Years Ended December 31, 2020 and 2019

NOTE 13 — CONCENTRATIONS (cont.)

credit-worthy financial institutions. The Company routinely assesses the financial strength of the customer and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

The Company’s operations are carried out in the PRC. Accordingly, our business, financial condition, and results of operations may be influenced by the political, economic, and legal environment in the PRC, and by the general state of the economy of the PRC. Our operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things. Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and trade accounts receivable. All of our cash is maintained with state-owned banks within the PRC. Per PRC regulations, the maximum insured bank deposit amount is RMB500,000 for each financial institution. The Company’s total unprotected cash held in bank amounted to approximately $992,000 and $82,000 as of December 31, 2020 and 2019, respectively. The Company has not experienced any losses in such accounts and believes the Company is not exposed to any risks on our cash held in bank accounts

NOTE 14 — RELATED PARTY

The related parties had transactions for the years ended December 31, 2020 and 2019 consist of the following:

Name of the related party	Nature of relationship
Shandong Deshenglong Machinery Manufacturing Co., Ltd. (former name: Weifang Huanuowei Machinery Co., Ltd.)	Controlled by family members of the CEO
Yuanqing Liu	Family member of the CEO, Father of the CEO
Jie Liu	CEO of the Company
Hongyu Hao	Family member of the CEO and Vice President of Purchase Department
Huimin Lv	CEO assistant of the Company and Vice President of HR & Administration
Yuanxiang Liu	Family member of the CEO, Uncle of the CEO
Qing Han	Family member of Peng Han, Peng Han’s elder sister
Yongqing Dong	Family member of the CEO
Peng Han	Vice President of Sales Department

Amount due from related parties:

	As of December 31,
	2020	2019
Shandong Deshenglong Machinery Manufacturing Co., Ltd.	$—	$264,711

Amount due to related parties:

	As of December 31,
	2020	2019
Qing Han	$2	$1
Shandong Deshenglong Machinery Manufacturing Co., Ltd.	88	—
Jie Liu	14,582	—
Huimin Lv	797	—
Hongyu Hao	58,802	—
Yuanqing Liu	74,035	—
Yongqing Dong	4,654
	$152,960	$1

HONGLI GROUP INC.
Notes to the Consolidated Financial Statements
Years Ended December 31, 2020 and 2019

NOTE 14 — RELATED PARTY (cont.)

During the years ended December 31, 2020 and 2019, balance due from and due to related parties primarily represent monetary advancements and repayments. The amount advanced from and repaid to related parties for the years ended December 31, 2020 and 2019 were $5,423,445 and $4,971,887, and $4,840,487 and $5,557,043, respectively.

NOTE 15 — SHAREHOLDERS’ EQUITY

The shareholders’ equity structures as of December 31, 2020 and 2019 were presented after giving retroactive effect to the reorganization of the Company that was completed on April 12, 2021. Immediately before and after the reorganization, the shareholders of Hongli Shandong controlled Hongli Group or the Company. Therefore, for accounting purposes, the reorganization is accounted for as a transaction of entities under common control.

Ordinary shares

On February 9, 2021, Hongli Cayman was incorporated in the Cayman Islands. As of the date of this prospectus, our authorized share capital consists of $50,000 divided into 500,000,000 Ordinary Shares with a par value of $0.0001 per share. As of the date of this prospectus, 100 Ordinary Shares were issued and outstanding. The shares and per share data are presented on a retroactive basis as if the reorganization had been in existence from the earliest period presented.

NOTE 16 — SURPLUS RESERVE

The surplus reserves in the consolidated balance sheets mainly include the Company’s statutory reserve. In accordance with the relevant laws and regulations of the PRC, the Company is required to set aside at least 10% of its respective after-tax net profits each year determined in accordance with PRC GAAP and if any, to fund the statutory reserve until the balance of the reserve reaches 50% of its respective registered capital. The statutory reserve is not distributable in the form of cash dividends and can be used to make up cumulative prior year losses. During the years ended December 31, 2020 and 2019, nil and $159,078 earnings were appropriated to surplus reserve, respectively.

The statutory reserve of Hongli Shandong amounted to $370,683 as of December 31, 2020 and 2019, respectively.

NOTE 17 — RESTRICTED NET ASSETS OR PARENT COMPANY’S CONDENSED FINANCIAL STATEMENTS

As a result of the PRC laws and regulations and the requirement that distributions by PRC entities can only be paid out of distributable profits computed in accordance with PRC GAAP, the PRC entities are restricted from transferring a portion of their net assets to the Company. Amounts restricted include paid-in capital, additional paid-in capital, and the statutory reserves of the Company’s PRC subsidiaries.

	As of December 31,
	2020	2019
PRC entities
Additional paid-in capital	$610,601	$610,601
Statutory reserves	370,683	370,683
Total restricted net assets	$981,284	$981,284

There were no reportable transactions as of December 31, 2020 and 2019 as the parent company was formed in 2021.

HONGLI GROUP INC.
Notes to the Consolidated Financial Statements
Years Ended December 31, 2020 and 2019

NOTE 18 — SUBSEQUENT EVENTS

In November 2020, the Company signed a letter of intent with Yingxuan regarding a planned purchase of all of Yingxuan’s assets located in an industrial area, including its use rights of two parcels of industrial land, building, facilities, infrastructure and equipment (collectively, the “Yingxuan Assets”) for a total consideration of approximately $19 million. Upon signing of the letter of intent, the Company paid a deposit of $1.5 million, see Note 6.

Following the signing of the letter of intent, in January 2021, the Company signed asset transfer agreements with Yingxuan regarding the acquisition of the Yingxuan Assets. Pursuant to the asset transfer agreements, the Company agreed to pay for the acquisition price in installments for approximately $7.6 million, $6.9 million and $1.5 million, respectively, by the end of December 31, 2021, 2022 and 2023. The installments bear an annual interest of 7%. The completion of this acquisition of Yingxuan Asset is pending on the completion of the assets title transfer. The Company expects to complete the assets title transfer by the first quarter of 2022.

On January 8, 2021, the Company entered into a loan agreement with the Bank of Weifang for the amount of RMB1 million (approximately $154,000). The loan bears an annual interest rate of 8%, matures on January 8, 2022, and is guaranteed by the Company’s CEO and his family members and relatives.

The outbreak of the COVID-19 pandemic in China starting from the beginning of 2020 has posed limitations to the Company’s normal operating routine. The Company followed the restrictive measures implemented in China, by suspending onsite operations and having employees work remotely until late February 2020, when the Company started to gradually resume normal operations. The COVID-19 pandemic carries on in the year 2021, and it may have adversely affected the Company’s business operations, financial condition, and operating results for 2021, including but not limited to material negative impact to the Company’s total revenues, slower collection of accounts receivables and significant impairment to the Company’s equity investments. Due to the high uncertainty of the evolving situation, the Company has limited visibility on the full impact brought upon by the COVID-19 pandemic, and the related financial impact cannot be estimated at this time.

In accordance with ASC 855-10, the Company has analyzed its operations subsequent to December 31, 2020 to the date these consolidated financial statements were issued, and has determined that, there are no additional material subsequent events to disclose in these consolidated financial statements other than noted above.

HONGLI GROUP INC.
Condensed Consolidated Balance Sheets

	As of
	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$436,718	$1,434,109
Notes receivable	668,025	565,940
Accounts receivable	5,049,629	3,065,566
Prepaid expense and other current assets	3,774,809	2,131,170
Inventories, net	2,090,888	1,426,235
Due from related parties	3,047	—
Total current assets	12,023,116	8,623,020
Non-current assets
Property, plant and equipment, net	3,909,369	3,957,334
Intangible assets, net	724,252	726,575
Finance lease right-of-use assets, net	754,314	114,418
Other assets	177,441	147,109
TOTAL ASSETS	$17,588,492	$13,568,456

LIABILITIES
Current liabilities
Short-term loans	$5,001,858	$3,823,916
Accounts payable	1,424,259	950,636
Accrued expenses and other payables	679,118	346,662
Income tax payable	237,010	177,158
Finance lease obligation, current	164,703	77,744
Due to related parties	137,466	152,960
Total current liabilities	7,644,414	5,529,076

Finance lease obligation, non-current	343,919	—
TOTAL LIABILITIES	$7,988,333	$5,529,076

SHAREHOLDERS’ EQUITY:
Ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 100 shares issued and outstanding as of June 30, 2021 and December 31, 2020*	—	—
Additional paid-in capital*	610,601	610,601
Retained earnings	8,064,951	6,606,408
Statutory reserve	370,683	370,683
Accumulated other comprehensive income (loss)	553,924	451,688
TOTAL SHAREHOLDERS’ EQUITY	9,600,159	8,039,380
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$17,588,492	$13,568,456

____________

*        The share amounts are presented on a retroactive basis.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HONGLI GROUP INC.
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income

	For the six months ended June 30,
	2021	2020
Revenues, net	$10,261,131	$4,852,337
Cost of revenues	6,763,977	2,908,447
Gross profit	3,497,154	1,943,890

Operating expenses:
Selling, general and administrative expenses	1,508,182	764,609
Total operating expenses	1,508,182	764,609

Income from operations	1,988,972	1,179,281

Other income (expenses)
Other income	27,706	31,822
Financing expenses	(250,749)	(126,077)
Other expenses	(2,005)	(75,683)
Total other income (expenses), net	(225,048)	(169,938)
Income before income taxes	1,763,924	1,009,343
Income tax expense	305,381	158,448
Net income	$1,458,543	$850,895

Comprehensive income
Net income	$1,458,543	$850,895
Other comprehensive income (loss):
Foreign currency translation adjustment	102,236	(87,066)
Comprehensive income	$1,560,779	$763,829

Earnings per share*
Basic and diluted	$14,585	$8,509

Weighted average common shares outstanding*
Basic and diluted	100	100

____________

*        The share amounts are presented on a retroactive basis.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HONGLI GROUP INC.
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity
For the Six Months Ended June 30, 2021 and 2020

	Ordinary Shares*		Additional paid-in capital	Statutory reserve	Accumulated other comprehensive income (loss)	Retained earnings	Total Shareholders’ Equity
	Number of shares	Amount
Balance as of December 31, 2019	100	$—	$610,601	$370,683	$(16,306)	$4,182,467	$5,147,445
Net income						850,895	850,895
Foreign currency translation					(87,066)		(87,066)
Balance as of June 30, 2020	100	$—	$610,601	$370,683	$(103,372)	$5,033,362	$5,911,274
	Ordinary Shares*		Additional paid-in capital	Statutory reserve	Accumulated other comprehensive income (loss)	Retained earnings	Total Shareholders’ Equity
	Number of shares	Amount
Balance as of December 31, 2020	100	$—	$610,601	$370,683	$451,688	$6,606,408	$8,039,380
Net income						1,458,543	1,458,543
Foreign currency translation					102,236		102,236
Balance as of June 30, 2021	100	$—	$610,601	370,683	$553,924	$8,064,951	$9,600,159

____________

*        The share amounts are presented on a retroactive basis.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HONGLI GROUP INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	For the six months ended June 30,
	2021	2020
Cash flows from operating activities
Net income	$1,458,543	$850,895
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Depreciation and amortization	336,790	339,699
Loss on disposals of property and equipment	—	75,620
Inventory write-down	20,043	13,476
Changes in operating assets and liabilities:
Accounts receivable	(1,942,801)	(211,469)
Notes receivable	59,701	227,529
Prepaid expenses and other current assets	(727,998)	(53,551)
Inventories, net	(665,922)	234,086
Other assets	(28,459)	(136,079)
Due from related parties	(12,400)	(47,190)
Due to related parties	5	—
Accounts payable	507,318	(63,608)
Accrued expenses and other payables	374,205	(69,308)
Income tax payable	57,557	(104,544)
Net cash (used in) provided by operating activities	(563,418)	1,055,556

Cash flows from investing activities
Purchase of property and equipment	(151,753)	(220,329)
Prepayment for acquisition	(788,820)	—
Loan made to others	(154,603)	—
Proceeds from sale of property and equipment	—	21,545
Net cash used in investing activities	(1,095,176)	(198,784)

Cash flows from financing activities

Payments for financing leases	(80,418)	(92,108)
Advances from related parties	3,684	3,582,919
Repayments to related parties	(37,830)	(3,593,390)
Payments for deferred offering costs	(368,974)	—
Borrowing from short-term loans	3,756,841	2,617,500
Repayments of short-term loans	(2,628,243)	(2,644,487)
Net cash provided by (used in) financing activities	645,060	(129,566)

Effect of Exchange rate on cash and cash equivalents	103,427	(8,688)

Net change in cash and cash equivalents	(910,107)	718,520
Cash and cash equivalents at beginning of the period	1,346,825	280,844
Cash and cash equivalents at end of the period	$436,718	$999,364

Supplemental disclosure of cash flow information:
Cash paid for interest expense	$132,910	$130,581
Cash paid for income taxes	$247,824	$261,471

HONGLI GROUP INC.
Unaudited Condensed Consolidated Statements of Cash Flows — (Continued)

	For the six months ended June 30,
	2021	2020
Non-cash investing and financing activities:
Right-of-use assets obtained in exchange for lease obligations	$496,340	$—
Property and equipment acquired on credit as liabilities	$24,439	$14,106

Security deposit applied to lease payments	$32,889	$7,616
Advance to related party settled through service	$4,317	$—
Short term loans reclassified to due to related party	$21,819	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HONGLI GROUP INC.
Notes to the Unaudited Condensed Consolidated Financial Statements

NOTE 1 — ORGANIZATION AND NATURE OF OPERATIONS

Hongli Group Inc. (“Hongli Cayman”) was incorporated in Cayman Islands as an exempted company with limited liability on February 9, 2021. Hongli Cayman serves as a holding company and conducts its businesses through its subsidiaries and the consolidated variable interest entity (the “VIE”) and the subsidiaries of the VIE. Hongli Cayman, its subsidiaries, the VIE and the subsidiaries of the VIE are collectively referred to herein as the “Company”, “we”, “our”, “us” or “Hongli Group”, unless specific reference is made to an entity. The Company is engaged in a business in providing solutions, including the manufacturing and selling of customized metal profiles in the People’s Republic of China (“PRC” or “China”). The Company’s on-going research and development, customer support and continuous quality control help its customers remain competitive.

The Company includes the following subsidiaries and the consolidated VIE and the subsidiaries of the VIE in the consolidated financial statements as if the current corporate structure (“restructuring” or “reorganization”) had been in existence throughout the periods presented (see “Reorganization under common control through VIE structure” below):

Name	Date of Organization	Place of Organization
Subsidiaries
Hongli Hong Kong Limited (“Hongli HK”)	March 5, 2021	Hong Kong SAR
Shandong Xiangfeng Heavy Industry Co., Ltd. (“WFOE”)	April 8, 2021	People’s Republic of China (“PRC”)
VIE and Its Subsidiaries
Shandong Hongli Special Section Tube Co., Ltd., (“Hongli Shandong”)	September 13, 1999	PRC
Shandong Maituo Heavy Industry Co., Ltd. (“Maituo”)(1)	May 23, 2019	PRC
Shandong Haozhen Heavy Industry Co., Ltd. (“Haozhen Shandong”)(2)	September 18, 2020	PRC

____________

(1)      Wholly owned subsidiary of Hongli Shandong

(2)      Haozhen Shandong is jointly established by Hongli Shandong and Sungda Tech Co., Ltd., a 30% owner of Haozhen Shandong

Reorganization under common control through VIE structure

The Company does not conduct any substantive operations of its own, rather, it conducts its primary business operations through WFOE, which in turn, conducts its business substantially through Hongli Shandong. Effective control over Hongli Shandong was transferred to the Company through the series of contractual arrangements without transferring legal ownership in Hongli Shandong (“restructuring” or “reorganization”). As a result of these contractual arrangements, the Company maintained the ability to approve decisions made by Hongli Shandong and was entitled to substantially all of the economic benefits of Hongli Shandong and its subsidiaries.

Under the laws and regulations of the PRC, foreign persons and foreign companies are restricted from investing directly in certain businesses within the PRC. Though the business of the PRC operating entities is not within any sensitive sector that PRC law prohibits direct foreign investment in, to avoid the substantial costs and time for regulatory approval to convert the PRC operating entities into wholly foreign owned entities, on April 12, 2021, Hongli Shandong and its shareholders entered into a series of contractual arrangements with WFOE which provide WFOE effective power to direct the activities of Hongli Shandong and the ability to receive substantially all of the economic benefits of Hongli Shandong and its subsidiaries.

Agreements that Transfer Economic Benefits of the VIE to the Group

Hongli Shandong entered into an exclusive business cooperation and management agreement with WFOE, pursuant to which the WFOE will provide a series of consulting and technical support services to Hongli Shandong and are entitled to receive 100% of the expected losses and gains of Hongli Shandong. The service fee is paid annually. The term of this agreement shall be continuously effective unless mutually terminated by both parties in writing. Hongli Shandong shall not accept any similar consultations and/or services provided by any third party and shall not establish similar corporation relationship with any third party regarding the matters contemplated in the agreement without a written consent from WFOE.

HONGLI GROUP INC.
Notes to the Unaudited Condensed Consolidated Financial Statements

NOTE 1 — ORGANIZATION AND NATURE OF OPERATIONS (cont.)

Agreements that Provide Effective Power to Direct Activities of VIE

WFOE entered into an equity interest pledge agreement with Hongli Shandong’s shareholders, who pledged all their equity interests in these entities to WFOE. The equity interest pledge agreement, which was entered into by Hongli Shandong’s shareholders, pledged their equity interests in WFOE as a guarantee for the payment and performance under the exclusive business cooperation and management agreement by Hongli Shandong. WFOE is entitled to certain rights, including the right to sell the pledged equity interests. Pursuant to the equity interest pledge agreement, the shareholders of Hongli Shandong cannot transfer, sell, pledge, dispose of or otherwise create any new encumbrance on their respective equity interest in Hongli Shandong without the prior written consent from WFOE. The equity pledge right will expire upon the termination of the exclusive business cooperation and management agreement between WFOE and Hongli Shandong and a full settlement of service fees related therewith. The equity pledges of Hongli Shandong have been registered with the relevant local branch of the State Administration for Industry and Commerce, or SAIC.

WFOE also entered into an exclusive option purchase agreement with Hongli Shandong’s shareholders. Pursuant to the agreement, the shareholders have granted an irrevocable and unconditional option to WFOE their designees to acquire all or part of such shareholders’ equity interests in Hongli Shandong at its sole discretion, to the extent as permitted by PRC laws and regulations then in effect. The consideration for such acquisition will be equal to the registered capital of Hongli Shandong, and if PRC law requires the consideration to be greater than the registered capital, the consideration will be the minimum amount as permitted by PRC law. The term of this agreement is valid for ten years upon execution of the agreement and may be extended for an additional ten years at WFOE’s election.

Risks in relation to the VIE structure

The Company believes that the contractual arrangements between WFOE and Hongli Shandong are in compliance with the PRC law and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce these contractual arrangements and the interests of the shareholders of Hongli Shandong may diverge from that of the Company and that may potentially increase the risk that they would seek to act contrary to the contractual terms, for example by influencing Hongli Shandong not to pay the service fees when required to do so.

Hongli Cayman’s ability to direct the activities of Hongli Shandong also depends on the power of attorney WFOE has to vote on all matters requiring shareholders’ approval in Hongli Shandong. As noted above, the Company believes this power of attorney is legally enforceable but may not be as effective as direct equity ownership.

In addition, if the legal structure and contractual arrangements were found to be in violation of any existing PRC laws and regulations, the Company may be subject to fines or other actions. The Company does not believe such actions would result in the liquidation or dissolution of the Company, WFOE or Hongli Shandong.

Hongli Cayman, through its subsidiaries, its WFOE and through the contractual arrangements, has (1) the power to direct the activities of Hongli Shandong and its subsidiaries that most significantly affect the entity’s economic performance and (2) the right to receive benefits from Hongli Shandong. Accordingly, the Company is as the primary beneficiary of Hongli Shandong and its subsidiaries and has consolidated the financial results of Hongli Shandong and its subsidiaries.

The accompanying unaudited condensed consolidated financial statements present the historical financial position, results of operations and cash flows of Hongli Shandong and its subsidiaries and adjusted for the effects of the corporate restructure as disclosed per above. Accordingly, the accompanying unaudited consolidated financial statements have been prepared as if the reorganization had been in existence throughout the periods presented (see Note 15 for the 100 ordinary shares of Hongli Cayman issued on February 9, 2021 in connection with the reorganization and anticipation of the initial public offering (“IPO”) of the Company’s equity security).

As of June 30, 2021 and December 31, 2020, the Company did not record any asset or liability relating to Hongli Cayman, Hongli HK and WFOE as these entities were incorporated in the year 2021 with minimal activities.

HONGLI GROUP INC.
Notes to the Unaudited Condensed Consolidated Financial Statements

NOTE 1 — ORGANIZATION AND NATURE OF OPERATIONS (cont.)

The following condensed consolidated financial information of the VIE and VIE’s subsidiaries as a whole as of June 30, 2021 and December 31, 2020 and for the six months ended June 30, 2021 and 2020 were included in the accompanying unaudited consolidated financial statements of the Company. Transactions between VIE and VIE’s subsidiaries are eliminated in the financial information presented below:

	As of
	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$436,718	$1,434,109
Notes receivable	668,025	565,940
Accounts receivable	5,049,629	3,065,566
Prepaid expense and other current assets	3,774,809	2,131,170
Inventories, net	2,090,888	1,426,235
Due from related parties	3,047	—
Total current assets	12,023,116	8,623,020
Non-current assets
Property, plant and equipment, net	3,909,369	3,957,334
Intangible assets, net	724,252	726,575
Finance lease right-of-use assets, net	754,314	114,418
Other assets	177,441	147,109
Total assets	$17,588,492	$13,568,456
Net Assets	$9,600,159	$8,039,380

LIABILITIES
Current liabilities
Short-term loans	$5,001,858	$3,823,916
Accounts payable	1,424,259	950,636
Accrued expenses and other payables	679,118	346,662
Income tax payable	237,010	177,158
Finance lease obligation, current	164,703	77,744
Due to related parties	137,466	152,960
Total current liabilities	7,644,414	5,529,076
Long-term payable	—	—
Finance lease obligation, non-current	343,919	—
Total liabilities	$7,988,333	$5,529,076
	For the six months ended June 30,
	2021	2020
	Unaudited	Unaudited
Revenues, net	$10,261,131	$4,852,337
Gross profit	$3,497,154	$1,943,890
Income from operations	$1,988,972	$1,179,281
Net income	$1,458,543	$850,895

The revenue-producing assets held by VIE and VIE’s subsidiaries comprise mainly of property, plant and equipment, and intangible assets that consist of land use rights. The VIE and VIE’s subsidiaries contributed an aggregate of 100% of the Company’s consolidated revenues for the six months ended June 30, 2021 and 2020.

HONGLI GROUP INC.
Notes to the Unaudited Condensed Consolidated Financial Statements

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and with the rules and regulations of the U.S. Securities Exchange Commission (“SEC”) regarding financial reporting and include all normal and recurring adjustments that management of the Company considers necessary for a fair presentation of its financial position and operation results. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in conformity with the U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these financial statements should be read in conjunction with the Company’s audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019.

The condensed consolidated balance sheet as of December 31, 2020 included herein has been derived from the audited consolidated financial statements as of December 31, 2020 but does not include all disclosures required by the U.S. GAAP.

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company transactions and balances between the Company and its subsidiaries have been eliminated upon consolidation.

Noncontrolling Interest

Noncontrolling interest on the consolidated balance sheets results from the consolidation of Haozhen, a 70% owned subsidiary starting from September 18, 2020. For the six months ended June 30, 2021 and 2020, Haozhen did not commence any operation and the portion of the income or loss applicable to the noncontrolling interest in subsidiary for the six months ended June 30, 2021 and 2020 is nil.

Use of Estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the valuation of accounts receivable, inventory write-down, useful lives of property, plant and equipment and intangible assets, valuation allowance of deferred tax assets. Actual results could differ from those estimates.

Related Parties Transactions

A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities and their immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. The Company conducts business with its related parties in the ordinary course of business. Related parties may be individuals or corporate entities.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s length transactions unless such representations can be substantiated. It is not, however, practical to determine the fair value of amounts due from/to related parties due to their related party nature.

HONGLI GROUP INC.
Notes to the Unaudited Condensed Consolidated Financial Statements

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Foreign Currency Translation

The Company’s principal country of operations is the PRC. The financial position and results of its operations are determined using RMB, the local currency, as the functional currency. The consolidated financial statements are reported using U.S. Dollars. The results of operations and the statement of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. As a result, amounts related to assets and liabilities reported on the consolidated statements of cash flows may not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in consolidated balance sheets and statements of changes in shareholders’ equity. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates with any transaction gain and or losses are included in the results of operations as incurred. Gain (loss) from foreign currency transactions recognized and included in the consolidated statements of operations and comprehensive income for the six months ended June 30, 2021 and 2020, amounted to approximately $102,000 and ($87,000), respectively.

The value of RMB against U.S. Dollar may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect the Company’s consolidated financial condition in terms of reporting. The following table outlines the currency exchange rates that were used in the consolidated financial statements:

	June 30, 2021	June 30, 2020
Period-end spot rate	US$1= 6.4576 RMB	US$1= 7.0744 RMB
Average rate	US$1= 6.4682 RMB	US$1= 7.0335 RMB

Fair Value Measurement

The fair value of a financial instrument is defined as the exchange price that would be received from an asset or paid to transfer a liability (as exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, time deposits, accounts receivable, and other current assets, accounts payable, short-term bank borrowings and other current liabilities, approximate their fair values because of the short maturity of these instruments and market rates of interest.

ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

• Level 1 —	Quoted prices in active markets for identical assets and liabilities.
• Level 2 —

Quoted prices in active markets for similar assets and liabilities, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

• Level 3 —

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

HONGLI GROUP INC.
Notes to the Unaudited Condensed Consolidated Financial Statements

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company considers the carrying amount of its financial assets and liabilities, which consist primarily of cash and cash equivalents, notes receivable, accounts receivable, net, inventories, net, prepaid expense and other current assets, accounts payables, income tax payable, accrued expenses and other current liabilities and short-term loans approximate the fair value of the respective assets and liabilities as of June 30, 2021 and December 31, 2020 owing to their short-term or present value nature or present value of the assets and liabilities.

Earnings per share

Under the provisions of ASC 260, “Earnings Per Share”, basic earnings per share is computed by dividing net income attributable to common shareholders by the weighted average number of ordinary shares outstanding for the periods presented. Diluted income per share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares or resulted in the issuance of ordinary shares that would then share in the income of the company, subject to anti-dilution limitations.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash accounts, interest-bearing savings accounts and time certificates of deposit with a maturity of three months or less when purchased. The Company considers all highly liquid investment instruments with an original maturity of three months or less from the date of purchase to be cash equivalents. The Company maintains most of the bank accounts in the PRC.

Accounts Receivable

Accounts receivable are recognized and carried at original invoiced amount less an estimated allowance for uncollectible accounts. The Company usually determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Based on management’s review of customers’ credit and ongoing relationship, management makes conclusions whether any balances outstanding at the end of the period will be deemed uncollectible on an individual basis and on aging analysis basis. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of operations and comprehensive income. Delinquent account balances are written-off against the allowance for doubtful accounts, when account receivables are deem uncollectible, after all means of collection efforts have been exhausted and the potential for recovery is considered remote. The Company had no allowance for doubtful accounts as of June 30, 2021 and December 31, 2020.

Inventories, net

Inventories are stated at the lower of cost or net realizable value. Cost is determined on the weighted average basis. Work-in-progress inventories consist of raw materials, direct labor and overhead associated with the manufacturing process. Finished goods included inventory finished in the Company’s own warehouse and goods in transit, which has not met the criteria of revenue recognition. The Company periodically assesses the recoverability of all inventories to determine whether adjustments are required to record inventories at the lower of cost or net realizable value. Inventories that the Company determines to be obsolete or in excess of forecasted usage are reduced to its estimated realizable value based on assumptions about future demand and market conditions. A write down of potentially obsolete or slow-moving inventory is recorded based on management’s analysis of inventory levels.

Deferred Offering Costs

Deferred offering costs consist principally of all direct offering costs incurred by the Company, such as underwriting, legal, accounting, consulting, printing, and other registration related costs in connection with the initial public offering (“IPO”) of the Company’s ordinary shares. Such costs are deferred until the closing of the offering, at which time the deferred costs are offset against the offering proceeds. In the event the offering is unsuccessful or

HONGLI GROUP INC.
Notes to the Unaudited Condensed Consolidated Financial Statements

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

aborted, the costs will be expensed. The deferred offering cost balance of approximately $594,000 and $226,000 were included in the prepaid expenses and other current assets in the condensed consolidated balance sheets and under the category of prepaid service cost as of June 30, 2021 and December 31, 2020, respectively.

Property, Plant and Equipment, net

Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets with a 5% residual value. The estimated useful lives are as follows:

Useful Lives
Buildings	30 Years
Machinery equipment	10 Years
Vehicles	4 – 5 Years
Office equipment	5 Years
Tools	3 – 5 Years
Electronic devices	3 – 5 Years

The cost and related accumulated depreciation and amortization of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of operations and comprehensive income. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation and amortization to determine whether subsequent events and circumstances indicate a change in estimates of useful lives.

Intangible assets

Intangible assets are stated at cost, less accumulated amortization. Amortization expense is recognized on the straight-line basis over the estimated useful lives of the assets. All land in the PRC is owned by the government; however, the government grants “land use rights.” The Company has obtained rights to use various parcels of land for 40 years. The Company amortizes the cost of the land use rights over their useful life using the straight-line method.

Impairment for long-lived assets

Long-lived assets, including property, plant and equipment and intangible with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. There was no impairment of long-lived assets recognized for the six months ended June 30, 2021 and 2020, respectively.

Lease Commitments

The Company has adopted the new lease standard, ASC 842, Leases (Topic 842) for all periods presented. The Company elected the package of practical expedients permitted under the transition guidance within ASC Topic 842, which among other things, allows the Company to carry forward certain historical conclusions reached under ASC Topic 840 regarding lease identification, classification, and the accounting treatment of initial direct costs. The Company elected not to record assets and liabilities on its consolidated balance sheets for any new or existing lease arrangements with lease terms of twelve months or less. The Company recognizes lease expenses for such leases on a straight-line basis

HONGLI GROUP INC.
Notes to the Unaudited Condensed Consolidated Financial Statements

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

over the lease term. In addition, the Company elected the land easement transition practical expedient and did not reassess whether an existing or expired land easement is a lease or contains a lease if it has not historically been accounted for as a lease. The Company elected the transition method which allows entities to initially apply the requirements by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption.

The initial lease liability is equal to the future fixed minimum lease payments discounted using the Company’s incremental borrowing rate, on a secured basis. The lease term includes optional renewal periods and early termination payments when it is reasonably certain that the Company will exercise those rights. The initial measurement of the ROU asset is equal to the initial lease liability plus any initial direct costs and prepayments, less any lease incentives.

In cases of sale and leaseback transactions, if the transfer of the asset to the lessor does not qualify as a sale, then the transaction constitutes a failed sale and leaseback and is accounted for as a financing transaction. For a sale to have occurred, the control of the asset would need to be transferred to the lessor, and the lessor would need to obtain substantially all the benefits from the use of the asset. The Company has entered into a sale and leaseback transaction which qualified as failed sale and leaseback transaction as the Company has a purchase obligation to acquire the machinery at the end of the lease term. The asset has been included in the property, plant and equipment, and the amortization is computed based on the shorter of the financing terms or the estimated useful life.

Revenue Recognition

The Company has adopted the new revenue standard, ASC 606, Revenue from Contracts with Customers (Topic 606) for all periods presented. Under ASC 606, the Company recognizes revenue when a customer obtains control of promised goods, in an amount that reflects the consideration which the Company expects to receive in exchange for the goods. To determine revenue recognition for arrangements within the scope of ASC 606, the Company performs the following five steps: (1) identify the contracts with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when or as the entity satisfies a performance obligation. The Company applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods it transfers to the customer. Revenue is recognized net of value-added tax.

The Company’s revenue is principally derived from sales of products in domestic and overseas markets. Revenue is recognized at the point in time when the performance obligation has been satisfied and control of the products have been transferred to the customers, which generally occurs upon shipment for overseas customers and acceptance for domestic customers based on the terms of the sales contracts.

Revenue is measured by the transaction price, which is defined as the amount of consideration the Company expects to receive in exchange for selling products to customers. The Company does not offer or agree on terms that result in variable consideration during the periods presented. Amounts billed and due from customers are short term in nature and are classified as receivables since payments are unconditional and only the passage of time is required before payments are due. The Company does not grant payment terms greater than one year. Additionally, the Company does not offer promotional payments, customer coupons, rebates or other cash redemptions offers to its customers.

The Company does not have any contract asset. Contract liabilities are recorded when consideration is received from a customer prior to transferring the control of goods to the customer or other conditions under the terms of a sales contract. As of June 30, 2021 and December 31, 2020, the Company recorded contract liabilities, included in accrued expenses and other payables, of $275,963 and $16,846, respectively. The Company did not recognize any beginning contract liabilities as revenue for the six months ended June 30, 2021 and 2020, respectively. The Company is expected to recognize the June 30, 2021’s ending contract liabilities of $275,963 in the remaining year of 2021 and year 2022 as revenues.

HONGLI GROUP INC.
Notes to the Unaudited Condensed Consolidated Financial Statements

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company’s net revenue segregated by geographic regions is as follows:

	For the six months ended June 30,
	2021	2020
PRC	$7,388,982	$2,984,003
South Korea	2,872,149	1,868,334
Total	$10,261,131	$4,852,337

Value Added Tax

Hongli Shandong and its subsidiaries are subject to a VAT of 13% for its business practice. The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of the product sold. The Company reports revenue net of PRC’s VAT for all the periods presented on the consolidated statements of operations and comprehensive income.

Cost of Revenues

Amounts recorded as cost of revenue relate to direct expenses incurred in order to generate revenue. Such costs are recorded as incurred. Cost of revenues consists of product costs, including costs of raw material, contract manufacturers for production, shipping and handling costs, manufacturing and tooling equipment depreciation.

Research and development expenses

Research and development expenses consist primarily of salary and welfare for research and development personnel, consulting and contractor expenses, testing and tooling materials and other expenses in associated with research and development personnel. The Company recognizes research and development expenses as expense when incurred. Research and development expenses were $589,323 and $300,701 for the six months ended June 30, 2021 and 2020, respectively.

Sales and marketing expenses

Sales and marketing expenses consist primarily of salary and welfare for sales and marketing personnel, promotion and marketing expenses and other expenses in associated with sales and marketing personnel. The Company recognized $311,955 and $109,537 of sales and marketing expenses for the six months ended June 30, 2021 and 2020, respectively.

Income Taxes

The Company follows the liability method of accounting for income taxes in accordance with ASC 740 (“ASC 740”), Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence; it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in tax expense in the period that includes the enactment date of the change in the tax rate.

The Company accounted for uncertainties in income taxes in accordance with ASC 740. Interest and penalties related to unrecognized tax benefit recognized in accordance with ASC 740 are classified in the consolidated statements of operations and comprehensive income as income tax expense. No such expenses incurred during the six months ended June 30, 2021 and 2020.

HONGLI GROUP INC.
Notes to the Unaudited Condensed Consolidated Financial Statements

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Government subsidy

Government grants include cash subsidies as well as other subsidies received from various government agencies by the subsidiaries of the Company. Such subsidies are generally provided as incentives from the local government to encourage the expansion of local business. The government grant is recognized in the consolidated statements of income and comprehensive income when the relevant performance criteria specified in the grant are met, for instance, locating contact centers in their jurisdictions or helping local employment needs. The government subsidy granted to the Company was approximately $200 and $1,300 for the six months ended June 30, 2021 and 2020, respectively and included in other income in the unaudited condensed consolidated statements of operations and comprehensive income.

Statutory reserves

The Company’s PRC subsidiaries are required to make appropriations to certain non-distributable reserve funds.

In accordance with China’s Company Laws, the Company’s PRC subsidiary that are Chinese companies, must make appropriations from their after-tax profit (as determined under the Accounting Standards for Business Enterprises as promulgated by the Ministry of Finance of the People’s Republic of China (“PRC GAAP”)) to non-distributable reserve funds including (i) statutory surplus fund and (ii) discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the respective company. Appropriation to the discretionary surplus fund is made at the discretion of the respective company.

Pursuant to the laws applicable to China’s Foreign Investment Enterprises, the Company’s subsidiaries that are foreign investment enterprises in China have to make appropriations from their after-tax profit (as determined under PRC GAAP) to reserve funds including (i) general reserve fund, (ii) enterprise expansion fund and (iii) staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the reserve fund has reached 50% of the registered capital of the respective company. Appropriations to the other two reserve funds are at the respective company’s discretion. The use of the general reserve fund, statutory surplus fund and discretionary surplus fund are restricted to the offsetting of losses to increase the registered capital of the respective company. These reserves are not allowed to be transferred out as cash dividends, loans or advances, nor can they be distributed except under liquidation.

Comprehensive Income

Comprehensive income is comprised of net income and all changes to the statements of shareholders’ equity, except those due to investments by shareholders, changes in paid-in capital and distributions to shareholders. For the Company, comprehensive income for the six months ended June 30, 2021 and 2020 consisted of net income and unrealized (loss) gain from foreign currency translation adjustment.

Segment Reporting

The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company’s chief operating decision maker has been identified as the chief executive officer of the Company who reviews financial information of separate operating segments based on U.S. GAAP. The chief operating decision maker now reviews results analyzed by customer. This analysis is only presented at the revenue level with no allocation of direct or indirect costs. Consequently, the Company has determined that it has only one operating segment.

Recently issued accounting pronouncements

The Company considers the applicability and impact of all ASUs. Management periodically reviews new accounting standards that are issued and assesses the impacts on the Company’s consolidated financial position and/or results of operations.

HONGLI GROUP INC.
Notes to the Unaudited Condensed Consolidated Financial Statements

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

In June 2016, the FASB issued ASU No. 2016-13, “Measurement of Credit Losses on Financial Instruments (Topic 326)”, and issued subsequent amendments to the initial guidance, transitional guidance and other interpretive guidance between November 2018 and March 2020 within ASU2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-11, ASU 2020-02 and ASU 2020-03. ASU 2016-13 introduces new guidance for credit losses on instruments within its scope, which significantly changes the way entities recognize impairment of many financial assets by requiring immediate recognition of estimated credit losses expected to occur over their remaining life, instead of when incurred. For public business entities, this ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. All entities may adopt this ASU through a cumulative effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified-retrospective approach). The Company has adopted this ASU starting January 1, 2020. The adoption did not pose material impact to the Company’s financial presentation.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”, which simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. The ASU is effective for fiscal years beginning after December 15, 2020 and will be applied either retrospectively or prospectively based upon the applicable amendments. Early adoption is permitted. The Company has adopted this ASU starting January 1, 2021. The adoption did not pose material impact to the Company’s financial presentation.

The Company does not believe other recently issued but not yet effective accounting standards would have a material effect on its consolidated financial position, statements of operations and cash flows.

NOTE 3 — ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

	As of
	June 30, 2021	December 31, 2020
Accounts receivable, gross	$5,049,629	$3,065,566
Less: allowance for doubtful accounts	—	—
Accounts receivable, net	$5,049,629	$3,065,566

NOTE 4 — NOTES RECEIVABLE

Notes receivable consisted of the following bank acceptance notes:

	As of
	June 30, 2021		December 31, 2020
Due in the first quarter of 2020	$—		$91,774
Due in the second quarter of 2020	—		397,687
Due in the third quarter of 2020			76,479
Due in the third quarter of 2021	7,743		—
Due in the fourth quarter of 2021	660,282	*	—
Total	$668,025		$565,940

____________

*        Including $154,856 notes receivable from a third party. During the six months ended June 30, 2021, the Company made advancement to an unrelated party with a term of 9.5 months and interest rate of 8% per annum.

Notes receivable, except for the $154,856 notes receivable from a third party, are received from customers for the purchase of the Company’s products and are issued by financial institutions that entitle the Company to receive the full face amounts from the financial institution at maturity, which bears no interest and generally ranges from six to twelve months from the date of issuance.

HONGLI GROUP INC.
Notes to the Unaudited Condensed Consolidated Financial Statements

NOTE 5 — INVENTORIES, NET

Inventories, net consisted of the following:

	As of
	June 30, 2021	December 31, 2020
Raw materials	$659,389	$536,968
Work in progress	1,020,955	798,926
Finished goods	410,544	100,586
	2,090,888	1,436,480
Reserve for obsolete inventory	—	(10,245)
Total	$2,090,888	$1,426,235

The Company recognized inventory write-down of $20,043 and $13,476 for the six months ended June 30, 2021 and 2020, respectively. The write-down in the value of inventory was based on the management’s specific analysis of future product cycle and was included in the cost of revenues.

NOTE 6 — PREPAID EXPENSE AND OTHER CURRENT ASSETS

The current portions of prepaid expense and other current assets consist of the following:

	As of
	June 30, 2021	December 31, 2020
Prepaid operating cost	533,536	139,244
Prepaid service cost	807,774	369,279
Prepaid acquisition cost(a)	2,338,679	1,529,567
Others	94,820	93,080
Total	$3,774,809	$2,131,170

____________

(a)      The prepaid acquisition cost was paid to Yingxuan Heavy Industry Co., Ltd. (“Yingxuan”) pursuant to a letter of intent signed between the Company and Yingxuan in November 2020 and asset transfer agreements signed in January 2021 between the Company and Yingxuan. See Note 17.

NOTE 7 — PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consisted of the following:

	As of
	June 30, 2021	December 31, 2020
Buildings	$1,945,667	$1,921,799
Machinery equipment and tools	4,432,217	4,277,336
Electronic devices	56,278	47,916
Office equipment	6,181	1,885
Vehicles	332,936	302,292
Construction in progress	35,794	—
	6,809,073	6,551,228
Less: accumulated depreciation	(2,899,704)	(2,593,894)
Property, plant and equipment, net	$3,909,369	$3,957,334

HONGLI GROUP INC.
Notes to the Unaudited Condensed Consolidated Financial Statements

NOTE 7 — PROPERTY, PLANT AND EQUIPMENT, NET (cont.)

Depreciation expenses for the six months ended June 30, 2021 and 2020 amounted to $224,269 and $249,516, of which $198,658 and $230,044 were included in cost of revenues, respectively, and of which $25,611 and $19,472 were included selling, general and administrative expenses, respectively.

As of June 30, 2021 and December 31, 2020, properties recorded at approximately $3.24 million and $3.21 million, respectively, was pledged as collaterals to secure the bank loans (see Note 9).

During the six months ended June 30, 2021 and 2020, respectively, the Company did not record impairment to its property, plant and equipment.

NOTE 8 — INTANGIBLE ASSETS, NET

Intangible assets consisted of the following:

	As of
	June 30, 2021	December 31, 2020
Land use rights	$949,281	$937,637
Less: accumulated amortization	(225,029)	(211,062)
Intangible assets, net	$724,252	$726,575

Amortization expense for the six months ended June 30, 2021 and 2020 amounted to $11,327 and $10,417, of which $5,097 and $4,688 were included in cost of revenues, respectively, and of which $6,230 and $5,729 were included selling, general and administrative expenses, respectively.

During the six months ended June 30, 2021 and 2020, the Company had no impaired intangible assets.

Amortization of intangible assets attributable to future periods is as follows:

Amortization amount
Remainder of Year 2021	$11,327
Year of 2022	22,655
Year of 2023	22,655
Year of 2024	22,655
Year of 2025	22,655
Thereafter	622,305
Total	$724,252

NOTE 9 — SHORT-TERM LOANS

Short term loans represent amounts due to various banks on scheduled payment dates set out in the loan agreements. These loans are secured by collaterals or guarantees and are classified as short term based on their respective maturities. Short term loans consisted of the following at June 30, 2021 and December 31, 2020.

	As of
	June 30, 2021	December 31, 2020
Agricultural Bank of China	$2,167,988	$2,141,393
Bank of Weifang	1,393,707	1,376,610
Jianxin Rongtong Co., Ltd.	356,169	—
Postal Savings Bank of China	309,713	305,913
Industrial and Commercial Bank of China	774,281	—
Total	$5,001,858	$3,823,916

HONGLI GROUP INC.
Notes to the Unaudited Condensed Consolidated Financial Statements

NOTE 9 — SHORT-TERM LOANS (cont.)

For the six months ended June 30, 2021 and 2020, the Company entered into various loan agreements with the aforementioned banks for an aggregated amount of approximately $3.76 million and $2.62 million, respectively, to facilitate its operations. Interest rates for the loans outstanding during the six months ended June 30, 2021 and 2020 range from 4.35% to 8% per annum for both periods. All of the bank loans mature within one year.

The balance payable to the Postal Savings Bank of China includes certain borrowings under a line of credit arrangements for purchase of raw materials, which allow the Company to borrow revolving loans, which, upon borrowing, reduce the amount available for other extensions of credit up to a cumulative total RMB2 million, or approximately $310,000. The line of credit expires on November 30, 2021 and is guaranteed by the CEO and his family members.

Substantially all outstanding bank loans as of June 30, 2021 and December 31, 2020 were guaranteed by the family members of the CEO, companies owned by those family members, and certain third-party companies. The Company engages companies in other industries to provide guarantees for its bank loans. The Company agrees to provide guarantees for the bank loans borrowed by these third-party companies in exchange for their guarantee provided to the Company. See Note 14.

Approximately $2 million and $2 million loan outstanding as of June 30, 2021 and December 31, 2020, respectively, was pledged by certain portion of the Company’s properties.

Interest expense pertaining to the above loans for the six months ended June 30, 2021 and 2020 amounted to approximately $144,000 and $129,000, respectively, which included in the financing expenses in the Company’s consolidated statements of operations and comprehensive income.

NOTE 10 — ACCRUED EXPENSES AND OTHER PAYABLES

	As of
	June 30, 2021	December 31, 2020
Salary and welfare payable	$173,853	$146,269
VAT and other taxes payables (recoverables)	(17,567)	124,055
Interest payable	5,872	649
Deferred revenue	275,963	16,846
Other accrued expenses	240,997	58,843
Total	$679,118	$346,662

Failed sale and leaseback

In June 2019, the Company entered into a sale and leaseback agreement for a 2-year lease of a machinery (the “June 2019 lease”). The lease agreement offers the Company a bargain purchase option to purchase the machinery at the end of lease term for RMB100. The management evaluated the carrying amount of the underlying asset at the end of lease term and its difference between the bargain purchase consideration, and concluded that the Company is reasonably certain to exercise the bargain purchase option. This qualifies the June 2019 lease a failed sale and leaseback transaction and the Company accounts for the June 2019 lease as a financing transaction. The related current portion financing liabilities as of June 30, 2021 and December 31, 2020 of nil and $41,644, respectively, are included in accrued expenses and other payables.

NOTE 11 — LEASES

The Company entered into one agreement in May 2021, to lease machinery to facilitate its manufacturing (the “May 2021 lease”). The original lease term is three years. The lease granted the Company an option to purchase the underlying asset at the end of the lease term at a consideration of RMB100. The Company assessed the purchase price in relation to the value of the leased asset and accounted for the lease as a finance lease.

HONGLI GROUP INC.
Notes to the Unaudited Condensed Consolidated Financial Statements

NOTE 11 — LEASES (cont.)

The Components of lease expenses were as follows:

	For the period ended June 30, 2021	For the period ended June 30, 2020
Finance lease Cost:
Amortization of right-of-use assets	$101,193	$79,766
Interest on lease liabilities	1,905	6,200
Total finance lease cost	$103,098	$85,966

Supplemental cash flow information related to leases was as follows:

	For the period ended June 30, 2021	For the period ended June 30, 2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flow from finance leases	$1,763	$6,200
Financing cash flow from finance leases	$59,525	$57,289

Right-of-use assets obtained in exchange for lease obligations:
Finance leases	$496,340	$—

Supplemental balance sheet information related to leases was as follows:

	June 30, 2021	December 31, 2020
Finance lease right-of-use assets	$754,314	$114,418

Finance lease liabilities-current	$164,703	$77,744
Finance lease liabilities, non-current	343,919	—
Total finance lease liabilities	$508,622	$77,744

Weighted-average remaining lease term	2.92 years	0.58 years

Weighted-average discount rate	7.50%	7.50%

The following table summarizes the maturity of our finance lease liabilities as of June 30, 2021:

2021	$112,881
2022	192,132
2023	161,982
2024	99,642
2025	—
Thereafter	—
Total	566,637
Less imputed interest	(58,015)
Total lease liabilities	$508,622

HONGLI GROUP INC.
Notes to the Unaudited Condensed Consolidated Financial Statements

NOTE 12 — INCOME TAXES

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

Hongli HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% on its taxable income generated from operations in Hong Kong. The Company did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Additionally, payments of dividends by the subsidiary incorporated in Hong Kong to the Company are not subject to any Hong Kong withholding tax.

United States

The Company and its Subsidiaries have no presence in the United States and does not conduct business in the United States, accordingly no United States Income Tax should be imposed upon the Company and its Subsidiaries.

PRC

Income Tax

On March 16, 2007, the National People’s Congress of the PRC enacted an Enterprise Income Tax Law (“EIT Law”), under which Foreign Investment Enterprises (“FIEs”) and domestic companies would be subject to EIT at a uniform rate of 25%. The EIT law became effective on January 1, 2008.

The Company’s operating subsidiaries are all incorporated in the PRC and are subject to PRC income tax, which is computed according to the relevant laws and regulations in the PRC. Under the Corporate Income Tax Law of PRC, current corporate income tax rate of 25% is applicable to all PRC companies, including both domestic and foreign-invested companies.

Hongli Shandong obtained its High and New Technology Enterprises (“HNTE”) certificate with a valid period of three years in 2017. Therefore, Hongli Shandong is eligible to enjoy a preferential tax rate of 15% from 2017 to 2020 to the extent it has taxable income under the EIT Law, as long as it maintains the HNTE qualification and duly conducts relevant EIT filing procedures with the relevant tax authority. Hongli Shandong has further extended its HNTE qualification at the end of 2020 for another three years.

The current and deferred portions of income tax expense included in the consolidated statements of operations and comprehensive income were as follows:

	For the six months ended June 30,
	2021	2020
Current	$305,381	$158,448
Deferred	—	—
Income tax expense	$305,381	$158,448

HONGLI GROUP INC.
Notes to the Unaudited Condensed Consolidated Financial Statements

NOTE 12 — INCOME TAXES (cont.)

The following table reconciles the statutory rates to the Company’s effective tax rate:

	For the six months ended June 30,
	2021	2020
PRC statutory income tax rate	25%	25%
Effect of income tax exemptions and reliefs	(10)%	(10)%
Effect of expenses not deductible for tax purposes	2%	1%
Effect of additional deduction allowed for tax purposes	—%	—%
Others	—%	—%
Total	17%	16%

Aggregate undistributed earnings of the Company’s subsidiary, VIE and VIE’s subsidiaries located in the PRC that are available for distribution at June 30, 2021 and December 31, 2020 are considered to be indefinitely reinvested and accordingly, no provision has been made for the Chinese dividend withholding taxes that would be payable upon the distribution of those amounts to any entity within the Company that is outside of the PRC.

The Company does not have any present plan to pay any cash dividends on its ordinary shares in the foreseeable future. It intends to retain most of its available funds and any future earnings for use in the operation and expansion of its business. As of June 30, 2021 and December 31, 2020, the Company has not declared any dividends.

As of June 30, 2021 and December 31, 2020, the Company had no significant uncertain tax positions that qualify for either recognition or disclosure in the financial statements. As of December 31, 2020, income tax returns for the tax years ended December 31, 2016 through December 31, 2020 remain open for statutory examination by PRC tax authorities.

The uncertain tax positions are related to tax years that remain subject to examination by the relevant tax authorities. Based on the outcome of any future examinations, or as a result of the expiration of statute of limitations for specific jurisdictions, it is reasonably possible that the related unrecognized tax benefits for tax positions taken regarding previously filed tax returns, might materially change from those recorded as liabilities for uncertain tax positions in the Company’s consolidated financial statements as of June 30, 2021 and December 31, 2020. In addition, the outcome of these examinations may impact the valuation of certain deferred tax assets (such as net operating losses) in future periods. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits, if any, as a component of income tax expense. The Company does not anticipate any significant increases or decreases to its liability for unrecognized tax benefit within the next twelve months.

According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of income taxes is due to computational errors made by the taxpayer. The statute of limitations will be extended to five years under special circumstances, which are not clearly defined, but an underpayment of income tax liability exceeding RMB100,000 (approximately $15,000) is specifically listed as a special circumstance. In the case of a transfer pricing related adjustment, the statute of limitations is ten years. There is no statute of limitations in the case of tax evasion.

Accounting for Uncertainty in Income Taxes

The tax authority of the PRC Government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises have completed their relevant tax filings. Therefore, the Company’s PRC entities’ tax filings results are subject to change. It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s PRC entities’ tax filings, which may lead to additional tax liabilities.

ASC 740 requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. The Company’s management has evaluated the Company’s tax positions and concluded that provision for uncertainty in income taxes was not necessary as of June 30, 2021 and December 31, 2020.

HONGLI GROUP INC.
Notes to the Unaudited Condensed Consolidated Financial Statements

NOTE 13 — CONCENTRATIONS

Customer concentration risk

For the six months ended June 30, 2021 and 2020, three customers accounted for 34% and 30%; 26% and 36%; and 11% and 17%, respectively, of the Company’s total revenues. As of June 30, 2021 and December 31, 2020, the same three customers accounted for 40% and 34%; 30% and 20%; and *% and 22%, respectively, of the Company’s total outstanding balance of accounts receivable.

*represent less than 10%.

Vendor concentration risk

For the six months ended June 30, 2021, one vendor accounted for 60% of the Company’s total purchase and accounted for 33% of the Company’s total outstanding accounts payable as of June 30, 2021. For the six months ended June 30, 2020, the same vendor accounted for 66% of the Company’s total purchase. No accounts payables to any vendor accounted for over 10% of the Company’s total outstanding accounts payables as of December 31, 2020.

Exchange Rate Risks

The Company’s PRC subsidiaries may be exposed to significant foreign currency risks from fluctuations and the degree of volatility of foreign exchange rates between the U.S. Dollar and the RMB. As of June 30, 2021 and December 31, 2020, the RMB denominated cash and cash equivalents amounted to $436,718 and $1,434,109, respectively.

Concentration of Credit Risks

Financial instruments that potentially subject the Company to concentrations of credit risk are cash and accounts receivable arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company routinely assesses the financial strength of the customer and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

The Company’s operations are carried out in the PRC. Accordingly, our business, financial condition, and results of operations may be influenced by the political, economic, and legal environment in the PRC, and by the general state of the economy of the PRC. Our operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things. Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and trade accounts receivable. All of our cash is maintained with state-owned banks within the PRC. Per PRC regulations, the maximum insured bank deposit amount is RMB500,000 for each financial institution. The Company’s total unprotected cash held in bank amounted to approximately $243,000 and $992,000 as of June 30, 2021 and December 31, 2020, respectively. The Company has not experienced any losses in such accounts and believes the Company is not exposed to any risks on our cash held in bank accounts.

HONGLI GROUP INC.
Notes to the Unaudited Condensed Consolidated Financial Statements

NOTE 14 — RELATED PARTY

The related parties had transactions for the six months ended June 30, 2021 and December 31, 2020 consist of the following:

Name of the related party	Nature of relationship
Shandong Deshenglong Machinery Manufacturing Co., Ltd.	Controlled by family members of the CEO
(former name: Weifang Huanuowei Machinery Co., Ltd.)
Yuanqing Liu	Family member of the CEO, Father of the CEO
Jie Liu	CEO of the Company
Hongyu Hao	Family member of the CEO and Vice President of Purchase Department
Huimin Lv	CEO assistant of the Company and Vice President of HR & Administration.
Yuanxiang Liu	Family member of the CEO, Uncle of the CEO
Qing Han	Family member of Peng Han, Peng Han’s elder sister
Yongqing Dong	Family member of the CEO
Peng Han	Vice President of Sales Department
Jaconosen (Shangdong) Lubricating Oil Technology Co., Ltd.	Jie Liu is the legal representative of the company

Amount due from related parties:

	As of
	June 30, 2021	December 31, 2020
Huimin Lv	$3,024	$—
Yuanxiang Liu	23	—
	3,047	—

Amount due to related parties:

	As of
	June 30, 2021	December 31, 2020
Qing Han	$2	$2
Shandong Deshenglong Machinery Manufacturing Co., Ltd.	89	88
Jie Liu	6,194	14,582
Huimin Lv	—	797
Hongyu Hao	73,645	58,802
Yuanqing Liu	48,495	74,035
Yongqing Dong	9,036	4,654
Jaconosen (Shangdong) Lubricating Oil Technology Co., Ltd.	5	—
	$137,466	$152,960

As of June 30, 2021 and December 31, 2020, balance due from and due to related parties primarily represent monetary advancements and repayments. The amount advanced from and repaid to related parties for the six months ended June 30, 2021 and 2020 were $3,684 and $3,582,919, and $37,830 and $3,593,390, respectively.

HONGLI GROUP INC.
Notes to the Unaudited Condensed Consolidated Financial Statements

NOTE 15 — SHAREHOLDERS’ EQUITY

The shareholders’ equity structures as of December 31, 2020 were presented after giving retroactive effect to the reorganization of the Company that was completed on April 12, 2021. Immediately before and after the reorganization, the shareholders of Hongli Shandong controlled Hongli Group or the Company. Therefore, for accounting purposes, the reorganization is accounted for as a transaction of entities under common control.

Ordinary shares

On February 9, 2021, Hongli Cayman was incorporated in the Cayman Islands. As of the date of this prospectus, our authorized share capital consists of $50,000 divided into 500,000,000 Ordinary Shares with a par value of $0.0001 per share. As of the date of this prospectus, 100 Ordinary Shares were issued and outstanding. The shares and per share data are presented on a retroactive basis as if the reorganization had been in existence from the earliest period presented.

NOTE 16 — SURPLUS RESERVE

The surplus reserves in the consolidated balance sheets mainly include the Company’s statutory reserve. In accordance with the relevant laws and regulations of the PRC, the Company is required to set aside at least 10% of its respective after-tax net profits each year determined in accordance with PRC GAAP and if any, to fund the statutory reserve until the balance of the reserve reaches 50% of its respective registered capital. The statutory reserve is not distributable in the form of cash dividends and can be used to make up cumulative prior year losses. During the six months ended June 30, 2021 and 2020, no earnings were appropriated to surplus reserve.

The statutory reserve of Hongli Shandong amounted to $370,683 as of June 30, 2021 and December 31, 2020.

NOTE 17 — COMMITTMENT

Yingxuan Acquisition

In November 2020, the Company signed a letter of intent with Yingxuan Heavy Industry Co., Ltd. (“Yingxuan”) regarding a planned purchase of all of Yingxuan’s assets located in an industrial area, including its use rights of two parcels of industrial land, building, facilities, infrastructure and equipment (collectively, the “Yingxuan Assets”) for a total consideration of approximately $19.09 million. Hongli Shandong paid the deposit of RMB 15 million (approximately $2.29 million at the time of payment, approximately $2.34 million as presented on the condensed consolidated balance sheet using spot translation) from its working capital.

Following the signing of the letter of intent, in January 2021, the Company signed asset transfer agreements with Yingxuan regarding the acquisition of the Yingxuan Assets. Pursuant to the asset transfer agreements, the Company agreed to pay for the acquisition price in installments for approximately $7.6 million, $6.9 million and $1.5 million, respectively, by the end of December 31, 2021, 2022 and 2023. The installments bear an annual interest of 7%. The completion of this acquisition of Yingxuan Asset is pending on the completion of the assets title transfer. The Company expects to complete the assets title transfer by the first quarter of 2022.

The remaining payments for the Yingxuan Assets will be paid by the bank loan. The Company is currently in discussion with Bank of Weifang, a local bank, for a loan with a fixed five-year term on this project for principal amount of approximately $10.83 million (RMB 70 million) with an expected annual interest rate of 6.8%. The Company expects to finalize the terms of the loan agreement and enter into the agreement with Bank of Weifang in by the end of March 2022. As the Company just submitted the loan application, the management is not able to make a reasonable estimate whether such loan will be approved or if approved, at the expected interest rate or terms acceptable or favorable to the Company. In the event that the Company is not able to obtain the bank loan, the Company plans to allocate up to 30% of the proceeds from offering to pay for the Yingxuan Assets.

HONGLI GROUP INC.
Notes to the Unaudited Condensed Consolidated Financial Statements

NOTE 18 — RESTRICTED NET ASSETS OR PARENT COMPANY’S CONDENSED FINANCIAL STATEMETNS

As a result of the PRC laws and regulations and the requirement that distributions by PRC entities can only be paid out of distributable profits computed in accordance with PRC GAAP, the PRC entities are restricted from transferring a portion of their net assets to the Company. Amounts restricted include paid-in capital, additional paid-in capital, and the statutory reserves of the Company’s PRC subsidiaries.

	As of
	June 30, 2021	December 31, 2020
PRC entities
Additional paid-in capital	$610,601	$610,601
Statutory reserves	370,683	370,683
Total restricted net assets	$981,284	$981,284

There were no reportable transactions as of June 30, 2021 and December 31, 2020 as the parent company was formed in 2021 with minimal transactions.

NOTE 19 — SUBSEQUENT EVENTS

In accordance with ASC 855-10, the Company has analyzed its operations subsequent to June 30, 2021 to the date these consolidated financial statements were issued, and has determined that, there are no additional material subsequent events to disclose in these condensed consolidated financial statements other than noted above.

[•] Ordinary Shares

HONGLI GROUP INC.

PRELIMINARY PROSPECTUS

EF HUTTON

division of Benchmark Investments, LLC

Until            , 2022 (25 days after the date of this prospectus), all dealers that buy, sell or trade our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to its unsold allotments or subscriptions.

_____________, 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated articles of association, which will become effective upon or before completion of this offering, provide that, to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)     all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by the existing or former director (including alternate director), secretary, or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director)’s, secretary’s, or officer’s duties, powers, authorities or discretions; and

(b)    without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by the existing or former director (including alternate director), secretary, or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary, or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary, or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary, or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

Pursuant to indemnification agreements, the form of which will be filed as Exhibit 10.2 to this registration statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Purchaser	Date of Issuance	Number of Ordinary Shares
Hongli Development Limited*	February 9, 2021	97
Hongli Technology Limited	February 9, 2021	3

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*        On February 9, 2021, Hongli Cayman issued 1 Ordinary Share (“Subscriber Share”) to its subscriber Ogier Global Subscriber (Cayman) Limited (“Ogier Global”) and Ogier Global transferred such 1 Ordinary Share to Hongli Development.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)    Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)    For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Weifang, People’s Republic of China, on the 28th day of January, 2022.

Hongli Group Inc.
By:	/s/ Jie Liu
Jie Liu
Chief Executive Officer and Director (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Jie Liu and Yachun (Daisy) Wang as an attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of Ordinary Shares of the registrant (the “Ordinary Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jie Liu	Chief Executive Officer and Director (Principal Executive Officer)	January 28, 2022
Name: Jie Liu
/s/ Yachun (Daisy) Wang	Chief Financial Officer (Principal Accounting and Financial Officer)	January 28, 2022
Name: Yachun (Daisy) Wang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of Hongli Group Inc., has signed this registration statement or amendment thereto in Newark, DE on January 28, 2022.

Authorized U.S. Representative
By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director Puglisi & Associates

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement
3.1*	Amended and Restated Memorandum and Articles of Association
4.1***	Specimen Certificate for Ordinary Shares
5.1***	Opinion of Ogier
5.2**	Opinion of East & Concord Partners, People’s Republic of China counsel to the Registrant, regarding certain PRC law matters and the validity of the VIE agreements
8.1*	Opinion of Robinson & Cole LLP, regarding certain U.S. Federal tax matters
9.1**	Opinion of East & Concord Partners, People’s Republic of China counsel to the Registrant, regarding certain PRC tax matters (included in Exhibit 5.2)
10.1***	Form of Employment Agreement by and between executive officers and the Registrant
10.2***	Form of Indemnification Agreement with the Registrant’s directors and officers
10.3***	Exclusive Business and Cooperation and Management Agreement between Hongli WFOE and Hongli Shandong, dated as of April 12, 2021
10.4***	Exclusive Option Agreement between Hongli HK and Hongli Shandong, dated as of April 12, 2021
10.5***	Equity Interest Pledge Agreement among Hongli WFOE, Hongli Shandong, and the shareholders of Hongli Shandong, dated as of April 12, 2021
10.6***	Power of Attorneys of the shareholders of Hongli Shandong, dated as of April 12, 2021
10.7***	Spousal Consent Letters granted by the spouse of each shareholder of Hongli Shandong, dated as of April 12, 2021
10.8***	Form of Director Offer Letter between Hongli Group Inc. the directors
10.9***	English Translation of Procurement Agreement between Hongli Shandong and Shanghai Wanhe Supply Chain Co., Ltd., dated as of January 1, 2019.
10.10***	English Translation of form of Purchase Contract between Hongli Shangdong and Shanghai Wanhe Supply Chain Co., Ltd.
10.11***	English Translation of Sales Agreement between Hongli Shandong and Weichai LOVOL Heavy Industry Co. Ltd., dated as of January 1, 2020.
10.12***	Supply Agreement between Hongli Shandong and SUNGJIN TECH CO., LTD, dated as of July 23, 2014.
10.13***	English Translation of Sales Agreement between Hongli Shandong and Shandong Lingong Construction Machinery Co., Ltd., dated as of May 17, 2020.
10.14***	2022 Share Compensation Plan
21.1***	List of Subsidiaries of the Registrant
23.1	Consent of RBSM LLP, Independent Registered Public Accounting Firm
23.2***	Consent of Ogier (included in Exhibit 5.1)
23.3**	Opinion of East & Concord, People’s Republic of China counsel to the Registrant, regarding certain PRC law matters and the validity of the VIE agreements (included in Exhibit 5.2)
24.1	Power of Attorney (included on signature page)
99.1***	Code of Business Conduct and Ethics of the Registrant
99.2*	Consent of [market research provider]
99.3***	Consent of Qian (Hebe) Xu
99.4***	Consent of Chenglong Yang
99.5***	Consent of Yizhao Zhang
99.6	Request for Waiver and Representation under Item 8.A.4 of Form 20-F
99.7***	Charter of the Audit Committee
99.8***	Charter of the Compensation Committee
99.9***	Charter of the Nominating and Corporate Governance Committee

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*        To be filed by amendment.

**      The draft filed herewith. The executed version to be filed by amendment.

***    Previously filed.